Exhibit 96.5

Sibanye Stillwater
we are one

TECHNICAL REPORT SUMMARY ON THE MATERIAL ASSETS OF THE

KLOOF OPERATION

Situated near Carletonville, Gauteng, South Africa

31 December 2021

Prepared by:

Sibanye-Stillwater, Southern African Gold Division



COMMITMENT ACCOUNTABILITY RESPECT ENABLING SAFETY
Kloof TRS 2021

we are one Sibanye Stillwater

Important Notices:

In this document, a point is used as the decimal marker and the comma is used for the thousand's separator (for numbers larger than 999) in the text. In other words, 10,148.32 denotes ten thousand one hundred and forty-eight point three two.

All spelling is English (South-African) and all measurements are in International System of Units ("SI"), unless otherwise stated.

The word 'tonnes' denotes a metric ton (1,000 kg), unless otherwise stated.

The Gold price is quoted in US dollars per troy ounce ("USD/oz") or South African Rand per kilogram ("ZAR/kg"). In most such instances, the inclusion of the metric/imperial equivalent is deemed unnecessary.

Wherever mention is made of "Kloof", for the purposes of this Technical Report Summary ("TRS"), it encompasses all of the mining activities and the associated mining right(s) under Kloof, that Sibanye Gold Limited's, trading as Sibanye Stillwater Group ("Sibanye"), control in the Gauteng Province, South Africa, unless specifically mentioned differently.

Kloof No. 1 Shaft is alternatively referred to as "Main Shaft" or "Thuthukani Shaft" or "KM", No. 3 Shaft is called "Hlalanathi Shaft" or "K3", No. 4 Shaft is "Ikamva Shaft" or "K4", No. 7 Shaft is "Manyano Shaft" or "K7", No. 8 Shaft is "Masimthembe Shaft" or "K8", and No. 10 Shaft is "Celemanzi Shaft" or "K10". These names can be used interchangeably.

The term and definition of **Proved Mineral Reserve** in text and tables of this TRS is substantially similar and aligned to that of **Proven Mineral Reserve** used in Subpart 1300 of Regulation S-K.

The **pay limit** (cm.g/t or g/t) of an operation can be described as the average value or grade for that operation at which all direct and indirect costs are covered.

The **cut-off** (cm.g/t or g/t) of an operation can be described as the minimum value or grade at which an area can mine in order to maintain an average value in line with the pay limit. The cut-off is unique to the orebody being mined and is dependent on maintaining a mining mix that follows the orebody's value distribution.

An **executive cut-off** assumes a level of profitability is built into the pay limit based on the requirements of the operation.

All images are as at 31 December 2021 unless otherwise stated.

Trademarks. Certain software and methodologies may be proprietary. Where proprietary names are mentioned TM or © are omitted for readability.

This Report contains statements of a forward-looking nature which are subject to a number of known and unknown risks, uncertainties and other factors that may cause the results to differ materially from those anticipated in this Report.

Kloof TRS 2021 Page ii

1	**EXECUTIVE SUMMARY**	**1**
1.1	INTRODUCTION	1
1.2	PROPERTY DESCRIPTION, MINERAL RIGHTS AND OWNERSHIP	1
1.3	GEOLOGY AND MINERALISATION	2
1.4	EXPLORATION STATUS, DEVELOPMENT, OPERATIONS AND MINERAL RESOURCES ESTIMATES	3
1.5	MINING METHODS, ORE PROCESSING, INFRASTRUCTURE AND MINERAL RESERVES	5
1.6	CAPITAL AND OPERATING COST ESTIMATES AND ECONOMIC ANALYSIS	7
1.7	PERMITTING REQUIREMENTS	10
1.8	CONCLUSIONS AND RECOMMENDATIONS	11
2	**INTRODUCTION**	**12**
2.1	REGISTRANT	12
2.2	COMPLIANCE	13
2.3	TERMS OF REFERENCE AND PURPOSE OF THE TECHNICAL REPORT SUMMARY	14
2.4	SOURCES OF INFORMATION	15
2.5	SITE INSPECTION BY QUALIFIED PERSONS	15
2.6	UNITS, CURRENCIES AND SURVEY COORDINATE SYSTEM	16
2.7	RELIANCE ON INFORMATION PROVIDED BY OTHER EXPERTS	17
3	**PROPERTY DESCRIPTION**	**19**
3.1	LOCATION AND OPERATIONS OVERVIEW	19
3.2	AREA OF PROPERTY	22
3.3	MINERAL TITLES	22
3.4	MINERAL RIGHTS	30
3.5	SIGNIFICANT RISKS THAT MAY AFFECT MINERAL TITLE	34
3.6	ROYALTIES	34
4	**ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY**	**35**

4.1	Topography, Elevation and Vegetation	35
4.2	Access, Towns and Regional Infrastructure	35
4.3	Climate	35
4.4	Infrastructure and Bulk Service Supplies	35
4.5	Personnel Sources	35
5	**HISTORY**	**37**
5.1	Ownership History	37
5.2	Previous Exploration and Mine Development	38
5.2.1	*Previous Exploration*	*38*
5.2.2	*Previous Mine Development*	*41*
6	**GEOLOGICAL SETTING, MINERALISATION AND DEPOSIT**	**42**
6.1	Regional Geology	42
6.2	Deposit Types	42
6.2.1	*Stratigraphy*	*44*

Kloof TRS 2021 Page iii

6.2.2	*The Ore Bodies*	*47*
6.2.3	*Structure*	*56*
7	**EXPLORATION**	**58**
7.1	Exploration Data Other Than Drilling	63
7.2	Exploration and Mineral Resources Evaluation Drilling	63
7.2.1	*Overview*	*63*
7.2.2	*Planned Evaluation Drilling for 2022*	*65*
7.2.3	*Drilling Methods*	*67*
7.2.4	*Core Logging and Reef Delineation*	*77*
7.3	Survey Data	79
7.4	Density Determination	81
7.4.1	*Underground Drillholes*	*81*
7.4.2	*Surface Sources*	*81*
7.5	Underground Mapping	81
7.6	Hydrological Drilling and Testwork	81
7.7	Geotechnical Data, Testing and Analysis	82
8	**SAMPLE PREPARATION, ANALYSES AND SECURITY**	**83**
8.1	Sampling Governance and Quality Assurance	83
8.2	Waste Rock Sampling – Surface	83
8.3	Reef Sampling – Surface	84
8.4	Reef Sampling – Underground	84
8.4.1	*Core Samples*	*84*

8.4.2 Channel Sampling 85
8.5 SAMPLE PREPARATION AND ANALYSIS 85
8.5.1 Laboratory 85
8.5.2 Sample Preparation and Analysis 85
8.5.3 QP Opinion 86
8.6 ANALYTICAL QUALITY CONTROL 87
8.6.1 Nature and Extent of the Quality Control Procedures 87
8.6.2 Quality Control Results 87
8.6.3 QP Opinion 89

9 DATA VALIDATION 90

9.1 DATA STORAGE AND DATABASE MANAGEMENT 90
9.2 DATABASE VERIFICATION 90
9.2.1 Mapping 90
9.2.2 Drillholes 91
9.2.3 Channel Sampling 92
9.3 QP OPINION 92

10 MINERAL PROCESSING AND METALLURGICAL TESTWORK 93

10.1 NATURE AND EXTENT OF MINERAL PROCESSING 93
10.2 REPRESENTATIVE NATURE OF TEST SAMPLES 93
10.3 LABORATORIES 93

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10.4 Results, Recovery Estimates and Deleterious Elements 93
10.5 QP Opinion on Adequacy of Data for the TRS 94
11 MINERAL RESOURCES ESTIMATES 95
11.1 Estimation Assumptions, Parameters and Methods 95
11.1.1 Underground Sources 95
11.1.2 Surface Sources 101
11.2 Estimation and Modelling Techniques 101
11.2.1 Underground Sources 101
11.2.2 Surface Sources 121
11.3 Mineral Resources Classification 126
11.3.1 Underground Sources 127
11.3.2 Surface Sources 144
11.3.3 Uncertainty in Estimates of Mineral Resources Classifications 144
11.3.4 Economic Parameters and Pay Limit 147
11.4 Mineral Resources Statements 148
11.4.1 Statement Tables 149
11.4.2 Mineral Resources per Mining Area 152
11.4.3 Changes in the Mineral Resources from Previous Estimates 153
11.4.4 Metal Equivalents 154
11.5 QP Opinion on the Mineral Resources Estimation and Classification 154
12 MINERAL RESERVES ESTIMATES 156
12.1 Mineral Reserves Methodology 156
12.2 Mine Planning Process 156
12.3 Historical Mining Parameters 157
12.4 Shaft and Mine Pay Limits 159
12.4.1 Pay Limits 159
12.4.2 Modifying Factors and LoM Plan 160
12.5 LoM Projects 165
12.6 Specific Inclusions and Exclusions 165
12.6.1 Specific Exclusions 166
12.6.2 Specific Inclusions 166
12.7 Mineral Reserves Estimation 166
12.8 Surface Sources 167
12.9 Mineral Reserves Statement 168
12.10 Mineral Reserves Sensitivity 172
12.11 QP Statement on the Mineral Reserves Calculation 173
13 MINING METHODS 174
13.1 Introduction 174
13.2 Mine Infrastructure, Hoisting and Mining Methods 174
13.2.1 Shaft Infrastructure 174
13.2.2 Hoisting 175
13.2.3 Mining Methods 176
13.3 Geotechnical Analysis 176

Kloof TRS 2021 Page v

13.3.1 Geotechnical Conditions *177*
13.4 MINE VENTILATION 178
13.5 REFRIGERATION AND COOLING 179
13.6 FLAMMABLE GAS MANAGEMENT 179
13.7 MINE EQUIPMENT 179
13.8 PERSONNEL REQUIREMENTS 179
13.9 MINE EXTRACTION PLAN 179
13.10 HYDROLOGICAL MODELS 179
13.11 HISTORICAL MINING PARAMETERS, FACTORS, PRODUCTION RATES AND LOM 179
13.11.1 Shaft and Mine Pay Limits *179*
13.11.2 Modifying Factors *180*
13.11.3 Production Rates and LoM *180*
13.12 REQUIREMENTS FOR STRIPPING, UNDERGROUND DEVELOPMENT AND BACKFILLING 180
13.13 FINAL LAYOUT MAP 180

14 PROCESSING AND RECOVERY **183**

14.1 PROCESSING FACILITIES 183
14.1.1 Kloof No. 1 Plant *183*
14.1.2 Kloof No. 2 Plant *184*
14.2 SAMPLING, ANALYSIS, GOLD ACCOUNTING AND SECURITY 185
14.3 PLANT CLEAN-UP 186
14.4 MILLING STATISTICS 186
14.4.1 Kloof Plants *186*
14.4.2 Treatment of Surface Sources (Historical) *187*
14.4.3 Forecast Production Levels and Treatment Costs *187*
14.4.4 Final Product *188*
14.5 QP OPINION ON PROCESSING 191

15 INFRASTRUCTURE **192**

15.1 OVERVIEW OF INFRASTRUCTURE 192
15.2 TAILINGS STORAGE FACILITIES 194
15.3 POWER SUPPLY 195
15.4 BULK WATER, FISSURE WATER AND PUMPING 196
15.5 ROADS, RAIL, PORTS, PIPELINES AND OTHER INFRASTRUCTURE 196
15.6 EQUIPMENT MAINTENANCE 197
15.6.1 Surface Workshops *197*
15.6.2 Underground Workshops *197*
15.7 OFFICES, HOUSING, TRAINING FACILITIES, HEALTH SERVICES ETC. 197
15.8 QP OPINION ON INFRASTRUCTURE 198

16 MARKET STUDIES **199**

16.1 Concentrates and Refined Products 199
16.2 Metals Marketing Agreements 199
16.3 Markets 199
16.3.1 Introduction *199*
16.3.2 Demand and Supply Summary *199*

Kloof TRS 2021 Page vi

we are one Sibanye Stillwater

16.4 Metals Price Determination 201
16.4.1 Exchange Rate *201*
16.4.2 Gold Price *202*
16.4.3 Comparison to 2020 Prices *202*

17 ENVIRONMENTAL STUDIES, PERMITTING, PLANS, NEGOTIATIONS/AGREEMENTS WITH LOCAL INDIVIDUALS OR GROUPS 203

17.1 Social and Community Development 203
17.2 Human Resources 206
17.2.1 Introduction *206*
17.2.2 Legislation *207*
17.2.3 Human Resource Development (Training) *209*
17.2.4 Remuneration Policies *209*
17.2.5 Industrial Relations *209*
17.2.6 Employment Equity and Women in Mining ("WIM") *210*
17.3 Health and Safety 212
17.3.1 Policies and Procedures *212*
17.3.2 Statistics *212*
17.3.3 Occupational Health and Safety Management *212*
17.3.4 HIV/AIDS *213*
17.3.5 COVID-19 *213*
17.4 Terminal Benefits 213
17.5 Environmental Studies 213
17.5.1 Introduction *213*
17.5.2 Permits and Authorisations *215*
17.5.3 Zone of Influence *216*
17.5.4 Climate Change and Greenhouse Gas Emissions *225*
17.5.5 ESG and Sustainable Development *226*
17.5.6 Biodiversity Management *229*
17.5.7 Water Use Strategy *230*
17.5.8 Tailings Management *237*
17.5.9 Environmental Reporting *237*
17.5.10 Environmental Risks *239*
17.5.11 Closure Cost Estimate *242*
17.6 QP Opinion 242

18	**CAPITAL AND OPERATING COSTS**	**243**
18.1	Overview	243
18.2	Capital Costs	243
18.3	Operating Costs	245
18.3.1	*Underground Mining Costs*	*245*
18.3.2	*Surface Sources Costs*	*245*
18.3.3	*Processing Costs*	*245*
18.3.4	*Allocated Costs*	*245*
18.4	Accuracy of the Capital and Operating Cost Estimates	247

Kloof TRS 2021 Page vii

19	**ECONOMIC ANALYSIS**	**247**
19.1	Introduction	247
19.2	Economic Analysis Approach	247
19.3	Economic Review Basis	247
19.4	TEM Parameters	248
19.5	Technical - Economic Model	250
19.6	DCF Analysis	254
19.7	Summary Economic Analysis	256
19.8	QP Opinion	256
20	**ADJACENT PROPERTIES**	**257**
21	**OTHER RELEVANT DATA AND INFORMATION**	**257**
22	**INTERPRETATION AND CONCLUSIONS**	**257**
22.1	Risk Analysis	258
22.1.1	*Introduction*	*258*
22.1.2	*Financial Risks*	*258*
22.1.3	*Technical, Human Resource, Safety and Health and Environmental Risks*	*258*
23	**RECOMMENDATIONS**	**259**
24	**REFERENCES**	**259**
24.1	List of Reports and Sources of Information	259
24.1.1	*Publications and Reports*	*259*
24.1.2	*Spreadsheets and Presentations*	*260*
24.2	Glossary of terms	260
24.3	Abbreviations	265
24.4	Units	270
25	**RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT (OTHER EXPERTS)**	**271**

26 QUALIFIED PERSON'S CONSENT AND SIGN-OFF 272
26.1 DATA COLLECTION AND MINE PLANNING 272
26.1.1 Kloof Main 1 SV, Main 2 SV and No. 8 Shaft 272
26.1.2 Kloof No. 3, No. 4 and No. 7 Shafts 273
26.2 GEOLOGY 274
26.3 MINERAL RESOURCES 275
26.4 MINERAL RESERVES 276
26.5 OVERALL 277

Kloof TRS 2021 Page viii

Kloof TRS 2021 Page ix Figure 1: General Location of the Material Assets ...................................................................... 2 Figure 2: Ownership and Company Structure for Kloof ........................................................... 13 Figure 3: General Location of the Material Assets .................................................................... 19 Figure 4: Kloof Operation Overview .......................................................................................... 21 Figure 5: Plan Showing Kloof MR and Underground Workings ................................................ 31 Figure 6: Area Covered by 3D Seismic Survey .......................................................................... 40 Figure 7: Geology of the Witwatersrand Basin, South Africa ................................................... 44 Figure 8: Simplified Geology View of Kloof Ore Bodies (Not to Scale) ................................... 45 Figure 9: Regional Stratigraphic Column .................................................................................. 46 Figure 10: The Slope and Terrace Facies Interpretation (Not to Scale) .................................. 48 Figure 11: VCR Facies.................................................................................................................. 49 Figure 12: KR Facies ..................................................................................................................... 51 Figure 13: LR Facies ..................................................................................................................... 53 Figure 14: MVR Facies ................................................................................................................. 55 Figure 15: Structural Interpretation ............................................................................................. 57 Figure 16: Location of VCR Drillholes, Sampling Points and Workings ..................................... 59 Figure 17: Location of KR Drillholes, Sampling Points and Workings ........................................ 60 Figure 18: Location of LR Drillholes, Sampling and Workings ................................................... 61 Figure 19: Location of MVR Drillholes, Sampling Points and Workings .................................... 62 Figure 20: Reconciliation of Drillhole Data ................................................................................ 64 Figure 21: Reconciliation of Historic Drillhole Data ................................................................... 65 Figure 22: Overview of Evaluation Drilling Platforms Planned for Kloof ................................... 66 Figure 23: Example of Diamond Drill Core ................................................................................ 68 Figure 24: Schematic Vertical Section of a Typical Surface Drillhole Dendrogram ............... 70 Figure 25: Plan View of a Typical Drillhole ................................................................................. 70 Figure 26: Configurations for Cover Drilling ............................................................................... 72 Figure 27: Schematic Example of Short Holes Firework Pattern ............................................... 73 Figure 28: LIB Drill Pattern ............................................................................................................ 74 Figure 29: LIB Drill Pattern Section .............................................................................................. 75 Figure 30: Ring Cover Configuration Schematic of Development (Not to Scale) ................. 76 Figure 31: Example of Photographic Downhole Survey Record ............................................. 80 Figure 32: Example of CRM Result Monitoring 2021 .................................................................. 87 Figure 33: QC of Blank Result Monitoring for All SGL Operations 2021 .................................... 88 Kloof TRS 2021 Page x Figure 34: Typical Example of Underground Mapping and Sampling .................................... 91 Figure 35: VCR Estimation Domains ........................................................................................... 96 Figure 36: KR Estimation Domains .............................................................................................. 97 Figure 37: LR Estimation Domains ............................................................................................... 98 Figure 38: MVR Estimation Domains ........................................................................................... 99 Figure 39: Example of Capping Analysis in Snowden Supervisor .......................................... 102 Figure 40: Example of a Variogram Map ................................................................................ 104 Figure 41: Example of Variogram Validation with Covariance ............................................. 109 Figure 42: Example of KNA for Block Sizes ............................................................................... 109 Figure 43: Example of KNA for Discretisation ........................................................................... 110 Figure 44: Example of KNA Number of Samples 10x10 Block Size ......................................... 110 Figure 45: Example of KNA Number of Samples 25x25 Block Size ......................................... 111 Figure 46: Example of KNA Number of Samples 100x100 Block Size ..................................... 111 Figure 47: Example of a Swath Plot Showing Block Model vs Data ...................................... 114 Figure 48: VCR cm.g/t Block Model ......................................................................................... 115 Figure 49: KR cm.g/t Block Model ............................................................................................ 116 Figure 50: LR cm.g/t Block Model ............................................................................................ 117 Figure 51: MVR cm.g/t Block Model ........................................................................................ 118 Figure 52: Plot Showing Reconciliations for VCR .................................................................... 119 Figure 53: Plot Showing Reconciliations for KR ........................................................................ 120 Figure 54: Plot Showing Reconciliations for LR ........................................................................ 121 Figure 55: Plot Showing Reconciliations for MVR .................................................................... 121 Figure 56: Example of Sampling and Grade Model for Surface Sources ............................. 122 Figure 57: Example of Surface Contours ................................................................................. 122 Figure 58: Example of TIN Models ............................................................................................ 123 Figure 59: Example of DEM Models .......................................................................................... 123 Figure 60: Example of DEM Comparison ................................................................................. 124 Figure 61: Example of IDW Block Model .................................................................................. 125 Figure 62: Example of Results Exported to Excel ..................................................................... 125 Figure 63: Example of Monthly Reconciliations ...................................................................... 126 Figure 64: Classification Relationship Between Exploration Results, Mineral Resources and Mineral Reserves .............................................................................................. 127 Figure 65: Mineral Resources Inventory and Classification for VCR ...................................... 128 Kloof TRS 2021 Page xi Figure 66: VCR Blocks and Infrastructure Constraints ............................................................. 129 Figure 67: Declared Mineral Resources Inclusive of Mineral Reserves for VCR .................... 130 Figure 68: Declared Mineral Resources Exclusive of Mineral Reserves for VCR ................... 131 Figure 69: Mineral Resources Inventory and Classification for the KR ................................... 132 Figure 70: KR Blocks and Infrastructure Constraints ................................................................ 133 Figure 71: Declared Mineral Resources Inclusive of Mineral Reserves for KR ....................... 134 Figure 72: Declared Mineral Resources Exclusive of Mineral Reserves for KR ....................... 135 Figure 73: Mineral Resources Inventory and Classification for the LR ................................... 136 Figure 74: LR Blocks and Infrastructure Constraints ................................................................. 137 Figure 75: Declared Mineral Resources Inclusive of Mineral Reserves for LR ........................ 138 Figure 76: Declared Mineral Resources Exclusive of Mineral Reserves for LR ....................... 139 Figure 77: Mineral Resources Inventory and Classification for MVR ...................................... 140 Figure 78: MVR Blocks and Infrastructure Constraints............................................................. 141 Figure 79: Declared Mineral Resources Inclusive of Mineral Reserves for MVR .................... 142 Figure 80: Declared Mineral Resources Exclusive of Mineral Reserves for MVR ................... 143 Figure 81: Waterfall Showing Inventory Mineral Resources to Theoretical Reserves ........... 144 Figure 82: Grade-Tonnage Curves – Underground ................................................................ 148 Figure 83: Mineral Resources Gold Reconciliation Inclusive of Mineral Reserves ................ 154 Figure 84: Pay Limit Reconciliation........................................................................................... 160 Figure 85: The Kloof Operations Mineral Reserves Reconciliation as at 31 December 2021 ........................................................................................................................... 170 Figure 86: Schematic Section Indicating the Kloof Infrastructure ......................................... 175 Figure 87: Kloof Mine Outline Upper / Lower (All Reefs) ......................................................... 181 Figure 88: Kloof Mine Surface Mining ....................................................................................... 182 Figure 89: The Schematic Process Flow Diagram for Kloof No. 1 Plant ................................. 184 Figure 90: The Schematic Process Flow Diagram for Kloof No. 2 Plant ................................. 185 Figure 91: Mine Layout and Surface Infrastructure ................................................................. 193 Figure 92: Schematic Layout of Power Points of Supply and Surface Infrastructure ........... 195 Figure 93: Global Annual Demand by Sector* ....................................................................... 200 Figure 94: Kloof Secondary Groundwater Zone of Influence ................................................ 218 Figure 95: Secondary Watercourse Zone of Influence Associated with Kloof ..................... 219 Figure 96: Kloof Zone of Influence in the Wonderfonteinspruit .............................................. 221 Figure 97: Kloof Zone of Influence in the Loopspruit and Leeuspruit Catchments .............. 222 Kloof TRS 2021 Page xii Figure 98: Kloof North Visual Zone of Influence ...................................................................... 223 Figure 99: Kloof South Visual Zone of Influence ...................................................................... 224 Figure 100: Kloof Noise Zone of Influence ............................................................................... 225 Figure 101: Sibanye-Stillwater Strategy Refreshed – with ESG at the Centre of the Refreshed Group Strategy ...................................................................................... 227 Figure 102: Sustainable Development Programme Sustainable Development Goals ........ 228 Figure 103: Sub-quaternary Reaches Around Kloof ............................................................... 232 Figure 104: Wetland Features Within the Vicinity of Kloof ...................................................... 233 Figure 105: Kloof Water Use Context ....................................................................................... 235 Figure 106: The Schematic Process Flow Diagram for Water Handling at the Kloof Operations ................................................................................................................ 236 Figure 107: Regulatory Requirements: High Risk Exposure Values ......................................... 240 Figure 108: Risk Profiling – 2021 High Risk Exposure Values for Pertinent Environmental Legislation ................................................................................................................. 241

Kloof TRS 2021 Page xiii Table 1: Mineral Resources Inclusive of Mineral Reserves as at 31 December 2021 ............... 4 Table 2: Mineral Resources Exclusive of Mineral Reserves as at 31 December 2021 ............... 5 Table 3: Mineral Reserves as at 31 December 2021 ................................................................... 7 Table 4: Historical and Forecast Capital Expenditure ................................................................ 8 Table 5: Historical and Forecast Operating Costs ...................................................................... 8 Table 6: NPV (Post-tax) Relative to ZAR/kg Gold Prices at 5 % Discount Rate ......................... 9 Table 7: Twin Parameter NPV (Pre-Tax) Sensitivity at a 5% Discount Rate (Revenue, Operating Costs) .......................................................................................................... 9 Table 8: Summary Revenue and Costs per Area ..................................................................... 10 Table 9: Details of QPs ................................................................................................................ 14 Table 10: Unit Definitions ............................................................................................................. 16 Table 11: Technical Experts/Specialists Supporting the QPs .................................................... 18 Table 12: Shaft Parameters ......................................................................................................... 20 Table 13: Mineral Processing Plant Parameters ........................................................................ 20 Table 14: Mineral Title Properties ................................................................................................ 22 Table 15: Mineral Title Summary ................................................................................................. 29 Table 16: Number of Employees ................................................................................................ 36 Table 17: Origin of Employees .................................................................................................... 36 Table 18: Historical Development .............................................................................................. 37 Table 19: Kloof Drilling Campaigns ............................................................................................ 39 Table 20: Historical Production and Financial Parameters ...................................................... 41 Table 21: Kloof Evaluation Drilling Costs .................................................................................... 65 Table 22: Drilling Platforms (as Referenced in Figure 22).......................................................... 67 Table 23: Quality Control in Drilling ............................................................................................ 79 Table 24: QC Chip Samples 2021 ............................................................................................... 88 Table 25: Number of Datapoints Used for Mineral Resources Estimation per Domain ........ 100 Table 26: Effects of Capping on the Population Statistics ..................................................... 103 Table 27: Summary of Variogram Model Parameters for the VCR ....................................... 105 Table 28: Summary of Variogram Model Parameters for the KR ........................................... 106 Table 29: Summary of Variogram Model Parameters for the LR ........................................... 107 Table 30: Summary of Variogram Model Parameters for the MVR ....................................... 108 Table 31: Search Parameters Used in Estimation .................................................................... 112 Table 32: Global Mean Values per Domain ........................................................................... 112 Kloof TRS 2021 Page xiv Table 33: Confidence Levels and Risk for Key Criteria for Mineral Resources Classification ............................................................................................................ 146 Table 34: Mineral Resources Parameters ................................................................................ 147 Table 35: Mineral Resources Inclusive of Mineral Reserves as at 31 December 2021 ......... 149 Table 36: Mineral Resources Exclusive of Mineral Reserves as at 31 December 2021 ......... 150 Table 37: Sensitivity Analysis for Mineral Resources Inclusive of Mineral Reserves ............... 151 Table 38: Mineral Resources Inclusive of Mineral Reserves per Mining Area as at 31 December 2021 ....................................................................................................... 152 Table 39: Mineral Resources Exclusive of Mineral Reserves per Mining Area as at 31 December 2021 ....................................................................................................... 153 Table 40: Historical Mining Statistics by Shaft .......................................................................... 158 Table 41: Pay Limits ................................................................................................................... 159 Table 42: Mineral Reserves Modifying Factors ........................................................................ 162 Table 43: Historical and Projected Modifying Factors ............................................................ 163 Table 44: LoM Plan .................................................................................................................... 164 Table 45: Planned Material from Surface Dumps ................................................................... 168 Table 46: Mineral Reserves as at 31 December 2021 ............................................................. 168 Table 47: Mineral Reserves per Mining Area as at 31 December 2021................................. 171 Table 48: Underground Mineral Reserves Sensitivity as at 31 December 2021 .................... 172 Table 49: Winder Capacities .................................................................................................... 175 Table 50: UCS and UCM Laboratory Results ............................................................................ 177 Table 51: Mineral Processing Plant Capacities ....................................................................... 183 Table 52: Kloof No. 1 Plant Projected Requirements for Energy, Water, Electricity and Personnel (C2022 Budget)....................................................................................... 183 Table 53: Kloof No. 2 Plant C2022 Budget ............................................................................... 185 Table 54: Assumed Gold Lock Up ............................................................................................ 186 Table 55: Kloof No. 2 Plant – Historical Milling Statistics .......................................................... 187 Table 56: Kloof No. 1 Plant – Historical Milling Statistics .......................................................... 187 Table 57: Forecast Processing Statistics No. 1 Plant ................................................................ 189 Table 58: Forecast Processing Statistics No. 2 Plant ................................................................ 190 Table 59: LoM Assessment of Tailings Facilities* ...................................................................... 194 Table 60: Total Supply ............................................................................................................... 200 Table 61: Exchange Rates Scenarios ....................................................................................... 201 Table 62: Gold Price Scenarios ................................................................................................ 202 Kloof TRS 2021 Page xv Table 63: Comparison of Mineral Reserves Prices Current and Previous Year ..................... 202 Table 64: Summary of Kloof LED Projects as at 31 December 2021 ...................................... 204 Table 65: Backlog Projects – Progress Status ........................................................................... 206 Table 66: Undertaking and Guidelines .................................................................................... 207 Table 67: HDSA in Management as at 31 December 2021 ................................................... 208 Table 68: Breakdown of Employee Profile as at 31 December 2021 .................................... 208 Table 69: Employee Turnover ................................................................................................... 208 Table 70: Labour Unavailability and Absenteeism ................................................................. 209 Table 71: Kloof Total Employees – Snapshot Report for the Month December 2021 .......... 211 Table 72: Kloof Total Contractors (Excluding Ad-Hoc Contractors) ...................................... 212 Table 73: Safety Statistics .......................................................................................................... 212 Table 74: Key Environmental Permits and Authorisations ....................................................... 215 Table 75: Kloof Emissions Inventory as at 2021 ........................................................................ 225 Table 76: Kloof Environmental Audits ....................................................................................... 237 Table 77: Summary of 2021 Audits for Kloof ............................................................................ 237 Table 78: Kloof Material Risks and Action Plans (Results from 2021 Audits) .......................... 238 Table 79: Kloof Compliance to Legislation.............................................................................. 239 Table 80: Historical and Forecast Capital Expenditure .......................................................... 244 Table 81: Historical and Forecast Operating Costs ................................................................ 246 Table 82: TEM Parameters ......................................................................................................... 248 Table 83: TEM – Mining, Processing, Gold Sold and Revenue ............................................... 251 Table 84: TEM – Cash Costs, Taxation, Capital Expenditure and Free Cash ........................ 252 Table 85: TEM – Unit Analysis (ZAR/kg and ZAR/t) ................................................................... 253 Table 86: NPV (post-tax) at Various Discount Factors ............................................................ 254 Table 87: Twin Parameter NPV (pre-tax) Sensitivity at a 5% Discount Rate (Revenue, Operating Costs) ...................................................................................................... 255 Table 88: Twin Parameter NPV (Pre-tax) Sensitivity at a 5% Discount Rate (Revenue, Capital Expenditure) ............................................................................................... 255 Table 89: Summary Revenue and Costs per Area ................................................................. 256 Table 90: NPV (Post-tax) Relative to ZAR/kg Gold Prices at 5 % Discount Rate ................... 256 Table 91: Adjacent Mines to Kloof ........................................................................................... 257 Table 92: Financial Risks ............................................................................................................ 258 Table 93: Risks ............................................................................................................................ 258 Kloof TRS 2021 Page 1 of 277 1 Executive Summary 1.1 Introduction Sibanye-Stillwater is an independent international precious metals mining Company with a diverse mineral asset portfolio comprising platinum group metal (“PGM”) operations in the United States and Southern Africa, gold operations and projects in South Africa, and copper, gold and PGM exploration properties in North and South America. It is domiciled in South Africa and listed on both the Johannesburg Stock Exchange (“JSE” or “JSE Limited”) and New York Stock Exchange (“NYSE”). This Technical Report Summary (“TRS”) covers Sibanye-Stillwater's wholly owned Kloof mine in South Africa’s Gauteng Province. Kloof comprises integrated shaft complexes and a metallurgical plant, and other infrastructure necessary to produce the saleable products and to meet compliance with environmental, health, safety, and social laws and regulations. Owing to the integrated nature of the different shaft complexes, and the ore processing operations, Kloof constitutes a single unit (material property). This report is the first TRS for the Kloof mine and supports the disclosure of the Mineral Resources and Mineral Reserves as at 31 December 2021. The Mineral Resources and Mineral Reserves were prepared and reported according to the United States Securities and Exchange Commission's (“SEC's”) Subpart 1300 of Regulation S-K. 1.2 Property Description, Mineral Rights and Ownership The Kloof operation is an established, ongoing mine consisting of five operating shaft complexes, extracting the Ventersdorp Contact Reef (“VCR”), Middelvlei Reef (“MVR”), Libanon Reef (“LR”) and Kloof Reef (“KR”). The site is situated in a well-developed area, 50km from Johannesburg and is easily accessible by major roads (Figure 1). Mining operations are not affected by climatic extremes. Sibanye Gold Proprietary Limited (“SGL”), a wholly owned subsidiary of Sibanye-Stillwater Ltd, is the holder of a converted Mining Right in respect of the Kloof operation under Department of Mineral Resources and Energy (“DMRE”) reference number: GP30/5/1/2/2/66 MR (“Kloof MR”). The Kloof MR is valid until the 29th of January 2027 and covers a total area of 20,087 hectares (“ha”), in the Magisterial District of Westonaria, in the Gauteng Province of South Africa. The rights will be renewed prior to their expiry in 2027. The current Life of Mine (“LoM”) plan used to support the Mineral Reserves continues to 2032. SGL submitted an application in terms of Section 102 of the Mineral and Petroleum Resources Development Act (“MPRDA”) to the DMRE, to amend the Kloof MR, to incorporate the Kloof PR area of the Farm Rietfontein 349 IQ. The mentioned Section 102 application was submitted on the 27th of September 2013 and the outcome thereof is still pending. There are no material legal proceedings in relation to the Sibanye-Stillwater Kloof operation. The Mining Rights referred to in this document are issued in terms of the MPRDA 28 of 2002 in South Africa. The principal terms and conditions are not materially different to other similar operations in the Republic of South Africa.

Figure 1: General Location of the Material Assets


Johannesburg
Bloemfontein
Durban
Cape Town
20°0'E
25°0'E
30°0'E
25°0'S
30°0'S
35°0'S
27°0'E
30°0'E
27°0'S
Rustenburg
Gauteng
Middelburg
N4
Randfontein
Johannesburg
Carletonville
N17
N12
Balfour
Mpumalanga
Potchefstroom
Vredefort
North West
N3
R34
Welkom
Virginia
Free State
SOUTH AFRICA
R30
Cape
LESOTHO
0
50
100km
35
70Miles
Coordinate System: WGS84
Sibanye-Stillwater Project
Witwatersrand Basin
Roads
Gold Operation
Kloof
Towns
DRDGOLD

1.3 Geology and Mineralisation

Kloof is located along the West Wits Line that forms part of the Far West Rand of the Witwatersrand Basin. The Witwatersrand Basin comprises a 6,000m vertical thickness of sedimentary rocks, extending laterally for some 350km northeast to southwest by some 120km northwest to southeast, generally dipping at shallow angles toward the centre of the Witwatersrand Basin. The Witwatersrand Basin outcrops at its northern extent near Johannesburg, but to the west, south and east it is overlaid by up to 4,000m of volcanic and sedimentary rocks. The Witwatersrand Basin is Archaean in age, meaning that the sedimentary rocks are of the order of 2.8 billion years old.

This mine is typical of the many Witwatersrand Basin operations, which have been primary contributors to South Africa's gold production since 1886.

Gold mineralisation occurs within laterally extensive quartz-pebble conglomerates called reefs, which are developed above unconformable surfaces. As a result of faulting and primary controls on mineralisation processes, the goldfields are not continuous and are characterised by the presence or

Kloof TRS 2021 Page 2 of 277

dominance of different reef units. The reefs are generally less than two metres thick and are widely considered to represent laterally extensive braided fluvial deposits or unconfined flow deposits, which formed along the flanks of alluvial fan systems around the edge of an inland sea. Dykes and sills of dolerite composition are developed within the Witwatersrand Basin and are associated with several intrusive and extrusive events.

Gold generally occurs in native form, often associated with pyrite, carbon and uranium. Pyrite and gold within the reefs display a variety of forms, some obviously indicative of detrital transport within the depositional system and others suggesting crystallisation within the reef itself.

Four reefs are exploited at Kloof, namely the VCR, KR, LR and MVR.

As the VCR at the top of the stratigraphy resides on a major unconformity and the underlying sediments are folded in a shallow syncline, the VCR erodes these sediments in the north and south.

Accordingly, both the Kloof and Libanon reefs subcrop below the VCR in the extreme north and south of the property. Approximate dip of all reefs is 25 to 35 degrees to the southeast and strike is approximately northeast southwest, however local variations in structure and the slope and terrace model can see these dips increase to 45 degrees.

1.4 Exploration Status, Development, Operations and Mineral Resources Estimates

Exploration in the area dates from 1898 and mining from the 1930s, with the sinking of the Venterspost No. 1 Shaft commencing in 1934. Initial exploration drilling was executed from surface, on irregular grids of around 2,000m depending on the exploration strategy, depth of the mineralised horizons and geological uncertainty. Once in operation, with underground access established, infill grade control drilling was conducted to provide a 30m to 100m grid depending on geological requirements, evaluation and safety. Kloof in its current form dates from April 2000 when Libanon, Kloof, Leeudoorn and Venterspost mines amalgamated.

The Mineral Resources estimation process used on Kloof is based on surface and underground drillholes as well as underground channel samples. The most fundamental controls of gold distribution are the primary sedimentary features such as facies variation and channel directions. Consequently, the modelling of sedimentary features within the reefs and the correlation of payable grades within certain facies is key to *in-situ* mineral resource estimation, as well as effective operational mine planning and grade control.

Estimation is constrained within both geologically homogenous structural and facies zones and is derived from either Ordinary Kriged ("OK") or Simple Kriged ("SK") small-scale grids. Areas close to current workings will have smaller block sizes ranging from 10m to 25m and are derived from OK. Areas further away will have blocks sizes of 100m and are estimated using SK. The facies and structural models that form the basis of this report have evolved over a long period of time.

The Mineral Resources estimate for the Kloof operation is reported as at 31 December 2021. These estimates are *in-situ* estimates of tonnage and grades reported at a minimum mining width of 120cm, with applicable dip pillar and scattered mining methods as employed at the operation. Cut-off grades are calculated per shaft, based on the planned production and economic parameters. The average cut-off grade applied for this Mineral Resources declaration varies per shaft area reported.

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we are one Sibanye Stillwater

It is common practice in the context of Mineral Resources and Mineral Reserves reporting, to report those areas above and below current existing infrastructure as separate line items in statements, which is a function of transparency and detailed reporting rather than in confidence of classification.

Table 1 and Table 2 detail the declared Kloof mine gold Mineral Resources statements for inclusive of Mineral Reserves and for exclusive of Mineral Reserves respectively, both as at 31 December 2021.

Table 1: Mineral Resources Inclusive of Mineral Reserves as at 31 December 2021

Classification - Gold	Tonnes (Mt)		Grade (g/t)		Gold (Moz)	
	Dec21	Dec20	Dec21	Dec20	Dec21	Dec20
Underground						
Measured	**34.5**	34.3	**11.3**	11.7	**12.6**	12.9
Indicated (AI)	**29.4**	37.5	**6.8**	6.2	**6.5**	7.5
Indicated (BI)	**6.3**	5.2	**7.5**	9.1	**1.5**	1.5
Total Indicated	**35.7**	42.7	**7.0**	6.6	**8.0**	9.0
Total Measured + Indicated	**70.2**	77.0	**9.1**	8.9	**20.6**	21.9
Surface Stockpiles						
Indicated Surface Dumps	**3.4**	5.9	**0.4**	0.3	**0.0**	0.1
Grand Total Measured + Indicated	**73.7**	82.8	**8.7**	8.3	**20.6**	22.0
Inferred (AI)	**8.9**	14.1	**5.7**	5.3	**1.6**	2.4
Inferred (BI)	**19.2**	21.5	**14.2**	12.4	**8.8**	8.5
Total Inferred	**28.1**	35.6	**11.5**	9.6	**10.4**	11.0

1. Mineral Resources are not Mineral Reserves.
2. Mineral Resources have been reported in accordance with the classification criteria in Subpart 1300 of Regulation S-K.
3. Mineral Resources are reported inclusive of Mineral Reserves.
4. Mineral Resources are calculated using shaft specific cut-off grades with economic parameter at ZAR868,000/kg (refer to
5. Table 34).
6. Mineral Resources are reported as *in-situ*, metallurgical recovery factors have been applied in the cut-off grades calculations and are approximately 98% for underground and 84% for surface sources at Kloof.
7. AI = Above Infrastructure.
8. BI = Below Infrastructure.
9. A 0.0 represents numbers below significant figures reported, a ("-") represents absent value.

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Table 2: Mineral Resources Exclusive of Mineral Reserves as at 31 December 2021

Classification - Gold	Tonnes (Mt)		Grade (g/t)		Gold (Moz)	
	Dec21	Dec20	Dec21	Dec20	Dec21	Dec20
Underground						
Measured	**26.7**	24.9	**11.1**	11.5	**9.5**	9.2
Indicated (AI)	**26.3**	34.2	**6.6**	6.0	**5.6**	6.5
Indicated (BI)	**5.7**	4.0	**7.3**	8.4	**1.3**	1.1
Total Indicated	**32.0**	38.3	**6.7**	6.2	**6.9**	7.6
Total Measured + Indicated	**58.7**	63.2	**8.7**	8.3	**16.4**	16.8
Surface Stockpiles						
Indicated Surface Dumps	**3.4**	5.9	**0.4**	0.3	**0.0**	0.1
Grand Total Measured + Indicated	**62.1**	69.0	**8.2**	7.6	**16.5**	16.9
Inferred (AI)	**8.9**	14.1	**5.7**	5.3	**1.6**	2.4
Inferred (BI)	**19.2**	21.5	**14.2**	12.4	**8.8**	8.5
Total Inferred	**28.1**	35.6	**11.5**	9.6	**10.4**	11.0

1. Mineral Resources are not Mineral Reserves.
2. Mineral Resources have been reported in accordance with the classification criteria in Subpart 1300 of Regulation S-K.
3. Mineral Resources are reported exclusive of Mineral Reserves.
4. Mineral Resources are calculated using shaft specific cut-off grades with economic parameter at ZAR868,000/kg (refer to
5. Table 34).
6. Mineral Resources are reported as in-situ, metallurgical recovery factors have been applied in the cut-off grades calculations and are approximately 98% for underground and 84% for surface sources at Kloof.
7. AI = Above Infrastructure.
8. BI = Below Infrastructure.
9. A 0.0 represents numbers below significant figures reported, a ("-") represents absent value.

1.5 Mining Methods, Ore Processing, Infrastructure and Mineral Reserves

Kloof is a large, established intermediate to ultra-deep level gold mine that is accessed from surface through several shaft systems to 45 Level (currently the deepest working level), some 3,347m below surface. Kloof comprises five producing shaft systems that mine different contributions from pillars and open ground.

The permanent infrastructure required to access and mine the underground operations and to support the LoM plan is already well established and in use.

Work has begun on the No. 4 Shaft decline, with access already completed to 46 Level, which will eventually extend the lowest working level to 47 Level at 3,500m.

Detailed LoM plans for every shaft complex at Kloof support the Mineral Reserves estimates presented below and reported as at 31 December 2021.

The mining methods employed at Kloof are typical for a narrow reef, medium to deep level tabular ore body, and vary between shafts consisting of primarily breast with dip pillars, a minor contribution from scattered mining and shaft pillar extraction. Breast stoping with dip pillars has been selected for the below infrastructure projects. Mining spans and pillar width depend on the location, the reef being mined and the depth of working.

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All mine designs, as well as strategic planning and major design issues, such as shaft pillar extraction, are done in conjunction with input from qualified rock engineers. The mining methods employed at Kloof are designed based on geotechnical engineering inputs bearing in mind the depth of mining. Mine design is done in line with the mine and stability pillar design applicable to the relevant characteristics of the area. Payability, stability pillars and geological features determine the extraction ratio, which will vary from very high in the shallower areas of the mine, to as low as 50% in the deeper areas.

The Kloof mining complex has two fissure water pumping shafts. These shafts need to pump approximately 50ML/day of fissure water ingress for safety reasons to prevent the operations from flooding. Various safety measures are in place to protect the operations and workers against a potential flooding risk. These are well maintained and tested to minimise any potential flooding risk to the shafts and the mine workings.

The LoM production plans for Kloof operation were developed through Mineral Resources to Mineral Reserves conversion processes that utilised dilution factors and mining (stoping and development) parameters informed by historical reconciliation results and performance. The use of factors aligned to historical performance enhances the likely achievability of the plans.

The LoM plans envisage a relatively stable production level of 2Mt per year for the first 7 years, with a continuing decline in production up to the end of life in 2032 as the shafts near the end of their life and close. Economic viability testing of the LoM plans demonstrated that extraction of the scheduled Indicated and Measured Mineral Resources is economically justified, and the declaration of Mineral Reserves is appropriate.

Kloof No. 1 Plant was commissioned in 1968, while Kloof No. 2 Plant was commissioned in 1990 and currently treats most of Kloof's underground ore. The plants use proven technology and forecast metallurgical recoveries and production profiles employed in the LoM plans are informed by historical experience. As the production profile declines, the plant will be scaled down in line with expected supply.

There is adequate storage capacity for the tailings resulting from ore processing at the processing facility, and the Tailings Storage Facilities ("TSFs") are in good condition.

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Table 3: Mineral Reserves as at 31 December 2021

Classification - Gold	Tonnes (Mt)		Grade (g/t)		Gold (Moz)	
	Dec21	Dec20	Dec21	Dec20	Dec21	Dec20
Underground						
Proved	**12.7**	11.7	**6.3**	6.9	**2.5**	2.6
Probable (AI)	**6.9**	8.7	**4.9**	5.9	**1.1**	1.6
Total (AI)	**19.6**	20.4	**5.8**	6.5	**3.6**	4.2
Probable (BI)	**0.7**	2.3	**4.6**	4.7	**0.1**	0.3
Total Underground	**20.3**	22.6	**5.7**	6.3	**3.8**	4.6
Surface Stockpiles						
Probable Surface Dumps	**3.4**	5.9	**0.4**	0.3	**0.0**	0.1
Total Surface	**3.4**	5.9	**0.4**	**0.3**	**0.0**	0.1
Total Mineral Reserves	**23.8**	28.5	**5.0**	**5.1**	**3.8**	4.6

1. Mineral Reserves have been reported in accordance with the classification criteria in Subpart 1300 of Regulation S-K.
2. Mineral Reserves are calculated at ZAR800,000/kg.
3. AI = Above Infrastructure.
4. BI=Below Infrastructure.
5. Mineral Reserves are reported as delivered to plant and do not include metallurgical recovery factors which are applied in the cut-off grades and LoM calculations, which are approximately 98% for underground and 84% for surface sources at Kloof.
6. Refer to Section 12.4 for pay limits and modifying factors.
7. A 0.0 represents numbers below significant figures reported, a ("-") represents absent value.

1.6 Capital and Operating Cost Estimates and Economic Analysis

The LoM plan for the Kloof mine provides appropriate capital expenditure budgets to cater for the sustainability of the operation. Sustaining capital costs are benchmarked to historical capital expenditure. Similarly, the forecast operating costs included in the LoM plans are based on historical experience at the operations.

Sustaining capital costs cater for mine and surface equipment, capitalised development, projects, infrastructure and environmental capital expenditure. The capital budget ranges between ZAR2,024m and ZAR285m per annum and is dominated by the costs of capitalised development (approximately 66% of the annual capital costs). Capital expenditure of between ZAR45m and ZAR689m per is budgeted for maintenance.

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Table 4: Historical and Forecast Capital Expenditure

		Historical			Real Forecast					
	Units	C2019	C2020	C2021	LoM Total	C2022 1	C2023 2	C2024 3	C2025 4	C2026 5
Project Capital Expenditure - Excluding Development	**(ZARm)**	109	155	198	1,576	694	509	187	82	52
Capitalised Development	**(ZARm)**	590	722	930	7,696	967	1,112	865	969	853
Sustaining Capital	**(ZARm)**	238	392	488	2,355	363	313	347	283	272
Total	**(ZARm)**	937	1,270	1,616	11,627	2,024	1,934	1,399	1,334	1,177

Kloof has budget operating cost for underground operations at ZAR3,506/t processed and ZAR298/t surface material processed. Underground milled tons contribute 86% and surface facilities the remainder.

Table 5: Historical and Forecast Operating Costs

		Historical			Real Forecast					
	Units	C2019	C2020	C2021	LoM Total	C2022 1	C2023 2	C2024 3	C2025 4	C2026 5
Underground Mining	**(ZAR/t)**	3,871	3,841	3,766	3,506	3,387	3,282	3,268	3,080	3,211
U/G Mill Tonnes	**(kt)**	1,489	1,570	1,863	20,334	2,002	2,011	2,099	2,120	2,040
Operating Cost	**(ZARm)**	5,763	6,028	7,016	71,291	6,782	6,599	6,860	6,531	6,551
Surface Mining	**(ZAR/t)**	196	193	209	298	226	972	-	-	-
Surface Mill Tonnes	**(kt)**	5,868	5,327	4,139	3,430	3,098	332	0	0	0
Operating Cost	**(ZARm)**	1,147	1,027	866	1,023	700	323	0	0	0
Allocated Centralised	**(ZAR/t)**	150	170	232	699	277	619	709	684	727
Operating Cost	**(ZARm)**	1,106	1,171	1,392	16,619	1,414	1,450	1,489	1,450	1,484

The market fundamentals for gold are forecast to remain in place in the foreseeable future. The budgeted capital and operating costs, forecast metal prices and other economic assumptions utilised for economic viability testing of the LoM plans are reasonable. The post-tax flows for Kloof derive the discounted cash-flow ("DCF") results (NPVs) contained in the table below (Table 6), at a discount rate of 5%. The table also indicates overall sensitivity to discount rate of the operation.

The summary economic analysis of Kloof mine is based on the following:

- The Cash-Flow Approach; and
- Balance sheet adjustments to account for the cash position at the valuation date.

The summary economic evaluation for Kloof mine excludes any impact of Secondary Taxation on Companies. The economic model has been undertaken for Mineral Reserves. Refer to Table 6.

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Table 6: NPV (Post-tax) Relative to ZAR/kg Gold Prices at 5 % Discount Rate

Long Term Price (Au)(ZAR/kg) - Real	Sensitivity Range				
	-10%	-5%	800,000	5%	10%
NPV @ the base case Discount Rate (ZARm)	(1,078)	2,107	4,771	7,151	9,521

The table below (Table 7) shows two-variable sensitivity analysis of the NPV pre-tax to variance in revenue and in operating cost at the 5% discount rate. This demonstrates sensitivity to increase in costs and the leverage potential to a higher gold price.

Table 7: Twin Parameter NPV (Pre-Tax) Sensitivity at a 5% Discount Rate (Revenue, Operating Costs)

Pre-Tax NPV @ 5% (ZARm)		Revenue Sensitivity Range						
		-20%	-10%	-5%	ZAR800,000 /kg	5%	10%	20%
Total Operating Cost Sensitivity Range	-20%	3,480	10,615	14,182	17,750	21,317	24,884	32,019
	-10%	(2,032)	5,102	8,670	12,237	15,805	19,372	26,507
	-5%	(4,788)	2,346	5,914	9,481	13,048	16,616	23,751
	0%	(7,545)	(410)	3,158	6,725	10,292	13,860	20,994
	5%	(10,301)	(3,166)	401	3,969	7,536	11,103	18,238
	10%	(13,057)	(5,922)	(2,355)	1,213	4,780	8,347	15,482
	20%	(18,569)	(11,435)	(7,867)	(4,300)	(732)	2,835	9,970

The table below shows the profit per shaft at the various stages. The direct allocated costs include the overheads specific to the operation while indirect allocated costs refer to those items which belong to the entire Group and which are allocated back to each operation based on a formula. These are discretionary costs and should not really be considered.

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Table 8: Summary Revenue and Costs per Area

		No. 1 Shaft	No. 4 Shaft	No. 7 Shaft	No. 8 Shaft	Underground	Surface	Total
Gold Produced	Kg	47,076	52,571	2,282	12,037	113,966	1,084	115,050
Revenue	**ZARm**	**37,661**	**42,057**	**1,825**	**9,630**	**91,173**	**867**	**92,040**
Working cost: Direct	ZARm	19,826	29,302	1,981	5,316	56,425	1,023	57,448
Profit after Direct cost	**ZARm**	**17,835**	**12,755**	**(156)**	**4,314**	**34,748**	**(156)**	**34,592**
Working cost: Pumping cost	ZARm	3,736	3,380	66	312	7,495	0	7,495
Profit after Pumping cost	**ZARm**	**14,099**	**9,375**	**(222)**	**4,002**	**27,253**	**(156)**	**27,097**
Working cost: Direct Allocated	ZARm	2,196	2,502	112	552	5,363	0	5,363
Profit after Direct Allocated cost	**ZARm**	**11,902**	**6,873**	**(334)**	**3,449**	**21,890**	**(156)**	**21,734**
Capital cost: Ongoing	ZARm	1,462	1,396	156	341	3,355	0	3,355
Profit after Ongoing Capital	**ZARm**	**10,440**	**5,477**	**(490)**	**3,108**	**18,535**	**(156)**	**18,379**
Working cost: Indirect Allocated	ZARm	3,902	4,698	184	919	9,704	0	9,704
Profit after Indirect Allocated cost	**ZARm**	**6,538**	**799**	**(674)**	**2,189**	**8,831**	**(156)**	**8,675**
Capital cost: Projects	ZARm	0	576	0	0	576	0	576
Profit after Projects Capital	**ZARm**	**6,538**	**203**	**(674)**	**2,189**	**8,255**	**(156)**	**8,099**

*Excluding clean-up gold of 1,750Kg

1.7 Permitting Requirements

In consideration of all legal aspects relating to the valuation of the mining assets, the following are correct as at 31 December 2021:

- That there are no other legal proceedings that may have an influence on the rights to extract minerals;
- That the legal ownership of all mining and surface rights has been verified; and
- That no significant legal issue exists which would influence the "likely viability of a project and/or on the estimation and classification of the Mineral Resources and Mineral Reserves" as reported herein.

The Sibanye-Stillwater Kloof operations have in place, all the necessary rights and approvals to operate the mines, processing plant, TSFs, and associated ancillary facilities associated with the operations.

Current permit and license violations are corrected as they occur and environmental impacts are being managed in close consultation with the appropriate regulatory bodies and stakeholders. There are reasonable prospects that the operator's tenure to operate on these premises is secure for the foreseeable future, unless terminated by regulatory authorities for other reasons. Furthermore, based on assessment of the current permits, technical submittals, regulatory requirements and project compliance history, continued acquisition of permit approvals should be possible and there is low risk of rejections of permit applications by the regulatory for the foreseeable future.

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1.8 Conclusions and Recommendations

The QPs have conducted a comprehensive review and assessment of all material issues likely to influence the future activities of Kloof based on information available up to 31 December 2021.

All material risks that could affect the Mineral Resources and Mineral Reserves reported for the Kloof operation and projects, have been assessed and documented as part of the LoM planning process. There is a comprehensive risk register per operation that is reviewed quarterly. All the material risks have detailed mitigation plans designed to reduce the risk to a manageable level. A summary of the material risk register is presented in Section 22 of this report.

The views expressed in this report have been based on the fundamental assumption that the required management resources and proactive management skills will be focused on meeting the LoM plans and production targets.

Recommendations are detailed in Section 23 of this TRS, and there are no further recommendations for additional work or changes beyond normal operating requirements.

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2 Introduction

2.1 Registrant

Sibanye-Stillwater is an independent international precious metals mining Company with a diverse mineral asset portfolio comprising platinum group metal ("PGM") operations in the United States and Southern Africa, gold operations and projects in South Africa, and copper, gold and PGM exploration properties in North and South America. It is domiciled in South Africa and listed on both the Johannesburg Stock Exchange ("JSE" or "JSE Limited") and New York Stock Exchange ("NYSE"). This Technical Report Summary ("TRS") covers Sibanye- Stillwater's wholly owned Kloof operation ("Kloof" or the "operation"). Kloof falls under the Gold operations of the South African Region of Sibanye Gold Limited ("SGL"), trading as Sibanye–Stillwater Group ("Sibanye") (Figure 2). Kloof includes shafts, processing facilities and associated infrastructure (the Material Assets) located in the Gauteng Province, South Africa.

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Figure 2: Ownership and Company Structure for Kloof



Sibanye Stillwater
we are one
Sibanye Gold Limited
(trading as Sibanye Stillwater)
Sibanye Platinum Proprietary Limited
Beatrix Mine
Driefontein Mine
Kloof Mine
50.1%
DRDGOLD
44.4%
Rand Refinery Proprietary Limited
100%
Sibanye Gold Protection Services Limited
66%
Group Technical Security Management Proprietary Limited
76%
Newshelf 1114 Proprietary
100%
Rand Uranium Proprietary Limited
100%
Ezulwini Mining Company Proprietary
Cooke 1
Cooke 2
Cooke 3
Cooke 4
100%
Witwatersrand Consolidated Gold Resources Proprietary Limited
100%
K2013164354 Proprietary Limited
100%
Sibanye Gold Eastern Operations Proprietary Limited
Burnstone
100%
Puma Gold Proprietary Limited
100%
St Helena Hospital Proprietary Limited
100%
Sibanye Solar PV Proprietary Limited
100%
M Janse Van Rensburg Proprietary Limited
50%
Living Gold Proprietary Limited (Currently being liquidated)
100%
Witwatersrand Deep Investments Proprietary Limited
100%
Milen Mining Proprietary Limited
100%
Qinisele Resources Proprietary Limited
100%
GFTS Trust
100%
Sibanye Gold Academy Proprietary Limited
Lonmin Management Services (Lonmin Limited Branch Office)
Lonmin Limited (British)
Furuya Metals Company Limited
Subject to Current Transaction/Corporate Initiative
Holding Company
Subsidary Company
Gold Operation
Investment
Project
Care and Maintenance
Trust

2.2 Compliance

Sibanye-Stillwater is listed on the NYSE (Code SBSW), and the JSE (Code SSW). Mineral Resources and Mineral Reserves contained in this TRS were compiled and reported following the United States Securities and Exchange Commission's ("SEC's") Subpart 1300 of Regulation S-K. As a result of the listing on the JSE, Sibanye-Stillwater's Mineral Resources and Mineral Reserves are also publicly disclosed according to "The 2016 Edition of the South African Code for the Reporting of Exploration Results, Mineral Resources and Mineral Reserves" ("SAMREC").

Kloof TRS 2021 Page 13 of 277

This document is the first submission of a TRS under Subpart 1300 of Regulation S-K.

2.3 Terms of Reference and Purpose of the Technical Report Summary

This TRS for the Sibanye-Stillwater Kloof operations reports the Mineral Resources and Mineral Reserves estimates as at 31 December 2021 and has been prepared under the SEC's Subpart 1300 of Regulation S-K disclosure requirements. The Mineral Resources for Kloof contained in this TRS is estimated from the extensive surface and underground drillhole and sampling database and is signed-off by internal Qualified Persons ("QPs"). These Mineral Resources are the basis for the Mineral Reserves reported for the mine. Furthermore, the Mineral Reserves are based on detailed Life of Mine ("LoM") plans and technical studies completed internally by Sibanye-Stillwater Kloof operations personnel utilising modifying factors, capital and operating costs informed by historical experience at the mine.

This TRS was compiled by in-house QPs for Mineral Resources and Mineral Reserves appointed by Sibanye-Stillwater Gold operations. The QPs are technical experts/specialists registered with professional bodies that have enforceable codes of conduct (refer to Table 9).

Table 9: Details of QPs

Name	Position	Area of Responsibility	Academic and Professional Qualifications	Section Sign-off
Gerhard Janse van Vuuren	Vice President: Mine Technical Services	Qualified Person Mineral Resources and Mineral Reserves	GDE Mining, B Tech MRM, MBA, MSCC. SAIMM 706705	Full report
Lindelani Mudimeli	Unit Manager Geology	Qualified Person Geology	BSc (Hon) Geology, GDE Mining Engineering. GSSA No. 967582. SACNASP 013678	6 to 9
Janine Fleming	Unit Manager Mineral Resources Geology	Qualified Person Mineral Resources	BSc (Hon) Geology, GDE Mining Engineering, GSSA No 963109. SACNASP 400051/05	11
Steven Wild	Unit Manager Mine Planning	Qualified Person Mineral Reserves	GDE Mining Engineering, NHD MRM SAIMM No 706556	12
Stephanus Louw	Manager: Mineral Resources and Mine Planning Kloof Upper*	Mine Planning, Mineral Resources & Mineral Reserves Kloof Upper	MMCC AMSSA No 3156, SAIMM 70718	6 -9, 11,12, 22
Lancelot Madondo	Unit Manager: Mineral Resources and Mine Planning Kloof Lower**	Mine Planning, Mineral Resources & Mineral Reserves Kloof Lower	DBL; MBL; BSc Geology; BSc Biology; Cert Mining Engineering; SCM 713; GSSA 967162 ; SACNASP 200016/09; IoDSA 43704922	6 -9, 11,12, 22

SAIMM - Southern African Institute of Mining and Metallurgy
SACNASP – South Africa Council for Natural Scientific Professions
GSSA – Geological Society of South Africa
*Kloof Upper consists of No. 1 Shaft and No. 8 Shaft
**Kloof Lower consists of No. 4 Shaft, No. 3 Shaft and No. 7 Shaft

Estimation of Mineral Resources and Mineral Reserves is undertaken by a team of QPs, experts and technical and other specialists, but the QPs assume overall responsibility for the estimates.

Gerhard Janse van Vuuren is the QP with the overall responsibility for reporting of Mineral Resources and Mineral Reserves for the Sibanye-Stillwater Gold operations. He is designated as the lead QP and takes

Kloof TRS 2021 Page 14 of 277

responsibility for all inputs to the Mineral Resources and Mineral Reserves from other experts and specialists as listed in Table 11.

The QP with responsibility for operational data collection and management, as well as signing off on inputs to Mineral Resources and Mineral Reserves at Kloof No. 1 and No. 8 Shafts is Stephanus ("Fanie") Louw. Fanie is a Mining Engineer, registered with the Southern African Institute of Mining and Metallurgy with more than five years of experience relevant to the evaluation and reporting of geological data collection and management.

The QP with responsibility for operational data collection and management, as well as signing off on inputs to Mineral Resources and Mineral Reserves at Kloof No. 4 and No. 7 Shafts, as well as KEA and EBA project areas, is Lancelot Madondo. Lancelot is a Professional Natural Scientist (Geological Science), registered with the South African Council for Natural Scientific Professions with more than five years of experience relevant to the evaluation and reporting of geological data collection and management.

The QP with the responsibility for the reporting and sign-off of the Geology, Exploration, Data Management is Lindelani Mudimeli. Lindelani is Professional Natural Scientist (Geological Science), registered with the South African Council for Natural Scientific Professions with more than five years of experience relevant to the evaluation and reporting of geological data collection and management.

The QP with responsibility for reporting and sign-off of the Mineral Resources is Janine Fleming. Janine is a Professional Natural Scientist (Geological Science), registered with the South African Council for Natural Scientific Professions with more than five years of experience relevant to the estimation and reporting of Mineral Resources of the Witwatersrand conglomerates.

The QP with responsibility for reporting and sign-off of Mineral Reserves is Steven Wild. Steven is a Mine Planning Engineer, registered with the Southern African Institute of Mining and Metallurgy, with more than five years of experience relevant to the estimation and reporting of Mineral Reserves and mining of the Witwatersrand conglomerates.

Details of the Qualifications and areas of responsibility of the QPs are given in Table 9 above. The QPs are all full-time employees of Sibanye-Stillwater. Other than normal compensation specified in their employment contracts, the QPs did not receive any other fees or remuneration for the preparation of this TRS. In addition, the QPs do not have any material interest in Sibanye-Stillwater Ltd, its subsidiaries or contractors.

2.4 Sources of Information

Sibanye-Stillwater (the registrant) provided most of the technical information utilised for the preparation of the TRS. This information is contained in internal documents recording various internal technical studies undertaken in support of the current and planned operations, historical geological work and production performance at the Kloof mine and forecast economic parameters and assumptions. Other supplementary information was sourced from the public domain and these sources are acknowledged in the body of the report and listed in the References Section of this TRS (Section 24).

2.5 Site Inspection by Qualified Persons

The QPs for Mineral Resources and Mineral Reserves who authored this TRS and the supporting technical experts/specialists are all employees of Sibanye Gold operations. By virtue of their employment, the QPs

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we are one Sibanye Stillwater

visit the Kloof mine regularly while carrying out their normal duties. Accordingly, confirmatory site visits for the purposes of this TRS are not warranted.

2.6 Units, Currencies and Survey Coordinate System

In the Republic of South Africa ("RSA") metric units are utilised for all measurements and, therefore, the reporting of quantities is in metric units unless otherwise stated.

All the metal prices and costs are quoted in US Dollars ("USD") or South Africa Rand ("ZAR"). An exchange rate of ZAR15.00/USD is used in this document.

The coordinate system employed for most of the surface and underground surveys and maps shown in this report is based on the Gauss Conform Projection (UTM), Hartebeeshoek 94 Datum, Ellipsoid WGS84, Central Meridian (Y-50,000; X+2,900, 000). Some regional scale maps in this report may be referenced with Latitude and Longitude coordinates (WG27) for ease of reading.

Units of measurements used in this report are described in Table 10.

Table 10: Unit Definitions

Units	Description
cm	centimetre(s)
cm.g/t	centimetre gram per tonne (measure of value)
g	gram(s) or gramme(s) = measure of mass
g/cm^3	density = grams per cubic centimetre
g/t	grams per tonne
g/t	grade = grams per tonne
ha	hectares = 100m x 100m
kg	kilograms = 1,000 grams, measure of mass
km	kilometre(s) = 1,000 metres
km^2	square kilometres, measure of area
koz	kilo ounces = 1,000 ounces (troy)
kt	kilotonnes
ktpm	kilotonnes per month
litre	metric unit of volume = 1,000cm^3
m	metre(s)
m^2	square metres
m^3/a	cubic metres per annum
mamsl	elevation metres above mean sea level
metre	metric unit of distance
mm	millimetre(s) = metre/1,000
Moz	million ounces (troy), measure of weight
Mt	million metric tonnes
Mtpa	million tonnes per annum
MVA	million Volt-Amps (Watts)

Kloof TRS 2021 Page 16 of 277

Units	Description
MW	megawatts
oz	troy ounces = 31.1034768 grams
ppb	parts per billion
ppm	parts per million (grams/metric tonne)
sec	second
t	metric tonne = 1,000 kilograms = 1.10231131 short ton
t/m^3	density = tonnes per cubic metre
tonnes	metric tonnes = 1,000 kilograms = 1.10231131 short ton
USD	United States Dollars
lb	pound USA = measure of weight
WGS84	World Geographic System 1984- map projection system
wt%	weight percent
ZAR	South African Rand
ZARm	Million Rand

2.7 Reliance on Information Provided by Other Experts

The QPs for Mineral Resources and Mineral Reserves have sought input from in-house technical experts/specialists on aspects of the modifying factors indicated above and for the disciplines outside their expertise. Based on the technical support and advice from the in-house technical experts/specialists, the QPs consider it reasonable to rely upon the information provided by Sibanye-Stillwater Kloof operations and Sibanye-Stillwater (the registrant). A list of the in-house technical experts/specialists and their areas of competency are summarised in Table 11.

Kloof TRS 2021 Page 17 of 277

Table 11: Technical Experts/Specialists Supporting the QPs

Name	Position	Area of Competency	Academic Qualifications
G Coetzee	Unit Manager Survey	Responsible for Survey, Reporting and Historical Mining Factors	MSCC, NHD MRM, ND Survey IMSSA 2253
N Gewers	Sustainable Development Manager	Environmental Management	BSc (Hon), MSc, MAP SACNASP 400049/01
I Mogohlong	Unit Manager Sustainable Development	Sustainable Development	N/A
K Opperman	Vice President Engineering	Engineering Gold Operations and associated logistics; infrastructure management	B.Eng Mechanical. Pr Eng
L Scheepers	Manager Rock Engineering	Rock Engineering	MSc Applied Science, Advanced Rock Eng Certificate, HED (Post Graduate), SANIRE
V Nundlall	Group Manager Environmental Engineering	Occupational Environment (Hygiene)	Master's in Public Health (Occ. Hygiene), MSc Mining Eng., Dip. Mechanical Eng. and Certificate in Mine Environmental Control SAIOH No 0226
K Ntombela	Senior Manager Health and Safety	Safety Function	Samtrac: NMO
T Setshedi	Manager Human Resources	Human Resources Management	B Tech HRM AMHRP
R Vorster	Vice President Metallurgy	Surface Operations including Metallurgical Plants, Surface Rock Dumps and Tailings Storage Facilities	National Higher Diploma, Extractive Metallurgy
S Botes	Unit Manager - Surface and Mineral Rights	Mineral Title	LLB, LLM, Postgraduate Certificate in Prospecting and Mining Law, Postgraduate Certificate in Company Law I, Admitted Attorney of the High Court of RSA
K Katake	Vice President and Head of Mining Operating Unit: Kloof Lower	Overall strategic direction, leadership and management of the operation	N/A
A Karigeni	Acting Vice President and Head of Operations: Kloof Upper	Overall strategic direction, leadership and management of the operation	BSc Mining Engineering MSc Project Management
M van der Walt	Vice President Finance Integrated Services	Financial Reporting, Compliance and Valuation	B Com Accounting, B Com Honours Accounting, CA(SA), SAICA No 20026270

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3 Property Description

3.1 Location and Operations Overview

The Kloof operation is situated about 50km west of Johannesburg at latitude 26°24'S and longitude 27°36'E, in the Gauteng Province of South Africa (Figure 3).

Figure 3: General Location of the Material Assets


Rustenburg
Gauteng
N4
Middelburg
Randfontein
Johannesburg
Carletonville
N17
Balfour
N12
Potchefstroom
Mpumalanga
Vredefort
27°0'S
North West
N3
R34
Welkom
Virginia
Free State
SOUTH AFRICA
R30
Cape
LESOTHO
27°0'E
30°0'E
0
50
100km
0
35
70Miles
Coordinate System: WGS84
Johannesburg
Bloemfontein
Durban
Cape Town
20°0'E
25°0'E
30°0'E
25°0'S
30°0'S
35°0'S
Sibanye-Stillwater Project
Witwatersrand Basin
Roads

Gold Operation
Kloof
Towns
DRDGOLD

Refer to Figure 5 for a map providing additional location details of Kloof.

Kloof consists of five producing shafts, namely Main Shaft, No. 3 Shaft (in the process of closing), No. 4 Shaft, No. 7 Shaft and No. 8 Shaft, the details of which are provided in Table 12. The deposit is accessed from surface using underground mining methods to 45 Level (the lowest working level) at No. 4 Shaft, approximately 3,347m below surface.

Kloof TRS 2021 Page 19 of 277

Table 12: Shaft Parameters

Operating Shaft	5 Year Planned Production (ktpm)	Operating Capacity (ktpm)
Main Shaft	78	115
No. 8 Shaft	25	40
No. 3* Shaft	-	-
No. 4 Shaft	63	71
No.7** Shaft	9	23

*Closed end 2021
**3 years' production

Ore is processed at two mineral processing plants, Kloof No. 1 Plant and No. 2 Plant. No. 1 Plant, which has a capacity of 165ktpm, is situated near Main Shaft. No. 2 Plant, formerly the Leeudoorn Plant, is situated near No. 7 Shaft, and has a milling capacity rated as 165ktpm. Selected Kloof surface material is toll treated at the Ezulwini processing Plant (for detail on Ezulwini Plant refer to TRS of RSO as at 31 December 2021).

Table 13: Mineral Processing Plant Parameters

Plant	Operation Capacity (ktpm)	Efficiency (% of Extraction)	Material Treated
Kloof No. 1 Plant	165	82.9	Surface Rock Dump / Underground Waste
Kloof No. 2 Plant	165	97.7	Underground Ore
Ezulwini Plant	130	84.6	Surface Rock Dump

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Figure 4: Kloof Operation Overview


27°30'E
27°35'E
27°40'E
26°20'S
26°25'S
26°30'S
TN
0
2
4km
0
2
4Miles
Coordinate System: WG27
Venterspost West
5 Shaft
6 - Venterspost Shaft
Bekkersdal
Cooke Operation
2 Shaft
2 Vent Shaft
Westonaria
Simunye
10 - Celemanzi Shaft
9 Shaft
9 Vent Shaft
R28
Ezulwini Plant
Ezulwini
R501
3 Service Shaft
3 - Hlalanathi Shaft
8 - Masimthembe Shaft
3B Service Shaft
N12
1 - Main/Thuthukani Shaft
Kloof 1 Plant
Driefontein Operation
GOLD FIELDS LTD SOUTH DEEP
4 - Ikamva Shaft
7 - Manyano Shaft
Kloof 2 TSF
Kloof 2 Plant
Leeudoorn TSF
Kloof Operation
Fochville
R500
Legend
Mining Right (Kloof)
Section 102 Application
Excluded from Mining Right
Other Mining Company
Freehold Properties
Tailings Storage Facility (Active)
Towns
National Roads (N)
Regional Roads (R)
Shaft (Producing)
Shaft (Non-Producing)
Processing Facilities

Kloof TRS 2021 Page 21 of 277

3.2 Area of Property

The Kloof MR covers a mining area totalling 20,087ha located in the Magisterial District of Oberholzer and Westonaria, near the town of Westonaria, in the Gauteng Province shown in Figure 3. The MR area comprises various farms (or portions thereof) as summarised in Table 14.

3.3 Mineral Titles

Table 14: Mineral Title Properties

Farm Name	Farm No	Reg Div	Farm Subdivisions
Kraalkop	147	IQ	Portion 21 (a portion of Portion 10)
Kraalkop	147	IQ	Portion 25 (Blykop) (a portion of Portion 10)
Foch	150	IQ	Portion 1
Foch	150	IQ	Portion 7
Foch	150	IQ	Portion 21
Foch	150	IQ	Remaining Extent of Farm
Luipaardsvlei	243	IQ	Remaining Extent of Portion 1
Luipaardsvlei	243	IQ	Remaining Extent of Portion 2
Luipaardsvlei	243	IQ	Portion 3
Luipaardsvlei	243	IQ	Portion 29
Luipaardsvlei	243	IQ	Remaining Extent of Portion 31
Luipaardsvlei	243	IQ	Remaining Extent of Portion 32
Luipaardsvlei	243	IQ	Remaining Extent of Portion 33
Luipaardsvlei	243	IQ	Portion 34
Luipaardsvlei	243	IQ	Portion 46
Luipaardsvlei	243	IQ	Remaining Extent of Portion 47
Middelvlei	255	IQ	Portion 4
Uitval	280	IQ	Portion 11
Uitval	280	IQ	Remaining Extent of Farm
Libanon or Witkleigat	283	IQ	Portion 2
Libanon or Witkleigat	283	IQ	Portion 3
Libanon or Witkleigat	283	IQ	Portion 4
Libanon or Witkleigat	283	IQ	Portion 6
Libanon or Witkleigat	283	IQ	Portion 7
Libanon or Witkleigat	283	IQ	Portion 8
Libanon or Witkleigat	283	IQ	Portion 10
Libanon or Witkleigat	283	IQ	Portion 11
Libanon or Witkleigat	283	IQ	Portion 12
Libanon or Witkleigat	283	IQ	Remaining Extent of Farm
Venterspos	284	IQ	Portion 6
Venterspos	284	IQ	Remaining Extent of Portion 31
Nelshoogte	286	IQ	Portion 1

Kloof TRS 2021

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Farm Name	Farm No	Reg Div	Farm Subdivisions
Gemspost	288	IQ	Portion 3 (Westonaria Ext.2)
Gemspost	288	IQ	Portion 4
Gemspost	288	IQ	Portion 5 (a portion of Portion 1)
Gemspost	288	IQ	Portion 6
Gemspost	288	IQ	Portion 12
Gemspost	288	IQ	Portion 15
Gemspost	288	IQ	Portion 16
Gemspost	288	IQ	Portion 17
Gemspost	288	IQ	Portion 18
Gemspost	288	IQ	Portion 19
Gemspost	288	IQ	Portion 29
Gemspost	288	IQ	Portion 34
Gemspost	288	IQ	Portion 35
Gemspost	288	IQ	Portion 36
Gemspost	288	IQ	Remaining Extent of Portion 38
Gemspost	288	IQ	Portion 39
Gemspost	288	IQ	Remaining Extent of Portion 40 (Westonaria)
Gemspost	288	IQ	Portion 41
Gemspost	288	IQ	Portion 42
Gemspost	288	IQ	Portion 43 (Bekkersdal)
Gemspost	288	IQ	Portion 44
Gemspost	288	IQ	Portion 45
Gemspost	288	IQ	Portion 46
Gemspost	288	IQ	Portion 47
Gemspost	288	IQ	Portion 48
Gemspost	288	IQ	Portion 49 (Westonaria)
Gemspost	288	IQ	Remaining Extent of Farm
Gemsboksfontein	290	IQ	Portion 5
Gemsboksfontein	290	IQ	Remaining Extent of Portion 6
Gemsboksfontein	290	IQ	Remaining Extent of Portion 8
Gemsboksfontein	290	IQ	Portion 10
Gemsboksfontein	290	IQ	Portion 12 (a portion of Portion 8)
Gemsboksfontein	290	IQ	Portion 13
Gemsboksfontein	290	IQ	Portion 14 (a portion of Portion 8)
Gemsboksfontein	290	IQ	Portion 16
Gemsboksfontein	290	IQ	Portion 17
Gemsboksfontein	290	IQ	Portion 20 (a portion of Portion 6)
Panvlakte	291	IQ	Portion 2 (Westonaria Ext.1)
Panvlakte	291	IQ	Portion 3 (Westonaria Ext.6)

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we are one Sibanye Stillwater

Farm Name	Farm No	Reg Div	Farm Subdivisions
Panvlakte	291	IQ	Remaining Extent of Farm
Bekkersdal	294	IQ	Remaining Extent of Farm
Elandsfontein	346	IQ	Remaining Extent of Portion 1
Elandsfontein	346	IQ	Remaining Extent of Portion 3
Elandsfontein	346	IQ	Remaining Extent of Portion 4
Elandsfontein	346	IQ	Portion 5 (a portion of Portion 1)
Elandsfontein	346	IQ	Remaining Extent of Portion 7
Elandsfontein	346	IQ	Portion 10 (a portion of Portion 1)
Elandsfontein	346	IQ	Portion 14 (a portion of Portion 3)
Elandsfontein	346	IQ	Portion 15
Elandsfontein	346	IQ	Portion 16
Elandsfontein	346	IQ	Portion 25
Elandsfontein	346	IQ	Remaining Extent of Portion 26
Elandsfontein	346	IQ	Portion 30
Doornpoort	347	IQ	Remaining Extent of Portion 2
Doornpoort	347	IQ	Portion 5
Doornpoort	347	IQ	Portion 15
Doornpoort	347	IQ	Portion 26
Doornpoort	347	IQ	Portion 27
Doornpoort	347	IQ	Portion 28
Doornpoort	347	IQ	Portion of Portion 37
Doornkloof	348	IQ	Remaining Extent of Portion 1
Doornkloof	348	IQ	Remaining Extent of Farm
Rietfontein	349	IQ	Remaining Extent of Portion 2
Rietfontein	349	IQ	Remaining Extent of Portion 3
Rietfontein	349	IQ	Remaining Extent of Portion 5
Rietfontein	349	IQ	Remaining Extent of Portion 7
Rietfontein	349	IQ	Portion 9
Rietfontein	349	IQ	Remaining Extent of Portion 10
Rietfontein	349	IQ	Remaining Extent of Portion 11
Rietfontein	349	IQ	Portion 12
Rietfontein	349	IQ	Portion 13
Rietfontein	349	IQ	Portion 14
Rietfontein	349	IQ	Remaining Extent of Portion 15
Rietfontein	349	IQ	Portion 16
Rietfontein	349	IQ	Portion 19
Rietfontein	349	IQ	Portion 20
Rietfontein	349	IQ	Remaining Extent of Portion 21
Rietfontein	349	IQ	Remaining Extent of Portion 22

Kloof TRS 2021 Page 24 of 277

Farm Name	Farm No	Reg Div	Farm Subdivisions
Rietfontein	349	IQ	Portion 25
Rietfontein	349	IQ	Remaining Extent of Portion 28
Rietfontein	349	IQ	Portion 32
Rietfontein	349	IQ	Portion 33
Rietfontein	349	IQ	Remaining Extent of Portion 34
Rietfontein	349	IQ	Portion 35
Rietfontein	349	IQ	Portion 36
Rietfontein	349	IQ	Portion 37 (now Wagterskop AH)
Rietfontein	349	IQ	Portion 38 (now Wagterskop AH)
Rietfontein	349	IQ	Portion 41
Rietfontein	349	IQ	Portion 42
Rietfontein	349	IQ	Portion 47
Rietfontein	349	IQ	Portion 48
Rietfontein	349	IQ	Portion 56 (now Glenharvie Ext.1)
Rietfontein	349	IQ	Remaining Extent of Portion 58
Rietfontein	349	IQ	Portion 59 (now Glenharvie)
Rietfontein	349	IQ	Portion 60 (now Glenharvie Ext.2)
Rietfontein	349	IQ	Portion 61
Rietfontein	349	IQ	Portion 63
Rietfontein	349	IQ	Portion 64
Rietfontein	349	IQ	Portion 65
Rietfontein	349	IQ	Portion 66
Rietfontein	349	IQ	Portion 67
Rietfontein	349	IQ	Portion 68
Rietfontein	349	IQ	Portion 69
Rietfontein	349	IQ	Portion 70
Rietfontein	349	IQ	Portion 72
Rietfontein	349	IQ	Remaining Extent of Portion 73
Rietfontein	349	IQ	Portion 74
Rietfontein	349	IQ	Portion 76
Doornkloof	350	IQ	Remaining Extent of Portion 1
Doornkloof	350	IQ	Remaining Extent of Portion 2
Doornkloof	350	IQ	Remaining Extent of Portion 4
Doornkloof	350	IQ	Portion 5
Doornkloof	350	IQ	Remaining Extent of Portion 6
Doornkloof	350	IQ	Portion 7
Doornkloof	350	IQ	Portion 8
Doornkloof	350	IQ	Remaining Extent of Portion 10
Doornkloof	350	IQ	Remaining Extent of Portion 11

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Farm Name	Farm No	Reg Div	Farm Subdivisions
Doornkloof	350	IQ	Remaining Extent of Portion 12
Doornkloof	350	IQ	Portion 13
Doornkloof	350	IQ	Remaining Extent of Portion 16
Doornkloof	350	IQ	Portion 19
Doornkloof	350	IQ	Portion 20
Doornkloof	350	IQ	Portion 21
Doornkloof	350	IQ	Portion 22
Doornkloof	350	IQ	Remaining Extent of Portion 23
Doornkloof	350	IQ	Portion 24
Doornkloof	350	IQ	Remaining Extent of Portion 25
Doornkloof	350	IQ	Portion 27
Doornkloof	350	IQ	Remaining Extent of Portion 29
Doornkloof	350	IQ	Portion 31
Doornkloof	350	IQ	Portion 33
Doornkloof	350	IQ	Portion 34
Doornkloof	350	IQ	Portion 36
Doornkloof	350	IQ	Portion 37
Doornkloof	350	IQ	Portion 39
Doornkloof	350	IQ	Portion 40
Doornkloof	350	IQ	Portion 41
Doornkloof	350	IQ	Portion 43
Leeuwdoorn	351	IQ	Portion 1
Leeuwdoorn	351	IQ	Remaining Extent of Farm
Leeuwpoort	356	IQ	Remaining Extent of Portion 2
Leeuwpoort	356	IQ	Remaining Extent of Portion 4
Leeuwpoort	356	IQ	Remaining Extent of Portion 5
Leeuwpoort	356	IQ	Remaining Extent of Portion 6
Leeuwpoort	356	IQ	Remaining Extent of Portion 7
Leeuwpoort	356	IQ	Remaining Extent of Portion 8
Leeuwpoort	356	IQ	Portion 24
Leeuwpoort	356	IQ	Portion 25
Leeuwpoort	356	IQ	Portion 26
Leeuwpoort	356	IQ	Portion 57
Leeuwpoort	356	IQ	Portion 58
Leeuwpoort	356	IQ	Portion 59
Leeuwpoort	356	IQ	Portion 62
Leeuwpoort	356	IQ	Portion 63
Leeuwpoort	356	IQ	Portion 75
Leeuwpoort	356	IQ	Portion 76

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Farm Name	Farm No	Reg Div	Farm Subdivisions
Weltevreden	357	IQ	Portion 3
Weltevreden	357	IQ	Remaining Extent of Portion 5
Weltevreden	357	IQ	Portion 7
Weltevreden	357	IQ	Portion 9
Weltevreden	357	IQ	Portion 10
Weltevreden	357	IQ	Portion 11
Weltevreden	357	IQ	Portion 12
Weltevreden	357	IQ	Portion 13
Weltevreden	357	IQ	Remaining Extent of Portion 19
Weltevreden	357	IQ	Portion 20
Weltevreden	357	IQ	Remaining Extent of Portion 21
Weltevreden	357	IQ	Portion 22
Weltevreden	357	IQ	Portion 23
Weltevreden	357	IQ	Portion 25
Weltevreden	357	IQ	Remaining Extent of Portion 26
Weltevreden	357	IQ	Portion 27
Weltevreden	357	IQ	Portion 28
Weltevreden	357	IQ	Portion 30
Weltevreden	357	IQ	Portion 31
Weltevreden	357	IQ	Portion 33
Wildebeestkuil	360	IQ	Remaining Extent of Portion 3
Wildebeestkuil	360	IQ	Portion 4
Wildebeestkuil	360	IQ	Remaining Extent of Portion 5
Wildebeestkuil	360	IQ	Remaining Extent of Portion 13
Wildebeestkuil	360	IQ	Portion 14
Wildebeestkuil	360	IQ	Portion 16
Wildebeestkuil	360	IQ	Remaining Extent of Farm
Divonia	363	IQ	Farm
Rietfontein	519	IQ	Remaining Extent of Portion 3
Rietfontein	519	IQ	Remaining Extent of Portion 7
Rietfontein	519	IQ	Portion 9
Rietfontein	519	IQ	Portion 11
Rietfontein	519	IQ	Portion 12
Rietfontein	519	IQ	Portion 13
Rietfontein	519	IQ	Portion 14
Rietfontein	519	IQ	Portion 15
Rietfontein	519	IQ	Portion 19
Rietfontein	519	IQ	Portion 20
Rietfontein	519	IQ	Remaining Extent of Portion 22

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Farm Name	Farm No	Reg Div	Farm Subdivisions
Rietfontein	519	IQ	Portion 23
Rietfontein	519	IQ	Portion 24
Rietfontein	519	IQ	Portion 25
Rietfontein	349	IQ	Portion 6 (Kloof 193PR)

*Farm portions indicated in green represents the extension area pertaining to the Section 102 Application mentioned above.

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Table 15: Mineral Title Summary

Operation /Project	Right Holder	Right Number/s	Size (ha)	Minerals	Key Permit Conditions	Expiry Date	Future Requirements	Future Intentions	Brief Summary of Violations/Fines
Kloof	Sibanye Gold Limited	GP30/5/1/2 /2/66MR	20,087.00	Gold Ore and Associated Minerals	See summary of permit conditions, general EMP regulatory reporting requirements and SLP regulatory reporting requirements. Annual performance assessment to be conducted on EIA: Record of Decision relating to Operation Diesel Generator and Fridgeplant.	2027/01/29	Execution of amendment deed should Company wish to pursue execution.	Section 102 application for ministerial consent to incorporate surface dumps situated on portions of Cardoville 358 IQ, Cardoville 364 IQ, Carol 362 IQ, Drooghevel 521 IQ, Gemspost 288 IQ, Rietfontein 519 IQ and Wildebeestkuil 360 IQ has been granted.	The DWS issued a Directive to Kloof operation in December 2020, but the Company only received same in February 2021. Directive related to seepage from the Kloof No. 8 Shaft bio-dams. Action plans, that include commitments to specialist studies were submitted to the DWS and those are currently being executed. Interactions with the DWS regarding this Directive is ongoing.

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3.4 Mineral Rights

Sibanye Gold Proprietary Limited ("SGL"), a wholly owned subsidiary of Sibanye-Stillwater Ltd, is the holder of a converted Mining Right in respect of the Kloof operation under Department of Mineral Resources and Energy ("DMRE") reference number: GP30/5/1/2/2/66 MR in respect of the Kloof operations ("Kloof MR"). The Kloof MR is valid until the 29th of January 2027 and will be renewed prior to their expiry in 2027. The current LoM plan used to support the Mineral Reserves continues to 2032.

SGL was also granted a Prospecting Right (PR) in terms of Section 17 of the Mineral and Petroleum Resources Development Act, 28 of 2002 (MPRDA) under DMRE Reference Number: GP30/5/1/1/2/193 PR (renewal: GP30/5/1/1/2/10096 PR) ("Kloof PR"). The Kloof PR covered 24.8823 ha on Portion 6 of the farm Rietfontein 349 IQ, in the Westonaria District.

The Kloof PR was granted for a period of 5 (five) years, ending 18 July 2011. Prior to the expiry of the Kloof PR an application for renewal of the prospecting right was submitted to the DMRE Gauteng Regional Office, in terms of Section 18 of the MPRDA, so as to renew the mentioned prospecting right for a further three (3) years. This renewal application was granted on 4 March 2014.

Continuous prospecting activities, such as drilling of surface and underground drillholes, have proven it worthwhile to include the area covered by the Kloof PR into the Kloof MR. SGL subsequently submitted an application in terms of Section 102 of the MPRDA to the DMRE, to amend the Kloof MR, to incorporate the Kloof PR area of the Farm Rietfontein 349 IQ. The mentioned Section 102 application was submitted on the 27th of September 2013 and the outcome thereof is still pending.

The Kloof PR area will form a natural extension of the Kloof MR mining activities, as no additional capital is required to gain access for exploitation, except for the continuation of the existing infrastructure (footwall haulages and crosscuts). The prospecting area, based on current technical and economic assessments, supports the LoM and is estimated to extend until 2032. SGL is of the opinion that sufficient support exists in relation to the Section 102 application to include the Mineral Resources and Mineral Reserves of the Kloof PR area in the December 2021 declaration.

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Figure 5: Plan Showing Kloof MR and Underground Workings


27°30'E
27°35'E
27°40'E
26°20'S
26°25'S
26°30'S
0
2
4km
0
2
4Miles
Coordinate System: WG27
Venterspost West
6 - Venterspost Shaft
5 Shaft
Bekkersdal
2 Shaft
Cooke Operation
2 Vent Shaft
Westonaria
Simunye
10 - Celemanzi Shaft
9 Shaft
9 Vent Shaft
R28
Ezulwini Plant
R501
3 Service Shaft
Ezulwini
3 - Hlalanathi Shaft
8 - Masimthembe Shaft
3B Service Shaft
N12
1 - Main/Thuthukani Shaft
Kloof 1 Plant
Driefontein Operation
GOLD FIELDS LTD SOUTH DEEP
KEA
4 - Ikamva Shaft
7 - Manyano Shaft
Kloof 2 TSF
Kloof 2 Plant
EBA
Leeudoorn TSF
Kloof Operation
Fochville
R500
Legend
Mining Right (Kloof)
Section 102 Application
Excluded from Mining Right
Other Mining Company
Freehold Properties
Tailings Storage Facility (Active)
Libanon Reef
Kloof Reef
Middelvlei Reef
Ventersdorp Contact Reef
Towns
National Roads (N)
Regional Roads (R)
Shaft (Producing)
Shaft (Non-Producing)

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The following are the general key permit conditions required for retaining the MR:

- Mining right renewal applications to be submitted 60 working days prior to the date of expiry of the right;
- Holder of MR must continue with mining operations, failing which the right may be suspended or cancelled;
- The terms of the right may not be varied or amended without the consent of the Minister of Mineral Resources and Energy;
- The Holder shall be entitled to abandon or relinquish the right or the area covered by the right entirely or in part. Upon abandonment or relinquishment the Holder must:

    - Furnish the Regional Manager with all prospecting and/or mining results and/or information, as well as the general evaluation of the geological, geophysical and borehole data in respect of such abandoned area; and
    - Apply for a closure certificate in terms of section 43(3) of the MPRDA.

- The holder shall pay royalties to the State in accordance with section 25(2)g of the MPRDA throughout the duration of the mining right;
- Mining Operations must be conducted in accordance with the Mining Work Programme and any amendment to the MWP and an approved EMP;
- The holder shall not trespass or enter into any homestead, house or its curtilage nor interfere with or prejudice the interests of the occupiers and/or owners of the surface of the Mining Area except to the extent to which such interference or prejudice is necessary for the purposes of t enabling the Holder to properly exercise the Holder's rights under the mining right;
- The holder must dispose of all minerals derived from mining at competitive market prices which shall mean in all cases, non-discriminatory prices or non-export parity prices;
- A shareholding, an equity, an interest or participation in the mining right or joint venture, or a controlling interest in a company/JV may not be encumbered, ceded, transferred, mortgaged, let, sublet, assigned, alienated or otherwise disposed of without the written consent of the Minister, except in the case of a change of controlling interest in listed companies;
- All boreholes, shafts, adits, excavations and openings created by the holder shall be sealed, closed, fenced and made safe in accordance with the approved Environmental Management Programme and the Mine Health and Safety Act;
- The holder of the mining right, while carrying out mining operations should safeguard and protect the environment, the mining area and any person using to entitled to use the surface of the mining area for possible damage or injury;
- The Minister or a person authorised by the Minister shall be entitled to inspect the Mining Area and the execution of the approved mining right conditions;
- A mining right may be cancelled or suspended subject to S47 of the MPRDA if the holder:

- Submits inaccurate, incorrect and/or misleading information in connection with any matter required to be submitted under this Act;
- fails to honour or carry out any agreement, arrangement or undertaking, including the undertaking made by the Holder in terms of the Broad Based Socio Economic Empowerment Charter and Social and Labour Plan;
- Breaches any material term and condition of the mining right;

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- Conducts mining in contravention of the MPRDA;
- Contravenes the requirements of the approved Environmental Management Programme; or
- Contravenes any provisions of this Act in any other manner.

- The holder shall submit monthly returns contemplated in S 28 (2) A of the MPRDA no later than the 15th of every month and maintain all such books, plans and records in regard to mining on the mining area as may be required by the Act;
- The Holder shall, at the end of each year, following commencement of this mining right, inform the Regional Manager in writing of any new developments and of the future mining activities planned in connection with the exploitation/mining of the minerals in the mining area;
- Provisions relating to section 2(d) and section 2(f) of the MPRDA, relating to the Broad Based Socio Economic Empowerment Charter differs in each mining right;
- The Mining right does not exempt the holder from complying with the MHSA or any Act in South Africa;
- Annually, no later than three months before financial year end submit a detailed implementation plan to give effect to Regulation 46(e)(i), (ii) and (iii) in line with the Social and Labour Plan; or
- Annually, no later than three months after finalization of its audited annual report submit a detailed report on the implementation previous year's SLP.

SLP Compliance Requirements

- New Social and Labour Plan to be submitted and reviewed every 5 years;
- Social and Labour Plan Implementation Plans to be submitted annually; and
- Social and Labour Plan Annual Report to be submitted annually.

Environmental Management Compliance Requirements

- Performance assessment relating to Environmental Management Programme to be conducted Bi-annually;
- Performance assessment relating to Water Use License to be conducted annually; and
- Performance assessment relating to Atmospheric Emission License to be conducted annually.

Legal Proceedings and Significant Encumbrances to the Property

The QPs have been advised by Sibanye-Stillwater and Sibanye-Stillwater Gold operations that there are no material legal proceedings in relation to the Sibanye-Stillwater Kloof operations. It should however be noted, that Sibanye-Stillwater and Sibanye-Stillwater Kloof operations may be involved in various non-material legal matters such as employment claims, third party subpoenas and collection matters on an ongoing basis, which are not material to the Mineral Resources and Mineral Reserves reported for the Kloof operations in this TRS.

From the documentation reviewed and input by the relevant technical specialists and experts, the QPs could not identify any significant factors or risks with regards to the title permitting, surface ownership, environmental and community factors that would prevent the mining and the declaration and disclosure of the Mineral Resources and Mineral Reserves for the Kloof operations.

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The Sibanye-Stillwater Kloof operations comply with all title and environmental permitting requirements of the RSA.

Refer also to Section 17, which covers environmental studies, permitting, plans, negotiations and/or agreements with local individuals or groups.

3.5 Significant Risks that may Affect Mineral Title

There are no significant risks that would affect the mineral title at Kloof.

3.6 Royalties

Sibanye-Stillwater Kloof operation is not a royalty Company, nor does it receive royalties from, or hold a similar interest in, any other operation, and this sub-section is therefore not applicable.

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4 Accessibility, Climate, Local Resources, Infrastructure and Physiography

4.1 Topography, Elevation and Vegetation

The Kloof operation is located in the South African high veld (prairie) at an elevation of approximately 1,650m above mean sea level. The area surrounding Kloof is topographically relatively flat and the vegetation of the area is classified as Bankenveld consisting of grassland. Livestock farming is widespread in the surrounding area. The natural fauna consists of small mammals and avifauna.

4.2 Access, Towns and Regional Infrastructure

The Kloof operation is situated in the District Municipality of West Rand (Merafong City Local Municipality) at latitude 26°24'S and longitude 27°36'E near Carletonville in the Gauteng Province of South Africa. The site is accessed via the N12 highway between Johannesburg (50km to the east) and Potchefstroom.

The town Westonaria is the closest settlement. The closest city is Johannesburg, some 50 km to the east of Westonaria. Refer to Figure 4 and Figure 5 for maps providing additional location details of Kloof.

4.3 Climate

The climate at Kloof is warm and temperate, with a summer rainfall of 660mm on average and dryer winters. Köppen and Geiger classifies the area as subtropical highland. Generally, no severe climatic effects influence mining activities, which are conducted throughout the year.

4.4 Infrastructure and Bulk Service Supplies

Kloof and the surrounding mines have been operational since the 1950's. All of the regional and onsite infrastructure required for mining is well established. There is a good supply chain for all required consumables and equipment in or near the mine site. Kloof, through Sibanye-Stillwater, is well connected to the international supply markets for any materials and equipment not available locally.

Kloof is supplied with bulk electricity from the regional grid. Power supply details are shown in Section 15.3, and for water in Section 17.5.7.

4.5 Personnel Sources

Kloof has specific policies, procedures and practices in place, which address, on an integrated basis, its human resource requirements. Recruitment is informed in the main by the operational requirements of Kloof for specific skills, by the extent of labour turnover levels and by relevant legislation.

The organisational structure currently in place, together with operational management, will remain until such time as planned shaft closures occur; following which downsizing will be assessed. Organisational structures and staffing requirements (Table 16) are by and large determined by operational requirements and the production profile of the operation. The economic climate, cost infrastructure and Mineral Reserves profile also influences the organisation structures and required labour complement.

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Table 16: Number of Employees

	C2019	C2020	C2021
No. of Employees	11,112	11,604	11,389

Table 17 provides a breakdown of the origin of employees as per province, including beyond the border of South Africa.

Table 17: Origin of Employees

Province	Number of Permanent Employees	Number of Contractors	Percentage (%)
Eastern Cape	2,902	441	29
Free State	341	100	4
Gauteng	1,631	852	22
KwaZulu-Natal	1,266	161	13
Limpopo	400	63	4
Mpumalanga	278	46	3
North West	282	148	4
Northern Cape	21	12	0
Western Cape	8	2	0
Non-South Africans	2,279	156	21
Total	**9,408**	**1,981**	**100**

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5 History

5.1 Ownership History

Exploration in the area dates from 1898 when the VCR and MVR were discovered at depth in the Far West Rand area. Mining at Kloof dates from 1964 when the main two-shaft complex was initiated, although the mine was only officially opened four years later. Kloof in its current form dates from April 2000 when Libanon, Kloof, Leeudoorn and Venterspost mines amalgamated.

The historical development of Kloof is summarised in Table 18.

Table 18: Historical Development

Date	Company/Owner/ Operator	Activity
1898	Unknown	Drilling commenced by the Pullinger brothers intersecting VCR and MVR at depth.
1909	Unknown	A shaft was sunk and subsequently flooded with water from the dolomites and was abandoned.
1930's	Unknown	Dr Krahmann used geophysical techniques to delineate the extent of the reefs underlying the dolomite.
1934	Unknown	Shaft sinking commenced at Venterspost using the newly developed cementation process.
1936	Unknown	Shaft sinking commenced at Libanon.
1939	Unknown	Crushing of ore began and first gold from the West Wits Goldfield was poured at Venterspost.
1939	Unknown	Sinking of Libanon's second shaft stopped to curtail capital expenditure - the mine closed for the duration of the war.
1945	Unknown	Mine reopened.
1964	Gold Fields SA ("GFSA")	Work commenced on Kloof's main twin-shaft system.
1968	GFSA	Kloof Gold mine officially opened.
1982	GFSA	Prospecting lease obtained over an area to the south and west of the Kloof lease area.
1987	GFSA	Leeudoorn shaft sinking commenced.
1992	GFSA	Venterspost incorporated into Libanon division of Kloof Gold mine.
1993	GFSA	Leeudoorn Shaft completed.
1998	Gold Fields Limited ("GFL")	Merger of Gencor and GFSA gold assets under GFL.
2000	GFL	Formation of Kloof in its current form by amalgamation of Libanon, Kloof, Leeudoorn and Venterspost Gold mines.
2005	GFL	Production reached a cumulative 70 million ounces of gold (yield).
2007	GFL	Kloof successfully converted its old order mining right to new order mining rights.
2010	GFL	Kloof and Driefontein were combined to create the Kloof/Driefontein Complex ("KDC").
2011	GFL	Surface Rock Dump Python Plant Project and TSFs feasibility study.
2013	SGL	Kloof a stand-alone operation again following the unbundling of Gold Fields and the separate listing of Sibanye Gold Limited, of which Kloof formed a part.

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Date	Company/Owner/ Operator	Activity
2014	SGL	Concluded a Pre-Feasibility Study ("PFS") on the mining area below 45 Level at Kloof No. 4 Shaft; and Embarked on a major exploration programme, targeted at the Kloof and MVR at Main and No. 8 Shafts.
2015	SGL	Following the completion of the drop-down decline Feasibility Study ("FS"), capital approval was obtained from the board and development has since commenced; and A Section 102 application was submitted to the DMRE to extend the MR boundaries to include the TSFs that form part of the WRTRP.
2017	Sibanye Gold Ltd. t/a Sibanye-Stillwater Group ("SSW")	The Kloof No. 4 Shaft depth extension project commences.
2018	SSW	A project (K3-K4-K7-K Main Integration Project) for the optimisation of current infrastructure is approved. The project aims to shut down expensive and aging infrastructure and create alternative access points for the remaining Mineral Reserves.
2019	SSW	Production returns to normal levels following a protracted strike by Association of Mining and Construction Workers Union ("AMCU"), which saw limited production taking place between December 2018 and May 2019; and The Kloof Shaft Integration Project and the Kloof No.4 Shaft Depth Extension Project continue as planned.
2020	SSW	The COVID-19 Pandemic and the associated national lockdown affected all production from April to the middle May, at which point a gradual build-up in production was initiated with a slow return of employees continuing right up into December.
2021	SSW	The Kloof No. 4 Shaft depth extension project development is completed down to 46 Level, development continues down to 47 Level; and The Kloof No. 3 Shaft is placed on care-and-maintenance.

5.2 Previous Exploration and Mine Development

5.2.1 Previous Exploration

Details of the discovery of the West Wits line in the 1930's by the pioneering work of Dr Krahmann's Magnetometer surveys can be found in the following publications Cartwright 1968, Davenpoort 2013, and Handley 2004.

Once the initial surveys were completed, follow-up drilling on the identified targets occurred, which proved the existence of payable reef at depth. Subsequently the first development of mining was the sinking of the Venterspost Shaft in 1934, however this was beset with flooding and only began production in 1939 shortly before the outbreak of the Second World War.

Follow up exploration drilling was executed from surface, on irregular grids of around 2,000m depending on the exploration strategy, depth of the mineralised horizons and geological uncertainty. Once in operation, with underground access established, infill grade control drilling was conducted to provide a 30m to 100m grid depending on geological requirements, evaluation and safety.

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In 2003 a 3D seismic survey was undertaken over a portion of the south-eastern lease area of the Kloof operations (Figure 6), which covers much of the below infrastructure ("BI") area, including the Eastern Boundary Area ("EBA") and Kloof Extension Area ("KEA").

Although ownership has changed three times since the 1960's (GFSA as standalone mines, GFL and Sibanye), the operation has continued over this period whilst maintaining production and continuously developing orebody knowledge. Exploration and mine development remains focussed on improving this through underground drilling, sampling and mapping for safety, structure and facies information (refer to Section 7). Evaluation drilling is re-assessed on an annual basis or as the need arises, with the planned evaluation drilling for 2022 covered in Section 7.2.2. Section 9 shows details of the information used for Mineral Resources estimation.

Table 19 shows the drilling campaigns on Kloof.

Table 19: Kloof Drilling Campaigns

Kloof	Total No. of Holes	Total Metres (m)	KR Intersections	LR Intersections	MVR Intersections	VCR Intersections
<2000	522	226,458	N/A	N/A	N/A	N/A
2000-2005	156	49,366	N/A	N/A	N/A	N/A
2005-2010	1,164	169,166	61	N/A	359	1,322
2010-2015	913	121,399	98	49	30	147
2015-2020	803	85,716	191	65	76	457
2020-2021	143	15,582	36	13	9	39
	3,701	**667,687**	**386**	**127**	**474**	**1,965**

Drilling information above includes cover drilling and structural drilling. It does not include legacy data for which there is not a complete/detailed drillhole log captured in the Fusion database.

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Figure 6: Area Covered by 3D Seismic Survey


27°30'E
27°35'E
26°25'S
26°30'S
0
1
2km
0
1
2Miles
Coordinate System: WG27
10 - Celemanzi Shaft
9 Shaft
9 Vent Shaft
3 Service Shaft
3 - Hlalanathi Shaft
8 - Masimthembe Shaft
3B Service Shaft
1 - Main/Thuthukani Shaft
4 - Ikamva Shaft
7 - Manyano Shaft
Legend
Mining Right (Kloof)
Excluded from Mining Right
Kloof Underground Workings
3D Seismic Survey
Shaft (Producing)
Shaft (Non-Producing)

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5.2.2 Previous Mine Development

Refer to Table 20 for details of the historical production and financial parameters in Financial year ("FY") from C2017 to C2021.

Table 20: Historical Production and Financial Parameters

		Unit	FY				
			C2017	C2018*	C2019*	C2020*	C2021
Main development	Advanced	(km)	14.3	12.6	9.4	10.8	13.4
Area mined		('000m²)	310	259	201	203	239
Tonnes milled	Underground	('000)	2,177	1,821	1,489	1,570	1,863
	Surface	('000)	3,575	5,287	5,868	5,327	4,139
	Total	('000)	5,752	7,107	7,357	6,896	6,002
Yield	Underground	(g/t)	6.8	7.1	5.9	5.8	5.1
	Surface	(g/t)	0.4	0.4	0.3	0.4	0.3
	Combined	(g/t)	2.9	2.1	1.5	1.6	1.8
Gold produced	Underground	(kg)	14,826	12,933	8,844	9,073	9,558
	Surface	(kg)	1,606	2,231	2,039	1,892	1,385
	Total	(kg)	16,432	15,165	10,883	10,965	10,943
	Total	('000oz)	528	488	350	353	352
Operating costs	Underground	(ZAR/t)	2,347	2,940	3,871	3,841	3,766
	Surface	(ZAR/t)	183	192	196	193	209
	Total	(ZAR/t)	1,002	896	939	1,023	1,313
All in cost		(USD/oz)	1,258	1,064	1,081	1,236	1,604
		(ZAR/kg)	439,508	498,661	730,637	777,632	879,907
Capital Expenditure		(ZARm)	1,233	1,202	937	1,270	1,616

* Note: C2018 – C2020 parameters are skewed by the extended strike by AMCU which commenced in November 2018, as well as the influence of COVID-19 in 2020.

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6 Geological Setting, Mineralisation and Deposit

6.1 Regional Geology

Sibanye Gold operations are located in the Witwatersrand Basin and are deep to intermediate-level underground mines, exploiting gold bearing, shallow dipping tabular ore bodies. Sibanye operations form part of the gold mines located in the Witwatersrand Basin that have collectively produced over 50kt (1,608 Moz) of gold over a period of more than 100 years.

The Witwatersrand Basin comprises a 6km vertical thickness of argillaceous and arenaceous sedimentary rocks situated within the Kaapvaal Craton, extending laterally for some 350km east-northeast and 150km south-southeast. The sedimentary rocks generally dip at shallow angles toward the centre of the basin, while locally this may vary. The basin sediments outcrop to the south of Johannesburg but further west, these are overlain by up to 4km of Archaean, Proterozoic and Mesozoic volcanic and sedimentary rocks. The Witwatersrand Basin sediments themselves are considered to be between 3,100 and 2,700 million years old.

In the Far West Rand area, the Ventersdorp Contact Reef ("VCR"), located at the top of the Central Rand Group, is the primary reef exploited. The Middelvlei Reef ("MVR"), which stratigraphically occurs some 50m to 75m above the Carbon Leader Reef ("CLR") within the Central Rand Group, is mined as a secondary reef. The regional stratigraphy is shown in Figure 9.

As the VCR at the top of the stratigraphy resides on a major unconformity and the underlying sediments are folded in a shallow syncline, the VCR erodes these sediments in the north and south.

Accordingly, both the Kloof and Libanon reefs subcrop below the VCR in the extreme north and south of the property. Approximate dip of all reefs is 25 to 35 degrees to the southeast and strike is approximately northeast southwest, however, local variations in structure and the slope and terrace model can see these dips increase to 45 degrees.

Refer to Figure 7 and Figure 8 for a graphical depiction of the geology of the Witwatersrand Basin.

6.2 Deposit Types

Gold mineralisation in the Witwatersrand Basin occurs within quartz-pebble conglomerates, termed reefs. These reefs occur within eight separate goldfields located along the eastern, northern and western margins of the basin. These goldfields are known as:

- Evander Goldfield;
- East Rand Goldfield;
- South Rand Goldfield;
- Central Rand Goldfield;
- West Rand Goldfield;
- Far West Rand Goldfield;
- Klerksdorp Goldfield; and
- Free State Goldfield.

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Sibanye operations are currently focused in the Free State Goldfield, Far West Rand Goldfield, South Rand Goldfield and East Rand Goldfield (Figure 7).

Typically, within each goldfield, there are one or sometimes two major reef units present, which may be accompanied by one or more secondary reef units. As a result of faulting and other primary controls on mineralisation, the goldfields are not continuous and are characterised by the presence or dominance of different reef units. The reefs are generally less than 2m in thickness and are widely considered to represent laterally extensive braided fluvial deposits or unconfined flow deposits, which formed along the flanks of alluvial fan systems that developed around the edge of what was effectively an inland sea.

All major reef units are developed on unconformity surfaces. The angle of the unconformity is typically greatest near the basin margin and decreases toward more distal areas. Complex patterns of syn-depositional faulting have caused complex variations in sediment thickness within the basin. Sub vertical to over-folded reef structures, characteristic features of basin margins, occur within certain areas. The proponents of most early theories believed the gold to be deposited syn-genetically with the conglomerates, but subsequent research has confirmed that the Witwatersrand Basin has been subjected to metamorphism and that some post depositional redistribution of gold has occurred. Other experts regard the gold to be totally epigenetic and to have been deposited solely by hydrothermal fluids, sometime after deposition of the reef sediments.

Despite these varied viewpoints, the most fundamental control to the gold distribution remains the association with quartz-pebble conglomerates on intra-basinal unconformities. Due to the regional nature of the erosional surfaces, the reefs are relatively continuous. Bedrock (footwall) controls have been established governing the distribution of many of the reefs. Understanding the reef development within channel systems and sedimentary features such as facies variations and channel frequency assist in mapping out local gold distributions. The ore body grade has proven to vary depending on the depositional setting and as such, the identification and interpretation of erosional/sedimentary features is the key to *in-situ* mineral resource estimation.

Kloof TRS 2021 Page 43 of 277

Figure 7: Geology of the Witwatersrand Basin, South Africa



26°0'E
28°0'E
30°0'E
26°0'S
28°0'S
EAST RAND GOLDFIELD
(DRDGOLD Limited)
FAR WEST RAND GOLDFIELD
Driefontein, Kloof,
Cooke & Randfontein
Surface Operations
Johannesburg
Carletonville
Balfour
Vredefort
SOUTH RAND
GOLDFIELD
(Burnstone)
Welkom
FREE STATE
GOLDFIELD
(Beatrix, Beisa & SOFS)
Bloemfontein
0 50 100km
0 25 50Miles
Coordinate System: WGS84
Legend
Sibanye-Stillwater Gold Operations
Sibanye-Stillwater Projects
DRDGOLD Limited
Faults
Central Rand Group
West Rand Group
Dominion Group
Basement

6.2.1 Stratigraphy

The typical stratigraphy described at Kloof is represented in Figure 8 and Figure 9 below. At the top of the stratigraphic column sediments of the Pretoria Group (shales and quartzites) and Malmani Subgroup (dolomite) are located. Lavas of the Klipriviersberg Group (Ventersdorp Lava) underlie these sediments.

Kloof TRS 2021 Page 44 of 277

The lavas in turn overlie the sediments of the Witwatersrand Supergroup. The Central Rand Group at Kloof mine consists of five orebodies, some of which are exploited at different levels of extraction (as mentioned earlier, four are mined). The orebodies, extending from the base of the Central Rand Group upwards through the sequence are CLR, MVR, Libanon Reef ("LR"), Kloof Reef ("KR") and VCR of the Venterspost Formation. The Black Reef ("BR") of the Transvaal Supergroup overlays the Witwatersrand Supergroup and Ventersdorp Supergroup unconformably.

Figure 8: Simplified Geology View of Kloof Ore Bodies (Not to Scale)



5
6
2
Mining Right boundary
10
9
3
8
1
4
Pretoria Group
Central Rand Group
S/O MR
7
S/O VCR
Malmani Dolomite
Black Reef
4 SV
Ventersdorp Lava
VCR
Middelvlei Reef
West Rand Group
39 Level
West Rand Fault
Kloof reef
West Rand Group
S/O = Subcrop
MR = Middelvlei Reef

Schematic 3D section through the Kloof ore body looking north-northwest

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Figure 9: Regional Stratigraphic Column


KLOOF MINE LOCAL STRATIGRAPHIC COLUMN
GROUP
SUB-GROUP
FORMATION
MEMBER
INFORMAL UNIT AND REEFS
KLIPRIVIERSBERG
ALBERTON PORPHRY
WESTONARIA
VENTERSPOST
VCR
CENTRAL RAND GROUP
TURFFONTEIN
MONDEOR
MONDEOR CONGLOMERATE
ELSBURG
ELSBURG MASSIFS
KLOOF
HW MARKER
NO.2 KLOOF REEF
NO.1 KLOOF REEF
KIMBERLEY
KIMBERLEY CONGLOMERATE
LIBANON REEF
JOHANNESBURG
BOOYSENS
BOOYSENS SHALE
ARGILLACEOUS QUARTZITE AND SHALE
KRUGERSDORP
GREY MARKER
BIRD REEF
LUIPAARDSVLEI
COBBLE REEF
DOORNFONTEIN REEF
BASAL REEF
LARGE PEBBLE MARKER
KHAKI PEBBLE REEFS
LIVINGSTONE REEFS 6-10 (UR4)
RANDFONTEIN
JOHNSTONE
LIVINGSTONE REEFS 1-5
UPPER GLASSY QUARTZITE ZONE
MIDDLE GLASSY QUARTZITE ZONE
JOHNSTONE REEF MB10 (UR2)
LOWER GLASSY QUARTZITE ZONE
MIDDELVLEI REEF
MAIN
MAIN REEF LEADER
GREENBAR
CARBON LEADER
BLYVOORUITZICHT
NORTH LEADER
JEPPESTOWN
WEST RAND GROUP
MARAISBURG
ROODEPOORT

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6.2.2 The Ore Bodies

Kloof is a well-established mine and its geological facies are well understood. Generally, over the Sibanye- Stillwater gold operations, two geological interpretations (facies and structure) are maintained and updated on a yearly basis or as needed where new information become available.

Facies interpretations of the four reefs mined (Figure 11, Figure 12, Figure 13 and Figure 14), describe the certain characteristics of the various reefs in terms of lithology, grade, channel width, pebble size, assemblage, rounding sphericity, mineralisation and any other characteristics, which may help to define more homogenous areas of the differing reefs. These more homogeneous areas are then used to assist in defining zones that can be considered as evaluation zones or domains. Kloof maintains facies interpretations for the four reefs mined. The facies interpretations are updated from information collected from underground mapping and sedimentological profiling of reef intersections, from underground investigations and drillholes.

Ventersdorp Contact Reef ("VCR")

The VCR of the Venterspost Formation is an immature conglomerate that rests unconformably on the Witwatersrand series which it has eroded, and hence the footwall topography is controlled by erosion. Additionally, where it has eroded Witwatersrand reefs it is thought that a degree of scavenging of the gold from that particular reef is evident.

Kloof operations has adopted the terrace and slope model for the VCR (refer to Figure 10). Within the context of this model, river terraces and their associated deposits were developed on the relatively flat topographic surfaces that marked former river valley floor levels. The terraces were formed within a degradational fluvial environment with progressive decrease in elevation of the terraces corresponding to successively younger fluvial deposits.

Terrace deposits are characterised by a thicker accumulation of conglomerate and quartzite and are associated with a higher gold value. Slope deposits comprise a thinner accumulation and associated lower gold value.

The relative proportions of terrace type and slope reef may change down dip, in which less of the older terraces (Milky Cobble and Apple Green) will be expected, as they are replaced by younger terraces (Sandy 1 & 2).

The differing facies identified by underground observation are used to underpin the evaluation domains.

Re-interpretation to improve confidence based on underground mapping and re-logging of historical surface drillholes in the EBA area (including historical Leeudoorn drillhole series) was updated during the year. Areas that were previously assigned the Sandy 1 and 2 Transition facies were redefined as either high grade Sandy 1 facies or low-grade Sandy 2 facies (Figure 11).

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Figure 10: The Slope and Terrace Facies Interpretation (Not to Scale)


7#
EBA 6
West Rand Fault
SLOPES
Bimodal Terrace
Milky Cobble
Apple Green Terrace
Sandy 2 Facies
Sandy 1 Facies
Terrace Reef
Slope Reef

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Figure 11: VCR Facies

27°35'E


0
1
2km
0
1
2Miles
Coordinate System: WG27
8 - Masimthembe Shaft
3 - Hlalanathi Shaft
1 - Main/Thuthukani Shaft
4 - Ikamva Shaft
7 - Manyano Shaft
26°25'S
26°25'S
27°35'E
Legend
Mining Right (Kloof)
Bird
Booysens
Apple Green Terrace
Apple Lime Green Terrace
Bimodal Terrace
Milky Cobble Terrace
Sandy 1 Facies
Sandy 2 Facies
Krugersdorp
Luipaardsvlei
Slope Reef
Beyond Subcrop

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Kloof Reef ("KR")

The KR zone is situated some 50m to 70m above the LR and it is exploited at Main Shaft, No. 3 Shaft, No. 7 Shaft and No. 8 Shaft. It comprises of a number of conglomerate bands and interbedded quartzites. The base of the zone is marked by a thin grit to small pebble conglomerate, called the Footwall Marker, overlain by coarse grained light green to grey quartzite.

The economic KR is known as the KRS1, and when payable it comprises robust large pebble conglomerates, generally oligomictic, but with polymictic upper bands common.

Above the reef, an argillaceous quartzite is present and varies from a few centimetres thick to less than 2m. This quartzite is often "blocky" due to the many bedding planes. An argillite marker or argillite parting can often be noted in this zone.

Above the argillite marker is a conglomerate (or occasionally a pair of conglomerates) known as the KRS2. These are small to medium pebble conglomerates usually oligomictic with generally sub-angular small white and smoky quartz clasts. It is often well mineralised and carries gold. Faulting in stopes often exposes this band.

Eight facies types are recognised for the KR, these are shown in the image below and are used to underpin the evaluation domains (Figure 12).

A recent change to the KR facies model was undertaken in 2021 due to an investigation of faulting within the KR expansion project. A northeast southwest trending 25m downthrow fault (the Split Fault) was also found to have approximately 200m left lateral shift. This unexpected shift meant that the expected payshoot that the expansion project was based on shifted 200m further south. Additional development will therefore be required to access this payshoot. This shift can also be observed in the facies plan below (Figure 12).

The impact has considerably affected the Kloof K8 Upper project and the timing for stoping and has decreased the grade in these areas from 14 level to 18 level.

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Figure 12: KR Facies


27°35'E
0
1
2km
0
1
2Miles
Coordinate System: WG27
3 - Hlalanathi Shaft
8 - Masimthembe Shaft
1 - Main/Thuthukani Shaft
26°25'S
26°25'S
4 - Ikamva Shaft
7 - Manyano Shaft
27°35'E
Legend
Mining Right (Kloof)
KLF01 - Robust oligomictic conglomerate
KLF02 - Flanking facies, thinner channels, lower than Facies 1
KLF03 - Distal equivalent of Facies 1, high grade
KLF04 - KRS1 upward fining sequence, distinct lower oligomictic & upper polymictic conglomerates
KLF05 - KRS1 upward fining sequence, distinct lower oligomictic & upper polymictic conglomerates
KLF06 - Distinct lower oligomictic & upper polymictic conglomerates, low % conglomerate
KLF07 - Variable channel width between 1 m and 2.2 m
KLF08 - Broad thin low grade reef, very low % conglomerate

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Libanon Reef ("LR")

Situated approximately 70m below the KR, and on top of the Booysens shale is the LR. This was mined locally at Kloof No. 3 Shaft and No. 8 Shaft, but due to variability in grade it is a minor component of the Kloof Mineral Resources. With the opening of old cross cuts underway in the upper levels of Main Shaft and the expansion at K8, LR exposures should become available to enable a detailed geological study of this reef horizon.

The impact of palaeo-topography appears to have been critical during deposition of LR. Channels with thick conglomerate packages contain the highest gold content. The reef zones consist of alternating gravel and sand lithofacies, which are not laterally persistent, with most either pinching out or interfingering with others over a distance of a few metres. A comparison of recorded vertical profiles with sample values shows that high values occur within well sorted, class supported and oligomictic conglomerates.

Five facies types have been identified for the LR, these are shown in the image below and are used to underpin the evaluation domains (Figure 13).

Kloof TRS 2021 Page 52 of 277

Figure 13: LR Facies


27°34'E
27°36'E
26°22'S
26°23'S
26°26'S
0
1
2km
0
1
2Miles
Coordinate System: WG27
3 - Hlalanathi Shaft
8 - Masimthembe Shaft
1 - Main/Thuthukani Shaft
4 - Ikamva Shaft
Legend
Mining Right (Kloof)
Channel Flank
Main Channel Complex
Secondary Channel
Unknown
Overbank Area

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Kloof TRS 2021 Page 54 of 277 Middelvlei Reef (“MVR”) The MVR zone occurs approximately 60m above the Green Bar (“GB”) and is mined extensively at No. 1 SV Shaft. The reef zone consists of a sequence of conglomerates, quartzites and pebbly quartzite. The bottom band is split into an upper and lower cycle with the upper cycle being erosive, and where channelised it becomes the primary gold carrier. The delineation of these upper cycle channels, both upstream and downstream, is an important aspect in exploration targeting. Eight facies types have been recognised for the MVR, these are shown in the image below and are used to inform the evaluation domains (Figure 14). Kloof TRS 2021 Page 55 of 277 Figure 14: MVR Facies Kloof TRS 2021 Page 56 of 277 6.2.3 Structure Kloof is located in the West Wits Goldfield of the Witwatersrand Basin. This goldfield is geographically divided into the Far West Rand and the West Rand areas. The bulk of the Kloof mining right is situated in the Far West Rand, but the more northerly portions of Kloof straddle the boundary and can be viewed as being marginal to the West Rand area. The structure of the West Rand area is dominated by the West Rand (or Witpoortjie) and Panvlakte Horst blocks, which are superimposed over a broad fold structure, associated with the southeast plunging West Rand Syncline. The northern limb of the syncline dips in a south-south-westerly direction and the southern limb in an east-south-easterly direction. Evidence of igneous activity consists of Karoo, Pilanesberg, Bushveld and Ventersdorp age dolerite dykes. These strike in a predominantly northerly direction, with a second set of Ventersdorp dykes striking in a north-easterly direction. Most faults are high-angle normal faults trending north-northwest and eastwards with throws of less than 70m. Faulting generally decreases eastwards. All the reefs noted above are affected by structures to greater or lesser degree. Both faulting and dyke intrusion have disrupted the reefs, which can pose hazards to mining, and disrupt planned orebody extraction (Figure 15). There are generally two structural trends at Kloof. The first set are normal west–east trending faults that dip to the north, with throws of up to 250m (e.g. Casper, 61 North, Danie’s, Danie’s Twin and the Terrace Faults). The second set are north-northeast striking normal faults with generally smaller displacements to the northwest (e.g. Henry’s, Phantom, Baby, Running, Whitey’s and Jock’s Extension Faults). These faults can also show a certain degree of sinistral displacement, which makes following palaeotrends difficult. One such fault is the 23-level fault on the MVR between Main and No. 8 Shaft. It is estimated that a left lateral shift along this fault could be as much as 400m. The original faulting displacements are exacerbated by subsequent post-Bushveld displacement. Kloof is bounded to the west by the Bank Fault and to the east by the West Rand Fault. In 2003 a 3D seismic survey was undertaken over a portion of the south-eastern lease area of the Kloof operations (Figure 6), which covers much of the BI area, including the Eastern Boundary Area (“EBA”) and Kloof Extension Area (“KEA”). The 3D seismic study changed the interpretation of the West Rand Fault position, leading to gain of ground (an additional two mining levels) and also indicated that the downthrow on the West Rand Fault decreases from 1.5km in the north to 500m in the southern part of the lease area. Additionally, the interpretation of the position of a number of major faults (Danie’s Fault, Danie’s Twin Fault and Shaft Fault) moved to the west. Structure interpretations define differing blocks of reef. Major changes are updated on a yearly basis or as and when required. The structure changes can result from underground investigations, new drilling or geophysics. Kloof TRS 2021 Page 57 of 277 Figure 15: Structural Interpretation

Kloof TRS 2021 Page 58 of 277 7 Exploration The Mineral Resources estimation process used for Kloof is based on surface and underground drillholes as well as underground channel chip samples. For both drillhole and underground chip samples Kloof has a comprehensive standard defining the specific methodology for sampling, which is designed to ensure, as far as possible, unbiased and representative samples, as well as possible to ensure the consistency of the sampling. The procedures described are based on current Sibanye-Stillwater practice. Underpinning the Mineral Resources and geological models is information from drillholes (both surface and underground), detailed underground mapping (Figure 34) of underground tunnels and other excavations, and underground sampling. Figure 16, Figure 17, Figure 18 and Figure 19 show per reef, the locations of all the surface and underground drillholes, and underground stope and development sampling, together with the workings in which the sampling was taken. An inset map is provided in each, so as to zoom into a random area and show the samples and workings in detail. Table 25 provides the actual number of sample points utilised for Mineral Resources estimation. Kloof TRS 2021 Page 59 of 277 Figure 16: Location of VCR Drillholes, Sampling Points and Workings Kloof TRS 2021 Page 60 of 277 Figure 17: Location of KR Drillholes, Sampling Points and Workings Kloof TRS 2021 Page 61 of 277 Figure 18: Location of LR Drillholes, Sampling and Workings

Figure 19: Location of MVR Drillholes, Sampling Points and Workings


27°36'E
26°20'S
26°23'S
0
1
2km
0
1
2Miles
Coordinate System: WG27
8 - Masimthembe Shaft
3 - Hlalanathi Shaft
1 - Main/Thuthukani Shaft
0
250
500Meters
0
250
500Yards
Legend
Mining Right (Kloof)
Underground workings
Middelvlei Reef
Sampling Points
Drillhole
Shaft (Producing)

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7.1 Exploration Data Other Than Drilling

Kloof is an established mining operation in a mature mining district. There is no exploration programme associated with this operation other than on mine drilling:

- No current surface exploration is underway;
- No gravity surveys have been conducted over the property recently; and
- No aeromagnetic surveys have been flown over the property recently.

The topography in the lease areas is well mapped from historical surveys and any recent changes to the surface topography will not affect the geological interpretation or infrastructure. There have been no new surveys related to exploration recently.

A brief description of historical 3D seismic survey is given in Section 5.2.1.

7.2 Exploration and Mineral Resources Evaluation Drilling

7.2.1 Overview

The geological models and Mineral Resources at Kloof are based on surface and underground drillholes, as well as underground channel samples. Surface diamond drillholes were generally drilled on irregular grid intervals of 500m to 2,000m dependent on historical exploration strategy, depth of the mineralised horizons and geological uncertainty.

Once underground access is available, infill development drilling is undertaken from access haulages and crosscuts to provide a 30m to 100m grid depending on geological requirements from structural, safety and evaluation perspectives. The methods and process for drilling both surface and underground drillholes are well documented and generally well known with standards and procedures in place.

In the case of capital funded surface and underground evaluation diamond drillholes ("DDH"), the core is halved using a diamond saw, with one half retained for records, and the other half assayed. For routine working cost underground DDH, the drill diameter is generally less than for surface drillholes and usually the entire core is sampled and assayed.

Sample sections are captured directly into the database, where the spatial validity is checked. Planned and unplanned task observations are some of the QA/QC procedures used to ensure sampling protocol is maintained. Final submission of each sample into the Sibanye Gold's IRRIS database is only completed following a series of checks and approvals. Kloof relies on in-house assay laboratories.

Interpretation of Drilling and Material Results:

There was no material impact in the Mineral Resources from recent exploration drilling, which was conducted to confirm the LoM.

Kloof Mine Drillhole Inventory

5,207 Drillholes are included in the Mineral Resources estimation dataset, which is stored in the Fusion database.

Kloof TRS 2021 Page 63 of 277

we are one Sibanye Stillwater

- 4,375 Drillholes are derived from the legacy database dating from 1940s until 2008, and are therefore not necessarily formatted according to the same Sibanye-Stillwater protocols and procedures for drillhole management;
- 832 Drillholes in the Fusion database are authorised and validated for Mineral Resources estimation;
  - Of the above 5,207 drillholes, 724 drillholes were authorised in Fusion database for 2020 LoM; and
  - An additional 108 drillholes were validated and authorised for the signed-off geological models in July 2021.

There are 918 authorised drillholes for Kloof in the Fusion database, however, 86 drillholes are excluded from Mineral Resources estimation due to exceptions in the validation.

Changes in the drillhole inventory from 2019 to 2021 are shown in Figure 20 and Figure 21.

Figure 20: Reconciliation of Drillhole Data


Complete data - Fusion
Reef intersections
1000
900
800
700
600
500
400
300
200
100
0
642
198
444
135
202
781
57
724
108
86
918
86
832
2019
Unused 2019
Utilised end 2019
Old Authorised
New Authorised
2020
Unused
Utilised end 2020
New Authorised
Old Authorised
2021
Unused
Utilised end 2021

Kloof TRS 2021 Page 64 of 277

Figure 21: Reconciliation of Historic Drillhole Data



Legacy data
6,000
5,000
4,000
3,000
2,000
1,000
0
Reef intersections
5,136
775
4,361
14
4,375
2019
Remove dup
2020
Added
2021

7.2.2 Planned Evaluation Drilling for 2022

Table 21 represents the planned drilling that will be done at Kloof in 2022, compared to the actual drilling results of 2021 and 2020.

Table 21: Kloof Evaluation Drilling Costs

Exploration (Working Cost & Capital All Reefs)	C2022 Plan		C2021 Actual		C2020 Actual	
	Metres Planned (m)	ZARm	Metres Drilled (m)	ZARm	Metres Drilled (m)	ZARm
Main Shaft	5,230	6.40	4,293	5.38	2,683	4.20
No. 8 Shaft	7,500	8.55	3,589	3.18	3,011	2.96
No. 3 Shaft	-	-	-	-	163	0.14
No. 4 Shaft	9,581	9.09	5,058	6.54	4,213	5.62
No. 7 Shaft	1,440	0.85	1,342	0.86	438	0.25
Total	**23,751**	**24.89**	**14,282**	**15.96**	**10,508**	**13.17**

The overview of the planned drilling is provided in Figure 22. The target areas and activities are described in Table 22.

Kloof TRS 2021 Page 65 of 277

Figure 22: Overview of Evaluation Drilling Platforms Planned for Kloof


27°35'E
0 1 2km
0 1 2Miles
Coordinate System: WG27
8 - Masimthembe Shaft
3 - Hlalanathi Shaft
3 Service Shaft
3B Service Shaft
1 - Main/Thuthukani Shaft
4 - Ikamva Shaft
7 - Manyano Shaft
1
2
3
4
5
6
7
8
9
10
11
12
13
Bh.ELF1
Bh.23
Bh.20
Bh.10
Bh.BB 5
Bh.BB 4
Bh.KEA 2
Bh.KEA 5
Bh.KEA 3
Bh.KEA 1
Bh.KEA 4
Bh.34
Bh.BB 10
Bh.36
Bh.EBA 8
Bh.EBA5
Bh.33
Bh.BB 2
Bh.EBA10
Bh.BB6
Bh.BB 16
Bh.EBA 7
Bh.EBA 6
Bh.BB1
Bh.EBA 11
Bh.EBA4
Bh.BB 13
Bh.EBA1
Bh.BB7
Bh.BB22
Bh.BB 3
Bh.EBA 3
Bh.WBK 1
Bh.EBA 9
Bh.EBA 2
26°25'S
Legend
Mining Right (Kloof)
Excluded from Mining Right
Dykes
Faults
Libanon Reef
Kloof Reef
Middelvlei Reef
Ventersdorp Contact Reef
Shaft (Producing)
Shaft (Non-Producing)

Kloof TRS 2021 Page 66 of 277

Table 22: Drilling Platforms (as Referenced in Figure 22)

Platform	Shaft	Reef	Exploration Description
1	No. 8	VCR, LR and BR	Exploration drilling programme for VCR, LR and BR, on 16, 17 and 18 Levels, with infrastructure in place.
2	No. 8	LR	Opening-up, equipping and exploration drilling planned on LR.
3	No. 1	KR	Exploration drilling planned to determine the extent of the facies and structure.
4	No. 1	MVR	Exploration drilling planned on MVR, possible extension of 35 Level.
5	No. 8	MVR	Exploration drilling to determine the downdip extension of the pay shoot.
6	No. 1	KR	Drilling planned to determine possible KR payshoots south of Main Shaft.
7	No. 7	KR	KR exploration drilling north of Casper fault.
8	No. 4	KR	KR exploration at 41 Level south, delineation of minable blocks.
9	No. 4	VCR	Exploration drilling to re-defining VCR facies and structure south of No. 4 Shaft.
10	No. 4	VCR	Re-defining VCR facies and structure at 43 and 41 Level south of Casper fault
11	No. 4	VCR	Re-defining VCR facies and structure at 43 and 41 Level south of Casper fault.
12	No. 4	VCR	Drilling for decline south area, re-defining of VCR facies and structure.
13	No. 4	VCR	Drilling for decline north area, re-defining of VCR facies and structure.

7.2.3 Drilling Methods

7.2.3.1 Surface

Surface drill holes are at this stage not currently being or planned to be drilled. The following is a brief description of the procedures in place historically at the time of drilling.

Historically surface drillholes were drilled in the area from early 1900's to late 2000's, on a scattered grid of between 2,000m to 5,000m spacing. These holes reached depths of greater than 4km.

Diamond drill coring (Figure 23) was the preferred method of drilling for Witwatersrand gold mines.

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Figure 23: Example of Diamond Drill Core


Drill stem
Diamond drill bit
HQ drill-core
63.5 mm

HQ drill-core with drill bit and stem

(https://www.geologyforinvestors.com/diamond-drill-hole-drilling/ accessed 23/09/20)

The typical steps followed would have been:

- A site is chosen, and a concrete slab is thrown over the area;
- Drill derrick is erected and attached to the concrete slab;
- Drill sumps are dug and lined for return water;
- Drilling begins with a large diameter open hole (open hole means non-coring and only chips are recovered). The diameter of this hole can be 200 to 250mm (8 to 10 inches). The depth of this hole also varies as it is usually drilled to solid bedrock, through soils and oxidised rock;
- A steel casing is inserted and cemented;
- Hole collar is surveyed using land surveying methods to give x, y, and z positions or coordinates;
- Cement is drilled out with a smaller diameter core and the drilling continues;
- The diameter of the hole reduces in various steps, at differing depths down the hole, to reach typically NQ size hole (75mm hole size and 50mm core);
- Drilling continues until reef (or other target) is intersected, or in the case of an unsuccessful hole the hole is abandoned;
- Once reef is intersected the mother hole as it is then known is complete;
- The mother hole is periodically surveyed while drilling, by down hole surveys, so that the inclination and direction of the hole can be monitored and corrected if required (Section 7.3);
- It is at this stage that any geophysical methods that are required should be run in the hole (as the next phase of drilling interferes with this process);
- Geophysical and other tools that have been run are:
  - Gamma;
  - Dip meter;
  - Neutron density;
  - VSP; and
  - Acoustic Televiewer.

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- Typically (but not always), additional cuts (or runs) of the target reef are obtained by wedging;
- A steel wedge is inserted above the reef and locked into place, this can be directional i.e. surveyed in place or non-directional (meaning the direction of the resulting deflection is not prescribed). The wedge acts like a guide to deflect the drill string off to one side of the hole so that an additional reef cut can be obtained;
- This is repeated as often as needed to get representative reef intersections, with the wedges being set higher and higher up the hole, and denoted by the identification of Drillhole ID _D1 to Drillhole ID _D№;
- A downhole survey is usually taken for each of the deflections;
- Again, typically a long deflection from the mother hole is also drilled. This can be set at 500m to 1,000m up the hole, to get a reasonable distance away from the original mother hole;
- Deflections can also be drilled from other deflections, which allows for a greater spread of reef intercepts and the resultant drillhole resembles a tree, where each join of the branch is located a (or more than one) wedge;
- A diagram of a set of deflections from its mother hole is known as a dendrogram and is shown in Figure 24;
- A plan of a drillhole with similar deflections is indicated in Figure 25;
- Once all the deflections are drilled and the reef cuts are obtained the drillhole is finished;
- Rods are removed, upper part of the hole is cemented or plugged;
- Any recoverable casings are removed;
- Derrick is taken down and removed;
- Concrete slab is broken up and removed, sumps filled; and
- Whole site is rehabilitated, and a cap or marker placed on the remaining casing to the requirements of the landowner.

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Figure 24: Schematic Vertical Section of a Typical Surface Drillhole Dendrogram



KEA 5 (Schematic)
NOT TO SCALE
Pretoria Group
b. Rooihoogte Fm - 500mbc
Chuniespoort Group
b. Black Reef Fm - 1800mbc
1000m
600m
Klipriviersberg Group
300m
b. VCR - 3401mbc
D11
D8
D9
D10
D3
D4
D2
Orig.
D6
D5
D7

Figure 25: Plan View of a Typical Drillhole



TN
0
10
20 Meters
0
10
20 Yards
D2
D1
D5
D4
D3
D7
D6
Original
D9
D11
D12
D13
D10
Legend
Parent
Deflection

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7.2.3.2 Underground Drilling

Underground drilling (i.e. the machine itself is underground) takes place for four distinct reasons, these are:

- Cover drilling;
- Short exploration holes (working cost);
- Long incline drillholes ("LIB's") (capital); and
- Mining holes (drain holes, holes for geophones etc.).

Cover drilling

Cover drilling refers to the drilling of generally flat or slightly inclined holes ahead of development tunnels or advancing stopes, in what is general known as virgin ground. Virgin ground refers to ground which has no prior mining in the vicinity. Different mining houses have differing definitions as to what constitutes virgin ground. The standard for Kloof is outlined in the Sibanye Standard for underground cover drilling:

Cover drilling will be carried out in ends / excavations in the following areas:

- *Virgin ground, fault, dyke & fissure zones, with known / potential water and gas occurrences in and around Shale and dolomite lithologies; and*
- *Any other area on recommendation of the Geologist or on request of the Mining Manager or Mine Overseer.*

Based on a hazard plan ("water plan" and a "flammable gas plan") kept by the Survey and Geology Department, the mine will be divided into various areas as follows:

- ***"A" CATEGORY AREAS:*** *Ends advancing into areas with known occurrences of water and / or flammable gas and that are not protected by adjacent development. The Geologist and Surveyor will advise whether ends will be advanced under protection of double or single cover. All ends advancing into virgin ground fall into this category;*

- ***"B" CATEGORY AREAS:*** *Areas of lower risk where ends are advancing in areas where the strata generally do not contain large quantities of water and / or flammable gas, or areas adjacent to development or stoping, within radius of 200 metres. Cover drilling pattern for these ends will be advised by the Geologist and Surveyor; and*

- ***"C" CATEGORY AREAS:*** *Ends advancing into areas where the strata generally contain very little water and / or flammable gas and in areas generally covered by surrounding stoping and / or development on all sides, within 200 metres (e.g. follow on development and box holes). No diamond drill cover is required for these ends and may be developed under normal pilot cover.*

These holes are generally laid out (angled) more or less as parallel to the developing or mining direction as possible, usually around 5 degrees on either side as shown in Figure 26. Other patterns of drilling for double ends also exist but the overall principle is the same.

Survey's for cover holes are only completed if the cover hole intersects reef, which is normally in the case of crosscut cover.

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Figure 26: Configurations for Cover Drilling


20 metre overlap
70-90 Metres
70-90 Metres
120 m DD cover hole
120 m DD cover hole
SINGLE COVER - (SINGLE SIDED)
Cubby spacing depends on development cycle
120 m DD cover hole
120m DD cover hole
70-90 Metres
70-90 Metres
20metre overlap
SINGLE COVER (STAGGERED)

Short hole exploration

These holes are targeted for reef intercepts from the underground workings that are in place to exploit the same reef. Because of this, these holes tend to be a maximum length of about 120m for air powered drilling or 250m for hydraulic powered drilling.

The number of required intercepts depends upon the confidence assigned to the reef in that area. Low confidence in the grade or the structure of a reef in a particular area implies that more drillholes will be needed. Unlike surface drilling, short hole exploration seldom use wedges to get additional reef cuts, and accordingly one reef cut per hole is the norm.

This type of drilling is also used to fix certain structures such as dykes or faults and the target might not necessarily be for reef intersections.

There is no fixed pattern for this type of drilling, but holes are roughly spaced to get an intercept approximately every 30m to 50m, this would increase in badly faulted areas. Holes are aimed to be drilled along the crosscut which services the reef and a few out to either side.

The pattern indicated in Figure 27 is one of a firework, whereby several intercepts of reef are drilled from the same place (usually termed a cubby).

These short holes remain reasonably straight on azimuth and dip. Deviation is more likely in the longer holes. Normally holes that intersect reef and are longer than 40m to 50m are surveyed. Short holes and holes that are abandoned are not surveyed.

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Figure 27: Schematic Example of Short Holes Firework Pattern


TN
0
25
50Meters
0
25
50Yards
Legend
Borehole Reef Intersection
Borehole Paths
Mine Excavations (Development)

Long Inclined Drillholes ("LIB's")

These holes target reef areas underground that are far from current development. Typically, these holes will be drilled from upper levels to target a reef area that is far below current infrastructure. They rely on a property of downwardly drilled holes, which is that they want to lift (that is why surface holes rarely remain vertical). The lengths of these holes also vary and is largely dependent on how powerful the machine drilling the hole is. The bigger 75kW machines have been known to drill underground as much as 3km long holes, but the restriction is the water and core return.

Larger machines are generally too big to be located in standard underground excavations and as such specialised drill cubbies need to be designed and blasted.

Patterns for LIB drilling normally work on an arc area down dip of the drill site (Figure 28 and Figure 29) and again, several holes can be drilled from the one site.

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Figure 28: LIB Drill Pattern


Actual lib drill pattern in plan plus a surface hole trace, and the arc areas that could be targeted from the drill site
Not to scale

As these are long holes, provision is usually made to have several cuts of reef at the end of the mother hole and normally a long deflection. The long deflection is usually directional i.e. started in a known or required direction, while the short deflections are non-directional.

As with surface holes, underground LIB's are surveyed every 200m to 250m to ensure they are heading in the right direction and are surveyed at the end of the hole.

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Figure 29: LIB Drill Pattern Section


Lib hole section and target reef
Not to scale

Mining holes

Where the intersection of water or flammable gas quantity is deemed significant, the intersection can be allowed to bleed under a controlled environment, or it can be sealed at the source. All sealing work is to be done through a sealing company contractually appointed on behalf of Sibanye-Stillwater.

Ring cover should be executed in the event of water intersections greater than 5,000 litres/hour in any cover (or ring cover) drillhole. Order of drilling and sealing will be based on the standard ring cover procedure (Figure 30).

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Figure 30: Ring Cover Configuration Schematic of Development (Not to Scale)


B
G
C
K
J
A
F
H
D
I
E

Standard "Ring cover" drilling pattern:

A – Original cover hole drilled at 0° along the direction of the excavation;

B + C – Ring cover holes drilled at such an angle as to intersect the fissure water at approximately 3 metres outside the proposed excavation (usually 5° up and 5°out);

D + E – Ring cover holes drilled at such an angle as to intersect the fissure water at approximately 3 metres outside the proposed excavation (usually 5° down and 5° out);

F – Check hole drilled parallel to original hole A; and

G to J – May also be drilled if hole F indicates incomplete sealing.

K - This is a second check hole.

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7.2.4 Core Logging and Reef Delineation

The Mineral Resources estimation process used for Kloof is based on surface and underground drillholes as well as underground channel chip samples. For both drillhole and underground chip samples, Kloof has a comprehensive standard defining the specific methodology for sampling, which is designed to ensure as far as possible unbiased and representative samples as well as to ensure the consistency of the sampling.

7.2.4.1 Surface (Historical 1940's to 1960's)

The following is a brief description of the procedures in place at the time of drilling.

All drillhole core whether from surface or underground is logged and sampled the same (or very similar) way.

The core is obtained from the core barrel, once the driller has completed a drill run, or preferably daily and emptied into a suitably sized (core sizes AX, BX H etc.) core tray.

This tray is transported to the core yard of the operation, where the core is cleaned and marked with the depths of the run, the drillhole name and metre marks. Any losses are identified, and core loss amount noted. This mark-up is completed by the drill contractor.

The core is then transferred into a differing permanent core tray so that the transporting tray can return to the drill site.

The geologist then observes the core and immediately checks for stratigraphic correctness.

The following is an extract of Sibanye's core logging planned task observations ("PTOs") which details the process

- Check that the core is clean, fits together and orientated correctly per core box;
- Core boxes are laid out from shallowest to deepest with ends of core in each box clearly marked;
- Determine core loss (or gain) and note position;
- Any sudden changes in lithology without faulting are noted and the core checked to see if it fits together on either side;
- Any discrepancies identified above are discussed and resolved with the diamond drill foreman;
- Before logging in detail, determine the major stratigraphic units and form general impression of the hole;
- Mark reef and major lithological contacts with a permanent marker;
- Logging recorded on logging sheet with all the required fields captured;
- Sedimentological description of reef as per standard;
- Bedding plane and fault dips are measured parallel to the core axis and recorded; and
- Safety precautions.

Capture – Drillhole Data

- Logging and sampling are captured in DHLogger and uploaded into the Fusion database;
- Assays are imported into the Fusion database from comma separated values ("CSV") files;

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- All quality control analysis on logging and assays is carried out via standard routines in Fusion; and
- Once authorised, reef composite data is loaded into Fusion where the evaluation department has access to utilise the data for Mineral Resources estimation. The reef composite may be a full channel or mining cut depending on reef thickness and mining constraints.

7.2.4.2 Underground Channel Sampling

Within underground workings, exposures of the reef have channel samples taken. Individual channels are chipped from the stope and development working faces using a hammer and chisel, and the sample chips are caught using steel pans. A detailed sampling record is kept showing the reef geometry at each section. Kloof's stope and development channel sampling interval standards are 5m and 3m, respectively. Channels are defined perpendicular to the reef plane and each section's position is fixed by offsetting from survey pegs. The reef is segregated into lithological units and is correlated between sample sections, and individual samples of 10cm to 25cm in length are taken to reflect the internal geometry of the reef, with not less than a 10cm sample being taken on contact. The sample mass taken is in the order of 300g to 500g. Adjacent samples spanning the hanging wall or footwall contact may be taken. PTOs are conducted to ensure QA/QC on the process.

Sample Chain of Custody

Samples are counted at the workplace, labelled with unique barcodes and recorded in a field book. All the samples are securely bagged in carry bags before conveying to the surface sampling store where the number of samples is verified to ensure that no samples are lost or unaccounted for. A Precious Metal Waybill book is completed and samples are securely locked in a sealed container when in transit to the Driefontein assay laboratory. On delivery the laboratory confirms number of samples and sample security.

Capture - Underground Sampling

The data is stored in two linked databases. The following capture process is followed:

- Sample taken data captured into MineRP;
- Draws section-validated location and geology in MineRP;
- Sampling data is linked to the Fusion database;
- Assays received and imported into Fusion;
- QC checks are carried out in Fusion;
- Assay data is linked to MineRP; and
- Final authorised assay and location data is sourced from Fusion database.

7.2.4.3 Quality Control in Drilling

Quality control in drilling has been practiced over many decades and was a standard feature of drilling procedures both historic and current. Table 23 shows the typical quality control measures adopted for drilling.

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Table 23: Quality Control in Drilling

Risk / Mistake	Cause	Fix
Mixed core	Dropped core tray	Ensure pieces lock & stratigraphy lithology is consistent
	Mixed on transfer box to box	
	Transfer core barrel to tray	
	Core tray to sample bag	
Ground core	Core left in core barrel too long	Core loss should indicate how much ground away, stick up required
	Friable ground	Cement and redrill
Core loss	Ground core	
	Friable / void ground	Cement and redrill
Depth markings	Driller's rule / tape incorrect	Get correct length instrument & remark
	Incorrect from - to recorded	Regular reviews by responsible person
	Differing core barrel lengths or incorrect lengths used	Increased supervision of drillers

The QPs are satisfied with the core logging and reef delineation carried out at Kloof mine. These activities are performed by trained and experienced geologists. The use of a common manual for core logging and reef delineation and marking ensures consistent core logging and sampling at Kloof mine, which facilitates the integration of the datasets during interpretation.

7.3 Survey Data

Typically, two survey types are required for each drillhole drilled these are:

- Collar survey; and
- Downhole survey.

In addition, occasional geophysical surveys are carried out.

Collar surveys for surface holes are usually carried out by a qualified land surveyor, either historically using trigonometric beacons and triangulation, or latterly by using differential GPS System. Accuracy is within the 10cm range.

Collar surveys for underground holes are usually taken from the nearest survey underground peg and measured using tapes and a clinorule. Accuracy is of the order of 20cm.

Downhole surveys typically for surface holes have evolved in the past.

Acid Bottle

In the 1900's acid bottle surveys were used, which entailed lowering a glass bottle filled with acid, and allowing the acid to etch the sides of the glass. The bottle is withdrawn and examined for the etching. This etch line would then be representative of the angle and dip of the drillhole at that point.

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Photographic Downhole Survey -1930's to 1990's (Leutert, Sperry Sun)

The magnetic single shot survey uses a small camera mounted to the drill string which takes photographs of a compass card, and plumb bob which indicate the dip and dip direction of the hole at a particular depth (Figure 31).

Figure 31: Example of Photographic Downhole Survey Record


0... - 10...
Inclination = 5...
Direction = N 65... W

Reference from: https://www.drillingmanual.com/2017/12/magnetic-single-shot.html

As only a single shot is taken, the survey must be run several times to get an overall trajectory of the hole. Later developments along the same theme were the magnetic multishot surveys where the film was captured on a roll.

See: https://www.drillingmanual.com/2017/12/directional-drilling-surveying-magnetic.html for details.

Gyroscope Survey

Gyroscope surveys were utilised for some of the last surface drillholes to be drilled, around the early to late 2000's. The Gyroscope survey method is described at:

https://www.drillingmanual.com/2017/12/directional-drilling-surveying-gyro.html:

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Underground Surveys

Historically, up to the 2000's, most short underground holes were assumed to be straight and therefore not surveyed.

However more recent underground surveys use Electronic Multishot Survey, which use accelerometers to measure gravity and therefore inclination, and magnetometers to measure the Earth's magnetic field at the survey point, and thus declination of the drillhole.

7.4 Density Determination

7.4.1 Underground Drillholes

Historically Kloof had a programme in place for the testing of the relative density ("RD") of the main reef horizons. To date a number of samples have been taken, with the values varying between 2.68 and 2.77t/m^3 for the measured reefs. Density for KR is still being monitored. The RD used for all reefs and country rock is 2.75t/m^3 and has been validated with reconciliations over an extended period of mining.

7.4.2 Surface Sources

The bulk density of the waste rock dumps is based on test work carried out during the bulk sampling exercise undertaken in 2001. The average density determined for all bulk sample cuts is 1,65t/m^3.

7.5 Underground Mapping

Refer to Section 9.2.1.

7.6 Hydrological Drilling and Testwork

Sibanye-Stillwater has an environmental water resource monitoring procedure, which defines the sampling programme, sampling methods, analysis and reporting requirements. The procedure makes reference to various operational monitoring programmes, and laboratory specific proficiency tests that are kept routinely updated to ensure they remain current and demonstrate continuous improvement. Sampling and analytical methods aim to adhere with South African National Standard ("SANS") methods and laboratories are either required to maintain a certificate or participate in annual proficiency testing schemes.

The results are subsequently reviewed by competent and trained environmental personnel before they are uploaded to the data management system used by Sibanye-Stillwater. Surface water critical points are reviewed monthly as per the water quality non-conformance procedure, to ensure potential areas of concern are identified, investigated and addressed. The review process is managed by the water health specialist and interrogates the data in terms of not only regulatory, but also science-based criteria for the protection of downstream water users and the environment.

The data is also reviewed more holistically before submission to regulators, such that management is aware of the areas of concern, as well as the actions to address these. Finally, external specialist reports are compiled at appropriate intervals considering detailed and long terms analytics, modelling and recommendations to improve the monitoring programmes and address areas of concern. Material assumptions for each modelling exercise are defined in the accompanying specialist reports.

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Kloof TRS 2021 Page 82 of 277 Refer to Section 17.5.7 for information on hydrology, and the cover drilling portion of Section 7.2. Hydrological testwork is not performed on any current drilling due to the maturity of the mine. To ensure appropriate quality control and quality assurance of water sample analyses, the Driefontein and DD Science laboratories (accredited in accordance with SANAS (T0180) and ISO/IEC 17025:2017) are used for ground- and surface water analyses. Both laboratories make use of SANAS methods and either are SANAS accredited, or participate in the SABS national testing scheme and consistently perform within the satisfactory category. The QP considers the appropriateness of the laboratory techniques, the results from testing and the interpretation thereof to align with industry best practices and ensures continued compliance to the various licenses in place for the operation. 7.7 Geotechnical Data, Testing and Analysis Refer to Section 13.3 for details on ongoing geotechnical data. Geotechnical testwork and analysis is not performed on any current exploration drilling. Kloof TRS 2021 Page 83 of 277 8 Sample Preparation, Analyses and Security 8.1 Sampling Governance and Quality Assurance The QPs are satisfied with the standard procedures in use, which prescribe methods that are aligned to industry norms. The governance system at Kloof relies on directive control measures and makes use of internal manuals (standard procedures) to govern and standardise data collection, validation and storage. Furthermore, the standard procedures are mandatory instructions that prescribe acceptable methods and steps for executing various tasks relating to the ongoing gathering, validation, processing, approval and storage of geological data, which is utilised for Mineral Resources estimation. In addition to internal standard procedures, Sibanye-Stillwater implements an analytical quality control protocol that assesses the extent of contamination and analytical precision at the laboratory. Batches of samples sent to the laboratory include routine “blank” samples (Magaliesburg quartzite) and certified reference material (“CRM”). Results of the analytical quality control are discussed in Section 8.6.2. The governance system also emphasises training to achieve the level of competence required to perform specific functions in the data gathering, validation and storage. Extensive on the job training of new geologists, who will eventually be responsible for logging and sampling, is performed. Lithological data is acquired through the logging of drill core recovered from underground drilling. The logging is undertaken by trained geologists, who are familiar with the various reefs, footwall and hanging wall stratigraphy and rock types. The core logging is also guided by existing drillhole information from previous core logging. Routine validations are undertaken by the experienced geologists at various stages in the data collection process flows, with the final data handover signed off by the QPs. Another aspect of the governance system is the documentation of the geological data gathering process flow (i.e. data collection, processing and validation). The QPs acknowledge that this documentation facilitates the auditability of the process flow activities and outcomes as well as the measures undertaken to rectify anomalous or spurious data. Historic surface core is stored in the core yard at Oberholzer, Carletonville. Storage facilities are fenced off to prevent unauthorised entry, with limited access. 8.2 Waste Rock Sampling – Surface In general, Sibanye employs a statistically based strategy for sampling of surface material on mine-waste dumps. Sampling of surface material is used in screening and/or for prioritising historic dumps. This sampling strategy entails the collection of a representative composite sample from individual dumps and allows for regional assessments. One 30-increment dump-composite sample is collected using this sampling strategy, and contains as much information, relative to average value, as 30 individual grab samples at a fraction of the analytical cost. Top of rock dumps: • 50m x 50m grid sampling for smaller dumps; • On larger dumps a grid of 75m x 75m or 100m x 100m is used; • GPS co-ordinates (latitude and longitude) are pre-calculated or recorded for each sampling point; • Sampling is done with an excavator; Kloof TRS 2021 Page 84 of 277 • The first metre of rock on top of the sampling point is removed – not to be used for analysis; • A sample of +/- one tonne (0.65 m3) is taken at each sampling point; • The sample taken contains a mixture of the material from the excavated hole/trench approximately 3m x 3m wide and between 3m and 6m deep, depending on the excavator arm reach; • Each sample is placed into a bin or a bag with a volume of one cubic metre; and • The bin is filled to a minimum of 65%. Sides of rock dumps: • An excavator is used for sampling; • Sampling is done at 50m intervals along the perimeter or side walls on the edges of the rock dump, up to the limited height reach of the excavator; • Large rocks from the top are moved before sampling commences; • Two samples of +/- one tonne each is taken at a sampling point; • Each sample is placed into a bin or bag with a volume of one cubic metre; and • The bin is filled to a minimum of 65%. Railways: • Sampling is done at 50m intervals along the railway line; • Sampling positions are recorded with handheld GPS; • An excavator is used for the sampling on the disused lines; • Grab sampling to be done on the railway lines currently in use to ensure the stability of the lines; • One grab sample of +/- one tonne each is taken at a sampling point; and • Each sample is placed into a bin with a volume of one cubic metre. Slimes dams: • Sample holes are drilled using a handheld auger or a petrol driven auger; • The core sample is place in a bag and tagged; and • Sent for assaying. 8.3 Reef Sampling – Surface There is currently no surface drilling and no surface drillhole sampling. 8.4 Reef Sampling – Underground 8.4.1 Core Samples All known economic horizons (reefs) are completely sampled, other mineralised sections can be selectively sampled. Samples include bottom and top contacts together with 2cm of footwall and minimum of 2cm of hanging wall. In addition, at least one sample of unmineralised footwall and hanging wall is included. Samples are broken into individual pieces no less than 25cm to ensure enough material is available for analysis. The entire core sample is submitted to the analytical laboratory and no core splitting is performed. Kloof TRS 2021 Page 85 of 277 The samples are assigned unique sample identification numbers and tags before geologists transport them to the laboratory. In addition, the samples for each drillhole and the associated quality control samples (CRM and blanks) are submitted to the laboratory on the same day that the sampling takes place. The geologists prepare sample submission sheets that accompany the samples. Records of the sample data are captured in the Fusion database. 8.4.2 Channel Sampling Refer to Section 7.2.4.2. 8.5 Sample Preparation and Analysis 8.5.1 Laboratory Samples from Kloof are analysed at the Sibanye-Stillwater owned and operated laboratory. The analytical laboratory is a secure facility situated in the Driefontein operations, which is fenced off to prevent unauthorised entry by the public and where access is restricted to authorised personnel of Sibanye-Stillwater Gold operations. For further discussion of quality control measures taken to ensure validity and integrity of samples prior to the laboratory testing, please refer to Sections 8.1 to 8.4 and Section 7.2.4.2. The laboratory has facilities for sample preparation, chemical analysis (via fire assay and instrumental techniques) and is equipped with Laboratory Information Management System (“LIMS”) software, which facilitates effective and efficient management of samples and associated data. It handles geological drilling and grade control samples as well as samples from the concentrators and smelter. The QC procedures for assays include: • Regular internal audits of the laboratory; • Round robin bench marking; and • Submission of blanks and standards to the laboratory. The laboratory is certified by the South African National Accreditation System (“SANAS”) with accreditation number T0379. Bi-annual external audits are conducted as part of the accreditation process, with the following audits conducted at the Driefontein Assay Laboratory during 2021: • Four internal audits; • One external audit; and • One SANAS audit. The last SANAS audit was conducted in May 2021. Round Robin z-score result for proficiency testing was well within the acceptable limits. There were no material findings from the audits. 8.5.2 Sample Preparation and Analysis Samples are dried, crushed, and pulverised, and analysed using fire assay techniques. Initial crushing is done to 2mm partial size using a Terminator crusher. The samples are split into two sub samples by putting it through a 16-hole riffle splitter. One sub sample (whole sample for chip) is pulverised in a vertical spindle pulveriser to 80% <150µm. One sub sample is kept for RD and possible repeat assay should the batches' blank fail QA/QC. Blank quartzite is used to flush between samples at the crush and pulveriser. The pulveriser is compressed air cleaned between samples. The riffle splitter is compressed air cleaned between samples. Potassium nitrate is used to oxidise sulphides to sulphates in drillhole samples, however for chip samples sodium carbonate is added as oxidising and desulphurising agent.

The fire assay method employed for sample analysis comprises two consecutive pyrochemical separations. The pulverised product (30g sample aliquot) is fused with 180g of pre-mixed assay flux under reducing conditions, which promotes the separation of the precious metals from the gangue, with simultaneous collection as a lead alloy.

The lead is subsequently removed by oxidising fusion (cupellations) and the precious metals are then weighed on scales that are calibrated at the start of every shift. Bullion correction, aimed at correcting fire assay gold values for silver content, is also carried out periodically.

After weighing, the samples are blended with a flux and fused in electric furnaces, and the process described is fire assay with a gravimetric finish.

Laboratory reporting of underground sampling results was not split into separate gold and silver assays. A combined grade was reported. For chip samples, a "bullion" factor is then generated by the laboratory and released on a periodic basis to the operations to account for the silver content in the analyses.

The laboratory has in place quality assurance and control procedures for the analysis and handling of the samples. An overall high level of cleanliness is maintained to minimise contamination. Furthermore, the laboratory also included standards and blanks in each sample batch and any anomaly identified in the quality control samples is addressed as required.

The QA/QC procedures include regular audits, round robin bench marking, as well as the submission of blanks and standards to the laboratory. In addition to external audits, the Sibanye Mine Technical Services Management ("MTS") Department conducts regular audits of the laboratory.

8.5.3 QP Opinion

The QPs are satisfied with the sample preparation, analytical methods, accuracy, precision, the level of cleanliness and the security at the analytical laboratory. The analytical methods employed are suited to the mineralisation style and grades. Accordingly, the analytical data from the laboratory is a suitable input for grade estimation.

Note on historical assays: Fire assay is a well-established procedure and has been used in South African mines for many decades. The procedure has not changed in ways that significantly affect the accuracy and comparability over the LoM.

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8.6 Analytical Quality Control

8.6.1 Nature and Extent of the Quality Control Procedures

Kloof operations implement an analytical quality control protocol requiring ongoing monitoring of the laboratory performance.

8.6.2 Quality Control Results

Analytical results for the blanks and standards are plotted graphically on control charts to facilitate the identification of anomalous data points. Where the standard result is reported outside three standard deviations of certificate value, then re-assay is requested for the whole batch from the laboratory. The blank material utilised at Kloof mine has no certified value, and the blank sample data is analysed visually on plots to identify anomalous values that may suggest overwhelming contamination or sample swapping. Blank results are accepted to 0.12g/t, after which re-assay is requested. Figure 33 shows the blanks analysed for all the SGL operations during 2021, whilst Table 24 is a sub-set of this data pertaining only to Kloof.

Figure 32: Example of CRM Result Monitoring 2021



AMIS0722 - FA
AMIS0722
X-Axis Filter: LabResults.analysis_date is greater than => 2021-01-01 00:00:00
10
8.4
6.8
5.2
3.6
2
Au_Gpt_FA
2021-01-07
2021-03-08
2021-04-16
2021-05-28
2021-07-16
2021-08-28
2021-10-09
2021-11-12
Analysis Date
Expected Value
Error Limit - 3SD Negative
Error Limit - 2SD Negative
Error Limit - 3SD Positive
Error Limit - 2SD Positive
Data Points - Out 3SD
Data Points - In 3SD
Data Points - In 2SD

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Figure 33: QC of Blank Result Monitoring for All SGL Operations 2021



2
1.5
1
0.5
0
Au_Gpt_FA
2021-01-02
2021-03-01
2021-04-28
2021-06-24
2021-08-18
2021-10-13
2021-12-10
Analysis Date
Expected Value
Error Limit - Max
Error Limit - Min
Data Points - Out Limit
Data Points - In Limit
Error Limit - Max 0.12

Table 24: QC Chip Samples 2021

Sample Type	Passed	Failed
Blank	1,746	1
AMIS0244	4	0
AMIS0302	169	16
AMIS0303*	16	4
AMIS0369	1	0
AMIS0429	1	0
AMIS0430	58	3
AMIS0539	1	0
AMIS0705*	92	13
AMIS0721*	111	19
AMIS0722	120	10
Total	**2,319**	**66**

*It is noted that some of the CRMs have an abnormal failure rate and are being monitored for future use.

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8.6.3 QP Opinion

Based on the foregoing, the QPs conclude that the laboratory's analytical data shows overall acceptable precision and accuracy, and no evidence of overwhelming contamination by the laboratory that would affect the integrity of the data. As a result, the analytical data from the in-house laboratory is of acceptable integrity and can be relied upon for Mineral Resources estimation.

Kloof TRS 2021 Page 89 of 277

Kloof TRS 2021 Page 90 of 277 9 Data Validation 9.1 Data Storage and Database Management Channel Sampling and Drillhole Data All the channel sampling and drillhole data (i.e. collar and downhole survey, lithological, geotechnical, structural, analytical, and mineralisation data) is stored in the Fusion database, which is a Datamine product database designed to standardise information gathering during drilling. The drillhole data is imported electronically from DHLogger into the database. Library tables, key fields and codes are the validation tools available in the Fusion database utilised for ensuring correct entries. The Fusion database is stored on a central IT server, where it is backed up and has rigorous controls (e.g. password protection and access restrictions) to ensure security and integrity of the data. Surface Rock Dumps (“SRD”) All the co-ordinated (sampling, drilling, geological, survey and mining outlines) data are stored in electronic ArcGIS database systems on a centralised server and use a common co-ordinate system (Gauss Conform Projection, Hartebeeshoek WGS84 WG 27). The ArcGIS database is stored on the central IT server where it is backed up and has rigorous controls (e.g. password protection and access restrictions) to ensure security and integrity of the data. The QPs are satisfied with data storage and validation as well as database management practices, which are all aligned to industry practice. 9.2 Database Verification Internally generated channel samples, underground definition drillhole and mapping data is the primary data utilised for geological interpretation and Mineral Resources estimation. The imports into the database and validations are performed by experienced personnel. The QPs did not perform independent verifications of the data collected but relied on the rigorous validations performed during data collection and processing to which they participate. Limitations are considered to be the historical data, which may not have been subjected to the current standards but are considered acceptable due to industry standard practices in place at the time, and confirmed from continuous mining over several decades. The Mineral Resources estimates for Kloof are mainly based on validated drillhole and channel data, which is stored in the Fusion database. Datapoints used for the C2022 Mineral Resources estimation at Kloof mine are shown in Table 25, together with the number used in the previous year. 9.2.1 Mapping Underground mapping is undertaken on a routine basis and covers all major development tunnels as well as those that have intersected reef or are designed to expose reef. An example of the development mapping is shown below (Figure 34). This mapping is plotted at 1:200 scale on a mapping report and later digitised onto Microstation. Kloof TRS 2021 Page 91 of 277 • The principal objectives of underground mapping are to: o Identify and record the positions of faults, dykes and any other disturbances in a working place, so that projections can be made ahead of the face and/or up to reef plane; o Record the thickness and nature of the reef so that sedimentological trends can be delineated and later reconciled with sampling data; and o Record and bring to the attention of the Mining Department any areas where reef remains in the hanging or footwall of the stope and/or new geological structures identified. • Mapping is carried out continuously, using a set of documented procedures, and plans updated as data is collected; and • Mapping is validated by PTOs. Figure 34: Typical Example of Underground Mapping and Sampling 9.2.2 Drillholes The validation of drillhole data is a continuous process undertaken at various stages during data collection: • before and after import into the Fusion database; Kloof TRS 2021 Page 92 of 277 • during geological interpretation; and • Mineral Resources estimation. Routine validations are undertaken by the experienced geologists at various stages in the data collection process flows, with the final data handover signed off by the QPs. The logging is guided by a standard procedure, which standardises data gathering, and the type of detail required for each drillhole log, and any deviations or anomalous entries are flagged by the built- in validation tools available in the Fusion database. Geologists validate the survey data by comparing it against planned coordinates and through visual checks in the Datamine environment. 9.2.3 Channel Sampling The validation of face samples is a continuous process completed at various stages during data collection. Unique barcoded sample numbers are generated and printed prior to going underground. Samples are captured into the MineRP database with controls in place, which includes drawing of section and validation of location and geology by experienced fulltime employees. Plots using the final authorised assays and location data, along with the workings, are printed to ensure that the spatial distribution is correct. Quality Control and Validation The procedure for quality control is as follows: • Quarterly discipline audits are conducted; • PTOs of sampling conducted quarterly; • Final authorisation of each sample into the database is only completed following a series of checks and approvals; and • Plots using the final authorised assays and location data, along with the workings, are printed to ensure that the spatial distribution is correct. 9.3 QP Opinion The QPs acknowledge the rigorous validation of the extensive database utilised for Mineral Resources estimation at Kloof mine. The data was validated continuously at critical points during collection, in the Fusion database and during geological interpretation and Mineral Resources estimation. For the recent data, signed off handover documentation is completed before Mineral Resources estimation. Similar practices which were inherited by Sibanye-Stillwater, were in use by the previous owners for the collection of historical data. The QPs have assessed the historical data and concluded that it was suitable for Mineral Resources estimation. In general, the data validations are consistent with industry practice and the quantity and type of data are appropriate for the nature and style of the mineralisation. Kloof TRS 2021 Page 93 of 277 10 Mineral Processing and Metallurgical Testwork The plants are well-established and no changes are planned. The plant recovery factor is supported by extended operational life of plant and there is no material risk to the planned plant recovery factor 10.1 Nature and Extent of Mineral Processing Plant feed tonnage is generally measured via weigh scales on mill feed belts or leach feed mass flow systems. Plant feed from underground sources is sampled at the shafts but surface rock dump plant feed is generally not sampled. Leach feed and residue samples are taken automatically, with cross-stream pulp cutters or instream poppet samplers. Shift composites are accumulated and prepared in the standard way. For further information refer to Section 14 in this TRS (Processing and Recovery Methods). 10.2 Representative Nature of Test Samples The type of material is consistent with historical processing, and routine metallurgical test work is conducted to support short term operational issues. 10.3 Laboratories The only laboratory in use for run of mine analysis is the Driefontein laboratory. Other laboratories not owned by Sibanye are used in the accreditation process. The Driefontein laboratory is certified by the South African National Accreditation System (“SANAS”) with accreditation number T0379. Bi-annual external audits are conducted as part of the accreditation process, with the following audits conducted at the Driefontein Assay Laboratory during 2021: • Four internal audits; • One external audit; and • One SANAS audit. The last SANAS audit was conducted in May 2021. The round robin z-score result for proficiency testing was well within the acceptable limits. There were no material findings from the audits. 10.4 Results, Recovery Estimates and Deleterious Elements The plant recovery factor is supported by the plant design and extensive operational experience and knowledge by Sibanye-Stillwater with similar plants. Metallurgical test work was carried out during 2021 on samples having varied head grades of between 0.73g/t and 15.7g/t, with the objective being to evaluate the leachability of the No. 2 Plant reef, waste and surface rock dump material. SGS performance laboratories were used for the analysis, with SGS being independent and SANAS accredited. The samples also contained significant amounts of sulphide, arsenic and lead. The main minerals identified by the X-ray diffraction were quartz, minor chlorite and pyrite and trace pyrophyllite. On the laboratory-scale carbon in leach (“CIL”) tests, all the samples showed gold dissolution of >95%, at an average of 97.9%. The diagnostic leach results agreed well with the laboratory CIL tests. The diagnostic leach also showed that on average about 94% of the gold in the samples is free milling, and there is very little preg-robbing.

It should be noted that regular metallurgical test work is conducted as part of normal operating procedures.
Based on the continuing testwork, there are no known deleterious elements that has an impact on the economic extraction of the minerals. It should be noted that these studies focussed on the VCR.

10.5 QP Opinion on Adequacy of Data for the TRS

The QP considers that the analytical procedures used in the analysis are conventional industry practice, and that the data can be considered adequate for the purpose for which it is used in this TRS.

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11 Mineral Resources Estimates

11.1 Estimation Assumptions, Parameters and Methods

The following describes the full evaluation of the Mineral Resources of Kloof, including the key assumptions, parameters, and methods used to estimate the Mineral Resources.

As a point of reference, Mineral Resources are quoted at an appropriate *in-situ* economic cut-off grade, with tonnages and grades based on the planned minimum mining width. They may also include estimates of any material below the cut-off grade required to be mined and are quoted as at 31 December 2021.

Most of the Mineral Resources are derived from underground sources.

11.1.1 Underground Sources

11.1.1.1 Geological Model and Interpretation

Geological interpretations based on structural, grade and sedimentological data (Section 6) are used to construct the estimation domains. Estimation domains are numbered per area as per Figure 35, Figure 36, Figure 37 and Figure 38. Estimation domains may be further subdivided or combined to ensure homogeneity and are used as hard boundaries in the estimation.

The area of the Mineral Resources blocks is corrected for dip and discounted for fault losses based on the 3D structural interpretation.

It is common practice in the context of Mineral Resources and Mineral Reserves reporting, to report those areas above ("AI") and below ("BI") current existing infrastructure as separate line items in statements, which is a function of transparency and detailed reporting rather than in confidence of classification.

Information is from regular underground geological mapping (stope faces and development ends), and underground drilling information. The facies are the same as the estimation domains used to update the estimation models.

The facies and structural interpretations that form the basis of this report have evolved over a long period of time, based on a large amount of data. Alternative interpretations are considered only if they can be validated by scientific findings. Geological losses applied consider any major losses and minor faulting. Interpretation also includes value trends, data quantity, data distribution, kriging results (including kriging efficiencies and slope of regression), infrastructure, exclusions (due to insufficient data), mining method, ventilation and rock engineering considerations. For the 31 December 2021 estimate, only minor facies changes/adjustments were made, all of which are incorporated in the new plan and assessed by the rock engineering and resource geology departments.

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Figure 35: VCR Estimation Domains



27°32'E
27°34'E
27°36'E
27°38'E
26°22'S
26°24'S
26°26'S
26°28'S
TN
0
1
2km
0
1
2Miles
Coordinate System: WG27
3 - Hlalanathi Shaft
8 - Masimthembe Shaft
1 - Main/Thuthukani Shaft
4 - Ikamva Shaft
7 - Manyano Shaft
Legend
Mining Right (Kloof)
Estimation Domains
1
2
3
4
5
6
Shaft (Producing)

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Figure 36: KR Estimation Domains


27°32'E
27°34'E
27°36'E
27°38'E
0
1
2km
0
1
2Miles
Coordinate System: WG27
3 - Hlalanathi Shaft
8 - Masimthembe Shaft
1 - Main/Thuthukani Shaft
4 - Ikamva Shaft
7 - Manyano Shaft
26°24'S
26°26'S
26°28'S


27°32'E
27°34'E
27°36'E
27°38'E
Legend
Mining Right (Kloof)
Estimation Domains
1
2
3
4
5
6
7
Shaft (Producing)

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Figure 37: LR Estimation Domains


27°34'E
27°36'E
26°22'S
26°24'S
26°26'S
0
1
2km
0
1
2Miles
Coordinate System: WG27
TN
8 - Masimthembe Shaft
3 - Hlalanathi Shaft
1 - Main/Thuthukani Shaft
4 - Ikamva Shaft
Legend
Mining Right (Kloof)
Estimation Domains
1
2
3
Shaft (Producing)

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Figure 38: MVR Estimation Domains


27°34'E
27°36'E
27°38'E
26°20'S
26°22'S
26°24'S
TN
0
1
2km
0
1
2Miles
Coordinate System: WG27
3 - Hlalanathi Shaft
8 - Masimthembe Shaft
1 - Main/Thuthukani Shaft


27°34'E
27°36'E
27°38'E
Legend
Mining Right (Kloof)
Estimation Domains
1
2
3
Shaft (Producing)

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Table 25: Number of Datapoints Used for Mineral Resources Estimation per Domain

Reef	Domain	Dec-2020	Dec-2021	Difference No. of samples
VCR	1	307,064	307,750	686
VCR	2	211,740	212,069	329
VCR	3	78,257	73,792	-4,465
VCR	4	139,287	139,292	5
VCR	5	3,960	11,337	7,377
VCR	6	29	273	244
VCR	7*	35	-	-35
VCR	8*	254	-	-254
KR	1	2,970	3,114	144
KR	2	7,525	7,712	187
KR	3	3,469	4,272	803
KR	4	6,222	6,776	554
KR	5	634	589	-45
KR	6	6,297	6,182	-115
KR	7	33,853	34,381	528
LR	1	2,641	2,639	-2
LR	2	5,614	5,645	31
LR	3	54	112	58
MVR	1	76,445	78,151	1,706
MVR	2	288,152	288,159	7
MVR	3	4,620	4,620	0
Total VCR	**All**	**740,626**	**744,513**	**3,887**
Total KR	**All**	**60,970**	**63,026**	**2,056**
Total LR	**All**	**8,309**	**8,396**	**87**
Total MVR	**All**	**369,217**	**370,930**	**1,713**

*Domain changes based on Geological Facies update and renumbering of Domains

There were no domain changes for the LR and MVR. Minor changes for KLR Domain to incorporate structural and facies changes/updates of Geology. The VCR Domains saw the most shifts/changes due to facies updates of Geology. Domains 5 and Domain 6 from the previous year were combined into Domain 5 as Geology confirmed that they belong to the same facies. Domains 7 from the previous year was incorporated into Domain 3 due to similar facies. Domain 8 from the previous year is renumbered as Domain 6.

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11.1.2 Surface Sources

11.1.2.1 Geological Model and Interpretation

There are no geological models or interpretation associated with the SRDs. The area is surveyed and a detailed topographical surface is constructed covering the entire dump. The area mined is determined by comparing two consecutive surfaces and determining a volume difference between the two.

11.2 Estimation and Modelling Techniques

11.2.1 Underground Sources

11.2.1.1 Statistics and Capping

The primary software used was Datamine Studio RM for estimation and Snowden Supervisor for statistics and variogram fitting.

Based on the structural and geological facies, the Mineral Resources were divided into various geostatistical domains. The constraints of the geological facies differ from reef to reef. Detailed exploratory data analysis included sample verification, histogram, cumulative frequency plots, outlier checks, mean vs. covariance and trend analysis.

The drillhole data and chip samples were composited on full reef, or mining cut, depending on the thickness of the reef. Channel width ("CW") and the gold grade("AU") in g/t was used to calculate the centimetres grams per tonne ("cm.g/t"). Each domain took cognisance of point data which was regularised using the centre of gravity on a panel size of 25m by 25m and 50m by 50m.

After classical statistical analysis, it was determined that capping was necessary on all declustered and original point datasets. Capping was applied at 97% for the point data and applied at the 97.5% for the 10m x 10m data, for the 25m x 25m data capping of 98% was used and for the 50m x 50m data 98.5% capping values were used for cm.g/t, CW and AU. All capping was done per domain, to reduce the effects of extremely high grades on each estimated panel. Figure 39 shows an example of the capping analyses used in Supervisor and Table 26 shows the effect of capping on the actual statistics for Kloof.

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Figure 39: Example of Capping Analysis in Snowden Supervisor


Histogram With Topcut for CMGT
Frequency (% of 34337 points)
CMGT
Log Probability Plot for CMGT
Cumulative Probability %
CMGT
Mean and Variance Plot for CMGT
Topcut Mean
Topcut CV
CMGT (cut)
Cumulative Metal
Cumulative Probability %
CMGT

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Table 26: Effects of Capping on the Population Statistics

REEF	Domain	No. of Samples	Original Mean	Capped Mean	Difference cm.g/t (%)	Original Coefficient of Variance (%)	Capped Coefficient of Variance (%)	Original Variance	Capped Variance
VCR	1	307,750	3,934	3,777	-9	1.62	1.16	40,387,098	17,275,979
VCR	2	212,069	2,125	2,025	-10	1.77	1.29	14,198,346	6,125,934
VCR	3	73,792	3,100	2,830	-9	1.64	1.21	25,962,703	11,531,620
VCR	4	139,292	1,726	1,616	-12	2.19	1.28	14,309,177	3,744,126
VCR	5	11,337	1,049	607	-13	2.05	1.30	4,638,038	1,411,927
VCR	6	273	1,822	1,219	-28	2.56	1.56	21,833,854	4,157,063
KR	1	3,114	1,315	1,099	-16	2.91	1.18	14,620,353	1,680,581
KR	2	7,712	2,422	2,212	-9	1.51	1.08	13,359,435	5,681,978
KR	3	4,272	591	559	-5	1.23	1.03	524,234	330,504
KR	4	6,776	2,788	2,479	-11	1.83	1.17	25,934,930	8,430,884
KR	5	589	377	355	-6	1.40	1.22	278,772	187,677
KR	6	6,182	1,216	1,083	-11	1.70	1.00	4,286,191	1,180,522
KR	7	34,381	1,388	1,284	-7	1.37	1.02	3,609,847	1,731,248
LR	1	2,639	328	283	-14	2.03	1.03	443,412	84,299
LR	2	5,645	1,327	1,222	-8	1.46	1.12	3,760,769	1,870,093
LR	3	112	202	185	-9	1.65	1.33	112,101	60,743
MVR	1	78,151	1,137	1,075	-6	1.18	0.90	1,806,293	944,173
MVR	2	288,159	1,024	964	-6	1.34	0.92	1,877,071	786,996
MVR	3	4,620	834	765	-8	1.77	1.15	2,177,411	780,774

The capping resulted in the reduction of the variance, hence reducing the coefficient of variance ("CoV"). The CoV is an indication of the level of dispersion around the mean and by using the capping values the CoV is lower. By using the declustered data as the support for the different block sizes in the kriging, the variance reduces and the mean will stabilise. This effect is well known as the Central Limit Theorem. This implies that as the sample size gets larger that the sample means approaches a normal distribution regardless of the distribution of the population. Increasing the capping percentage had a very small effect on the overall mean of the data.

11.2.1.2 Grade and Tonnage Estimation

To determine the orientation of the mineralisation for individual domains, variogram maps were created as depicted in the example in Figure 40. Appropriate directions were selected and detailed variography studies were carried out on point and regularised data. Untransformed variograms were used for kriging. In order to validate the ranges, covariance on normal scores was used as per the illustration in Figure 41. Snowden Supervisor software was used for variogram maps, Kriging Neighbourhood Analysis ("KNA") and variography, as per examples in Figure 42 to Figure 46. Variogram parameters used for kriging are given in Table 27, Table 28, Table 29 and Table 30 using Datamine nomenclature.

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Figure 40: Example of a Variogram Map


CMGT [@6500] Horizontal Continuity
30
000->000
Continuity Analysis
1
0.7
0
Lag
10
000->050
000->270
000->090
000->180

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we are one
Sibanye Stillwater

Table 27: Summary of Variogram Model Parameters for the VCR

Block Size	PARAMETER	DOMAIN	VANGLE3	NUGGET	ST1PAR1	ST1PAR2	ST1PAR4	ST2PAR1	ST2PAR2	ST2PAR4
10x10	cm.g/t	1	-50	0.40	56	60	0.31	209	165	0.16
10x10	cm.g/t	2	-30	0.40	36	40	0.32	218	166	0.17
10x10	cm.g/t	3	-50	0.41	42	42	0.32	192	130	0.27
10x10	cm.g/t	4	-50	0.41	52	50	0.31	181	139	0.2
10x10	cm.g/t	5	-70	0.37	30	35	0.39	182	130	0.24
10x10	cm.g/t	6	-30	0.40	36	40	0.32	218	166	0.17
10x10	cw	1	-50	0.26	71	78	0.36	273	215	0.18
10x10	cw	2	-20	0.21	57	75	0.23	255	207	0.16
10x10	cw	3	-50	0.20	55	70	0.31	274	174	0.23
10x10	cw	4	-30	0.22	71	70	0.19	245	154	0.17
10x10	cw	5	-70	0.15	64	43	0.14	260	143	0.36
10x10	cw	6	-20	0.21	57	75	0.23	255	207	0.16
25x25	cm.g/t	1	-50	0.40	95	86	0.15	410	305	0.32
25x25	cm.g/t	2	-30	0.38	101	96	0.22	378	224	0.22
25x25	cm.g/t	3	-50	0.38	63	92	0.27	427	206	0.35
25x25	cm.g/t	4	-50	0.35	128	121	0.35	338	179	0.17
25x25	cm.g/t	5	-70	0.36	160	126	0.42	433	313	0.22
25x25	cm.g/t	6	-30	0.38	101	96	0.22	378	224	0.22
25x25	cw	1	-50	0.23	92	54	0.24	435	321	0.32
25x25	cw	2	-20	0.21	118	127	0.18	433	283	0.17
25x25	cw	3	-50	0.17	125	77	0.27	414	284	0.30
25x25	cw	4	-30	0.19	63	65	0.12	378	226	0.33
25x25	cw	5	-70	0.21	339	173	0.15	403	197	0.38
25x25	cw	6	-20	0.21	118	127	0.18	433	283	0.17
50x50	cm.g/t	1	-50	0.38	483	212	0.09	779	566	0.53
50x50	cm.g/t	2	-30	0.35	214	130	0.15	749	466	0.37
50x50	cm.g/t	3	-50	0.41	138	174	0.14	636	251	0.45
50x50	cm.g/t	4	-50	0.38	162	144	0.25	666	272	0.14
50x50	cm.g/t	5	-70	0.34	670	117	0.39	679	365	0.27
50x50	cm.g/t	6	-30	0.35	214	130	0.15	749	466	0.37
50x50	cw	1	-50	0.21	226	171	0.24	646	540	0.31
50x50	cw	2	-20	0.19	197	228	0.16	637	388	0.19
50x50	cw	3	-50	0.19	286	151	0.25	605	350	0.36
50x50	cw	4	-30	0.18	131	166	0.19	652	346	0.26
50x50	cw	5	-70	0.20	457	241	0.52	611	355	0.28
50x50	cw	6	-20	0.19	197	228	0.16	637	388	0.19

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Table 28: Summary of Variogram Model Parameters for the KR

Block Size	PARAMETER	DOMAIN	VANGLE3	NUGGET	ST1PAR1	ST1PAR2	ST1PAR4	ST2PAR1	ST2PAR2	ST2PAR4
10x10	cm.g/t	1	-150	0.29	130	112	0.18	195	118	0.53
10x10	cm.g/t	2	-160	0.38	94	47	0.26	185	125	0.36
10x10	cm.g/t	3	-160	0.38	40	50	0.22	159	112	0.40
10x10	cm.g/t	4	-150	0.39	77	51	0.39	166	80	0.22
10x10	cm.g/t	5	-140	0.40	74	59	0.45	239	127	0.15
10x10	cm.g/t	6	-150	0.40	66	89	0.40	154	109	0.20
10x10	cm.g/t	7	-140	0.40	74	59	0.45	239	127	0.15
10x10	cw	1	-150	0.23	38	47	0.15	175	108	0.62
10x10	cw	2	-160	0.31	40	47	0.25	217	126	0.44
10x10	cw	3	-160	0.18	168	80	0.30	189	127	0.52
10x10	cw	4	-150	0.17	125	102	0.26	170	124	0.57
10x10	cw	5	-140	0.19	82	92	0.33	225	221	0.21
10x10	cw	6	-150	0.16	68	29	0.08	227	118	0.36
10x10	cw	7	-140	0.19	82	92	0.33	225	221	0.21
25x25	cm.g/t	1	-150	0.32	141	92	0.27	258	185	0.41
25x25	cm.g/t	2	-160	0.32	101	89	0.23	382	129	0.45
25x25	cm.g/t	3	-160	0.32	211	114	0.10	379	197	0.58
25x25	cm.g/t	4	-150	0.40	127	84	0.47	384	165	0.13
25x25	cm.g/t	5	-140	0.36	59	57	0.22	438	140	0.42
25x25	cm.g/t	6	-150	0.40	98	148	0.09	404	270	0.51
25x25	cm.g/t	7	-140	0.36	59	57	0.22	438	140	0.42
25x25	cw	1	-150	0.24	164	85	0.30	350	150	0.46
25x25	cw	2	-160	0.29	112	137	0.18	300	182	0.53
25x25	cw	3	-160	0.18	61	158	0.36	351	174	0.46
25x25	cw	4	-150	0.20	257	92	0.65	325	156	0.15
25x25	cw	5	-140	0.13	97	199	0.30	392	284	0.35
25x25	cw	6	-150	0.14	225	198	0.16	486	211	0.70
25x25	cw	7	-140	0.13	97	199	0.30	392	284	0.35
50x50	cm.g/t	1	-150	0.39	88	122	0.26	641	401	0.35
50x50	cm.g/t	2	-160	0.37	104	90	0.09	691	320	0.54
50x50	cm.g/t	3	-160	0.37	135	213	0.18	725	374	0.45
50x50	cm.g/t	4	-150	0.40	114	87	0.47	456	317	0.13
50x50	cm.g/t	5	-140	0.33	268	180	0.25	574	294	0.42
50x50	cm.g/t	6	-150	0.40	65	330	0.16	624	356	0.44
50x50	cm.g/t	7	-140	0.33	268	180	0.25	574	294	0.42

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Block Size	PARAMETER	DOMAIN	VANGLE3	NUGGET	ST1PAR1	ST1PAR2	ST1PAR4	ST2PAR1	ST2PAR2	ST2PAR4
50x50	cw	1	-150	0.22	143	153	0.68	456	301	0.10
50x50	cw	2	-160	0.21	298	315	0.57	530	374	0.22
50x50	cw	3	-160	0.21	143	285	0.51	613	461	0.28
50x50	cw	4	-150	0.21	189	127	0.36	549	289	0.43
50x50	cw	5	-140	0.18	204	197	0.18	675	274	0.64
50x50	cw	6	-150	0.20	266	274	0.24	713	318	0.56
50x50	cw	7	-140	0.18	204	197	0.18	675	274	0.64

Table 29: Summary of Variogram Model Parameters for the LR

Block Size	PARAMETER	DOMAIN	VANGLE3	NUGGET	ST1PAR1	ST1PAR2	ST1PAR4	ST2PAR1	ST2PAR2	ST2PAR4
10x10	cm.g/t	1	-110	0.38	54	27	0.32	178	120	0.30
10x10	cm.g/t	2	-110	0.38	54	27	0.32	178	120	0.30
10x10	cm.g/t	3	-110	0.38	54	27	0.32	178	120	0.30
10x10	cw	1	-60	0.20	72	90	0.17	205	140	0.40
10x10	cw	2	-60	0.20	72	90	0.17	205	140	0.40
10x10	cw	3	-60	0.20	72	90	0.17	205	140	0.40
25x25	cm.g/t	1	-110	0.40	90	78	0.33	274	170	0.27
25x25	cm.g/t	2	-110	0.40	90	78	0.33	274	170	0.27
25x25	cm.g/t	3	-110	0.40	90	78	0.33	274	170	0.27
25x25	cw	1	-60	0.20	367	190	0.24	368	190	0.56
25x25	cw	2	-60	0.20	367	190	0.24	368	190	0.56
25x25	cw	3	-60	0.20	367	190	0.24	368	190	0.56
50x50	cm.g/t	1	-110	0.34	226	316	0.46	564	394	0.20
50x50	cm.g/t	2	-110	0.34	226	316	0.46	564	394	0.20
50x50	cm.g/t	3	-110	0.34	226	316	0.46	564	394	0.20
50x50	cw	1	-60	0.18	654	288	0.11	661	439	0.71
50x50	cw	2	-60	0.18	654	288	0.11	661	439	0.71
50x50	cw	3	-60	0.18	654	288	0.11	661	439	0.71

Kloof TRS 2021 Page 107 of 277

Table 30: Summary of Variogram Model Parameters for the MVR

Block Size	PARAMETER	DOMAIN	VANGLE3	NUGGET	ST1PAR1	ST1PAR2	ST1PAR4	ST2PAR1	ST2PAR2	ST2PAR4
10x10	cm.g/t	1	-120	0.45	59	39	0.25	195	103	0.30
10x10	cm.g/t	2	-150	0.43	60	34	0.28	201	100	0.23
10x10	cm.g/t	3	-150	0.38	109	75	0.11	192	122	0.51
10x10	cw	1	-110	0.21	75	43	0.24	196	153	0.37
10x10	cw	2	-150	0.22	63	41	0.24	202	104	0.37
10x10	cw	3	-150	0.22	97	124	0.40	186	150	0.38
25x25	cm.g/t	1	-120	0.35	99	27	0.25	300	211	0.40
25x25	cm.g/t	2	-150	0.38	110	77	0.29	313	167	0.27
25x25	cm.g/t	3	-150	0.39	115	205	0.22	345	246	0.39
25x25	cw	1	-110	0.28	168	97	0.18	267	198	0.32
25x25	cw	2	-150	0.20	132	58	0.29	289	221	0.33
25x25	cw	3	-150	0.20	90	116	0.44	274	197	0.36
50x50	cm.g/t	1	-120	0.37	171	98	0.20	632	367	0.43
50x50	cm.g/t	2	-150	0.38	224	76	0.26	604	485	0.36
50x50	cm.g/t	3	-150	0.38	93	348	0.11	500	400	0.51
50x50	cw	1	-110	0.22	281	151	0.37	534	353	0.19
50x50	cw	2	-150	0.20	223	167	0.44	591	366	0.17
50x50	cw	3	-150	0.22	155	212	0.67	464	308	0.11

The Mineral Resources block widths ("BWs"), interchangeably referred to as stoping widths, were estimated using variography from CW and using OK or SK as applicable from the 100m x 100m block model.

KNA is a tool which assists in determining the appropriate estimation parameters as per the examples below. KNA is not done annually, it is done as required on a domain basis. Block size KNA provides appropriate block sizes of 10m x 10m, 25m x 25m and 50m x 50m panels, as per example in Figure 42. These have positive kriging efficiencies ("KE") and slope of regression ("SR"). The graph on the right shows the negative weights averages for the different block sizes.

The discretisation KNA shows a stable KE for the different matrices. The discretisation value used in the estimation was 5x5x1. Figure 43 shows an example of negative kriging weight averages in the graph on the right-hand side.

The KNA for the number of samples for the 10m x 10m blocks shows the KE versus SR relationship. Figure 44 shows an example of the negative kriging weight averages on the right, which limits the maximum number of samples to be used. An example of the results for the 25m x 25m blocks is shown in Figure 45. An example of the results for the 100m x 100m blocks is shown in Figure 46. The results for the KNA analysis are summarised in Table 31 as the search parameters used in the Mineral Resources estimation.

Kloof TRS 2021 Page 108 of 277

Figure 41: Example of Variogram Validation with Covariance


NormalScores Variogram for CMGT
Direction 1: 00-->040 - 15
Gamma (1.000)
Pair Counts
Sample Separation (m)
NormalScores Covariance for CMGT
Direction 1: 00-->040 - 15
Gamma (*)
Pair Counts
Sample Separation (m)

Figure 42: Example of KNA for Block Sizes



Kriging Neighbourhood Analysis
Block Sizes (X x Y x Z)
Kriging Efficiency (%)
Slope of Regression
Kriging Neighbourhood Analysis
Block Sizes (X x Y x Z)
Sum of Negative Weights
Percentage Number of Negative Weights

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Figure 43: Example of KNA for Discretisation


Kriging Neighbourhood Analysis
Block Discretisation (Search Ranges 75, 46, 40)
KE
Slope
Kriging Efficiency (%)
Slope of Regression
Kriging Neighbourhood Analysis
Block Discretisation (Search Ranges 75, 46, 40)
Sum of Negative Weights
Percentage Number of Negative Weights

Figure 44: Example of KNA Number of Samples 10x10 Block Size


Kriging Neighbourhood Analysis
Samples (Block Size 10 x 10 x 2)
KE
Slope
Kriging Efficiency (%)
Slope of Regression
Kriging Neighbourhood Analysis
Samples (Block Size 10 x 10 x 2)
Sum of Negative Weights
Percentage Number of Negative Weights

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Figure 45: Example of KNA Number of Samples 25x25 Block Size


Kriging Neighbourhood Analysis
Samples (Block Size 30 x 30 x 2)
KE
Slope
Kriging Efficiency (%)
Slope of Regression


Kriging Neighbourhood Analysis
Samples (Block Size 30 x 30 x 2)
Sum of Negative Weights
Percentage Number of Negative Weights

Figure 46: Example of KNA Number of Samples 100x100 Block Size


Kriging Neighbourhood Analysis
Samples (Block Size 100 x 100 x 4)
Kriging Efficiency (%)
Slope of Regression
Kriging Neighbourhood Analysis
Samples (Block Size 100 x 100 x 4)
Sum of Negative Weights
Percentage Number of Negative Weights

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Table 31: Search Parameters Used in Estimation

	Block Size	MIN	MAX	SVOL2	MIN	MAX	SVOL3	MIN	MAX
10x10 Regularised	10x10	16	30						
25x25 Regularised	25x25	14	30						
50x50 Regularised	100x100	10	20	2	8	16	5	5	10

11.2.1.3 Interpolation Methods

The interpolation methodology is a combination of Ordinary Kriging ("OK") for the block sizes of 10m by 10m and 25m by 25m; and Simple Kriging ("SK") for the block sizes of 100m by 100m. All estimations of cm.g/t, CW, and Au are conducted in 2D space after converting the 3D geological interpretations to 2D and applying a dip correction for tonnage calculation. Because faulting is post mineralisation, the 2D estimation is preferred as this removes statistical discontinuities due to faulting. The OK models are optimised by removing the blocks with negative KE. All these block models are combined to generate the final Mineral Resources Block Model.

The majority of the Mineral Resources as stated, occurs in areas with sparse data. In this case the interpolation methodology is SK with a block size of 100m x 100m, as determined from the KNA exercise mentioned previously. This process uses a known average grade. This influences the weighted values for kriging. In this case, the average grade used as a Local Mean ("LM") has more support for the areas with sufficient information, or a Global Mean ("GM") for the exploration areas with only drillholes. For the Dec-2021 estimations the support for the LM was decreased in order to reduce halo effects on the borders of domains. The decrease in support also brought the LM search radius more in line with the Indicated Mineral Resources classification boundaries. The areas using a GM are classified as Inferred in most cases. A declustered weighted mean with ten random origins is used to determine the appropriate GM for each interpolation domain.

Table 32: Global Mean Values per Domain

Reef	Domain	Unit of Measure	Dec-2020	Dec-2021	Percentage Difference cm.g/t (%)
VCR	1	cm.g/t	3,452	3,179	-8
VCR	2	cm.g/t	1,975	1,788	-9
VCR	3	cm.g/t	2,368	2,282	-4
VCR	4	cm.g/t	1,280	1,120	-12
VCR	5	cm.g/t	465	708	52
VCR	6	cm.g/t	1,038	387	-17*
VCR	7	cm.g/t	2,456	-	-
VCR	8	cm.g/t	466	-	-
VCR	1	cw	88	88	0
VCR	2	cw	67	67	0
VCR	3	cw	121	118	-2
VCR	4	cw	71	71	0
VCR	5	cw	96	128	33

Kloof TRS 2021 Page 112 of 277

Reef	Domain	Unit of Measure	Dec-2020	Dec-2021	Percentage Difference cm.g/t (%)
VCR	6	cw	134	42	-3*
VCR	7	cw	123	-	-
VCR	8	cw	43	-	-
KR	1	cm.g/t	1,021	955	-6
KR	2	cm.g/t	1,900	1,757	-8
KR	3	cm.g/t	427	421	-2
KR	4	cm.g/t	1,751	1,811	3
KR	5	cm.g/t	297	326	9
KR	6	cm.g/t	904	889	-2
KR	7	cm.g/t	927	854	-8
KR	1	cw	116	116	0
KR	2	cw	153	152	0
KR	3	cw	97	102	2
KR	4	cw	138	135	-1
KR	5	cw	116	102	-3
KR	6	cw	128	128	0
KR	7	cw	164	164	0
LR	1	cm.g/t	277	247	-11
LR	2	cm.g/t	1,058	946	-11
LR	3	cm.g/t	269	180	-33
LR	1	cw	84	82	-1
LR	2	cw	115	115	0
LR	3	cw	101	105	4
MVR	1	cm.g/t	967	914	-5
MVR	2	cm.g/t	899	852	-5
MVR	3	cm.g/t	383	362	-6
MVR	1	cw	91	91	0
MVR	2	cw	81	81	0
MVR	3	cw	73	73	0

*Domain changes based on Geological Facies update and renumbering of Domains
*Dec-2020 VCR Domain 8 compared to Dec-2021 VCR Domain 6

Block models are validated on several levels including visual checks comparing block grades to sample grades, swath plots comparing actual recovered grades to predicted grades and sampling grades, as well as reconciliations comparing previous estimations to the current estimation. An example of a swath plot used for validation is shown in Figure 47, and Block Models for the four reefs are shown in Figure 48 to Figure 51.

Kloof TRS 2021 Page 113 of 277

Kloof TRS 2021 Page 114 of 277 Figure 47: Example of a Swath Plot Showing Block Model vs Data Kloof TRS 2021 Page 115 of 277 Figure 48: VCR cm.g/t Block Model Kloof TRS 2021 Page 116 of 277 Figure 49: KR cm.g/t Block Model Kloof TRS 2021 Page 117 of 277 Figure 50: LR cm.g/t Block Model

Figure 51: MVR cm.g/t Block Model


27°34'E
27°36'E
27°38'E
26°20'S
26°22'S
26°23'S
TN
0
1
2km
0
1
2Miles
Coordinate System: WG27
3 - Hlalanathi Shaft
8 - Masimthembe Shaft
1 - Main/Thuthukani Shaft
Legend
Mining Right (Kloof)
MBC cm.g/t
0 - 0.1
0.1 - 250
250 - 500
500 - 750
750 - 1000
1000 - 1250
1250 - 1500
1500 - 2000
2000 - 3000
3000 - Ceiling
Shaft (Producing)

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11.2.1.4 Grade Control and Reconciliation

Grade control and reconciliation practices follow similar procedures to those applied elsewhere on Witwatersrand deep level gold mining operations. The reefs, hanging wall and footwall lithologies are visually identifiable, and channel sampling ensures that the face grade is monitored accordingly. As part of the reconciliation exercises, physical factors, including CW, SW, dilution, Mine Call Factor ("MCF") and Block Factor ("BF") are monitored and recorded on a monthly basis. These results are used to reconcile the Mineral Resources estimates with actual mined tonnages and grades.

The monthly kriged grid estimates are reconciled against the Mineral Resources estimates, and a BF is calculated for those blocks, previously estimated and now mined.

Similarly, a Mining Block Factor ("MBF") is calculated by comparing kriged grids, which are evaluated from total data including sample sections, with reef in foot or hanging wall, versus the Mineral Resources estimates.

Stoping and development is measured monthly to provide an accurate broken ore and gold estimate. This estimate is compared to the thickener underflow grade of the plant to provide a MCF. Belt sampling is done occasionally to verify underground grades. Figure 52 to Figure 55 shows detailed plots used to reconcile monthly grade control models.

Figure 52: Plot Showing Reconciliations for VCR


01_CMGT & KG
8 000
7 000
6 000
5 000
4 000
3 000
2 000
1 000
1400.0
1200.0
1000.0
800.0
600.0
400.0
200.0
0.0
VC25 42
VC26 42
VC26 45
VC27 42
VC27 45
VC28 30
VC28 59
VC29 43
VC31 19
VC33 38
VC37 24
VC39 71
VC40 68
VC40 73
VC40 75
VC40 77
VC40 90 A
VC41 22
VC42 22
VC42 26
VC42 31
VC42 33
VC43 21
VC43 28
VC43 31
VC43 33
VC43 34
VC25 45
VC30 32
VC34 41
VC31 16
VC42 34
VC37 25
VC39 77
VC39 69
KL_VCR_LOM_2020_B542 - CMGT..
KL_VCR_LOM_2021_B550 - CMGT..
KL_VCR_LOM_2020_B542 - KG.
KL_VCR_LOM_2021_B550 - KG.

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01_CMGT & KG
6 000
5 000
4 000
3 000
2 000
1 000
900.0
800.0
700.0
600.0
500.0
400.0
300.0
200.0
100.0
0.0
VC40 50
VC41 37
VC41 38
VC41 39
VC41 60
VC41 73
VC41 74
VC41 75
VC41 76A
VC41 77
VC42 35A
VC42 38
VC42 40
VC42 46
VC42 47
VC42 47A
VC42 58
VC43 35
VC43 35A
VC43 39
VC43 44
VC43 65
VC43 66
VC43 67
VC43 68
VC43 70
VC43 71
VC43 72
VC43 73
VC43 74
VC45 35
VC45 36
VC45 37
VC45 38
VC45 62
VC45 65
VC45 66
VC45 67
VC45 69
VC45 72
VC45 56A
VC45 33
VC45 34
VC43 69
VC41 62
VC41 77A
VC43 63
VC45 70
VC43 72A
KL_VCR_LOM_2020_B542 - CMGT..
KL_VCR_LOM_2021_B550 - CMGT..
KL_VCR_LOM_2020_B542 - KG.
KL_VCR_LOM_2021_B550 - KG.

Figure 53: Plot Showing Reconciliations for KR


01_CMGT & KG
6 000
600.0


5 000
4 000
3 000
2 000
1 000
500.0
400.0
300.0
200.0
100.0
0.0
KL17 48
KL17 50
KL17 51
KL18 50
KL18 51
KL19 52
KL19 54
KL20 53
KL21 48A
KL21 50
KL21 52
KL21 53
KL21 54
KL22 43
KL22 43L
KL22 48A
KL22 49
KL22 50
KL23 42
KL23 43
KL23 43L
KL23 48
KL23 48A
KL23 49
KL23 50
KL24 41
KL24 42
KL25 42
KL27 37A
KL28 30
KL28 32
KL28 37A
KL28 39
KL34 34
KL37 25
KL37 26
KL39 78
KL39 83A
KL40 78
KL40 82
KL40 83A
KL_KR_LOM_2020_B540 - CMGT..
KL_KR_LOM_2021_B548 - CMGT..
KL_KR_LOM_2020_B540 - KG.
KL_KR_LOM_2021_B548 - KG.

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Figure 54: Plot Showing Reconciliations for LR


01_CMGT & KG
1 200
1 000
800
600
400
200
12.0
10.0
8.0
6.0
4.0
2.0
0.0
KL_LR_LOM_2020_B539 - CMGT..
KL_LR_JUNE_B215 - CMGT..
KL_LR_LOM_2020_B539 - KG.
KL_LR_JUNE_B215 - KG.

Figure 55: Plot Showing Reconciliations for MVR


01_CMGT & KG
2 000
1 800
1 600
1 400
1 200
1 000
800
600
400
200
600.0
500.0
400.0
300.0
200.0
100.0
0.0
MB25 64
MB27 50
MB27 54
MB27 58
MB27 64
MB27 65
MB28 55A
MB28 57L
MB28 58
MB28 63
MB29 63
MB30 55
MB30 57
MB31 55
MB31 56
MB31 57
MB31 57L
MB32 55
MB32 56
MB32 57
MB33 55
MB33 56
MB30 56
MB33 57
MB31 58
MB33 37
MB25 65
MB27 57L
KL_MVR_LOM_2020_B541 - CMGT..
KL_MVR_LOM_2021_B549 - CMGT..
KL_MVR_LOM_2020_B541 - KG.
KL_MVR_LOM_2021_B549 - KG.

11.2.2 Surface Sources

An evaluation is conducted on an area mined during a specific month by using various analytical tools in ArcGIS for example 3D Analyst, Spatial Analyst, Invers Distance Weighting etc. in combination with Monthly Drone surveys.

11.2.2.1 Statistics and Capping

As the grades in question here are extremely low- generally in order of less than 0.5g/t, no capping is done on the sampling data.

Kloof TRS 2021 Page 121 of 277

Figure 56: Example of Sampling and Grade Model for Surface Sources



11.2.2.2 Grade and Tonnage Estimation

The area mined is determined by comparing two months surfaces from drone surveys, as per this example from August C2020 and September C2020.

Surface contours (Figure 57) are converted to a model Triangle Integrated Network ("TIN") Figure 58 and then to a Digital Elevation Model ("DEM") Figure 59. The mined area is then determined by identifying the differences between the two DEM's using an Image Analyst tool Figure 60. This creates a volume model into all sampling grades are interpolated.

Figure 57: Example of Surface Contours


August 2020
September 2020

Kloof TRS 2021 Page 122 of 277

Figure 58: Example of TIN Models


August 2020
September 2020

Figure 59: Example of DEM Models


August 2020
September 2020

Kloof TRS 2021 Page 123 of 277

Figure 60: Example of DEM Comparison


Mined·Area¶

11.2.2.3 Interpolation Methods

The interpolation methodology is Inverse distance weighting ("IDW"). A 0.5m by 0.5m grid is placed over the mined area (Figure 61). The value and tonnage of each block is determined by using the 'Value to feature' tool. The value is calculated from the 'Resource Model' and the tonnage is calculated from the area of each block multiplied with the height difference between the two 'digital elevation models' multiplied with density (1,65 t/m^3). The 'Content' for each block is then calculated by multiplying the value and tonnage.

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Figure 61: Example of IDW Block Model


<VALUE>
0,12 - 0,2
0,2 - 0,3
0,3 - 0,4
0,4 - 0,5
0,5 - 0,6
0,6 - 0,7
0,7 - 0,8
0,8 - 0,9
0,9 - 1,0
1,0 - 2,0
2,0 - 3,0

All results are reported via Excel Spreadsheet (Figure 62).

Figure 62: Example of Results Exported to Excel

	A	B	C	D	E	F	G	H	I	J
1	Id	Elev_Aug	Elev_Sept	Area	Volume	Value	Content	Elev_DIFF	Tonnage	Density
34135	34134	1393,47998047000	1392,93005371000	0,25000000000	0,13748169000	0,33354300261	0,07566249188	0,54992676000	0,22684478850	1,65000000000
34136	34135	1393,68005371000	1393,25000000000	0,25000000000	0,10751342750	0,33415600658	0,05927832502	0,43005371000	0,17739715538	1,65000000000
34137	34136	1393,88000488000	1393,56994629000	0,25000000000	0,07751464750	0,33476901054	0,04281667805	0,31005859000	0,12789916838	1,65000000000
34138	34137	1394,07995605000	1393,89001465000	0,25000000000	0,04748535000	0,33538201451	0,02627745837	0,18994140000	0,07835082750	1,65000000000
34139	34138	1394,32995605000	1394,20996094000	0,25000000000	0,02999877750	0,33598899841	0,01663077769	0,11999511000	0,04949798288	1,65000000000
34140	34139	1394,59997559000	1394,53002930000	0,25000000000	0,01748657250	0,33654600382	0,00971030956	0,06994629000	0,02885284463	1,65000000000
34141	34140	1394,88000488000	1394,84997559000	0,25000000000	0,00750732250	0,33710300922	0,00417572266	0,03002929000	0,01238708213	1,65000000000
34142	34141	1393,72998047000	1393,21997070000	0,25000000000	0,12750244250	0,33424800634	0,07031877140	0,51000977000	0,21037903013	1,65000000000
34143	34142	1393,93994141000	1393,54003906000	0,25000000000	0,09997558750	0,33487099409	0,05524022521	0,39990235000	0,16495971938	1,65000000000
34144	34143	1394,15002441000	1393,85998535000	0,25000000000	0,07250976500	0,33549401164	0,04013887671	0,29003906000	0,11964111225	1,65000000000
34145	34144	1394,35998535000	1394,18005371000	0,25000000000	0,04498291000	0,33611699939	0,02494720921	0,17993164000	0,07422180150	1,65000000000
34146	34145	1394,61999512000	1394,51000977000	0,25000000000	0,02749633750	0,33673301339	0,01527722556	0,10998535000	0,04536895688	1,65000000000
34147	34146	1394,90002441000	1394,82995605000	0,25000000000	0,01751709000	0,33728998900	0,00974875950	0,07006836000	0,02890319850	1,65000000000
34148	34147	1393,98999023000	1393,51000977000	0,25000000000	0,11999511500	0,33495399356	0,06631819091	0,47998046000	0,19799193975	1,65000000000
34149	34148	1394,19995117000	1393,82995605000	0,25000000000	0,09249878000	0,33558601141	0,05121813946	0,36999512000	0,15262298700	1,65000000000
34150	34149	1394,42004395000	1394,16003418000	0,25000000000	0,06500244250	0,33621901274	0,03606084412	0,26000977000	0,10725403013	1,65000000000
34151	34150	1394,64001465000	1394,47998047000	0,25000000000	0,04000854500	0,33685201407	0,02223698229	0,16003418000	0,06601409925	1,65000000000
34152	34151	1394,91003418000	1394,80004883000	0,25000000000	0,02749633750	0,33747598529	0,01531093342	0,10998535000	0,04536895688	1,65000000000
34153	34152	1394,23999023000	1393,79003906000	0,25000000000	0,11248779250	0,33573698998	0,06231441622	0,44995117000	0,18560485763	1,65000000000
34154	34153	1394,46997070000	1394,10998535000	0,25000000000	0,08999633750	0,33636400104	0,04994802146	0,35998535000	0,14849395688	1,65000000000
34155	34154	1394,69995117000	1394,43005371000	0,25000000000	0,06747436500	0,33699101210	0,03751812001	0,26989746000	0,11133270225	1,65000000000
34156	34155	1394,48999023000	1394,05004883000	0,25000000000	0,10998535000	0,33653199673	0,06107242259	0,43994140000	0,18147582750	1,65000000000
34157	34156	1394,72998047000	1394,35998535000	0,25000000000	0,09249878000	0,33715000749	0,05145684121	0,36999512000	0,15262298700	1,65000000000
34158	34157	1394,75000000000	1394,31005859000	0,25000000000	0,10998535250	0,33732599020	0,06121651460	0,43994141000	0,18147583163	1,65000000000
34159					Calculated\Estimated Value	0,417	28395,200		68040,785	
34160					Average Value	0,401				
34161										

The 'Estimated Value' for the month is then calculated by dividing the 'Total Content' with the 'Total Tonnage' for example 28,395.200/68,040.785 = 0.417 g/t.

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11.2.2.4 Grade Control and Reconciliation

Grade control and reconciliation practices follow similar procedures to those applied elsewhere on Witwatersrand surface gold mining operations. The SRD's are reconciled monthly with the plant. Figure 63 shows an example of this monthly reconciliation.

Figure 63: Example of Monthly Reconciliations



400,000
350,000
300,000
250,000
200,000
150,000
100,000
50,000
t
Jan-20 Feb-20 Mar-20 Apr-20 May-20 Jun-20 Jul-20 Aug-20 Sep-20 Oct-20 Nov-20 Dec-20
DELIVERED TONNES
TREATED TONNES
PLANNED TREATED TONNES
0.90
0.80
0.70
0.60
0.50
0.40
0.30
0.20
0.10
0.00
g/t
Jan-20 Feb-20 Mar-20 Apr-20 May-20 Jun-20 Jul-20 Aug-20 Sep-20 Oct-20 Nov-20 Dec-20
MINED BELT GRADE
PLANT HEAD GRADE
YIELD GRADE
PLANNED YIELD GRADE
PLANNED MINED BELT GRADE

11.3 Mineral Resources Classification

The definitions used in this TRS are as per the SAMREC Code, which is one of 11 members of the Committee for Mineral Reserves International Reporting Standards ("CRIRSCO"), the international family of international mineral reporting codes. The definitions of the 2016 edition of the SAMREC Code are either identical to, or not materially different from, those existing standard definitions published in the CRIRSCO Reporting Template 2013 and Subpart 1300 of Regulation S-K.

The definitions of Indicated Mineral Resources and Measured Mineral Resources in Regulation S-K subpart 1300 are substantially similar to the corresponding CRIRSCO-based definitions, and the definition of Inferred Mineral Resources is generally consistent with the definition under the CRIRSCO-based codes.

The QP considers that the definitions of Measured, Indicated and Inferred Mineral Resources in this TRS as outlined below, are both consistent and aligned with those of Regulation S-K subpart 1300.

A Measured Mineral Resource is that part of a Mineral Resource for which tonnage, densities, shape, physical characteristics, grade and mineral content can be estimated with a high level of confidence. It is based on detailed and reliable information from exploration, sampling and testing of material from locations such as outcrops, trenches, pits, workings and drillholes. The locations are spaced closely enough to confirm geological and grade continuity.

An Indicated Mineral Resource is that part of a Mineral Resource for which tonnage, densities, shape, physical characteristics, grade and mineral content can be estimated with a reasonable level of confidence. It is based on information from exploration, sampling and testing of material gathered from locations such as outcrops, trenches, pits, workings and drillholes. The locations are too widely or inappropriately spaced to confirm geological and/or grade continuity but are spaced closely enough for continuity to be assumed.

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An Inferred Mineral Resource is that part of a Mineral Resource for which tonnage, grade and mineral content can be estimated with a low level of confidence. It is inferred from geological evidence and sampling, and assumed but not verified geologically or through analysis of grade continuity. It is based on information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drillholes that may be limited or of uncertain quality and reliability.

Figure 64: Classification Relationship Between Exploration Results, Mineral Resources and Mineral Reserves


Exploration results
Mineral Resources
Mineral Reserves
Reported as *in situ* mineralisation estimates
Reported as mineable production estimates
Increasing level of geoscientific knowledge and confidence
Inferred
Indicated
Probable
Measured
Proved
Consideration of mining, metallurgical, economic, marketing, legal, environmental, social and governmental factors (the modifying factors)

11.3.1 Underground Sources

Figure 65 to Figure 80 depicts the Mineral Resources classification for each reef, the remaining Mineral Resources with respect to infrastructure, and also the exclusion areas from the Mineral Resources.

There was no material change for the Mineral Resources classification year on year.

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Figure 65: Mineral Resources Inventory and Classification for VCR


27°32'E
27°34'E
27°36'E
27°38'E
26°22'S
26°24'S
26°26'S
26°28'S
0
1
2km
0
1
2Miles
Coordinate System: WG27
8 - Masimthembe Shaft
3 - Hlalanathi Shaft
1 - Main/Thuthukani Shaft
4 - Ikamva Shaft
7 - Manyano Shaft
26°26'S
26°28'S
27°32'E
27°34'E
27°36'E
27°38'E
Legend
Mining Right (Kloof)
Mineral Resource Category
Measured
Indicated
Inferred
Shaft (Producing)



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Figure 66: VCR Blocks and Infrastructure Constraints


27°32'E
27°34'E
27°36'E
27°38'E
26°22'S
26°24'S
26°26'S
26°28'S
26°30'S
TN
0
1
2km
0
1
2Miles
Coordinate System: WG27
10SH
9SH
8SH
3 - Hlalanathi Shaft
3SHU
3SHM
8 - Masimthembe Shaft
3SHL
MainINV
1 - Main/Thuthukani Shaft
1SHP
1SH
7SHP
2SH
4SH
K4DE
KEA1
4 - Ikamva Shaft
7SH
KEA
7 - Manyano Shaft
K4DW
4SHW
EBAE
BBE
EBA
EBAW
EBAD
Legend
Mining Right (Kloof)
Shaft Scenario
Infrastructure
Above Infrastructure
Below Infrastructure
Excluded
Pillars
Shaft (Producing)

VCR

Figure 66 shows the exclusions and infrastructure constraints imposed on the Mineral Resources. These include a portion below 47 level for No. 3 Lower (3SHL), an extension up to 40 level for No. 3 Middle (3SHM) Shaft and KEA1 below K4DE has been added to exclusions in red. Other pillars areas are indicated in grey. White areas are mined out areas or beyond the subcrop.

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Kloof TRS 2021 Page 130 of 277 Figure 67: Declared Mineral Resources Inclusive of Mineral Reserves for VCR Kloof TRS 2021 Page 131 of 277 Figure 68: Declared Mineral Resources Exclusive of Mineral Reserves for VCR Kloof TRS 2021 Page 132 of 277 Figure 69: Mineral Resources Inventory and Classification for the KR Kloof TRS 2021 Page 133 of 277 Figure 70: KR Blocks and Infrastructure Constraints KR Figure 70 shows the exclusions and infrastructure constraints imposed on the Mineral Resources. These include a portion below 34 level for No. 1 Shaft and an extension to No. 7 Shaft up to the subcrop has been added to exclusions in red. Other pillars in above infrastructure areas are indicated in grey. White areas are mined out areas or beyond the subcrop.

Kloof TRS 2021 Page 134 of 277 Figure 71: Declared Mineral Resources Inclusive of Mineral Reserves for KR Kloof TRS 2021 Page 135 of 277 Figure 72: Declared Mineral Resources Exclusive of Mineral Reserves for KR Kloof TRS 2021 Page 136 of 277 Figure 73: Mineral Resources Inventory and Classification for the LR Kloof TRS 2021 Page 137 of 277 Figure 74: LR Blocks and Infrastructure Constraints LR Figure 74 shows the exclusions and infrastructure constraints imposed on the Mineral Resources. Exclusions are indicated in red, other pillars in above infrastructure areas are indicated in grey. White areas are mined out areas or beyond the subcrop.

Kloof TRS 2021 Page 138 of 277 Figure 75: Declared Mineral Resources Inclusive of Mineral Reserves for LR Kloof TRS 2021 Page 139 of 277 Figure 76: Declared Mineral Resources Exclusive of Mineral Reserves for LR Kloof TRS 2021 Page 140 of 277 Figure 77: Mineral Resources Inventory and Classification for MVR Kloof TRS 2021 Page 141 of 277 Figure 78: MVR Blocks and Infrastructure Constraints MVR Figure 78 shows the exclusions and infrastructure constraints imposed on the Mineral Resources. These include a portion below 36 level for No. 1 Shaft added to exclusions in red. There are no areas below infrastructure for MVR. Pillars remaining above infrastructure areas are indicated in grey. White areas are mined out areas or beyond the subcrop.

Kloof TRS 2021 Page 142 of 277 Figure 79: Declared Mineral Resources Inclusive of Mineral Reserves for MVR Kloof TRS 2021 Page 143 of 277 Figure 80: Declared Mineral Resources Exclusive of Mineral Reserves for MVR Kloof TRS 2021 Page 144 of 277 Figure 81 shows the reconciliation of the Inventory Mineral Resources to declared Mineral Resources and then the modifying factors applied to the Mineral Resources to derive the theoretical Mineral Reserves. Figure 81: Waterfall Showing Inventory Mineral Resources to Theoretical Reserves The Mining Recovery Factor (declared Mineral Reserves/ theoretical Mineral Reserves) is 25%. 11.3.2 Surface Sources The surface Mineral Resources are based on an inverse distance block model from surveyed tonnage estimates, which are depleted year on year. All surface sources are classified as Indicated Mineral Resources. 11.3.3 Uncertainty in Estimates of Mineral Resources Classifications The Mineral Resources are classified with varying levels of confidence ranging from Measured, high confidence, in current mining and sampling areas to Inferred, lower confidence, in areas further away from current workings. Kloof TRS 2021 Page 145 of 277 Table 33 shows several factors considered in applying confidence measurements to the Mineral Resources. The Mineral Resources categorisation is based on the robustness of the various data sources available, confidence of the geological interpretation, variography and various estimation parameters (e.g.: distance to data, number of data, maximum search radii etc.). For the Kloof operations the Mineral Resources were classified as follows: • Measured Mineral Resources classification is based on slope of regression on average greater than 95% in the first range of variograms for the block models of 10m by 10m and 25m by 25m; • Indicated Mineral Resources are classified based on the first and/or second search ellipse ranges and number of samples averaging 19 from the block model of 100m by 100m; and • The areas in the third range or greater of the variograms on the block size of 100m by 100m are classified as Inferred Mineral Resources.

Kloof TRS 2021 Page 146 of 277 Table 33: Confidence Levels and Risk for Key Criteria for Mineral Resources Classification Items Discussion Confidence Risk Drilling Techniques Diamond core drilling to international standards High 2 Drill Sample Recovery Diamond core drilling sample recovery is good High/Moderate 9 Location of Sampling Points Survey of all drill hole collars and chip sample sections are co- ordinated and plotted on all plans High/Moderate 6 Logging Standard nomenclature and procedures High/Moderate 4 Sub sampling Techniques and Sample Preparation Core samples and chip samples with good QA/QC standards and procedures in place High 4 Data Density and Distribution Minimum data spacing from chip samples is 3m and drillhole spacing ranging between 100m and 1,000m High/Moderate 6 Verification of Sampling and Assaying QA/QC programme employed. QA/QC monitoring in place and regular follow ups occur with the mine laboratory High 3 Quality of Assay Data Available data appears of reasonable quality and has been derived from internationally recognised and procedures and techniques High 2 Database Integrity Errors identified and rectified High/Moderate 6 Mineralisation Type Able to correlate mineralisation across the property along payshoots High 3 Geological Interpretation Stratigraphic definition and delineation are considered of moderate confidence. Major structures identified High/Moderate 6 Estimation Techniques 2D estimation using Ordinary and Simple Kriging High 3 Cut-off Grades Shaft specific cut-off grades applied at an appropriate gold price per kilogram Moderate 10 Mining Factors or Assumptions Mining pillars and areas not accessible underground due to major structural features have been removed from the resource Moderate 6 Average Risk 5 Inferred 6 5 4 3 2 1 Inferred 6 36 30 24 18 12 6 5 30 25 20 15 10 5 4 24 20 16 12 8 4 3 18 15 12 9 6 3 2 12 10 8 6 4 2 1 6 5 4 3 2 1 Increasing Geological Confidence Classification Increasing Geostatistical Confidence Indicated Indicated Measured Measured Kloof TRS 2021 Page 147 of 277 11.3.4 Economic Parameters and Pay Limit Table 34 provides details of the Mineral Resources economic parameters. Refer to Section 16.4 for gold price determination. Figure 82 shows the grade-tonnage curves for the total Mineral Resources. Table 34: Mineral Resources Parameters Element Unit Value Mineral Resources Gold Price (USD/oz) 1,800 Mineral Resources Gold Price (ZAR/kg) 868,000 Mineral Resources Cut-off* Unit Value No. 1 Shaft (cm.g/t) 660 No. 2 Shaft (cm.g/t) 660 No. 3 Shaft L (cm.g/t) 740 No. 3 Shaft U (cm.g/t) 660 No. 4 Shaft (cm.g/t) 740 No. 4 Shaft W (cm.g/t) 740 55 Decline (cm.g/t) 740 69 Decline (cm.g/t) 740 No. 7 Shaft (cm.g/t) 950 No. 8 Shaft (cm.g/t) 560 EBA (cm.g/t) 814 KEA (cm.g/t) 740 *For definition of cut-off see Important Notices at the beginning of this document. For gold prices please refer to Section 16.4. Kloof TRS 2021 Page 148 of 277 Figure 82: Grade-Tonnage Curves – Underground 11.3.4.1 Selective Mining Units The Selective Mining Unit (“SMU”), which represents the minimum practical selection unit, is dependent largely on the mining method and other mining constraints, including rock engineering. The typical SMU used is 20m by 30m for panel mining methods. There are ongoing programmes to further convert remnants and pillars left in previously mined areas, from the Mineral Resources to the Mineral Reserves category. Many of these pillars are high grade. In these cases, the dimensions of the pillar define the dimensions of the SMU. Smaller remnants, of a size less than the SMU, are practically not mineable and are excluded from the Mineral Resources. Each pillar was investigated underground, where possible, by Rock Engineering, Ventilation, Mining and the Mineral Resource Management disciplines (Geology, Evaluation, Survey and Planning). Pillars were economically examined, both individually and in combinations, to prioritise the planning and safe extraction. 11.4 Mineral Resources Statements Mineral Resources are stated both inclusive and exclusive of Mineral Reserves. Refer to Table 35 and Table 36 for the Mineral Resources statement as at 31 December 2021. The Mining Right area is divided into Mineral Resources blocks based on the shaft, level and planned raise line through which they are planned to be extracted. The blocks are re-designed to exclude any known structural losses, inaccessible zones, mined out areas and small pillars. Mineral Resources blocks are estimated for CW (in cm) and value (in cm.g/t). Several attributes, like classification and availability codes (e.g. whether the area is working, accessible, when it will be available, etc.) are allocated to the Mineral Resources blocks. The tables in this Section summarise the Mineral Resources. The terms and definitions of Mineral Resources are those given by Subpart 1300 of Regulation S-K. In presenting the Mineral Resources statement and associated sensitivities, the following apply: Kloof TRS 2021 Page 149 of 277 • The Measured and Indicated Mineral Resources are reported as inclusive and exclusive of Mineral Reserves respectively; • Mineral Resources are quoted at an appropriate in-situ economic cut-off grade with tonnages and grades based on the planned minimum mining width. They also include estimates of any material below the cut-off grade required to be mined; • The Mineral Resources are quoted as at 31 December 2021; • Mineral Resources sensitivities are derived from application of the relevant cut-off grades to individual grade-tonnage curves for the underground operations. Thus, the Mineral Resources sensitivities are not based on detailed depletion schedules and should be considered on a relative and indicative basis only; and • Mineral Resources are 100% attributable to Sibanye-Stillwater Ltd. 11.4.1 Statement Tables Table 35: Mineral Resources Inclusive of Mineral Reserves as at 31 December 2021 Classification - Gold Tonnes (Mt) Grade (g/t) Gold (Moz) Dec21 Dec20 Dec21 Dec20 Dec21 Dec20 Underground Measured 34.5 34.3 11.3 11.7 12.6 12.9 Indicated (AI) 29.4 37.5 6.8 6.2 6.5 7.5 Indicated (BI) 6.3 5.2 7.5 9.1 1.5 1.5 Total Indicated 35.7 42.7 7.0 6.6 8.0 9.0 Total Measured + Indicated 70.2 77.0 9.1 8.9 20.6 21.9 Surface Stockpiles Indicated Surface Dumps 3.4 5.9 0.4 0.3 0.0 0.1 Grand Total Measured + Indicated 73.7 82.8 8.7 8.3 20.6 22.0 Inferred (AI) 8.9 14.1 5.7 5.3 1.6 2.4 Inferred (BI) 19.2 21.5 14.2 12.4 8.8 8.5 Total Inferred 28.1 35.6 11.5 9.6 10.4 11.0 1. Mineral Resources are not Mineral Reserves. 2. Mineral Resources have been reported in accordance with the classification criteria in Subpart 1300 of Regulation S-K. 3. Mineral Resources are reported inclusive of Mineral Reserves. 4. Mineral Resources are calculated using shaft specific cut-off grades with economic parameter at ZAR868,000/kg (refer to Table 34). 5. Mineral Resources are reported as in-situ, metallurgical recovery factors have been applied in the cut-off grades calculations and are approximately 98% for underground and 84% for surface sources at Kloof. 6. AI = Above Infrastructure. 7. BI = Below Infrastructure. 8. A 0.0 represents numbers below significant figures reported, a (“-“) represents absent value.

Kloof TRS 2021 Page 150 of 277 Table 36: Mineral Resources Exclusive of Mineral Reserves as at 31 December 2021 Classification - Gold Tonnes (Mt) Grade (g/t) Gold (Moz) Dec21 Dec20 Dec21 Dec20 Dec21 Dec20 Underground Measured 26.7 24.9 11.1 11.5 9.5 9.2 Indicated (AI) 26.3 34.2 6.6 6.0 5.6 6.5 Indicated (BI) 5.7 4.0 7.3 8.4 1.3 1.1 Total Indicated 32.0 38.3 6.7 6.2 6.9 7.6 Total Measured + Indicated 58.7 63.2 8.7 8.3 16.4 16.8 Surface Stockpiles Indicated Surface Dumps 3.4 5.9 0.4 0.3 0.0 0.1 Grand Total Measured + Indicated 62.1 69.0 8.2 7.6 16.5 16.9 Inferred (AI) 8.9 14.1 5.7 5.3 1.6 2.4 Inferred (BI) 19.2 21.5 14.2 12.4 8.8 8.5 Total Inferred 28.1 35.6 11.5 9.6 10.4 11.0 1. Mineral Resources are not Mineral Reserves. 2. Mineral Resources have been reported in accordance with the classification criteria in Subpart 1300 of Regulation S-K. 3. Mineral Resources are reported exclusive of Mineral Reserves. 4. Mineral Resources are calculated using shaft specific cut-off grades with economic parameter at ZAR868,000/kg (refer to Table 34). 5. Mineral Resources are reported as in-situ, metallurgical recovery factors have been applied in the cut-off grades calculations and are approximately 98% for underground and 84% for surface sources at Kloof. 6. AI = Above Infrastructure. 7. BI = Below Infrastructure. 8. A 0.0 represents numbers below significant figures reported, a (“-“) represents absent value. The Mineral Resources as stated are extremely sensitive to changes in the gold price and the ZAR/USD exchange rates. The results of several scenarios are presented in Table 37. Kloof TRS 2021 Page 151 of 277 Table 37: Sensitivity Analysis for Mineral Resources Inclusive of Mineral Reserves SCENARIO MINERAL RESOURCES SCENARIO AT MINERAL RESERVES PAY LIMIT SCENARIO -5% BASE CASE SCENARIO +5% SCENARIO +10% SCENARIO +25% Gold price (ZAR/kg) 800,000 824,600 868,000 911,400 954,800 1,085,000 Classification Tonnes (Mt) Grade (g/t) Gold (Moz) Tonnes (Mt) Grade (g/t) Gold (Moz) Tonnes (Mt) Grade (g/t) Gold (Moz) Tonnes (Mt) Grade (g/t) Gold (Moz) Tonnes (Mt) Grade (g/t) Gold (Moz) Tonnes (Mt) Grade (g/t) Gold (Moz) Measured 31.7 11.9 12.1 32.6 11.7 12.2 34.5 11.3 12.6 36.1 11.0 12.8 37.6 10.7 13.0 42.3 10.0 13.5 Indicated (AI) 24.6 7.2 5.7 25.7 7.1 5.9 29.4 6.8 6.5 32.4 6.6 6.9 34.2 6.5 7.1 40.1 6.0 7.8 Indicated (BI) 2.3 9.4 0.7 2.3 9.4 0.7 6.3 7.5 1.5 6.8 7.3 1.6 7.3 7.1 1.7 7.8 6.9 1.7 Total Measured + Indicated 58.6 9.8 18.5 60.5 9.7 18.8 70.2 9.1 20.6 75.3 8.8 21.2 79.1 8.5 21.7 90.2 7.9 23.0 Inferred (AI) 5.9 6.0 1.1 6.1 6.0 1.2 8.9 5.7 1.6 10.1 5.5 1.8 10.5 5.4 1.8 15.3 4.7 2.3 Inferred (BI) 0.5 12.3 0.2 0.5 12.3 0.2 19.2 14.2 8.8 19.2 14.2 8.8 19.4 14.2 8.8 19.5 14.1 8.8 Total Inferred 6.4 6.5 1.3 6.6 6.5 1.4 28.1 11.5 10.4 29.3 11.2 10.6 29.8 11.1 10.6 34.8 10.0 11.2 1. Mineral Resources are not Mineral Reserves. 2. Mineral Resources have been reported in accordance with the classification criteria in Subpart 1300 of Regulation S-K. 3. Mineral Resources are reported inclusive of Mineral Reserves. 4. Mineral Resources are calculated using shaft specific cut-off grades with economic parameter at ZAR868,000/kg (refer to Table 34). 5. Mineral Resources are reported as in-situ, metallurgical recovery factors have been applied in the cut-off grades calculations and are approximately 98% for underground and 84% for surface sources at Kloof. 6. AI = Above Infrastructure. 7. BI = Below Infrastructure. 8. Due to the methodologies and gold prices applied, the sensitivities presented are for Mineral Resources inclusive of Mineral Reserves. Kloof TRS 2021 Page 152 of 277 11.4.2 Mineral Resources per Mining Area Refer to Table 38 and Table 39 for the Kloof Mineral Resources statements per mining area inclusive and exclusive of Mineral Reserves respectively, as at 31 December 2021. Table 38: Mineral Resources Inclusive of Mineral Reserves per Mining Area as at 31 December 2021 Mining Area Measured Indicated Measured + Indicated Inferred Tonnes (Mt) Grade (g/t) Gold (Moz) Tonnes (Mt) Grade (g/t) Gold (Moz) Tonnes (Mt) Grade (g/t) Gold (Moz) Tonnes (Mt) Grade (g/t) Gold (Moz) Main Shaft SV 1 5.0 11.2 1.8 4.7 5.5 0.8 9.8 8.4 2.7 1.4 4.9 0.2 Main Shaft SV 2 1.7 16.1 0.9 0.2 6.6 0.0 1.9 15.2 0.9 - - - No. 3 Shaft 4.8 14.0 2.1 8.0 6.3 1.6 12.8 9.1 3.8 1.1 4.7 0.2 No. 4 Shaft 7.0 12.2 2.8 13.5 8.0 3.5 20.6 9.4 6.2 4.7 7.1 1.1 No. 7 Shaft 3.5 13.3 1.5 2.2 8.2 0.6 5.7 11.3 2.1 - - - No. 8 Shaft 12.5 8.7 3.5 6.0 6.3 1.2 18.5 7.9 4.7 1.0 4.5 0.1 EBA - - - 1.0 7.0 0.2 1.0 7.0 0.2 19.9 13.8 8.8 Total Underground 34.5 11.3 12.6 35.7 7.0 8.0 70.2 9.1 20.6 28.1 11.5 10.4 Total Surface - - - 3.4 0.4 0.0 3.4 0.4 0.0 - - - Total Underground and Surface 34.5 11.3 12.6 39.2 6.4 8.0 73.7 8.7 20.6 28.1 11.5 10.4 1. Mineral Resources are not Mineral Reserves. 2. Mineral Resources have been reported in accordance with the classification criteria in Subpart 1300 of Regulation S-K. 3. Mineral Resources are reported inclusive of Mineral Reserves. 4. Mineral Resources are calculated using shaft specific cut-off grades with economic parameter at ZAR868,000/kg (refer to Table 34). 5. Mineral Resources are reported as in-situ, metallurgical recovery factors have been applied in the cut-off grades calculations and are approximately 98% for underground and 84% for surface sources at Kloof. 6. AI = Above Infrastructure. 7. BI = Below Infrastructure. 8. A 0.0 represents numbers below significant figures reported, a (“-“) represents absent value. Kloof TRS 2021 Page 153 of 277 Table 39: Mineral Resources Exclusive of Mineral Reserves per Mining Area as at 31 December 2021 Mining Area Measured Indicated Measured + Indicated Inferred Tonnes (Mt) Grade (g/t) Gold (Moz) Tonnes (Mt) Grade (g/t) Gold (Moz) Tonnes (Mt) Grade (g/t) Gold (Moz) Tonnes (Mt) Grade (g/t) Gold (Moz) Main Shaft SV 1 3.2 12.5 1.3 4.1 5.4 0.7 7.3 8.5 2.0 1.4 4.9 0.2 Main Shaft SV 2 1.2 17.2 0.6 0.1 5.3 0.0 1.2 16.5 0.7 - - - No. 3 Shaft 3.7 12.9 1.5 7.5 6.2 1.5 11.2 8.4 3.0 1.1 4.7 0.2 No. 4 Shaft 4.0 11.8 1.5 11.7 7.6 2.9 15.7 8.6 4.4 4.7 7.1 1.1 No. 7 Shaft 3.3 13.2 1.4 2.2 8.2 0.6 5.5 11.2 2.0 - - - No. 8 Shaft 11.3 8.5 3.1 5.5 6.1 1.1 16.8 7.7 4.2 1.0 4.5 0.1 EBA - - - 1.0 7.0 0.2 1.0 7.0 0.2 19.9 13.8 8.8 Total Underground 26.7 11.1 9.5 32.0 6.7 6.9 58.7 8.7 16.4 28.1 11.5 10.4 Total Surface - - - 3.4 0.4 0.0 3.4 0.4 0.0 - - - Total Underground and Surface 26.7 11.1 9.5 35.5 6.1 7.0 62.1 8.2 16.5 28.1 11.5 10.4 1. Mineral Resources are not Mineral Reserves. 2. Mineral Resources have been reported in accordance with the classification criteria in Subpart 1300 of Regulation S-K. 3. Mineral Resources are reported exclusive of Mineral Reserves. 4. Mineral Resources are calculated using shaft specific cut-off grades with economic parameter at ZAR868,000/kg (refer to Table 34). 5. Mineral Resources are reported as in-situ, metallurgical recovery factors have been applied in the cut-off grades calculations and are approximately 98% for underground and 84% for surface sources at Kloof. 6. AI = Above Infrastructure. 7. BI = Below Infrastructure. 8. A 0.0 represents numbers below significant figures reported, a (“-“) represents absent value. 11.4.3 Changes in the Mineral Resources from Previous Estimates The Dec-2021 estimation varies from the Dec-2020 as shown in the Mineral Resources reconciliation waterfall graph (Figure 83). Changes in the Mineral Resources are attributed to a change in domaining and inclusion of newly validated data in the database, which includes rigorous review and geostatistical analysis of the estimation parameters leading to a better understanding of anisotropy in the ore body. The predominant orientation of grade continuity supported by regional trends as a product of the estimation domains are combined, resulting in grades with better support and which are mostly aligned with the facies. The -6% (inclusive of Mineral Reserves) year-on-year variation in Mineral Resources are accounted for by: • -0.4Moz in Depletions • -1.7Moz in Exclusion and Pillars

- shaft scenario updates at No. 4 Shaft (+0.6Moz)
- exclusion of KR at No. 2 Shaft (-0.4Moz)

- +0.9Moz Estimation Domains/Data
  - Data review at No. 1 Shaft (-084Moz)
  - Addition of drilling deflections to the EBA area (+1.1Moz)
  - No. 3 Shaft estimation parameters were also updated (+0.6Moz)
- -0.7Moz cut-off
  - increase in the cut-off grades for No. 1, No. 2, No. 3, No. 4 Shaft and No. 7 Shaft resulting in a total of -0.9Moz.
  - cut-off grades decreased for EBA and No. 8 Shaft resulting in an increase of 0.2Moz

The Mineral Resources exclusive of Mineral Reserves are 26.8Moz showing a 3.5% decrease year-on-year.

Figure 83: Mineral Resources Gold Reconciliation Inclusive of Mineral Reserves



Moz
35.0
30.0
25.0
20.0
15.0
10.0
5.0
-
33.0
0.4
32.6
1.7
0.0
0.9
0.7
31.0
4.2
26.8
1#: -0.12
3#: -0.04
4#: -0.13
7#: -0.05
8#: -0.05
1#: +0.03
2#: -0.16
3#: -0.09
4#: +1.49
7#: +0.02
8#: -0.03
EBA: -0.65
KEA: -0.57
1#: -1.08
2#: -0.39
3#: -0.29
4#: +0.58
7#: -0.03
8#: +0.03
EBA: -0.13
KEA: -0.47
1#: -0.84
2#: -0.02
3#: +0.63
4#: +0.13
7#: +0.01
8#: -0.09
EBA: +1.08
KEA: -
1#: -0.29
2#: -0.01
3#: -0.35
4#: -0.14
7#: -0.20
8#: +0.23
EBA: +0.02
KEA: -
Dec 2020 Mineral Resources Inclusive of Mineral Reserves
Depletions
Post Depletion
Exclusions and Pillars
Geology/ Structure
Est Domains/Data
Cut-off Method
Dec 2021 Mineral Resources Inclusive of Mineral Reserves
Discounted for Mineral Reserves
Dec 2021 Mineral Resources Exclusive of Mineral Reserves

For clarity, the waterfall graph looks at changes to total Mineral Resources inclusive of the Inferred classification and of Mineral Reserves.

11.4.4 Metal Equivalents

There are no mineral or metal equivalent Mineral Resources declared for Kloof, with only the primary Mineral of economic interest being declared, namely gold. Co- or by-products, which may occur at low abundances and of low economic importance are not estimated.

11.5 QP Opinion on the Mineral Resources Estimation and Classification

The Mineral Resources declared are estimated based on the geological facies and constrained by appropriate geostatistical techniques, using OK and SK. The Mineral Resources classification follows geostatistical and geological guidelines. The Mineral Resources are declared inside the structural blocks,

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outside of the mined-out areas and above an economic cut-off value. The underlying grade control and reconciliation processes are considered appropriate.

It is the QP's opinion that all issues relating to any technical or economic factors that would be likely to influence the condition of reasonable prospects for economic extraction are addressed or can be resolved with further work.

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12 Mineral Reserves Estimates

12.1 Mineral Reserves Methodology

This Section includes discussion and comment on the mining engineering related aspects of the LoM plan associated with Kloof. Specifically, comment is given on the mine planning process, mining methods, geotechnics, geohydrology and mine ventilation. Some discussion on the planned projects is also included.

As a point of reference, Mineral Reserves are quoted in terms of Run-of-Mine ("RoM") grades and tonnage as delivered to the metallurgical processing facilities and are therefore fully diluted. Mineral Reserves statements include only the Measured and Indicated Mineral Resources modified to produce Mineral Reserves contained in the LoM plan and are quoted as at 31 December 2021.

Table 44 provides details of the LoM plan from C2022 to C2032.

12.2 Mine Planning Process

The following planning process applies at Kloof:

- Appoint and ensure competence in mine planning responsibilities per section;
- Consider planning cycle for which plan is to be prepared;
- Obtain updated geological structural model for design purposes;
- Obtain/determine future planning levels for the operation. Identify output levels for the operation (gold target/tonnage required, development targets);
- Break these down per individual operating level;
- Liaise with all Senior Vice Presidents, Vice Presidents of operations and business unit management teams and brief anticipated production levels and efficiency rates;
- Evaluate historical efficiencies against future planned efficiencies and reach agreement of planning performance levels;
- Provide base plans for each individual business unit and determine numbers of crews and scheduling systems per business unit;
- Document and file all tunnel dimensions and advance rates;
- Review tunnel dimensions with Ventilation, Rock Engineering, Evaluation and Mining Engineering teams;
- Agree and reach consensus on all stoping layouts, ledging and extraction sequencing/methodologies;
- Review and sign-off with all appropriate business unit management teams;
- Document the planned parameters in a shaft or unit planning brief;
- Commence designing of mine plan. Specify capital and preferably separate individual elements for later revision. Ensure naming of working place, etc.;
- Review development and stoping mine design with appropriate business unit management team members and ancillary support staff including MRM competencies;
- Modify if required, or accept and commence with scheduling based on agreed scheduling parameters per area;
- Review schedules and outputs in terms of production with Vice Presidents of operations, to ensure appropriate levels of production and volume efficiencies are obtained for that unit;

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- Communicate with all service staff (occupational health, environmental / ventilation, rock engineering), horizontal tramming for level capacities and vertical engineering for shaft capacities;
- Modify and revise as required with appropriate staff;
- Consolidate all sections to create overall operational performance plan;
- Run evaluation module/grid and determine gold output;
- Provide shaft or unit-based data in terms of volume and grade into acceptable standard database and reporting format;
- Review total plan with MRM staff competency heads;
- Revise and review again if required;
- Submit for final review with Senior Vice Presidents and Vice Presidents of operations to ensure operational targets and performance levels are reached;
- Submit to the Unit Manager Mine Planning to prepare on appropriate format and for submission to the Financial Department for total mine financial evaluation;
- Identify all areas where differences in design can or may require additional feasibility study work in the future. These would include declines, new shafts, and alternative layouts. Generate cost models in conjunction with the Project Office;
- Review mining plan with rock engineers and provide data sets for design modelling. Obtain support of acceptance of plan as far as rock engineering is concerned;
- Review mining plan with occupational health (ventilation) engineers and provide data sets for design modelling. Obtain written support of acceptance of plan as far as occupational health is concerned;
- Review with all mining engineering staff and gain acceptance and commitment to plan. Generate and provide appropriate schedules and plans for all Manager operations;
- Consider alternative scenarios relating to rates of advance, alternative layouts, and risk mitigation;
- Formally document all capital projects and compile consolidated project report for each project;
- Reconcile the planning Mineral Reserves per shaft with scheduled and designed Mineral Reserves and account for all differences. Modify plan to eliminate all differences. This reconciliation is an MRM competency head process;
- Prepare operational/ strategic plan presentation to SA Gold MANCO;
- Modify and amend where required;
- Complete final cycle of planning process and document all parameters. Make digital backup of Mineral Reserves model, design model, schedule model, all associated worksheets/presentations;
- Roll out and communicate final plan to all business units with prints of appropriate plans and spreadsheets. Confirm and identify all critical development; and
- Review and modify on a monthly basis actual achievement versus planned volumes.

12.3 Historical Mining Parameters

The planning parameters are primarily based on historical achievements. Table 20 provides the historical mining performance for Kloof, where mining expenditures are stated in nominal terms. Historical mining statistics for the shafts from C2017 to C2021, as well as historical averages are provided in Table 40:

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Table 40: Historical Mining Statistics by Shaft

	Units	C2017	C2018	C2019	C2020	C2021	Average
Main Shaft							
Main On-Reef Development	(m)	773	938	1,025	1,003	1,469	1,042
Main Off-Reef Development	(m)	3,369	3,339	2,485	2,690	3,635	3,104
Area Mined	(m^2)	82,093	85,445	72,300	71,162	81,985	78,597
Mill Tonnes	(kt)	619	612	539	533	629	586
Gold Produced	(kg)	3,462	3,564	3,270	2,905	2,963	3,233
No. 3 Shaft							
Main On-Reef Development	(m)	533	317	178	72	214	263
Main Off-Reef Development	(m)	697	427	324	454	61	393
Area Mined	(m^2)	50,398	37,076	26,741	19,248	21,622	31,017
Mill Tonnes	(kt)	371	287	191	156	159	233
Gold Produced	(kg)	2,543	2,032	1,231	1,199	871	1,575
No. 4 Shaft							
Main On-Reef Development	(m)	822	612	367	540	611	590
Main Off-Reef Development	(m)	4,208	3,251	2,122	3,086	3,929	3,319
Area Mined	(m^2)	106,170	72,127	55,548	59,948	72,338	73,226
Mill Tonnes	(kt)	715	509	419	485	572	540
Gold Produced	(kg)	5,537	4,303	2,474	2,926	3,628	3,774
No. 7 Shaft							
Main On-Reef Development	(m)	205	530	345	73	96	250
Main Off-Reef Development	(m)	1,387	933	633	409	52	683
Area Mined	(m^2)	43,924	38,546	23,615	24,298	30,012	32,079
Mill Tonnes	(kt)	281	233	154	156	187	202
Gold Produced	(kg)	1,866	1,580	892	872	1,033	1,249
No. 8 Shaft							
Main On-Reef Development	(m)	387	677	536	483	429	502
Main Off-Reef Development	(m)	1,877	1,582	1,409	1,947	2,868	1,937
Area Mined	(m^2)	26,915	26,207	22,945	28,035	33,059	27,432
Mill Tonnes	(kt)	191	180	185	239	316	222
Gold Produced	(t)	1,417	1,453	977	1,171	1,064	1,216
Total Mine UG							
Main On-Reef Development	(m)	2,719	3,075	2,450	2,173	2,819	2,647
Main Off-Reef Development	(m)	11,538	9,532	6,973	8,585	10,546	9,435
Area Mined	(m^2)	309,500	259,401	201,149	202,691	239,016	242,351
Mill Tonnes	(kt)	2,177	1,821	1,489	1,570	1,863	1,784
Gold Produced	(kg)	14,826	12,933	8,844	9,073	9,558	11,047

Note: C2018 + C2019 skewed by a prolonged industrial action and C2020 skewed by COVID-19 related lockdown.

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12.4 Shaft and Mine Pay Limits

12.4.1 Pay Limits

Costs for the LoM plan were derived from the actual C2021 costs and are based on the C2022 production plan. Costs used in the operational plan have been benchmarked against current costs and appropriate adjustments have been made for inflation and labour costs. The long-term gold price determination is covered in Section 16, and as is discussed in that Section, is considered by the QP to be both reasonable and realistic for establishing economic viability.

Table 41 provides a summary comparison of the pay limits used for Kloof per shaft compared to the previous year.

Table 41: Pay Limits

Pay Limits							
Shafts	**Gold Price ZAR/kg**	**KMAIN**	**No. 8**	**No. 3**	**No. 4**	**No. 7**	**Total Mine**
C2021 Mineral Reserves	**720,000**	1,320	1,290	2,590	1,940	2,010	1,710
C2022 Mineral Reserves	**800,000**	1,310	1,190		1,870	1,850	1,550
C2022 Direct	**800,000**	1,060	940		1,520	1,510	1,260
C2022 Mineral Resources	**868,000**	1,200	1,090		1,720	1,700	1,430
Executive cut-off grade	-	690	610	-	960	1,110	-

*See Section 16 for gold price determination.
*Executive cut-off grade is applied in year 1 of LoM plan. This cut-off grade ensures a reasonable margin at the shafts. Mining below this cut-off grade can be allowed on an incremental basis.
For definitions of cut-off grade, pay limit, executive cut-off, see Important Notices at the beginning of the document.

As per Figure 84 below, the higher gold price together with the expected increase in production volumes, managed to offset the increasing cost and lower mine call factors and reduced the Kloof pay limit by 160cm.g/t year-on-year.

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Figure 84: Pay Limit Reconciliation


Kloof
1,800
1,600
1,400
1,200
1,000
800
600
400
200
0
cm.g/t
1,710
180
10
50
50
20
70
1,550
Total Cost increase of 3%
KM# increased by 30%
K8# increased by 26%
K3# decreased by 86%
K4# increased by 15%
K7# increased by 3%
MCF decreased by 2.5%
KM# decreased by 6%
K8# decreased by 3.5%
Total m² increase of 4%
KM# increased by 27%
K8# increased by 26%
K4# increased by 5%
K7# decreased by 4%
No m² planned at K3#
C2021
Gold price
Density
Cost
MCF
OSS value
m2
C2022

12.4.2 Modifying Factors and LoM Plan

Kloof has used an overall 85% MCF in the C2022 LoM plan (

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Table 43). The weighted combination of the shafts' MCF is the plants' average. The monthly milled tonnes and recovered gold allocated to each shaft is based on the proportion of tonnes and gold content delivered by each shaft to the plant. Belt sampling is done on every shaft, and every belt has a weightometer. The results of the belt sampling are then used to proportionally allocate the final gold and tonnage declaration (as determined at the metallurgical plant).

The Mineral Reserves classification of Proved and Probable was largely a function of the Mineral Resources classification with due considerations of the minimum criteria for the "Modifying Factors" as considered below:

- Mining;
- Metallurgical;
- Processing;
- Infrastructural;
- Economic;
- Marketing;
- Legal; and
- Environmental, Social and Governmental factors.

Table 42 provides an overview of the Mineral Reserves modifying factors and

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Table 43 provides details of the historical and projected modifying factors. All modifiers are determined per shaft and applied to their respective production profiles.

Table 42: Mineral Reserves Modifying Factors

Element	Unit	Value
Mined Value	(cm.g/t)	1,589
Waste Mining Factor	(%)	3.5
Mine Call Factor	(%)	85.3
Mining Recovery Factor	(%)	25
Plant Recovery Factor	(%)	97.7
Other Sources Stoping	(%)	4.3
Development to Mill	(%)	13.0
Survey Discrepancy	(%)	10.6
Channel Width	(cm)	119
Stoping Width	(cm)	171
Mill Width Factor	(ratio)	1.39
Mill Width	(cm)	238
Mineral Reserves Pay Limit (Year 1)	(cm.g/t)	1,550

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Table 43: Historical and Projected Modifying Factors

	Units	C2017	C2018	C2019	C2020	C2021	LoM Projection
Mine Call Factors							
Main Shaft	(%)	94	90	94	90	79	88
No. 3 Shaft	(%)	88	99	86	74	78	-
No. 4 Shaft	(%)	82	87	78	82	92	84
No. 7 Shaft	(%)	77	76	77	77	71	77
No. 8 Shaft	(%)	94	86	90	81	66	81
Total	**(%)**	86	88	86	83	80	85
Other Sources Stoping							
Main Shaft	(%)	5	4	4	3	3	4
No. 3 Shaft	(%)	5	5	7	11	11	-
No. 4 Shaft	(%)	6	6	7	6	5	6
No. 7 Shaft	(%)	6	6	9	6	9	5
No. 8 Shaft	(%)	6	4	2	2	2	2
Total	**(%)**	5	5	6	5	5	4
Survey Discrepancy							
Main Shaft	(%)	20	16	25	19	18	20
No. 3 Shaft	(%)	19	21	12	14	15	-
No. 4 Shaft	(%)	6	6	7	7	4	4
No. 7 Shaft	(%)	15	11	8	-1	0	5
No. 8 Shaft	(%)	-4	-7	-2	3	9	0
Total	**(%)**	13	11	13	11	10	11
Development (Reef)							
Main Shaft	(%)	2	2	3	3	3	9
No. 3 Shaft	(%)	1	1	0	0	1	-
No. 4 Shaft	(%)	1	1	0	0	0	18
No. 7 Shaft	(%)	1	2	2	0	0	3
No. 8 Shaft	(%)	2	4	4	3	3	12
Total	**(%)**	1	2	2	2	2	13
Stoping Width							
Main Shaft	(cm)	153	156	152	167	170	160
No. 3 Shaft	(cm)	185	192	198	185	181	-
No. 4 Shaft	(cm)	156	163	176	179	181	179
No. 7 Shaft	(cm)	153	156	170	196	192	183
No. 8 Shaft	(cm)	183	189	206	209	201	186
Total	**(cm)**	162	166	173	181	181	171
Milling Width							
Main Shaft	(cm)	274	261	278	277	285	235
No. 3 Shaft	(cm)	268	281	268	311	279	-
No. 4 Shaft	(cm)	245	258	280	306	293	247
No. 7 Shaft	(cm)	233	220	247	350	229	209
No. 8 Shaft	(cm)	258	249	298	318	355	217
Total	**(cm)**	256	255	272	289	285	238

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Table 44: LoM Plan

	Units	LoM	C2022 1	C2023 2	C2024 3	C2025 4	C2026 5	C2027 6	C2028 7	C2029 8	C2030 9	C2031 10	C2032 11
Underground													
Main On-Reef Development	**(m)**	27,364	2,956	3,602	3,368	2,793	2,262	2,722	2,459	1,956	2,052	1,489	1,703
Main Off-Reef Development	**(m)**	81,037	11,604	12,652	10,982	11,817	9,098	7,613	6,344	3,789	2,804	2,201	2,132
Mill Tonnes	**(kt)**	20,334	2,002	2,011	2,099	2,120	2,040	2,016	1,994	1,869	1,546	1,323	1,312
Yield	**(g/t)**	5.6	5.2	5.1	5.3	5.5	5.4	5.7	5.8	5.9	6.4	6.3	5.6
Gold Produced	**(kg)**	113,966	10,420	10,159	11,163	11,747	10,943	11,443	11,623	10,955	9,942	8,275	7,296
Surface													
Mill Tonnes	**(kt)**	3,430	3,098	332	-	-	-	-	-	-	-	-	-
Yield	**(g/t)**	0.3	0.3	0.3	-	-	-	-	-	-	-	-	-
Gold Produced	**(kg)**	1,084	978	106	-	-	-	-	-	-	-	-	-
Total Mine													
Mill Tonnes	**(kt)**	23,764	5,100	2,343	2,099	2,120	2,040	2,016	1,994	1,869	1,546	1,323	1,312
Yield	**(g/t)**	4.8	2.2	4.4	5.3	5.5	5.4	5.7	5.8	5.9	6.4	6.3	5.6
Gold Produced	**(kg)**	115,050	11,398	10,265	11,163	11,747	10,943	11,443	11,623	10,955	9,942	8,275	7,296

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12.5 LoM Projects

An optimisation exercise was completed to rationalise the infrastructure between No. 3 and No. 4 Shafts and between Main and No. 3 Shafts (Kloof Integration Project). The successful outcome of the planned inter-connecting development and opening-up will result in a significant cost savings to the operation. Access development and ore handling infrastructure between No. 3 and No. 4 Shafts has allowed for the phased closure of No. 3 Shaft. The No. 3D (Tertiary) Shaft was shut down during 2020, and the SV shaft is planned for Q1 2022. The closure of No. 3 SV Shaft will allow the remainder of the VCR white area to be mined from No. 4 Shaft.

The final phase requires the closure of the main barrel in 2023. This phase entails the re-opening of old development between No. 1 and No. 3 Shafts and will allow the mining of the remaining VCR white areas at No. 3 Shaft, as well as significant secondary reef potential on the LR and KR from No. 1 Shaft, well into the latter part of the Kloof LoM.

A second part of the Kloof Integration Project involves the development of inclined access between 41 Level at No. 4 Shaft up to 40 Level at No. 7 Shaft. An additional phase of the same project entails a similar access to link the No. 7 Shaft incline with 2 additional levels at No. 4 Shaft, 42 and 43 Levels. This project will increase the efficiency of the planned mining by allowing access via No. 7 Shaft resulting in more face time for crews.

No. 8 Shaft is developing towards a well-defined pay shoot on the KR on three additional upper levels, which will extend the mining life of No. 8 Shaft (No. 8 Shaft Expansion Project).

The Kloof No. 4 Shaft Depth Extension Project comprises of a decline ramping down for two levels below infrastructure. The decline between 45 and 46 Levels has been developed, and the remaining portion of the decline to 47 Level is in progress. The access ramp is being developed by means of mechanised mining equipment. Once the access has been completed raisebore drillholes will be drilled and reamed back up to 45 Level for infrastructure and return ventilation purposes. The first raisebore hole will be completed early in 2022.

The EBA remains a significant, very high-grade opportunity. This area is currently in the Mineral Resources, and various studies on the mining of the area have indicated that it can be economically viable pending the availability of capital.

12.6 Specific Inclusions and Exclusions

The decision on whether to include or exclude potential mining areas is based on a detailed review, which includes:

- Health and safety considerations;
- Economic viability;
- Technical justification;
- Ability to mine the area; and
- Infrastructure availability constraints.

All areas included in the LoM plan are mined from current infrastructure and are a normal continuation of mining.

Kloof TRS 2021 Page 165 of 277

12.6.1 Specific Exclusions

- EBA below No. 7 Shaft (the PFS was last updated in 2003);
- The No. 10 Shaft area, which is uneconomic at current parameters and mineral prices; and
- Areas between 28 Level and 40 Level at No. 3 Shaft, once the Main and Tertiary Shaft infrastructure is closed.

12.6.2 Specific Inclusions

- White areas (blocks of ground which were previously left behind) that have been identified for mining through a detailed assessment per area, and are accessible from existing infrastructure (the areas are not always accessible but the FW development to the areas is either open or being developed);
- Mining from secondary reefs below the cut-off grade is sometimes required to destress high grade VCR white areas; and
- Includes unavoidable and/or necessary unpay mining and dilution.

12.7 Mineral Reserves Estimation

The definitions used in this TRS are as per the SAMREC Code, which is one of 11 members of the Committee for Mineral Reserves International Reporting Standards ("CRIRSCO"), the international family of international mineral reporting codes. The definitions of Proven (known as Proved under SAMREC and in this TRS) Mineral Reserve and Probable Mineral Reserve in Subpart 1300 of Regulation S-K are substantially similar to those of the SAMREC Code.

A Proved Mineral Reserve is the economically mineable material derived from a Measured Mineral Resource. It is estimated with a high level of confidence. It includes diluting and contaminating materials and allows for losses that are expected to occur when the material is mined. Appropriate assessments to a minimum of a Pre-Feasibility Study for a project or a LoM plan for an operation must have been carried out, including consideration of, and modification by, realistic assumed mining, metallurgical, economic, marketing, legal, environmental, social and governmental factors. Such modifying factors must be disclosed.

A Probable Mineral Reserve is the economically mineable material derived from a Measured or Indicated Mineral Resource or both. It is estimated with a lower level of confidence than a Proved Mineral Reserve. It includes diluting and contaminating materials and allows for losses that are expected to occur when the material is mined. Appropriate assessments to a minimum of a Pre-Feasibility Study for a project or a LoM plan for an operation must have been carried out, including consideration of, and modification by, realistic assumed mining, metallurgical, economic, marketing, legal, environmental, social and governmental factors. Such modifying factors must be disclosed.

The tonnage and grades scheduled in Measured Mineral Resources classified as Proved and those in the Indicated Mineral Resources classified as Probable. No Measured Mineral Resources were converted to Probable Reserves and no Inferred Mineral Resources were included in the LoM.

Mineral Reserves estimation at Kloof is based on development of an appropriately detailed and engineered LoM plan, which accounts for all necessary access development and stope designs. The terms and definitions are those given in United States Securities and Exchange Commission's (SEC's) Subpart 1300 of Regulation S-K.

Kloof TRS 2021 Page 166 of 277

Further, in presenting the Mineral Reserves statements and associated sensitivities the following applies:

- All Mineral Reserves are quoted as at 31 December 2021;
- All Mineral Reserves are quoted at a gold price of ZAR800,000/kg;
- All Mineral Reserves are quoted as 100% ownership;
- All Mineral Reserves are quoted in terms of RoM grades and tonnage as delivered to the metallurgical processing facilities, and are therefore fully diluted;
- Mineral Reserves statements include only Measured and Indicated Mineral Resources modified to produce Mineral Reserves, and contained in the LoM plan; and
- All references to Mineral Reserves are stated in accordance with Subpart 1300 of Regulation S-K.

The Mineral Reserves are derived following the production of a LoM plan by incorporating modifying factors into the Mineral Resources estimates. All design and scheduling work for underground is undertaken within Cadsmine, whilst surface mining is planned on GIS and spreadsheets. The planning process incorporates appropriate modifying factors based on the reconciliation exercises described and the use of cut-off grades policies and technical economic investigations.

The mill tonnes are quoted as mill delivered metric tonnes and RoM grades, inclusive of all mining dilutions and gold losses except mill recovery. Metallurgical recovery factors have not been applied to the Mineral Reserves figures, but to the LoM and financial models, and are approximately 98% and 84% for underground and surface ore respectively.

Tonnes include mine dilution, which relates to the difference between the mill tonnage and the stope face tonnage and includes other sources stoping (which is waste that is broken on the mining horizon, other than on the stope face), development to mill and tonnage discrepancy (which is the difference between the tonnage expected on the basis of the operations' measuring methods and the tonnage accounted for by the plant). The mine dilution factors at Kloof are 39%.

The MRF relates to the proportion or percentage of ore mined from the defined ore body at the gold price used for the declaration of Mineral Reserves. This percentage will vary from mining area to mining area. This percentage reflects planned and scheduled Mineral Reserves against the theoretical Mineral Reserves (at the gold price used for the declaration of Mineral Reserves), with all modifying factors, mining constraints and pillar discounts applied. The mining recovery factor for Kloof mine is 25%.

The pay limit, defined as the average value at which the orebody can be mined without making a profit or loss, varies depending on the respective costs, depletion schedule, ore type and dilution.

12.8 Surface Sources

Surface sources refer to processed materials, primarily waste rock dumps, slimes and sand at Kloof. It is planned to process 3.4Mt of surface material at a head grade of 0.4g/t gold.

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Table 45: Planned Material from Surface Dumps

	Units	LoM Total	C2022	C2023
Surface material	(Mt)	**3.4**	3.1	0.3
Recovered Grade - Au	(g/t)	**0.32**	0.32	0.32

12.9 Mineral Reserves Statement

There are no mineral or metal equivalent Mineral Reserves declared for Kloof, with only the primary mineral of economic interest being declared, namely gold. Co or by-products, which may occur at low abundances and of low economic importance, are not estimated.

Section 12.4.2 provides an overview of the Mineral Reserves Modifying Factors. All modifiers are determined per shaft and applied to their respective production profiles.

The Mineral Reserves are declared separately for underground and surface sources. Refer to Table 46 for the Mineral Reserves for Kloof. Table 47 shows the Mineral Reserves per mining area.

Table 46: Mineral Reserves as at 31 December 2021

Classification - Gold	Tonnes (Mt)		Grade (g/t)		Gold (Moz)	
	Dec21	Dec20	Dec21	Dec20	Dec21	Dec20
Underground						
Proved	**12.7**	11.7	**6.3**	6.9	**2.5**	2.6
Probable (AI)	**6.9**	8.7	**4.9**	5.9	**1.1**	1.6
Total (AI)	**19.6**	20.4	**5.8**	6.5	**3.6**	4.2
Probable (BI)	**0.7**	2.3	**4.6**	4.7	**0.1**	0.3
Total Underground	**20.3**	22.6	**5.7**	6.3	**3.8**	4.6
Surface Stockpiles						
Probable Surface Dumps	**3.4**	5.9	**0.4**	0.3	**0.0**	0.1
Total Surface	**3.4**	5.9	**0.4**	**0.3**	**0.0**	0.1
Total Mineral Reserves	**23.8**	28.5	**5.0**	**5.1**	**3.8**	4.6

1. Mineral Reserves have been reported in accordance with the classification criteria in Subpart 1300 of Regulation S-K .
2. Mineral Reserves are calculated at ZAR800,000/kg.
3. AI = Above Infrastructure.
4. BI=Below Infrastructure.
5. Mineral Reserves are reported as delivered to plant and do not include metallurgical recovery factors which are applied in the cut-off grades and LoM calculations, which are approximately 98% for underground and 84% for surface sources at Kloof.
6. Refer to Section 12.4 for pay limits, cut-offs and modifying factors.
7. A 0.0 represents numbers below significant figures reported, a ("-") represents absent value.

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we are one Sibanye Stillwater

As per the reconciliation below (Figure 85), the -18% change year-on-year in the stated Mineral Reserves are attributed to:

- -0.4Moz in depletions;
- -0.3Moz area inclusions:
    - -0.4Moz general white area exclusions and No. 3 Shaft closure;
    - +0.1Moz addition of secondary reefs specifically at No. 1 Shaft; and
- -0.1oz in due to changes in geological losses and interpretation:
    - -0.1Moz due to estimation changes at No. 1, No. 4 and No. 8 shafts;

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Figure 85: The Kloof Operations Mineral Reserves Reconciliation as at 31 December 2021


Moz
5.0
4.5
4.0
3.5
3.0
2.5
2.0
1.5
1.0
0.5
0.0
4.632
-0.376
-0.139
-0.302
0.048
-0.033
-0.064
0.026
3.792
KM -96koz
K8 -38koz
K3 -32koz
K4 -124koz
K4D
K7 -35koz
Surface -50koz
KM -64koz
K8 -23koz
K3
K4 -39koz
K4D -11koz
K7 -2koz
KM -12koz
K8 -21koz
K3
K4 -215koz
K4D -45koz
K7 -9koz
KM +2koz
K8 +14koz
K3
K4 +22koz
K4D
K7 +9koz
KM -59koz
K8 -33koz
K3
K4 +47koz
K4D +12koz
Dec2020
Depletion
Estimation
White areas
Secondary reefs
Technical factors
K3 Closure
Surface
Dec2021

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Mineral Reserves per Mining Area

Table 47: Mineral Reserves per Mining Area as at 31 December 2021

Gold per Mining Area	Proved			Probable			Total		
	(Mt)	(g/t)	(Moz)	(Mt)	(g/t)	(Moz)	(Mt)	(g/t)	(Moz)
Main Shaft	5.9	5.3	1.0	3.2	5.3	0.5	9.1	5.3	1.5
No. 4 Shaft	4.8	7.6	1.2	1.9	4.2	0.3	6.7	6.6	1.4
No. 4 Shaft Decline	0.1	-	-	2.0	4.7	0.3	2.0	4.6	0.3
No. 7 Shaft	0.3	7.3	0.1	-	-	-	0.3	7.3	0.1
No. 8 Shaft	1.6	5.7	0.3	0.6	5.2	0.1	2.2	5.6	0.4
Total Underground	**12.7**	**6.3**	**2.5**	**7.7**	**4.9**	**1.2**	**20.3**	**5.7**	**3.8**
Total: Surface Rock Dumps	-	-	-	3.4	0.4	0.0	3.4	0.4	0.0
Grand Total (Underground and Surface)	**12.7**	**6.3**	**2.5**	**11.1**	**3.5**	**1.2**	**23.8**	**5.0**	**3.8**

1. Mineral Reserves have been reported in accordance with the classification criteria in Subpart 1300 of Regulation S-K .
2. Mineral Reserves are calculated at ZAR800,000/kg.
3. Mineral Reserves are reported as delivered to plant and do not include metallurgical recovery factors which are applied in the cut-off grades and LoM calculations and are approximately 98% for underground and 84% for surface sources at Kloof.
4. Refer to Section 12.4 for pay limits, cut-offs and modifying factors.
5. A 0.0 represents numbers below significant figures reported, a ("-") represents absent value

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12.10 Mineral Reserves Sensitivity

Table 48 provides details of the Mineral Reserves sensitivity based on the Mineral Reserves modifying factors applied by Kloof mine. These sensitivities are not based on detailed LoM plans and should be considered on a relative and indicative basis only.

Table 48: Underground Mineral Reserves Sensitivity as at 31 December 2021

Classification	Scenario -10% ZAR720,000			Scenario -5% ZAR760,000			Base Case ZAR800,000			Scenario +5% ZAR840,000			Scenario +10% ZAR880,000		
	Tonnes (Mt)	Grade (g/t)	Gold (Moz)	Tonnes (Mt)	Grade (g/t)	Gold (Moz)	Tonnes (Mt)	Grade (g/t)	Gold (Moz)	Tonnes (Mt)	Grade (g/t)	Gold (Moz)	Tonnes (Mt)	Grade (g/t)	Gold (Moz)
Proved	8.7	6.5	1.8	9.3	6.3	1.9	**12.7**	**6.3**	**2.5**	14.5	6.3	2.9	15.5	6.0	3.0
Probable (AI)	3.7	5.1	0.6	4.5	4.8	0.7	**6.9**	**4.9**	**1.1**	8.1	4.9	1.3	8.9	4.8	1.4
Probable (BI)	-	-	-	-	-	-	**0.7**	**4.6**	**0.1**	0.9	4.4	0.1	1.1	3.9	0.1
Total Underground	12.4	6.1	2.4	13.9	5.8	2.6	**20.3**	**5.7**	**3.8**	23.5	5.7	4.3	25.5	5.5	4.5
Probable Surface dumps	3.4	0.4	0.0	3.4	0.4	0.0	**3.4**	**0.4**	**0.0**	3.4	0.4	0.0	3.4	0.4	0.0
Grand Total	15.8	4.9	2.5	17.3	4.7	2.6	**23.8**	**5.0**	**3.8**	26.9	5.0	4.4	28.9	4.9	4.5

1. Mineral Reserves have been reported in accordance with the classification criteria in Subpart 1300 of Regulation S-K .
2. Mineral Reserves are calculated at ZAR800,000/kg.
3. AI = Above Infrastructure
4. BI=Below Infrastructure.
5. Mineral Reserves are reported as delivered to plant and do not include metallurgical recovery factors, which are applied in the cut-off grades and LoM calculations, which are approximately 98% for underground and 84% for surface sources at Kloof.
6. Refer to Section 12.4 for pay limits, cut-offs and modifying factors.

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12.11 QP Statement on the Mineral Reserves Calculation

The Mineral Reserves declared are calculated from detailed LoM plans developed per shaft and are based on the Mineral Resources estimates as at 31 December 2021, together with a set of modifying factors based on recent historical achievements. The assumptions applied in determining the modifying factors are reasonable and appropriate. The LoM plans were developed with an approach that allows the production team's input into the process and is sufficient in detail to ensure achievability.

Mineral Reserve estimates are subject to various risk factors including changes to modifying factors, through the methodology adopted as outlined in Section 12.4.2, of considering the historic factors achieved per shaft lends support to LoM modifying factor projections. Further discussions on risks are covered in Section 22.1.

The QP considers that all the inputs used in calculating the Mineral Reserves have been thoroughly reviewed and can be considered technically robust.

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13 Mining Methods

13.1 Introduction

This Section includes discussion and comment on the mining engineering related aspects of the LoM plan associated with Kloof. Specifically, comment is given on the mine planning process, mining methods, geotechnics, geohydrology and mine ventilation. Some discussion on the planned projects is also included. The mine layout, showing the final mine outline of the LoM planning blocks is shown in Figure 87.

13.2 Mine Infrastructure, Hoisting and Mining Methods

13.2.1 Shaft Infrastructure

Kloof is a large, established intermediate to ultra-deep level gold mine that is accessed from surface through several shaft systems to 45 Level (the lowest working level), some 3,347m below surface. Kloof comprises five producing shaft systems that mine different contributions from pillars and open ground. Work has begun on the No. 4 Shaft decline, which will extend the lowest working level to 47 Level at 3,500m below surface.

The Kloof shaft layout is depicted in Figure 86. Surface and other infrastructure to support the shafts is discussed in Section 14.5.

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Figure 86: Schematic Section Indicating the Kloof Infrastructure


2 PLANT
180 ktpm
1 PLANT
240 ktpm
9#
CELEMANZI (10#)
MANYANO (7#)
MASIMTHEMBE (8#)
THUTHUKANI (1#)
KAMVA (4#)
HLALANATHI (3#)
22.5L
23 LEVEL
31 LEVEL
39 LEVEL
43 LEVEL
LEGEND
Backfill
Ore Movement
Electricity
Pumping
Service Water
Main dependant 3#
Ventilation
Ore Pass

13.2.2 Hoisting

Hoisting capacity of the winders is given in Table 49. Unconstrained capacity is the maximum capacity of the winders. The constrained capacity is the reduced capacity due to load shifting. Load shifting reduces the available capacity by reducing the operating hours. This is done to reduce power costs by not operating during peak power grid hours.

Table 49: Winder Capacities

Winder	Capacity-unconstrained (ktpm)	Capacity Load shifting (ktpm)
Main Shaft	162	115
No. 8 Shaft	84	40
No. 3 Shaft	-	-
No. 4 Shaft	93	71
No. 7 Shaft	116	23

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13.2.3 Mining Methods

As Kloof is a well-developed orebody that has been extensively mined, the choice of mining method is constrained by this historical mining. The orebody is narrow tabular in nature and is accessed through vertical shafts, with evenly spaced development in the footwall. On reef development is advanced on true dip, with conventional finger or wide raises and then stoped to either side in the direction of strike. All mining at Kloof is conventional in nature and is consistent with other similar orebodies.

Mining methods are based on a number of factors and are shaft, infrastructure and orebody specific. They are made by experienced mining engineering professionals, with input from all disciplines.

The mining methods employed at Kloof are subdivided as follows:

- The predominant mining layout at Kloof Upper is breast stoping with dip pillars, as well as scattered mining;
- Predominant mining layout at Kloof Lower is scattered mining, characterised by mostly up-dip mining;
- Breast stoping with dip pillars was selected for the below infrastructure project; and
- Mining spans and pillar width depend on the location, the reef being mined and the depth of working.

No backfill operations are conducted. No stripping is required as operations are accessed through underground development and surface sources are readily available.

All mining, specifically from white areas, undergoes a continual risk assessment process and those areas that currently pose a risk are excluded from the Mineral Reserves.

Mineral Reserves generation is done through the development of footwall drives (approximately 90m in the footwall) and crosscuts to reef. Crosscut spacing is based on a selective grid (100m to 180m apart), depending on evaluation, rock engineering principles and structure.

Finger-raise development with breast ledging is done on the secondary reefs and in selected areas on the VCR where the HW consists of Alberton lava. The majority of the VCR mining at all shafts makes use of wide raising, with the HW consisting of Westonaria Formation lava ("WAF"), to ensure the excavation is properly de-stressed during development.

The underground development requirements are listed in the LoM in Table 44.

13.3 Geotechnical Analysis

The following factors are considered among others when assessing geotechnical risk:

- Depth and stress conditions;
- Rock type and rockmass strength (reef, hanging wall and footwall);
- Remnant or virgin ground mining;
- Geology;
- Modelled Excess Shear Stress ("ESS" [MPa]) or modelled Ride [m^3] on geological structures;
- Modelled Average Pillar Stress ("APS" [MPa]) on mining faces and regional stability pillars;
- Modelled Energy Release Rate ("ERR" [MJ/m^2]) on active mining faces;
- Modelled closure [m] and closure volume [m^3] in mined out areas;
- Modelled Rockwall condition Factor ("RCF") on tunnels;

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- Seismic history and other seismic parameters;
- Mining geometry and sequencing; and
- Mining rate (m^2/month).

Laboratory results from Unconfined Compressive Strength ("UCS") and Unconfined Compressive Modulus ("UCM") tests are used to inform rockmass strength and elastic parameters. These tests are carried out at registered laboratories (usually University of the Witwatersrand) by competent persons and appropriate quality assurance procedures ("QA/QC") are followed. Details of the QA/QC performed are not available for this report but are consistent with industry best practices. The following averages (Table 50) are used for the different rock types near the reef horizon.

Table 50: UCS and UCM Laboratory Results

Reef horizon	Rock type	UCS [MPa]
VCR	Alberton Lava (hangingwall)	220
	VCR quartzite formation	200
	Weston Area Formation (WAF - hangingwall)	150
MVR & KR	Quartzite hangingwall	180 to 200
	Conglomerate hangingwall	220

Blasting is the main trigger of smaller seismic events. Larger events occur more random in time. Blasting times versus seismicity is monitored monthly and graphs distributed on a monthly basis in order to control and adhere to blasting times.

In the planning process the following is taken into consideration:

- Abutments of other reefs in proximity to one another are indicated on all plans, and consideration given to the potential interaction between the reefs due to the effect of mining;
- Second outlets are of prime importance and where possible are planned for, or a contingency plan put in place;
- Leads and lags of stoping panels are generally planned not to exceed 10m where practical, and where grade or other constraints do not exist;
- The 70m rule has been applied, in that a series of panels may not mine toward one another within 70m. This rule does not result in gold loss, but may affect the mining schedule;
- Pillars that are within 300m radius from each other are not mined simultaneously;
- Final remnants are planned to be in the ideal position; and
- The leaving of bracket pillars along major geological structures is considered.

13.3.1 Geotechnical Conditions

The TRS has been compiled with generally appropriate input from qualified rock engineers. Strategic planning and major design issues, such as shaft pillar extraction, was completed with the relevant input from the responsible rock engineers.

The mining methods employed at Kloof can be classified into the following categories on the basis of geotechnical engineering as follows:

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- Scattered breast mining is primarily employed in shallow- and intermediate depth mining areas. The crosscuts and raises spacing takes cognisance of rock engineering considerations. This allows some pre-development for selective mining to take place. Conventional support methods are used and regional stability pillars are incorporated against dykes and sub economic blocks of ground as far as possible, therefore payability of the reef and geological features have the main influence on the final extraction ratio. Previously unmined (white) area extraction is taking place at present, but before any such areas are targeted a detailed evaluation of each area is undertaken to determine the level of risk. This includes detailed rock engineering and risk evaluations, an estimate of the scope of work required to access the area, as well as a financial estimate. Extensive use is made of the up-dip mining method where white areas are extracted; and;
- In the deep mining areas, a closely spaced dip pillar layout is employed. The typical layout used in the VCR environment consists of dip pillars with a width of 30m, spaced 100m apart. Mining between the pillars mostly consists of an overhand breast mining configuration with mining taking place on both sides of the raise progressing systematically up the raise, with footwall drives at an appropriate distance below the reef plane to locate them in competent rock types. This method allows for some pre-development and hence a certain amount of selective mining is possible. Payability, stability pillars and geological features determine the extraction ratio. In areas of the VCR with a WAF hanging wall, wide-raising is commonly used to establish the new mining areas, as this rock type is not amenable to finger raising. Up-dip mining is additionally used in areas where it is deemed to pose low risk.

13.4 Mine Ventilation

The ventilation design for the various shafts at Kloof is based upon the accepted and signed-off design criteria, laid out in the Group standard for ventilation planning criteria. The ventilation systems are designed to provide a minimum specific cooling power of 260W/m², in all working areas of the mine.

The total volume of air circulated through Kloof workings is in excess of 2,000m³/s, as measured at the end of the third quarter in 2021.

Ventilation zones have been created throughout the Kloof workings, utilising the natural geological features or by means of designing support pillars or crush pillars to create ventilation pillars. These ventilation zones form an integral part of the fire preparedness strategy on the mine. Numerous booster fans are required, to assist the main surface fans, to ventilate the mine. Wherever possible these booster fans are used in conjunction with bulk-air coolers and spot-coolers to ensure that adequate cooling is delivered as close as possible to the working places of the mine. In-stope ventilation control is installed using conventional ventilation curtains and brattices to minimise air losses to, and heat input from, worked-out areas.

The introduction of project 31/10 contributed greatly towards, the achievement and maintenance of temperatures in workings to <31.0°C, and maintenance of force column leakage, in development ends, below the 10%/100m range.

Temperature limits inside all working places is set at Temperature Wet Bulb ("TWB") ≤31.0°C and Temperature Dry Bulb ("TDB") ≤37.0°C (i.e. no work, other than to rectify conditions, is allowed within the range of 31.0°C to 32.5°C wet-bulb temperature).

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13.5 Refrigeration and Cooling

The total installed capacity of refrigeration plants on Kloof is 172.3 megawatts (MW) of which 85.3MW is required to operate during peak production.

The heat loads for each zone have been determined, and projects to optimise cooling systems have been established to counter heat loads where required. Where necessary, surface or mid-shaft bulk air coolers are used to offset heat gain from auto compression. At the deeper levels, smaller bulk air coolers and spot coolers are strategically installed (to maximise positional efficiency) in the haulages, to maintain acceptable environmental conditions in the working places.

13.6 Flammable Gas Management

Historically, infrequent flammable gas intersections have been encountered on the shafts of Kloof, and there are currently no active flammable gas sources in the mine. These intersections are well controlled by the procedures described in the mine's Flammable Gas Code of Practice. Continuous flammable gas measuring instruments, personally issued to supervisory staff and crew leaders, are used to detect flammable gas on Kloof.

13.7 Mine Equipment

All conventional narrow reef mining equipment required for ongoing mining operations is currently in place and in use on Kloof mine. Equipment includes winches, scrapers, rock drills, pumps, rolling stock etc.

13.8 Personnel Requirements

Mine labour assumptions are included in the LoM plan. All mining personnel are currently employed and in place to satisfy the requirements for the LoM. Refer also to the Human Resources Section 17.2 later in this document.

13.9 Mine Extraction Plan

Refer to Section 13.2.

13.10 Hydrological Models

Refer to Section 7.6 and Section 17.5.7.

13.11 Historical Mining Parameters, Factors, Production Rates and LoM

13.11.1 Shaft and Mine Pay Limits

Costs for the LoM plan are detailed in Section 18.3. Refer to Section 12.4 for details on pay limits and cut-offs.

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13.11.2 Modifying Factors

Key modifying factors for the 2021 Mineral Reserves are also listed in the Mineral Reserves section. Refer to Section 12.4.2.

13.11.3 Production Rates and LoM

These are provided in the Mineral Reserves Section12. Refer to Table 44.

13.12 Requirements for Stripping, Underground Development and Backfilling

No backfill operations are conducted, with regional and small support pillars left, where possible, in preferably unpay areas.

As Kloof is an operating mine with a long history, all the necessary equipment for mining, extraction and processing is already on-site and is in use. The mine's completed grid development is sufficient to support a two-year mining window, and the future development to support the LoM is shown in Table 44. Historical underground development performance is included in Section 5.2.2. At present 889 people are allocated for 2022 development.

13.13 Final Layout Map

The following map (Figure 87) illustrates the existing workings, as well as the LoM planning for Kloof indicating the final mine outline for all the reefs.

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Figure 87: Kloof Mine Outline Upper / Lower (All Reefs)


27°35'E
0 0,5 1km
0 0,5 1Miles
Coordinate System: WG27
8 - Masimthembe Shaft
3 - Hlalanathi Shaft
1 - Main/Thuthukani Shaft
26°25'S
4 - Ikamva Shaft
7 - Manyano Shaft
Legend
Mining Right (Kloof)
Underground Workings
Planning (LOM)
Shaft (Producing)

Kloof TRS 2021

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Figure 88: Kloof Mine Surface Mining



0
2,5
5km
0
2,5
5Miles
Coordinate System: WG27
27°40'E
Randfontein
6 - Venterspost Shaft
5 Shaft
VP2 SRD
Tons - 1,2 Mt
Grade - 0,373 g/t
2 Shaft
COOKE 1,2,3
OPERATION
Settling Ponds
Tons - 21 445 t
Grade - 0,396 g/t
2 Vent Shaft
Westonaria
26°20'S
10 - Celemanzi Shaft
9 Shaft
9 Vent Shaft
R28
R501
Ezulwini Plant
COOKE 4
OPERATION
3 Service Shaft
3 - Hlalanathi Shaft
DRIEFONTEIN
OPERATION
8 - Masimthembe Shaft
3B Service Shaft
Main SRD
Tons - 2,2 M t
Grade - 0,364 g/t
1 - Main/Thuthukani Shaft
Kloof 1 Plant
GOLD FIELDS LTD
SOUTH DEEP
ANGLOGOLD
ASHANTI
MPONENG
4 SRD
Tons - 1,8 Mt
Grade - 0,322 g/t
4 - Ikamva Shaft
KP 2 Run Off
Tons - 33 978 t
Grade - 1,168 g/t
7 - Manyano Shaft
Kloof 2 TSF
Kloof 2 Plant
Leeudoorn TSF
Fochville
KLOOF
OPERATION
26°30'S
R500
27°30'E
27°40'E
Legend
Kloof Mining Right
Sibanye-Stillwater Mining Right
Section 102 Application
Excluded from Mining Right
Freehold Properties
Other Mining Company
Towns
TSF (Active)
National Roads (N)
Regional Roads (R)
Shaft (Producing)
Shaft (Non-Producing)
Processing Facilities

Kloof TRS 2021 Page 182 of 277

14 Processing and Recovery

This Section covers the metallurgical and mineral processing aspects associated with Kloof. Specifically, on the process metallurgy and process engineering aspects relating to plant capacity, metallurgical performance and metal accounting practices as incorporated in the LoM plan.

14.1 Processing Facilities

Kloof incorporates the No. 1 Plant situated near Main Shaft and the No. 2 Plant situated at No. 7 Shaft. Toll treatment of surface material on the Kloof MR occurs at Cooke Ezulwini Plant.

The No. 1 and No. 2 Plants have long operational histories. Refer to Table 51 for the plant capacities.

Table 51: Mineral Processing Plant Capacities

Plant	Design Capacity (ktpm)	Operational Capacity (ktpm)*
No. 1 Plant	180	165
No. 2 Plant	165	165

*Capacity based on plant age and equipment availability.

14.1.1 Kloof No. 1 Plant

Kloof No. 1 Plant, which was commissioned in 1968 to treat underground ore and comprised three stage crushing and two stage milling utilising open circuit rod mills for primary milling and closed-circuit pebble mills for secondary milling. After milling the pulp is thickened and air-agitated in cyanide leaching tanks. In June 2001 redundant drum filtration was replaced by a more efficient AAC pumpcell Carbon in Pulp ("CIP") circuit. Smelting was also discontinued with loaded carbon being transported to No. 2 Plant for elution, thermal regeneration and smelting. In 2008, No. 1 Plant started treating Surface Rock Dumps ("SRD") material and in 2013 all crushing was stopped, the secondary crushing circuit bypassed and modifications made on the conveyor feed ore delivery system, with the addition of an overland conveyor to allow screened material from the SRD's to feed the mill silos directly (Figure 89).

The current operational capacity of Kloof No. 1 Plant is 165kt per month, and the LoM scheduling has been planned accordingly. The main feed for the plant will be low grade surface material. The LoM plan assumes a recovery of 82.9% for surface material only, which is in line with historical performance adjusted for projected head grades. The milling circuit infrastructure is showing signs of aging, and maintenance requirements can be expected to steadily increase if this plant is to operate for the remaining LoM.

Table 52 below outlines the C2022 budget for the No. 1 Plant, with respect to energy, water, process materials and personnel requirements.

Table 52: Kloof No. 1 Plant Projected Requirements for Energy, Water, Electricity and Personnel (C2022 Budget)

Plant	Electricity Usage (kWh)	Electricity Cost (ZAR)	Water Usage (Kl)	Water Cost (ZAR)	Stores Cost (ZAR)	Total Employees (No.)	Labour Costs (ZAR)
No. 1	66,649,000	92,225,008	36,500	672,262	76,984,532	154	70,689,983

Kloof TRS 2021 Page 183 of 277

Figure 89: The Schematic Process Flow Diagram for Kloof No. 1 Plant


Shaft Waste Dump
CV 1A
CV 2
CV 1B
Jaw Crusher
Prim Cyclone
Sec Cyclone
Fine Silos
No 1 TUBE MILL
No 1 ROD MILL
No 2 TUBE MILL
Prim Sump
Sec Sump
CV 13
CV 17
Rake Classifier
17A Bin
Wash
17A
17B Bin
17D
13A Bin
Jaw Crusher
Linear Screens
CIP Feed Linear screen
LC Screen
Disposal Tank
Residue Pulp to Slimes Dam
Loaded carbon to KP

14.1.2 Kloof No. 2 Plant

Kloof No. 2 Plant, which was commissioned in 1990, currently treats most of Kloof's underground ore. If excess underground material is produced, this material is treated at No. 1 Plant. Reef is trucked and conveyed to a central stacker pad which feeds two SAG mills equipped with variable speed ring motor drives. There is an option to deliver surface material to the stacker pad when underground stocks are unavailable to utilise plant capacity. The two SAG mills can be operated as fully autogenous units, or as currently being operated, as semi-autogenous units by adding steel grinding balls. Milled ore is thickened ahead of cyanide leaching in air-agitated tanks and adsorption onto activated carbon in a conventional CIP circuit. Loaded carbon is eluted in an AARL elution circuit, which was upgraded in June 2001 and further in October 2003, and now serves as the central elution facility for Kloof. The upgrade included the installation of Continuous Electro-winning Sludge Reactors which are working very efficiently. Cathode sludge is filtered and smelted to produce doré (Figure 90).

The current operational capacity of Kloof No. 2 Plant is 165kt per month. The underground feed sources are Main Shaft, No. 4 Shaft, No. 7 Shaft and No. 8 Shaft. The plant is considered to be both mechanically and structurally in good condition. Surface stockpile material has occasionally been treated at No. 2 Plant since 2018, but no surface material is planned in the LoM. The LoM plan assumes a plant recovery factor ("PRF") of 97.7% for underground material.

The underground tonnages sent to the mill include waste development tonnages which are hoisted and trammed separately at the shaft and then sent through to the mill. The inclusion of these development tonnages exceeds the current plant capacity. The waste development will therefore be stockpiled at the plant and used to supplement the underground feed as required. The waste

Kloof TRS 2021 Page 184 of 277

we are one Sibanye Stillwater

development has been planned at 0.0 g/t but in reality, has been shown to contain approximately 0.5 g/t and compliments the MCF when milled due to the occurrence of uncalled footwall bands.

Table 53 below outlines the C2022 budget for the No. 2 Plant, with respect to energy, water, process materials and personnel requirements.

Table 53: Kloof No. 2 Plant C2022 Budget

Plant	Electricity Usage (kWh)	Electricity Cost (ZAR)	Water Usage (Kl)	Water Cost (ZAR)	Stores Cost (ZAR)	Total Employees (No.)	Labour Costs (ZAR)
No. 2	77,656,413	107,605,904	219,000	4,033,571	109,802,732	138	69,123,628

Figure 90: The Schematic Process Flow Diagram for Kloof No. 2 Plant


Ball
Ball

14.2 Sampling, Analysis, Gold Accounting and Security

Generally adequate attention is given to sampling and sample preparation. Good accounting procedures are in place. Underground plant feed tonnage is generally measured at source i.e. shaft conveyor weightometers. Plant feed tonnage is measured via conveyor weightometer scales on mill feed belts or leach feed mass flow systems. Plant feed from underground sources is sampled at the shafts but surface rock dump plant feed is not sampled continuously, but rather at source through ad hoc sampling.

Kloof TRS 2021 Page 185 of 277

Kloof TRS 2021 Page 186 of 277 Leach feed and residue samples are taken automatically, with Multotec cross-stream samplers. Shift composites are accumulated and prepared in the standard way. Plant sampling appears to be reasonable as reflected in the gold plant call factors, which average within 5% of 100%. While security measures are in place at Kloof, management is continuing to refine security measures, increasing the level of sophistication where warranted. 14.3 Plant Clean-up The quantity of clean-up gold that can be anticipated on closure of a plant is uncertain. Reported figures for South African plants have shown an order of magnitude difference, varying from 0.4% and 0.04% of the total gold produced through the plant during its life. Factors affecting the quantity of gold that is eventually recovered are plant age, installed treatment route, plant layout and detailed design features, plant operational management and the procedure and efficiency of the plant clean-up. Generally, it can be assumed that 0.15% for older crushing and milling plants and 0.10% for more recent relatively clean plants is typical. Where low-level waste has been processed in the latter years of a plants life significant gold purging is likely to have occurred and lower gold accumulations can be expected. Saleable gold from plant clean-up has been included, but no costs associated with these clean-up as it is expected that the salvage value of the Kloof plants will offset the costs of collecting the gold and their break-up (Table 54). Table 54: Assumed Gold Lock Up Plant Assumed Lock-Up (kg) No. 1 Plant 450 No. 2 Plant 1,300 14.4 Milling Statistics 14.4.1 Kloof Plants Table 55 provides details of the historical milling statistics at Kloof No. 2 Plant. The weighted average processing recovery over the five years to December 2021 was calculated at 98% for underground material. Kloof TRS 2021 Page 187 of 277 Table 55: Kloof No. 2 Plant – Historical Milling Statistics 2 Plant Units C2017 C2018 C2019 C2020 C2021 Ore Milled (ktpm) 176 171 163 150 159 Underground (ktpm) 172 152 121 129 154 Surface (ktpm) 4 19 42 21 5 Yield (g/t) 7.0 6.4 4.5 5.0 5.0 Underground (g/t) 7.2 7.1 5.9 5.8 5.1 Surface (g/t) 0.7 0.6 0.3 0.3 0.3 Gold Recovery (%) 98.6 98.5 98.4 98.3 98.0 Gold Production (Koz./ p.a.) 475 420 283 289 306 Table 56 provides details of the historical milling statistics at Kloof No. 1 Plant Table 56: Kloof No. 1 Plant – Historical Milling Statistics 1 Plant Units C2017 C2018 C2019 C2020 C2021 Ore Milled (ktpm) 186 154 158 163 169 Underground (ktpm) 9 0 0 0 0 Surface (ktpm) 176 154 158 163 168 Yield (g/t) 0.5 0.4 0.3 0.3 0.3 Underground (g/t) 0.8 0.6 0.0 1.7 1.8 Surface (g/t) 0.4 0.4 0.3 0.3 0.3 Gold Recovery (%) 88.0 88.9 0.0 89.8 88.6 Gold Production (Koz./p.a.) 33 23 19 21 20 14.4.2 Treatment of Surface Sources (Historical) Kloof is currently treating surface material at No. 1 Plant. The SRDs at the operation have been mined since the early 2000’s and has resulted in a significant reduction in the environmental liability of the operation. All SRDs are extensively sampled and screened prior to milling. Only surface material is treated at No. 1 Plant (Table ). Surface material is treated as a top-up to underground material at No. 2 Plant (Table 55). 14.4.3 Forecast Production Levels and Treatment Costs The current cost for C2021 was ZAR162/t for Kloof No. 2 Plant with a forecasted cost of ZAR173/t for C2022. Kloof No. 1 Plant operating cost for C2021 was ZAR190/t with a forecasted cost of ZAR214/t for C2022. Refer to Table 57 for the planned production at No. 1 Plant and Table 58 for planned production at No. 2 Plant. Kloof TRS 2021 Page 188 of 277 14.4.4 Final Product Doré gold, an unrefined alloy of gold with variable quantities of other base and precious metals, is produced at Kloof before being sent for refining to Rand Refinery Limited (“Rand Refinery”). Further details are provided in Section 16. Kloof TRS 2021 Page 189 of 277 Table 57: Forecast Processing Statistics No. 1 Plant LoM C2022 C2023 C2024 C2025 C2026 C2027 C2028 C2029 C2030 C2031 C2032 Units Total 1 2 3 4 5 6 7 8 9 10 11 Underground Tonnes Milled (kt) 30 30 - - - - - - - - - - Gold Head Grade (g/t) 0.5 0.5 - - - - - - - - - - Surface Rock Tonnes Milled (kt) 2,131 1,978 153 - - - - - - - - - Gold Head Grade (g/t) 0.4 0.4 0.4 - - - - - - - - - Surface Tailings Tonnes Milled (kt) - - - - - - - - - - - - Gold Head Grade (g/t) - - - - - - - - - - - - Processing Total Tonnes Milled (kt) 2,161 2,008 153 - - - - - - - - - Gold Head Grade (g/t) 0.4 0.4 0.4 - - - - - - - - - Recovery (%) 82.9 83.4 77.4 - - - - - - - - - Recovered Gold (kg) 658 609 50 - - - - - - - - -

Table 58: Forecast Processing Statistics No. 2 Plant

		LoM	C2022	C2023	C2024	C2025	C2026	C2027	C2028	C2029	C2030	C2031	C2032
	Units	Total	1	2	3	4	5	6	7	8	9	10	11
Underground													
Tonnes Milled	(kt)	20,304	1,973	2,011	2,099	2,120	2,040	2,016	1,994	1,869	1,546	1,323	1,312
Gold Head Grade	(g/t)	5.7	5.4	5.2	5.4	5.7	5.5	5.8	6.0	6.0	6.6	6.4	5.7
Surface Rock													
Tonnes Milled	(kt)	-	-	-	-	-	-	-	-	-	-	-	-
Gold Head Grade	(g/t)	-	-	-	-	-	-	-	-	-	-	-	-
Surface Tailings													
Tonnes Milled	(kt)	-	-	-	-	-	-	-	-	-	-	-	-
Gold Head Grade	(g/t)	-	-	-	-	-	-	-	-	-	-	-	-
Processing													
Total Tonnes Milled	(kt)	20,304	1,973	2,011	2,099	2,120	2,040	2,016	1,994	1,869	1,546	1,323	1,312
Gold Head Grade	(g/t)	5.7	5.4	5.2	5.4	5.7	5.5	5.8	6.0	6.0	6.6	6.4	5.7
Recovery	(%)	97.7	97.7	97.7	97.7	97.7	97.7	97.7	97.7	97.7	97.7	97.7	97.7
Recovered Gold	(kg)	113,952	10,406	10,159	11,163	11,747	10,943	11,443	11,623	10,955	9,942	8,275	7,296

Kloof TRS 2021

Page 190 of 277

14.5 QP Opinion on Processing

The QP is satisfied that the Mineral Processing is appropriate and sufficient to support the LoM and that all material issues have been addressed in this document.

Kloof TRS 2021 Page 191 of 277

15 Infrastructure

15.1 Overview of Infrastructure

Engineering infrastructure at Kloof includes a wide range of operating technology, which varies in age and extent of mechanisation. Underground operations comprise access infrastructure to convey personnel, materials and equipment to and from the working areas and associated services to support mining operations. Horizontal infrastructure includes crosscut haulages, footwall haulage levels and declines/inclines. Infrastructure required for ore flow and services include ore and waste passes, conveyor belts, rail conveyances, ore bins, loading stations, water dams, pump stations, secondary ventilation, workshops, power, compressed air, water reticulation systems and hydropower reticulation.

Surface infrastructure (Figure 91) includes headgears and winding systems, primary ventilation, process facilities, office blocks, training centres, workshops, stores, lamp rooms, change houses and accommodation. There are also a number of services and supply centres. These include compressed air supply stations and minor workshops for small repairs to plant and equipment, surface fridge plants and pumping stations.

Pipelines exist for various uses throughout the mine, underground and on surface, mainly for water and compressed air for mining. The process plant pipeline infrastructure includes that used for tailings deposition. No additional pipelines will be required for the LoM.

Notwithstanding the age of the general infrastructure, all surface and underground infrastructure is maintained and equipped. In conjunction with the planned maintenance programmes, including specific remedial action, the current infrastructure, pumping-, hoisting- and logistic capacities are considered adequate to satisfy the requirements of the LoM plan. The power generation and distribution systems water sourcing and reticulation systems are appropriate as envisaged in the LoM plan.

See Section 13.2 and Figure 86 for details on shaft infrastructure and Section 15.3 and Figure 92 for supporting surface infrastructure.

Aside from existing underground rail infrastructure, no surface rail infrastructure is in use. No port facilities exist on the Kloof operations. No additional surface rail infrastructure will be required for the LoM.

Kloof TRS 2021 Page 192 of 277

Figure 91: Mine Layout and Surface Infrastructure


27°35'
27°40'
0 1 2km
0 1 2Miles
Coordinate System: WGS84
5 Shaft
2 Shaft
10 - Celebration Shaft
Medical Centre
9 Shaft
PHC
Libanon Office Park
N12
R28
R501
3-Hlalanathi Shaft
8-Masimthembe Shaft
Kloof Main Office
1-Main Thuthukani
4 Ikamva Shaft
7 Manyano Shaft
-26°20'
-26°25'
Legend
Mining Right (Kloof)
Pipe Line
Main Powerline
Kloof Main Office\Libanon Office park
Accommodation
No.2 Plant
Shaft Complex
Compressor House
Sub-Station
Tailings Storage Facility
Training Centre
Shafts
Non-Producing
Producing

Kloof TRS 2021 Page 193 of 277

15.2 Tailings Storage Facilities

Kloof currently operates two tailings storage facilities ("TSFs") namely;

- Kloof No. 2 TSF for Kloof Plant No. 1; and
- Leeudoorn TSF for Kloof Plant No. 2.

This Section includes discussion on the tailings engineering aspects associated with the mining asset. Specific detail and comment are focused on the design construction geotechnical integrity remaining capacity and management practices governing the tailings facilities. Key source data for the review comprised the engineering design constraints where available as prepared by the appointed TSF review consultants. Site-specific issues are summarised below (Table 59).

The following is based on the assumption that good operating and monitoring practices are in place at all times and that adequate planning and any necessary upgrading are timeously implemented. Kloof's TSF annual consultants reports that the phreatic levels are low. Although the TSFs are generally in a good condition it appears that rat-holing does occur periodically at the Leeudoorn TSFs primarily caused by the very fine grind of the product.

Continuation reports were conducted during 2021 by Knight Piesoldt. They were appointed as the Engineer of Record ("EoR") for the facilities and the data from the continuation report will flow into the annual report and a possible restatement of the capacity left will follow through from this report.

Table 59: LoM Assessment of Tailings Facilities*

Mining Asset	LoM Deposition (Mt)	Available Capacity (Mt)	Surplus / (Shortfall) (%)	Capital Requirement (ZARm)
Kloof No 2 TSF	2.2	6.3	4.1Mt 190%	Nil
Leeudoorn	20.3	38.4	18.1Mt 89%	Nil
Mine Total	22.5	44.7	22.2Mt 99%	Nil

TSFs and Waste Rock Dumps Composition

The TSFs represent the waste product from the processing of auriferous and uraniferous ores from Kloof. The gold, uranium oxide, available sulphide and other commodities such as base metals, undergo mobilisation within the TSFs with time and hence may exhibit areas of re-concentration. Due to interaction of factors including footprint, age of TSF, beneficiation, primary reef origin of slimes, etc. the TSF may exhibit areas of differing grade profiles.

TSFs for Kloof are current dumping sites and are not available for retreatment but once they become available, the primary economic mineralisation of importance on the TSFs will be gold ("Au"), with uranium oxide ("U_3O_8"), sulphide ("S^{2-}") and the base metals (Cu, Co, Ni & Zn) of lower economic significance.

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15.3 Power Supply

Power supply at Kloof is obtained from the Eskom grid via a 44kV transmission network as well as a 132kV transmission network. One Point of Distribution ("PoD") is fed from the Libanon 44 kV Eskom distribution substation and seven PoD's from the Bernina and Libanon DS 132kV Eskom distribution substation. Kloof has a total of 507.5MVA installed capacity and a combined Notified Maximum Demand ("NMD") of 299.5 MW and an average energy usage of 147MW.

Figure 92: Schematic Layout of Power Points of Supply and Surface Infrastructure


8# (6.6 kV)
44kV
Eskom – Libanon DS
132kV
Lib Gold (6.6kV)
132kV
132kV
Kloof Main # (132 kV) Winders
Kloof Main # (6.6 kV)
3# (6.6kV)
Lib # (6.6kV)
132kV
132kV
132kV
7# (6.6kV)
4# (6.6kV)
Glenharvie (6.6kV)
132kV
132kV
Eskom - Bernina
Eskom Infrastructure
Kloof PODs
Municipal

EQUIPMENT	No. 1 Shaft	No. 3 Shaft	No. 4 Shaft	No. 7 Shaft	No. 8 Shaft	No.1 Plant	No. 2 Plant	Libanon	Total
Compressors	8	2	1	4	-	-	-	-	15
Refrigeration plants	0	7	8	5	2	-	-	-	22
Tanks	7	8	5	6	3	-	-	-	29
Water systems (pumps)	9	16	18	12	6	6	4	-	71
Sewage plants	1	0	1	1	1	-	-	-	4
Buildings	19	4	4	4	3	-	-	18	34
Substations	3	1	1	2	1	-	-	-	8
Residences	1	-	-	1	-	-	-	1	3
Low Density Housing	1							1	
Roads (Km)	-	-	-	-	-	-	-	-	±42km
Pipe Lines	-	-	-	-	-	-	-	-	±83km
1m Column	-	-	-	-	-	-	-	-	±36km

Kloof TRS 2021 Page 195 of 277

Kloof has reduced its demand for electricity from an average of ±159MW in 2019 to ±147W currently. Kloof has an extensive energy saving programme in place, with projects that range from an onsite Energy Management service provider assisting on air and water saving initiatives to major infrastructure like Three Chamber Pipe Systems and Turbines. Usage is extensively managed in order to mitigate the risk of potential carbon taxes in the future.

Renewable Energy

Relaxing of regulatory requirements and anticipated ability to trade electricity in South Africa has allowed Sibanye-Stillwater to grow its portfolio of renewable projects to 557MW, including solar and wind projects. These projects are being pursued in support of our carbon neutrality by 2040 commitment and mitigating the risks associated with Eskom electricity supply.

Anticipated capital cost of the project is anticipated to be around R11-billion and will be funded by third parties through power purchase agreements. Renewable electricity will be delivered at a 40-50% (solar) and 20-30% (wind) discount to grid tariffs, escalating at CPI. It is planned to also leverage these projects to promote local socioeconomic development and a just energy transition.

The SA Gold 50MW solar photovoltaic (PV) project is targeted for financial close H1 2022 and commercial operation by late 2023. A local project developer has been appointed on a 20-year PPA basis. The project will directly generate electricity for the Kloof operations. 332MW of wind energy capacity has also been secured through the appointment of two project developers for three remote wind projects. Power generated will be 'wheeled' to our SA Gold operations and will offset a portion of their electricity requirements, reducing their carbon footprint and electricity costs.

15.4 Bulk Water, Fissure Water and Pumping

See Section 17.5.7 for information on Bulk Water, Fissure Water and Pumping.

15.5 Roads, Rail, Ports, Pipelines and Other Infrastructure

Kloof mine is an underground mine with conventional stoping. Access is via vertical shaft systems and through underground development tunnels equipped with rail tracks, for the transport of men, material, waste rock and ore.

On surface, the site is situated in a well-developed area and is easily accessible by major roads.

Rail

Aside from existing underground rail infrastructure, no surface rail infrastructure is in use or required.

Port Facilities

No port facilities exist or are required on the Kloof operations.

Kloof TRS 2021 Page 196 of 277

Dams

Potable water is supplied by Rand Water to reservoirs situated at every shaft complex. A potable water plant, that will treat underground fissure water, is being established to supply the operation going forward.

Pipelines

Refer to Section 15.1 and Section 17.5.1.

Surface Rock Dumps, TSFs and Leach Pads

The TSFs have been covered above in Section 15.2.

The SRDs are generally material from off-reef waste development conducted in support of accessing the orebody. As there may have been a degree of cross-tramming of reef to waste historically, these SRDs are a potential source of low-grade, readily available surface material, and where economic and with sufficient Plant capacity are exploited.

There are no leach pads used at Kloof.

Other

No other infrastructure requirements are material to Kloof.

15.6 Equipment Maintenance

15.6.1 Surface Workshops

Surface workshop for major repairs were converted to off-site repair facilities operated by third party suppliers in the neighbouring towns. Only minor repairs are done on shaft.

15.6.2 Underground Workshops

Underground workshops are used for routine maintenance of equipment. All areas are well equipped. Facility configuration depends on the equipment that is being service to ensure compliance as per the requirements of the planned maintenance schedules. Areas are well ventilated and illuminated, floor areas are concreted.

15.7 Offices, Housing, Training Facilities, Health Services Etc.

Sibanye Gold operations has central offices at various mines for shared services and offices at Kloof shafts and plant for mine services (Figure 91).

Kloof mine is near to several towns and cities at which some of the mine personnel live. The mine also provides on mine housing and hostels for some of the personnel. Transportation from high density areas serving the mine is operated by a third-party supplier. Otherwise, all transportation is public services or personal vehicles.

Training facilities through the Sibanye Gold Academy and central training located near the Kloof Gold mine see adjacent properties Section 20.

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Primary Health services are centralised at Libanon shared by the Sibanye Gold operations in the West Wits Line.

All hospitals have been privatised and are run by independent third parties.

15.8 QP Opinion on Infrastructure

The QP is satisfied that the infrastructure is appropriate and sufficient to support the LoM and that all material issues have been addressed in this document.

Kloof TRS 2021 Page 198 of 277

16 Market Studies

16.1 Concentrates and Refined Products

Doré gold, an unrefined alloy of gold with variable quantities of other base and precious metals, is produced at Kloof before being sent for refining to Rand Refinery Limited ("Rand Refinery").

16.2 Metals Marketing Agreements

Rand Refinery, an independent private Company, is owned by a consortium of the major gold producers in South Africa, refines doré gold to London Good Delivery standard. Sibanye has a 33.2% direct interest in the Rand Refinery operations (Figure 2). Rand Refinery is the primary gold refinery in Southern Africa and has been refining gold for over 100 years.

Sibanye has an agreement with Rand Refinery for the refining of all of Kloof's gold and silver, which is the Kloof operation's only material contract for the refining of gold and silver. It is not believed that the terms obtained from Rand Refinery are influenced through Sibanye's direct interest in it, however two Sibanye employees are non-executive directors on the board of Rand Refinery.

Rand Refinery markets the gold and associated minerals produced in all its various forms to customers across the globe. Gold and silver have wide and fluid markets and can be readily sold on the open market as and when produced.

Sibanye does not generally enter into forward sales, commodity derivatives or other hedging arrangements in order to establish a price in advance of the sale of its production, unless these derivatives are used for risk mitigation and project funding initiatives. As a result, Sibanye is normally fully exposed to changes in commodity prices for its mined production.

16.3 Markets

16.3.1 Introduction

Gold and silver are both sold as bullion. Physical gold and silver are used locally in manufacturing in the jewellery and industry sectors. Refined gold bars are normally exported to the international market. The major product consumers are:

- Investment;
- Jewellery;
- Industry and technology;
- Central Bank Purchases; and
- Gold Markets.

16.3.2 Demand and Supply Summary

According to the World Gold Council ("WGC") research document (Gold Demand Trends Full Year 2021, from www.wgc.org. Disclaimers as per their and this document), highlights for 2021 and points of note included the following:

Kloof TRS 2021 Page 199 of 277

- Following the gold market's severe disruptions in 2020, due to the COVID-19 pandemic and worldwide rolling lockdowns, gold annual demand rebounded during 2021 over most sectors, with Exchange Traded Funds ("ETF's") being the exception (refer to Figure 93);
- Gold supply was down slightly for the year, mainly due to a large drop in recycling, though primary mine production showed a small recovery (refer to Table 60);
- Although the USD gold price declined approximately 4% during 2021, the average gold price of USD1,799 for 2021 was around 2% higher than the USD1,770 average of 2020; and
- The analysis by the WGC suggests that investment may struggle in 2022 amid nominal interest rates and inflation competing for position, as it did during 2021, but that consumer demand should continue, with central banks also still likely to buy gold albeit slower than during 2021.

Figure 93: Global Annual Demand by Sector*


Tonnes
5,000
4,500
4,000
3,500
3,000
2,500
2,000
1,500
1,000
500
0
-500
2019
2020
2021
Jewellery fabrication
Technology
Total bar & coin demand
ETFs & similar products
Central banks & other inst.

*Data to 31 December 2021.
Source: Metals Focus, World Gold Council

Table 60: Total Supply

Tonnes	2020	2021
Total supply	4,721.1	4,666.1
Mine production	3,474.7	3,560.7
Net producer hedging	-45.9	-44.5
Recycled gold	1,292.3	1,149.9

Source: Metals Focus, World Gold Council

Kloof TRS 2021 Page 200 of 277

Sibanye Stillwater we are one

16.4 Metals Price Determination

The Mineral Resources and Mineral Reserves price determinations comply with Subpart 1300 of Regulation S-K and are submitted to the SEC for comment.

In line with common practice within the Committee for Mineral Reserves International Reporting Standards ("CRIRSCO") jurisdictions, Mineral Resources price assumptions typically focus on longer timeframes than Mineral Reserves and are based on higher prices (to better capture the long-term but still reasonable prospect for economic extraction), whilst Mineral Reserves rely on medium term, "through the cycle" pricing that would not unreasonably result in large annual swings.

Sibanye-Stillwater intends to use prices that will stay stable for at least three to five years, and will only change if there is a fundamental, perceived long-term shift in the market, as opposed to basing it only on short term analyst consensus forecasts. Sibanye-Stillwater has also in the process considered its general view of the market, the relative position of its operations on the costs curve, as well as its operational and Company strategy. Sibanye-Stillwater has opted to apply forward-looking prices.

On a monthly basis, the Sibanye-Stillwater Business Development team receives an independent report from UBS Bank, called the Commodity Consensus Forecasts Report. This report contains consensus outlooks, from the various banks listed, on a broad range of commodities. These forward prices, in general, correlate with Sibanye-Stillwater's internal views.

The process for the various metals price determination is outlined below.

QP Opinion

The QP deems the price reasonable as it is based on forward looking as well as historical pricing. The methodology for determining the pricing was disclosed to the SEC via letter prior to the Mineral Resource and Mineral Reserve estimations, and no objections were noted. In addition, the price assumption is aligned with the consensus outlooks as reported by UBS Bank.

16.4.1 Exchange Rate

Table 61 below summarises the comparison between the 3-year trailing average, 2-year trailing average, 1-year trailing average, consensus forward price and the price that Sibanye-Stillwater used for its Mineral Resources and Mineral Reserves declaration as at 31 December 2021.

Table 61: Exchange Rates Scenarios

Exchange currencies	3-year Trailing Average	2-year Trailing Average	1-year Trailing Average	Consensus Forward Rate	Mineral Resources Rate - 2021	Mineral Reserves Rate - 2021
ZAR/USD	15.14	15.63	15.40	15.11	**15.00**	**15.00**
EUR/USD	1.15	1.15	1.19	1.22	1.20	1.20
ZAR/EUR	17.35	17.96	18.37	18.43	18.00	18.00
ZAR/GBP	19.71	20.42	20.82	Not available	20.00	20.00

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16.4.2 Gold Price

Table 62 below summarises the comparison between the 3-year trailing average, 2-year trailing average, 1-year trailing average, consensus forward price and the price that Sibanye-Stillwater used for its Mineral Resources and Mineral Reserves declaration as at 31 December 2021.

Table 62: Gold Price Scenarios

	Unit	3-year Trailing Average	2-year Trailing Average	1-year Trailing Average	Consensus Forward Price	Mineral Resources Price - 2021	Mineral Reserves Price - 2021
Gold	USD/oz	1,563	1,709	1,839	1,768	**1,800**	**1,660**

16.4.3 Comparison to 2020 Prices

Table 63 gives the price comparison between the Mineral Reserves prices as at 31 December 2020 and 31 December 2021.

Table 63: Comparison of Mineral Reserves Prices Current and Previous Year

	31-Dec-21			31-Dec-20		
Precious metals	USD/oz	ZAR/oz	ZAR/kg	USD/oz	ZAR/oz	ZAR/kg
Gold	**1,660**	**24,900**	**800,000**	1,500	22,500	720,000

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17 Environmental Studies, Permitting, Plans, Negotiations/Agreements with Local Individuals or Groups

17.1 Social and Community Development

Sibanye-Stillwater seeks to contribute meaningfully to the socio-economic development of communities around its operations. Mine community development is delivered through the Local Economic Development ("LED") projects set out in the Social and Labour Plans ("SLPs"). The primary aims of LED projects are to:

- implement sustainable socio-economic programmes in host communities and labour-sending areas;
- promote enterprise development;
- implement skills development programmes aimed at promoting employability and alleviating poverty;
- assist with the development of social infrastructure (such as schools and clinics/healthcare infrastructure); and
- improve community environmental management and food security.

Kloof SLP for period 2017 to 2021 was approved for implementation in November 2019, but due to COVID-19 lockdown regulations that began on 26 March 2020, delays were experienced in executing implementation of some of the projects. The Department of Mineral Resources and Energy ("DMRE") was advised of the potential delays in implementation.

Kloof approved budget allocation for mine community development in the 2017 to 2021 SLP amounts to ZAR22.7m for implementation of LED projects in host and labour sending area communities.

The tables below (Table 64 and Table 65) provide progress status of the projects.

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Table 64: Summary of Kloof LED Projects as at 31 December 2021

Project Name	Objectives	Total Budget (ZARm)	Beneficiaries	Progress	Intended Impact
Farmer Out-grower Scheme	The project entails the establishment of four farming production units to develop small farmers on 20 hectares, which Sibanye-Stillwater will allocate to this project	6	Communities in Rand West City Local Municipality	• Bokamoso Ba Rona ("BBR") to implement the project • Final contractual issues being resolved as at 31 December 2021 • Suitable land identified	• Food security • Job creation • Skills development
Natural Resource Management - Waste Management	The project will apply an integrated approach of protection, restoration and sustainable management of natural resources in order to manage the waste disposals within the municipality	5	Waste Management SMMEs in Rand West City Local Municipality	• Social facilitation - engaged the municipality • Feasibility study process tender process concluded • Contract signed, and on Coupa awaiting final approval (as at December 2021)	• Environmental preservation through waste management • Develop sustainable SMMEs • Job creation
Refurbishment of Badirile Multi Purpose Centre	The restoration of the centre will enhance quality of lives of the rural community of Badirile	1	Community of Badirile	• Project completed and handed over to Rand West City Local Municipality (8 Sept 2021)	• Access to government basic services
Resourcing of Toekomsrus Business Hives/Youth Centre	Through the resourcing of the centre, Sibanye-Stillwater will equip the community to access necessary digital information and support development of skills	1	Youth in Toekomsrus	• Social facilitation with Rand West City Local Municipality and service provider who will facilitate skills development • Suppliers appointed to provide office and classroom furniture/appliances, computers • Wi-Fi infrastructure installation and internet connectivity with IT department	• Resourcing needs and identification of skills required

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Project Name	Objectives	Total Budget (ZARm)	Beneficiaries	Progress	Intended Impact
Manufacturing Incubator	The project entails training of Small Medium Micro Enterprises ("SMMEs") in wood, paint, steel and cement product manufacturing and resource the incubator equipment	4	SMMEs from Merafong and West Rand City municipalities	• The project is still in a planning phase. It will be incorporated into the West Rand Industrial Park • The project facility renovated • Engagements with beneficiary SMMEs about project resetting • Engagements with implementing agent, Busmark, on Memorandum of Agreement	• SMMEs Development • Sustainable jobs • Creation of market access
Livestock, Improvement and Infrastructure Development	Building and equipping shearing sheds to enable subsistence farmers in labour-sending areas of the Eastern Cape to participate in the commercial wool production value chain	2.8	Subsistence farmers from Sakhisizwe (Cala), Engcobo (Beyele), and Intskia Yethu (Esikhobeni and Emangfegweni) in Eastern Cape	• Project completed and handed over to the beneficiaries, Chris Hani District Municipality ("CHDM") and Department of Agriculture • Project close-out report submitted to the DMRE • In 2021, two additional shearing sheds were constructed at Emalahleni Local Municipality (in CHDM). The two shearing sheds were handed over to the beneficiaries in November 2021 • As a close-out strategy, the four shearing sheds that were completed at CHDM, in 2020, were assisted as follows: ✓ Vaccination and dipping medicines ✓ Water connections from the tank to the dipping tanks ✓ Chairs and tables for the shearing sheds • Security upgrade	• Additional income stream from wool production • Skills enhancement • Support for families in rural areas • Job creation • Market access (offtake agreement with the Wool Growers Association)
Greater Kei Skills Development Academy	The project entails contributing towards the building of a skill development academy	2.9	Great Kei and surrounding communities	• In 2020, a letter was received from Great Kei Local Municipality requesting to replace the project • Section 102 application submitted to the DMRE in October 2020. • Still awaiting feedback from the DMRE	• Youth equipped with necessary skills to access job market

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Table 65: Backlog Projects – Progress Status

Project Name	Objectives	Total Budget ZARm	Beneficiaries	Progress	Intended Impact
JS Skenjana SS School	Building of a new school to replace the dilapidated classrooms that were once part of a church hostel	35.1	1,600 learners from Idutywa	• By December 2021 construction of the school was still underway	• Access to educational facilities for approximately 1,600 learners from five feeder schools • Job creation during construction
Simunye Secondary School	Provision of laboratory equipment to resource the mathematics and science laboratory	2	Learners from Rand West City Local Municipality	• Social facilitation • Provision of mobile science lab and training of educators (Phase 1) • Tender advert by partners to build school closed on 1 Oct 2021 • Tender process including adjudication and appointments – 90 days • Starting of construction Q1 2022	• Enhanced mathematics and science teaching and learning • Improved results
TVET College	Provision of learning and training in technical skills that will enhance sustainable economy within the Rand West City	7.1	Students from Rand West City Local Municipality	• Project consulting engineers, Takgalang Consulting appointed • Memorandum of Understanding and funding model by all partners • Land donation completed • Land site visit with Takgalang • Existing building drawings and plans to be reviewed by project consulting engineers in Q1 2022 • Appointment of contractor and construction of college in Q1 2022	• Skills development aimed at supporting an alternative economy to mining in the region

17.2 Human Resources

17.2.1 Introduction

This Section includes discussion and comment on the human resources, health and safety related aspects associated with Kloof. Specifically, information is included on the current organisational

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structures and operational management, recruitment, training, productivity initiatives and remuneration policies, industrial relations, safety statistics and performance.

Kloof follows the Sibanye-Stillwater Code of Ethics, which is fully compliant with the Sarbanes-Oxley Act of the United States of America. This policy was adopted and communicated to all employees. A Human Rights Policy has also been adopted, which confirms full compliance with all applicable International Labour Organisation Conventions.

17.2.2 Legislation

Kloof is committed to promoting Historically Disadvantaged South African's ("HDSA") in its management structure by instituting a framework geared toward local recruitment, and human resources development. Vacancies are primarily filled by candidates from local communities. Where specialist skills are not available locally, they are sourced from outside local communities. The mine's long-term objective is to have these skills shortages addressed via skills development programmes.

Various regulatory authorities, in addition to mining and labour codes, govern labour legislation in South Africa. In general, these are well established in conjunction with current operating policies and form the cornerstone of human resource management.

High level compliance in terms of the following key acts and associated Regulations was assessed:

- Constitution of the RSA (Act 108 of 1996) ("Constitution");
- Mine Health and Safety Act, (Act 29 of 1996) and amendments ("MHSA");
- The Occupational Health and Safety Act (85 of 1993) ("OHSA");
- Labour Relations Act, 1995 as amended;
- Employment Equity Act, 1998 with specific reference to medical testing and HIV/AIDS;
- Compensation for Occupational Injuries and Diseases Act, 1993;
- Basic Conditions of Employment Act, 1997;
- Employment Equity, 1998; and
- Promotion of Equality and Prevention of Unfair Discrimination Act, 2000.

Table 66: Undertaking and Guidelines

Undertaking	Kloof mine is committed to attaining the 40% HDSAs in management target as set by the DMRE and recognises that this refers to Management in the D, E and F Patterson bands.
Guidelines	Build capacity within the organisation through Human Resource Department ("HRD") initiatives with preference given to individuals from designated groups. These employees to form the pipeline for the Company's talent pool and succession planning.

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Table 67: HDSA in Management as at 31 December 2021

Occupational Level/Paterson Band	Prescribed Target (%)	Current			2020 Prescribed (%)
		Designated	Non-Designated	Compliance (%)	
Top Management (Board)*	**50**	6	7	46	50
Senior Management (EXCO)*	**50**	14	23	38	50
Senior Management (Other)*	**60**	17	25	40	60
Middle Management Levels	**60**	2	4	33	17
Junior Management Levels	**70**	47	42	53	57
Total HDSAs in Management (Including Junior Management)		**86**	**101**	**46**	

*These numbers are reflected in accordance with the Mining Charter requirements and these individuals are not employed by the operation.

Table 68: Breakdown of Employee Profile as at 31 December 2021

Grade	Occupational Level	Number of Employees
E Band	Senior Management	6
D Band	Professionally Qualified, Experienced Specialists and Middle Management	88
C Band	Skilled Technical, Academic Qualified, Junior Management and Supervisors	1,101
B Band	Semi-Skilled and Discretionary Decision Making	5,021
A Band	Unskilled and Defined Decision making	3,002
NG*	Learners and Trainees	0
Total Permanent		9,218
Temporary Employees		189
Contractor Employees		1,982
Total Head Count		11,389

*Non graded

Table 69: Employee Turnover

Reason	2018	2019	2020	2021
Death	66	43	58	86
Desertion	43	33	32	39
Dismissal	49	193	153	106
Medical	263	230	203	336
Group Transfer	46	59	206	-
Relocated to Contractor	-	-	-	-
Resignation	151	189	145	142
Retirement	16	45	38	27
Retrenchment	42	195	80	6
Grand Total	**676**	**987**	**915**	**742**

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Table 70: Labour Unavailability and Absenteeism

Description	2018 (%)	2019 (%)	2020 (%)	2021 (%)
Mine accident	0.41	0.34	0.15	0.39
Sick	3.89	3.74	4.30	5.23
Occupational health	-	-	-	-
Unpaid leave	1.07	1.05	-	-
AWOPs	0.13	0.10	0.08	0.23
Training	2.63	1.92	1.45	1.74
Leaves	7.56	7.13	10.71*	7.92
Other	3.07**	7.14**	1.73	1.78

*2020 % increase of "leaves" is due to catch up as the result of COVID-19 delays.
**2018 and 2019 "other" affected by extended strike.

17.2.3 Human Resource Development (Training)

Kloof has instituted a comprehensive programme to train and develop its employees to the extent that they are able to function competently in their specific jobs, with particular reference to compliance with legislative requirements and to providing the capacity for individuals and teams to work safely and productively. The training programme includes both technical/ vocational training and supervisory and managerial skills development. Kloof normally spends a total of 5% of payroll on employee training and development programmes.

Specific areas of focus in the training and development programmes include:

- Functional literacy and numeracy;
- Safe working practice training by means of programmes aligned with the requirements of the National Qualifications Framework;
- Interventions aimed at improving the business awareness and teamwork of employees at the lower levels of the organisation in particular;
- Improved middle management skills through the implementation of an internal leadership programme to help fulfil the human resources requirement of the Mining Charter;
- Systems to track and manage, on an integrated basis, employee development and performance; and
- Portable skills training.

17.2.4 Remuneration Policies

Kloof operates remuneration and employee benefits policies that recognise labour market conditions, collective bargaining processes, equity and legislation. The provisions of the SGL approval framework guide remuneration policies.

17.2.5 Industrial Relations

Industrial relations are managed at several levels and in several formalised structures, encompassing the corporate and mining asset domains in accordance with several key driving factors. These include the prevailing legislative requirements, regulatory bodies, labour representation, collective bargaining

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arrangements, sectoral and operation specific employer-employee agreements, and the quality of labour relations management philosophies and practices.

An employee relations/engagement framework also governs all engagements with organised labour and other stakeholders. The principal strategy elements are to entrench an improved understanding of the business imperatives on the part of labour, appropriate and timely intervention to pre-empt industrial relations issues and timely delivery by management on its undertakings to labour.

Some 95% of the permanent employees of Kloof are paid up members of registered trade unions and associations. Most of these unionised employees are from the lower skilled level and are represented by the National Union of Mineworkers ("NUM"). Historically, trade unions with such a constitution have exercised a strong influence over social and political reform. The labour legislative framework reflects this by strongly empowering trade unions in the collective bargaining processes. The clear implication is that industrial relations are an area of critical focus for Kloof.

17.2.6 Employment Equity and Women in Mining ("WIM")

The purpose of the Employment Equity plan is to ensure that a demographically appropriate profile is achieved through the participation of HDSAs in all decision-making positions and core occupational categories at the operation. In striving to achieve a 40% HDSA composition in the management structure and 10% participation of women in core mining occupations, Kloof seeks to redress the existing gender and racial disparities. The plan reflects Sibanye's annual progressive targets and embrace the challenge to transform the composition of the Company's workforce and management. This is a business imperative to ensure that we tap into the entire skill base of the South African population. All efforts in this regard have been aligned with the National Development Plan and the UN Global Goals for Sustainable Development in relation to:

i) no poverty;
ii) zero hunger;
iii) quality education;
iv) gender equality;
v) decent work and economic growth; and
vi) reduced inequalities.

Employment Equity Strategies are aligned to succession planning, development of the Company's talent pool, learner development programmes, core and critical skills training programmes, career development plans, mentoring and coaching.

The following Sibanye principles guide the way in which Employment Equity is implemented at Kloof, and to further comply with our Ethics and Human Rights policies:

- Recognising historic inequalities, HDSAs and women with recognised potential are afforded special opportunities and additional support to realise their potential;
- To fill each position in the Company with a fully performing individual. Thus, we will not create phantom jobs nor make token appointments;
- Diversity is encouraged in the workplace and any form of racism is not tolerated;
- Some employees in management positions may be involuntarily redeployed to make space for HDSAs and women;

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- All employees are developed to ensure that they are fully performing in their current jobs and, where applicable, to prepare them for future opportunities; and
- In placing women in jobs, the Company will take cognisance of the special risks to which women of child-bearing age, pregnant and lactating women should not be exposed.

Kloof is required to translate the Sibanye Company strategy to five-year action plans that are implementable and measurable. Kloof is committed to create a workplace in which individuals of ability and competency can develop rewarding careers at all levels regardless of their background, race or gender. Kloof's employment practices and policies emphasise equal opportunity for all, and aim to identify, develop and reward those employees who demonstrate qualities of individual initiative, enterprise, commitment and competencies. Employment Equity policies also aim to create an inclusive organisational culture in which all employees are valued. The implementation of Employment Equity is overseen by senior management and is at the core of the mine's strategy.

Where appropriate, Employment Equity is implemented in consultation with employee representative bodies. As a key business imperative for Kloof, Employment Equity is critical in assisting the operation to place competent employees in the correct jobs aligned with the operation's objectives. These are:

- Kloof is committed to developing its employees to their greatest potential, which will contribute to the achievement of the operation's objectives;
- Kloof recognises the need for continued investment in its employees through training and development, which is demonstrated through training and development opportunities and job placements with a focus on the development of key competencies, career path progression and retention of talent; and
- Kloof has adopted a proactive recruitment, selection and appointment policy, which favours candidates from designated groups. This has assisted the operation in working toward the achievement of numerical goals of the operation's Employment Equity Plan.

Table 71: Kloof Total Employees – Snapshot Report for the Month December 2021

Occupational Level	Male				Female				Foreign Nationals		Total
	A	C	I	W	A	C	I	W	Male	Female	
Top management	0	0	0	0	0	0	0	0	0	0	0
Senior management	2	0	0	3	0	0	0	0	1	0	6
Professionally qualified and experienced specialists and mid-management	29	2	2	34	12	0	0	2	6	1	88
Skilled technical and academically qualified workers, junior management, supervisors, foremen, and superintendents	533	6	4	228	175	2	0	32	121	0	1,101
Semi-skilled and discretionary decision making	3,085	1	0	18	317	0	1	2	1,591	6	5,021
Unskilled and defined decision making	1,872	1	0	1	581	1	0	0	503	43	3,002
TOTAL PERMANENT	5,521	10	6	284	1085	3	1	36	2,222	50	9,218
Employee-Temporary	120	1	0	3	57	0	0	2	6	0	189
GRAND TOTAL	**5,641**	**11**	**6**	**287**	**1142**	**3**	**1**	**38**	**2,228**	**50**	**9,407**

Note: "A" = African, "C" = Coloured, "I" = Indian, "W" = White.

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Table 72: Kloof Total Contractors (Excluding Ad-Hoc Contractors)

Occupational Level	Male				Female				Foreign Nationals		Total
	A	C	I	W	A	C	I	W	Male	Female	
Top management	0	0	0	0	0	0	0	0	0	0	0
Senior management	4	0	0	15	0	0	0	0	1	0	20
Professionally qualified and experienced specialists and mid-management	0	0	0	19	0	0	0	0	0	0	19
Skilled technical and academically qualified workers, junior management, supervisors, foremen, and superintendents	86	5	1	102	9	0	0	2	4	1	210
Semi-skilled and discretionary decision making	221	2	0	60	17	1	0	3	93	0	397
Unskilled and defined decision making	1,009	13	3	73	176	4	0	0	58	0	1336
TOTAL PERMANENT	**1,320**	**20**	**4**	**269**	**202**	**5**	**0**	**5**	**156**	**1**	**1,982**

Note: "A" = African, "C" = Coloured, "I" = Indian, "W" = White.

17.3 Health and Safety

17.3.1 Policies and Procedures

Kloof, since Sibanye's inception, has formed part of Health and Safety Strategy and Policy development process, as well as the adoption and implementation thereof. The Safe Production Strategy that was developed as part of an ongoing safety improvement journey, takes into account "fit for purpose systems" such as ISO 45001 that was published during 2018. The Sibanye Health and Safety Strategy and Policy is further aligned with the World Bank Policies and Guidelines, International Finance Corporation Operational Policies, International Labour Organisation Conventions and OHSAS requirements.

17.3.2 Statistics

Table 73 presents safety statistics for Kloof and includes the total number of fatalities, fatality rate and the lost day injury frequency rate ("LDIFR") from C2017 to C2021.

Table 73: Safety Statistics

Safety Statistics	Units	C2017	C2018	C2019	C2020	C2021
Fatalities	(No.)	3	8	0	1	6
Fatality Rate	(per mmhrs)	0.11	0.31	0.00	0.05	0.25
LDIFR	(per mmhrs)	8.26	8.91	7.56	5.70	5.37
MHSA Section 54's	(No.)	89	97	51	15	15

mmhrs = million man hours worked

17.3.3 Occupational Health and Safety Management

As part of the rollout of the Safe Production Strategy, the management of Critical Controls as well as management of "A" Hazards (hazards that can cause severe harm) were a key focus area, at the

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operations. Also, the challenges in terms of normalising operations post the lockdown due to COVID-19, were dealt with commendably at the various shafts.

Between 2019 and 2020 an unprecedented 13 million fatality free shifts were achieved across all gold operations, which amounted to a 23-month fatal free run. Prior to the fatal accident in 2020, 4 million fatality free shifts were achieved at Kloof.

17.3.4 HIV/AIDS

Kloof applies HIV education and preventative measures including the Highly Active Anti-Retroviral Therapy ("HAART") programme to manage the risk of HIV.

17.3.5 COVID-19

The Sibanye-Stillwater Group is closely monitoring the evolution of the coronavirus pandemic across the globe and at all our operations and is responding accordingly. Comprehensive health and safety protocols, including a vaccination programme, have proven to be effective.

17.4 Terminal Benefits

The total terminal benefits liability ("TBL") for Kloof has been determined by consideration of the TBL and the various employee requirements of the LoM profile. This number has been estimated at ZAR1,037 m and incorporated in the LoM plan.

17.5 Environmental Studies

17.5.1 Introduction

As part of the Sibanye-Stillwater Integrated, Compliance, Governance and Risk ("ICGR") framework, the Company has embedded a process for improved regulatory risk profile and action plans to address any gaps in the identification of risk, level of adequacy and effectiveness of control measures. This has provided the Environmental and Environmental, Social and Governance ("ESG") departments with a much clearer picture of all the legal requirements, its risk exposure and what mitigatory actions (compliance risk management plans) need to be put in place to improve and ensure compliance.

The following generic environmental risks have been identified and are applicable to Kloof:

- Third party liability claims as a result of uncontrolled grazing on mine-owned properties;
- Non-compliance with applicable environmental legislation;
- Uncertainty on the quantum of closure liability for Kloof operations, pending the proposed Financial Provisioning ("FP") regulations;
- Aging infrastructure and its contribution toward legal non-compliances (environmental);
- Increase in illegal activity, sabotage and theft of environmental infrastructure, leading to increased frequency and severity of associated environmental non-compliances;
- Increased non-compliances associated with the 1-metre pipeline (the fissure water pipeline from the operation to the Wonderfontein spruit) as a result of capacity constraints and sabotage/theft-induced challenges, resulting in increased sinkhole formation and ground stability-related issues;
- Poor hazardous waste and hydrocarbon management;

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- Lack of a coherent regional water closure strategy, with Kloof possibly having pumping obligations into perpetuity;
- Failure to obtain applicable environmental approvals timeously, as a result of slow responses from regulators in respect of approving licenses and amendments;
- Undue reliance on municipal water (with a resultant increase in water costs);
- Fit for purpose surface and groundwater quality, both during and post-mining; and
- Climate change and global warming.

In addition, and from an ESG perspective, the following key environmental and social legislation, and its associated subsequent amendments, was identified to be applicable, wholly or partially, to the Kloof operations:

- Constitution of the RSA, 1996;
- The Companies Act, Act 71 of 2008;
- King IV Report on Corporate Governance for South Africa 2016 (Institute of Directors in Southern Africa NPC);
- Promotion of Administrative Justice Act, Act 3 of 2000;
- Protection of Personal Information Act, Act 4 of 2013;
- Minerals & Petroleum Resources Development Act ("MPRDA"), Act No 28 of 2002 and all its Regulations and subsequent Amendments;
- National Environmental Management Act (1998);
- National Environmental Management: Biodiversity Act, Act No 10 of 2004;
- National Environmental Management: Waste Act, 2008;
- National Nuclear Regulatory Act, 1999;
- National Environmental Management: Air Quality Act ("NEM:AQA"), Act No 39 of 2005;
- National Water Act ("NWA"), Act No 36 of 1998;
- Water Services Act ("NWS"), Act 108 of 1997;
- Labour Relations Act, Act 66 of 1995;
- Mineral and Petroleum Resources Royalty Act 28 of 2008;
- Hazardous Substances Act, Act No 15 of 1973;
- National Heritage Resources Act ("NHRA"), Act No 25 of 1999;
- National Forest Act, Act No 84 of 1998;
- National Road Traffic Act, Act 93 of 1996;
- Road Transportation Act, Act 74 of 1977;
- Fertilisers, Farm Feeds, Agricultural Remedies and Stock Remedies Act, Act No 36 of 1947;
- Conservation of Agricultural Resources Act ("CARA"), Act No 43 of 1983;
- National Veld and Forest Fire Act, Act No 101 of 1998;
- National Environmental Management: Protected Areas Act, Act 57 of 2003;
- Promotion of Access to Information Act, 2000;
- Agricultural Pest Act, Act No 36 of 1983; and
- Carbon Tax Act, Act 15 of 2019 and related Regulations.

An important change in the regulation of mining-related environmental activities was that on 8th December 2014, with the launch of the so-called One Environmental System ("OES"), the Minister and thus the newly renamed DMRE became the competent authority for environmental issues within the mining industry. The Minister of Environmental Affairs (department is now referred to as the Department

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of Forestry, Fisheries and the Environment ("DFFE")) became the appeal authority for mine environmental issues. Since its inception in 2014, the OES has not as yet fully taken off, as not all of the relevant government departments/regulators seem to be on-board with the new, stricter approval timeframes and/or other OES requirements, which has led to the implementation of OES being, at best mediocre and at worst, not meeting applicants' expectations. Nevertheless, Sibanye-Stillwater recognises the integrated nature of environmental and water related management requirements and thus conducts its regulatory amendments and applications in an integrated manner in line with the OES principles.

In November 2015, new regulations regarding Financial Provisioning ("FP") were gazetted, with onerous legal obligations around FP on several closure-related issues. The mining industry has and is in the process of challenging these proposed FP Regulations, with a view to have the most onerous Regulations excluded from any revised FP Regulations. Stakeholder engagement and consultation on the revised FP Regulations is ongoing, and the revised compliance date for the 2015 FP Regulations, in its amended form, has been delayed to 19 June 2022.

17.5.2 Permits and Authorisations

To comply with South African mining legislation, the commitments undertaken in the EMP and to ensure that operations are conducted to international good practice standards, it is necessary to regularly assess performance and progress against the EMP and the relevant Company policies. Environmental auditing is a well-developed field and provides the methodology and approach required to measure environmental performance.

Sibanye currently holds all material permits/authorisations required to conduct mining and exploration at the Kloof operation.

Table 74 shows the key environmental permits and authorisations have been obtained by the mine.

Amendments to any or all the permits and authorisations will be done based on Kloof's operational and applicable legal requirements.

Sibanye confirms that, as far as is practicable, Kloof is aware of and compliant with the legal and other requirements that are applicable to its mining operations.

Table 74: Key Environmental Permits and Authorisations

Category	Licence/Registrations/Permits	Prefix to permit
Environment	Kloof Gold Mine Environmental Management Programme ("EMP")	GP30/5/1/2/2(66)EM
Water	Water Use Licence	08/C23D/ACEFGIJ/4342
	General Authorisation	27/2/2/C423/20/1
Air	Atmospheric Emissions Licence	WR/16-17/AEL/14/2
Other	Approved polychlorinated biphenyls ("PCB") phase out plan	PCB Registration 14/11/11/PCB/069
	Record of Decision ("RoD") for refrigeration plant	Gaut 002/07-08/N0758
	RoD for the emergency diesel generators	Gaut 002/08-09/N0407

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It is important to note that Kloof is an established mine that has been in operation in excess of 50 years. As such, while permits and other approvals are in place for the operational phase of the mine, there are no new surface exploration activities, and thus some of the above requirements may not be applicable. Kloof operations form part of a wider SA Gold Segment ISO 14001: 2015 certification, and on that basis, a legal register is currently being kept and maintained to list all the applicable legal requirements linked to operational activities, and Kloof will also conduct legal compliance audits at predetermined intervals.

17.5.3 Zone of Influence

17.5.3.1 Studies and Methodologies

The Zone of Influence of a project (Kloof as a whole) is defined as the area within which it has or can have material impacts, or can influence impacts due to the establishment and continuation of the project's activities, products or services. The Zone of Influence is unique to each project and each aspect thereof, is larger than the actual project footprint and can either be positive or negative.

The Zone of Influence is determined by evaluating and mapping the following environmental and social components of the project:

- Footprint and areas directly adjacent to the infrastructure erected for the project;
- The areas affected due to the following:

    1. Secondary impacts arise from other impacts that are directly due to the development;
    2. Induced impacts are due to unplanned/unintended/secondary activities that are catalysed by the project; and
    3. Cumulative impacts are results of numerous individual activities, which might not be material on their own, but which can interact or combine to cause material impacts.

- These areas can typically be impacted by surface and groundwater abstraction, surface and groundwater usage or discharges, ground stability, air quality, noise, visual and soil impacts, as well as invader vegetation infestation, protected areas destruction, loss of important biodiversity areas, and any other material impacts that may be identified during the Zone of Influence determination;
- Areas that will be deriving economic benefits from the project like adjacent towns and communities, as well as labour sending areas; and
- Surrounding environmental areas that can benefit or be impacted upon by the project.

For each environmental aspect, the Zone of Influence is determined independently and displayed on a map. A composite Zone of Influence for the entire project is then eventually determined.

For its major environmental aspects (e.g. water discharges and air emissions) and resulting material impacts, Kloof has extended monitoring programmes and management systems in place to ascertain its impact on the environmental and surrounding communities and therefore has a very good understanding of its material impacts on the above-mentioned areas. Management systems and procedures are in place to deal with those identified material impacts. Specialist studies required by environmental authorisations and Environmental Impact Assessments ("EIA's") are further valuable sources of information to determine those areas potentially impacted upon by the project. Future

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we are one Sibanye Stillwater

specialist studies should include an update or revision of the Zone of Influence map for each aspect and material impact, as well as a combined Zone of Influence per aspect.

The determination and display of a composite Zone of Influence that includes environmental, social and economic issues is a complex matter and has not been attempted by Kloof yet. Current Zone of Influences are provided only for surface water resources as described in the Water Strategy Section of this report. The composite Zone of Influence has not yet been determined (due to its complexity for a large-scale mining operation), but individual specialist Zone of Influences have been compiled as part of environmental risk management. Examples: noise, visual, air, surface and groundwater.

The planned update to consolidate a composite Zone of Influence was deferred to allow for numerous alternative approaches to be followed including the development of GIS-based online land-use, rehabilitation and tailings management systems, the update of specialist studies and methods used to assess the zones of influence, and the alignment of these various studies to national and international best practice. Thus, a composite map will not be presented until these processes have been concluded, after which it will be established whether a composite map is the best way forward.

17.5.3.2 Groundwater

The groundwater Zone of Influence represents the following two scenarios:

1. Secondary Impacts: These are currently defined by the pollution plumes emanating from waste storage facilities, namely the TSFs and SRDs; and
2. Induced and Cumulative Impacts: These are presented by the dewatered areas caused by historical mining. the dewatering occurred at all mines linked to the dolomites to the north of the Gatsrand and includes both Sibanye and other mining companies.

Secondary Zone of Influence

The Secondary Zone of Influence is presented in Figure 94 and indicates the current simulated pollution plumes emanating from the TSFs and SRDs. It can be noted that no Zone of Influence has been indicated for the areas to the north of the "Dolomite contact" line or Gatsrand area as these areas have been dewatered and therefore no groundwater quality data is available to determine the simulated pollution plumes.

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Figure 94: Kloof Secondary Groundwater Zone of Influence


27°35'E
27°40'E
26°25'S
Main Shaft
No. 4 Shaft
No. 7 Shaft
0 1 2km
0 1 2Miles
Coordinate System: WG27
Legend
Shafts
Rivers
Wetland Delineation
Kloof Mining Right
Sulphate as SO4 (mg/L)
No Value
< 400
400 - 600
> 600

Induced and Cumulative Zone of Influence

The extent of dewatering of the dolomites as a result of the combined mining activities below the dolomitic areas is extensive and extends to the entire area where active mining is still taking place. The water levels will recover after mine closure when pumping ceases, and re-watering will take place.

17.5.3.3 Surface Water

The surface water Zone of Influence is made up of areas influenced by secondary, induced and cumulative impacts, however the assessment of cumulative and induced still requires further assessment as these may be far-reaching and become less apparent due to the activities of others in the catchment, or may only become apparent in the future dependent on the environmental context, such as the climatic conditions. The Zone of Influences represented below consider the secondary impacts that have been evaluated as associated with the current operational area of the mine.

Secondary Zone of Influence

The watercourses within this section of the Zone of Influence represent activities within the wetlands, drainage lines, rivers and the recommended buffer areas, that have the potential or have already

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caused a change to the ecological function and service provision of the wetlands. It should be noted that additional watercourses are influenced by the various discharges at the mine, which will be indicated in the next section.

Figure 95: Secondary Watercourse Zone of Influence Associated with Kloof


Plan 1
Kloof Rehabilitation and Remediation Plans
Infrastructure and Water Resources Plan
Legend
Kloof Mining Right
Major Town
Other Town
Settlement
Arterial / National Route
Main Road
Minor Road
Railway Line
Non-Perennial Stream
Perennial Stream
Infrastructure
Infrastructure
K10 Discharge Route
Active Infrastructure
Dormant Infrastructure
Waste Water Treatment Plant
Biodam
Floodline Delineation
1 : 50 Year Floodline
1 : 100 Year Floodline
Wetland Delineation
Wetland Delineation
100 m Wetland Buffer
500 m Wetland Buffer
DIGBY WELLS
ENVIRONMENTAL
N
0 1 2 4 6
Kilometres
1:60 000

Induced and Cumulative Impacts Zone of Influence

The Zone of Influence for the induced and cumulative impacts has been determined based on the compliance of the water quality of the surface water bodies, where the end of the impact is considered to be the point at which 95% compliance to the Resource Water Quality Objectives ("RWQO") has been achieved for the year to date. It should however be noted that the induced and cumulative impacts would also be influenced by changes caused by flow and habitat alterations, which largely requires further assessment due to the complex nature of the discharges within the catchments in which Kloof operates, which receives impacts from a plethora of other water users. However, the 1m diameter pipeline and canal systems installed to allow for mining at Kloof (among other mines) has already been included, as these are clearly attributable to mining water uses.

It should be noted that Figure 96 and Figure 97 do not include the watercourses indicated above but rather the further downstream impacts. The use of water quality as a means to determine compliance

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means that all potential impacts whether from direct discharges, diffuse seepage and/or groundwater interflows would be assessed against the current applicable standards. The current update includes a review of the 2021 data.

The catchments within which Kloof operates are the Wonderfonteinspruit, Loopspruit and Leeuspruit catchments. The Wonderfonteinspruit and Loopspruit river systems are tributaries of the Mooi River, while the Leeuspruit is a tributary of the Rietspruit. The RWQO as per Government Notice No. 468 of 2016 of the National Water Act [No. 36 of 1998] limits for the Mooi River and Rietspruit, have therefore been used to determine the endpoint for the Zone of Influence in all catchments. Figure 95 indicates the Zone of Influence for the Wonderfonteinspruit, also known as the Mooirivierloop. The downstream endpoint for the water quality Zone of Influence is DSW38, which achieved 94% compliance (slight decline from 96% in 2020) to the RWQOs for the Mooi River, but only if phosphate is excluded, and the uranium limit of 30 µg/L was used (the current RWQO limit for uranium was based on an old limit for drinking water and the limit has since been adjusted to 30 µg/L, but the RWQOs have not been updated).

With phosphate and the existing uranium limit included the compliance at the combined discharge point (DSW36) was 85%. The phosphate concentrations within the Wonderfonteinspruit are discussed in greater detail in the Driefontein TRS. The reason for the exclusion of phosphate is that Kloof has shown 100% compliance to the RWQOs for phosphate at the combined discharge point WS107. Therefore, the 100% non-compliance noted for the year-to-date records shows that these phosphate exceedances instream are not as a result of the Kloof activities, but rather other water users. The Kloof discharge would be contributing to the dilution of the impacts and therefore providing a positive impact to the Zone of Influence. The Zone of Influence upstream of Kloof extends more than 20 km upstream of the discharge into the Wonderfonteinspruit, due to the inclusion of the Luipaardsvlei and Donaldson Dams that act as attenuation facilities. This is to control the inflow into the 1m diameter pipeline across the Wonderfonteinspruit. The dams and the 1m pipeline were constructed to reduce the pumping requirements due to surface water infiltration into the underground workings for Kloof and Driefontein, as well as other non-Sibanye-Stillwater mines. The upstream Zone of Influence is included in this TRS as Kloof would be the first mine to be impacted should this infrastructure no longer function.

The Zone of Influence in the Loopspruit (Figure 97) catchment was determined to be the point LP006, which is less than 1 km from the final potential impact from Kloof, but showed 85% compliance (consistent with 2020) to the RWQO for Mooi River, with the uranium limit of 30 μg/L as discussed above. With phosphate excluded, the compliance percentage is 92% (incremental improvement of 1% from 2020). The phosphate exceedances of the RWQO can be attributed to both the higher WUL limits for discharge as well as agricultural inputs. The Leeuspruit point LU013 (Figure 97) showed 81% compliance to the Mooi River RWQO and is also less than 1 km from the final potential impacts from Kloof. A decline in compliance was noted and the periodicity of both salt and nitrate exceedances was noted. Further investigation was instituted, and ad hoc, largely unmonitored mine process water overflows had occurred, leading to the spikes noted. Since action plans were implemented, improvement was evident in the last quarter of 2021. The situation will continue to be monitored, whilst simultaneously a detailed watercourse rehabilitation study is underway, to inform additional mitigation and restoration measures.

Further development with regards to the Zone of Influences is recommended through the development of Sibanye-Stillwater specific limits that address ecological and downstream user requirements. This will allow for the discrepancies as a result of differences between the discharge limit and instream limits to be overcome, especially as the current RWQOs are set at points quite a distance from the Kloof potential impacts.

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Sibanye-Stillwater has contacted the Department of Water and Sanitation ("DWS") to discuss these limits, but there has been a delay in finding the relevant responsible persons and specialists within the DWS. The process is ongoing, and Sibanye-Stillwater aims to release a science-based limit guideline in 2022, to support and improve upon its current risk-based management system for water quality.

Figure 96: Kloof Zone of Influence in the Wonderfonteinspruit


27°25'E
27°30'E
27°35'E
27°40'E
27°45'E
26°10'S
26°15'S
26°20'S
Rietfonteinspruit
Middelvleispruit
Luipaardsvlei Dam
Donaldson Dam
Wonderfonteinspruit
Mooirivierloop
Abe Bailey
DSW38
No. 10 Shaft Discharge
0 2.5 5km
0 2.5 5Miles
Coordinate System: WG27
Legend
Monitoring Point
Wonderfonteinspruit Dams
1m Diameter Pipeline
Discharge Canals
Rivers
Middelvleispruit
Rietfonteinspruit
Wonderfonteinspruit
Mooirivierloop
Historic Kloof-Middelvlei Operations

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Figure 97: Kloof Zone of Influence in the Loopspruit and Leeuspruit Catchments


27°35'E
26°25'S
Main Shaft
SK04 (Main Shaft/Plant/Recl.)
Main Shaft Sewage & 8 Shaft Mine Water
No. 4 Shaft Sewage
No. 4 Shaft
Upper West Loopspruit
Loopspruit
Leeuspruit
No. 7 Shaft
No. 7 Shaft Sewage
LU013
LP006
0 0,5 1km
0 0,5 1Miles
Coordinate System: WG27
Legend
Shafts
Treated Effluent Discharge Points
Monitoring Points
Discharge Flow Path
Rivers
Leeuspruit
Loopspruit
Upper West Loopspruit

17.5.3.4 Visual Zone of Influence

The visual Zone of Influence has been modelled using standard specialist assessment criteria to determine visibility from high to low based on the likely receptors. This is shown in Figure 98, as per an assessment conducted in 2017.

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Figure 98: Kloof North Visual Zone of Influence


27°25'E
27°35'E
26°25'S
26°30'S
26°35'S
27°30'E
27°40'E
27°45'E
No.3 Shaft
No.1 Waste Rock Dump
No.1 Gold Plant
No.1 Shaft (Main Shaft)
No.1 Tailings Dam
No.4 Vent Shaft
No.4 Shaft
4 Shaft Waste Rock Dump
No.2 TailingsDam
No.7 Shaft
7 Shaft Fridge Plant
No.2 Gold Plant
7 Shaft Sewage Treatment Plant
No.2 Plant Tailings Dam (Leeudoorn Tailings Dam)
0
2.5
5km
0
2.5
5Miles
Coordinate System: WG27
Legend
Infrastructure
Freehold Properties
Kloof Mining Right
Fuzzy Viewshed
High : 1
Low : 0

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Figure 99: Kloof South Visual Zone of Influence


27°25'E
27°35'E
No.3 Shaft
No.1 Waste Rock Dump
No.1 Gold Plant
No 1 Shaft (Main Shaft)
No 1 Tailings Dam
No.4 Vent Shaft
No.4 Shaft
4 Shaft Waste Rock Dump
No.2 Tailings Dam
No.7 Shaft
7 Shaft Fridge Plant
No.2 Gold Plant
7 Shaft Sewage Treatment Plant
No.2 Plant Tailings Dam (Leeudoorn Tailings Dam)
26°25'S
26°30'S
26°35'S
26°30'S
0
2.5
5km
0
2.5
5Miles
Coordinate System: WG27
Legend
Infrastructure
Freehold Properties
Kloof Mining Right
Fuzzy Viewshed
High : 1
Low : 0
27°25'E
27°30'E
27°35'E
27°40'E
27°45'E

17.5.3.5 Noise Zone of Influence

As per the specialist noise assessment for 2019, there were no exceedances of the Gauteng Noise Control Regulations GN 5479, which was confirmed in the 2021 updated survey. Therefore, the Zone of Influence for noise does not extend beyond the existing mining infrastructure. The monitoring points that showed compliance are indicated in Figure 100.

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Figure 100: Kloof Noise Zone of Influence


Legend
Local Routes-
Monitoring -
Westonaria
Map Details
Sibanye Stillwaters
Kloof Mine
Monitoring Localities
Scale 3 km
14 Judith Street
Observatory Johannesburg South Africa
PO Box 752595 Gardenview 2047
Tel: +27 11 648 4998 Fax: 0865517830
Tel: +27 11 648 4998 Fax: 0865517830
Website: www.acoustech.co.za
ACOUSTECH
SK01
No. 10 Shaft &
Reclamation
SK03
No. 8 Shaft
Glenharvie
SK02
No. 3 Shaft
SK04 Main Shaft
& Plant &
Reclamation
Google Earth

17.5.4 Climate Change and Greenhouse Gas Emissions

Sibanye considers climate change as one of the most pressing global environmental challenges of our time. Sibanye recognises the importance of proactively managing its carbon footprint in the global context and is committed to contributing to a global solution to climate change challenges through the deployment of responsible strategies and actions. To this effect, Sibanye monitors and reports on its carbon emissions. Sibanye uses the Department of Environmental Affairs, Technical Guidelines for monitoring, reporting and verification of greenhouse gas emissions by industry (Version No. TG-2016.1 of April 2017) and the World Resources Institute, Greenhouse Gas Protocol for determining its carbon inventory.

Table 75: Kloof Emissions Inventory as at 2021

Scope of Emissions	Emissions (Tonnes Carbon Dioxide Equivalent – TCO_2e)
Scope 1: Emissions from direct fuel sources such as petrol and diesel)	41,917
Scope 2: Emissions from purchased electricity	1,475,296
Scope 3: Emissions from other indirect sources such as purchased goods and services	73,935

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The South African Government has set out the country's nationally determined contributions to follow a peak-plateau-decline trajectory, where greenhouse gas emissions peak in 2020 to 2025, plateau for a ten-year period from 2025 to 2035, and decline from 2036 onwards.

Notwithstanding this, Sibanye strives to reduce its carbon emissions year on year. This is in support of the Intergovernmental Panel on Climate Change prediction, that emissions in 2050 need to decrease from 49% to 72% relative to 2010 levels to limit the global average temperature increase to within 2°C.

Sibanye seeks to reduce its carbon emissions by 27%, from its 2010 base year by 2025. A base year is a reference point in the past, with which current emissions can be compared. To maintain the consistency between data sets, base year emissions need to be recalculated when structural changes occur in the Company that change the inventory boundary (such as acquisitions or divestments).

A milestone in our climate change journey was achieved in March 2019 when the Group emissions reduction target was set and approved by the Science-Based Targets Initiative ("SBTi"). The SBTi is a collaboration between the CDP, the United Nations Global Compact and the World Resource Institute and the Worldwide Fund for Nature. The initiative mobilises companies to set meaningful, science-based targets to boost their competitive advantage in the transition to the low-carbon economy. SBTi's overall aim is that science-based target setting will become standard business practice and corporations will play a major role in driving down global greenhouse gas emissions. Sibanye-Stillwater's carbon emissions reduction target of 27.3% by 2025 (premised on the 2010 Sibanye-Stillwater baseline) was accepted on this basis. The target was set before the acquisition of Marikana but remains in place. It is important to note that the approved SBTi 2025 target is for our "Scope 1 and 2 market-based" emissions only.

17.5.5 ESG and Sustainable Development

Sibanye-Stillwater is now on a firm trajectory to further embed ESG in its Group Strategy and its business. Central to this strategic intent, is the ESG Policy and Strategy, which outlines the roadmap and tasks needed to fully embrace, embed and institutionalise ESG in Sibanye-Stillwater. The ESG Policy and Strategy are supported and guided by various environmental and sustainability principles and frameworks such as ICMM, World Gold Council and the UN's Sustainable Development Goals, to name a few. ESG is Sibanye-Stillwater's commitment, as well as to grow our business SUSTAINABLY, taking care of the environment, taking care of people and taking care of the ETHICS. To give effect to the ESG Strategy and to monitor and gauge performance against the ESG commitments, several Long Term Incentive Programmes ("LTIPs") and short-term incentives (STIs) across the three ESG areas (environment, social and governance), have been developed and are implemented across the organisation: from the Board, through to operational management levels.

The Board and Management of Sibanye-Stillwater pay careful consideration to Group strategy and reviews strategic planning on an annual basis to ensure that the Group can sustainably deliver on its vision and purpose. To position the Company and operations, including Kloof, in meeting the emerging expectations, the Company in late 2021, refreshed the Group Strategy to elevate it to the next level, that is, to support a "more stretching purpose and vision" (Figure 101).

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Figure 101: Sibanye-Stillwater Strategy Refreshed – with ESG at the Centre of the Refreshed Group Strategy


We recognised the need to keep all the sound business basics ...
Building a values-based culture
Focusing on safe production and operational excellence
Optimising capital allocation
Prospering in South Africa's investment climate
Building an operating portfolio of green metals and related technologies
Embedding ESG excellence as the way we do business
... while fresh overlapping strategic focus areas emerged from our breakaways in support of a more stretching purpose and vision
Be a force for good – transitioning to a Benefits Corporation and embedding ESG as a systemic force for change
Building an inclusive learning organisation of diverse thinkers anchored in a values based culture
Developing an inclusive Bionic Business
Flourishing in and growing the ecosystems in which we operate
Creating a pandemic resilient operating ecosystem
Supplying metals and green energy solutions that reverse climate change

In addition, Sibanye-Stillwater takes cognisance of the targets set by the United Nations Sustainable Development Goal ("SDGs"). Typically, for TRS purposes, the following SDGs would be focused on, but not limited to the following:

- Sustainable Development Goal 6: Clean Water & Sanitation;
- Sustainable Development Goal 7: Affordable & Clean Energy;
- Sustainable Development Goal 12: Responsible Consumption & Production;
- Sustainable Development Goal 13: Climate Action;
- Sustainable Development Goal 14: Life Below Water; and
- Sustainable Development Goal 15: Life On Land.

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Figure 102: Sustainable Development Programme Sustainable Development Goals


SUSTAINABLE DEVELOPMENT GOALS
1 NO POVERTY
2 ZERO HUNGER
3 GOOD HEALTH AND WELL-BEING
4 QUALITY EDUCATION
5 GENDER EQUALITY
6 CLEAN WATER AND SANITATION
7 AFFORDABLE AND CLEAN ENERGY
8 DECENT WORK AND ECONOMIC GROWTH
9 INDUSTRY, INNOVATION AND INFRASTRUCTURE
10 REDUCED INEQUALITIES
11 SUSTAINABLE CITIES AND COMMUNITIES
12 RESPONSIBLE CONSUMPTION AND PRODUCTION
13 CLIMATE ACTION
14 LIFE BELOW WATER
15 LIFE ON LAND
16 PEACE, JUSTICE AND STRONG INSTITUTIONS
17 PARTNERSHIPS FOR THE GOALS
SUSTAINABLE DEVELOPMENT GOALS

https://news.un.org/en/story/2015/12/519172-sustainable-development-goals-kick-start-new-year

In terms of other ESG Principles, Sibanye is aligned to a number of globally recognised responsible Environmental Management principles, in order to deliver on our vision to create superior value, improve lives and strengthen its position as a leading international precious metals mining Company.

These include but are not limited to:

- **World Gold Council** - Responsible Gold Mining principles – new (draft) framework setting out clear expectations as to what constitutes "responsible gold mining"; provides confidence that gold miners adhere to the key ESG framework and thereby contribute to the delivery of the Sustainable Development Goals ("SDGs"). The SA Gold segments and its operations are in the process of being assessed for compliance to the World Gold Council Responsible Mining Principles;
- **International Council for Mining and Metals (ICMM)** - Ten (10) principles benchmarking against other leading global standards including the 1992 Rio Declaration, the Global Reporting Initiative ("GRI"), safeguard policies of the IFC, ILO Conventions 98, 169, 176. Sibanye-Stillwater is now a member of the ICMM and participates in the various working groups and committees of the ICMM. In addition, regular self-assessments and/or third-party audits are conducted to ascertain and verify its performance against the ICMM principles;
- **Carbon Disclosure Project ("CDP")** - The formerly Carbon Disclosure Project ("CDP") is an organisation based in the United Kingdom, which supports companies and cities to disclose the environmental impact of major corporations specifically from a risk, impact and disclosure perspective. Sibanye-Stillwater has been participating in the CDP: Climate Change disclosure project for a number of years now and has consistently performed well in this respect. For the 2020

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reporting year on CDP: Climate Change, for which disclosures were completed and submitted in July 2021, Sibanye-Stillwater had scored a B, which is in the "Management" band (meaning "Taking coordinated action on climate issues"). Sibanye-Stillwater 2021 CDP: Climate Change score is the same as the Africa regional average of B, and higher than the metallic mineral mining sector average of C. In 2021, and for the first time ever, Sibanye-Stillwater has also participated (and will continue to participate) in the CDP: Water Security disclosures for the 2020 reporting year. For the 2021 CDP: Water Security disclosures, Sibanye-Stillwater has received a score of A- (A minus), which is in the "Leadership" band (meaning "Implementing current best practices"). The Sibanye score is higher than the Africa regional average of B, and higher than the metallic mineral mining sector average of B-; and

- **International Cyanide Management Code ("ICMC")** - The SA gold operations are currently not a signatory of the ICMC for the manufacture, transport, and use of cyanide in the production of gold. Cyanide is monitored in all ground and surface water monitoring programmes. Gap audits were conducted on all sites by an independent accredited ICMI auditor to ascertain the baseline compliance to the ICMC requirements. These audits were completed to support the intent of Sibanye-Stillwater on becoming signatories to the ICMI code. The audits entail both physical site inspections as well as a comprehensive review of the systems that the ICMI requires to be in place. It is anticipated that the SA Gold operations will be certified to the ICMI standard by October 2022.

The implementation of, and adherence to these ESG standards and principles forms an integral part of Sibanye-Stillwater's Environmental and ESG Strategy since 2021.

The implementation of, and adherence to these ESG standards and principles forms an integral part of Sibanye-Stillwater's Environmental and ESG Strategy since 2021.

17.5.6 Biodiversity Management

Since Sibanye took ownership of the operation in 2013, there have been no major infrastructure expansions that would have resulted in the loss of key biodiversity areas. Nevertheless, biodiversity management continues in terms of the following initiatives:

- Update of biodiversity management and action plans with specific focus on alien and invasive plant management;
- Wetland delineations and health assessments, including impact assessments where new projects or project changes are planned to occur;
- Surface water monitoring in terms quality, quantity and biological taxa composition; and
- For any new projects the EIA and basic assessment processes are also implemented which incorporate the identification of important biodiversity areas such as wetlands, cave systems and ridges.

In partnership with the Endangered Wildlife Trust ("EWT"), an assessment to align with the Biological Diversity Protocol was completed in 2021, and will be reported on this in the Sibanye-Stillwater 2021 Annual Integrated Report. The assessment included hectare equivalency accounts for ecosystems and plots the planned changes over time. It will inform management and provide mitigation measures to achieve the target of a net gain in biodiversity, as based on the ecosystem state at the date at which Sibanye-Stillwater took ownership of Kloof.

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The assessment currently focusses on ecosystems and new mechanisms will be investigated to effectively assess species population data in a meaningful manner, as current assessment measures are considered to be unviable (due to large areas and security considerations) and arbitrary (due to challenges in seasonality, specialist availability and geographical extent).

Sibanye-Stillwater developed its first biological diversity procedure that embeds the mitigation hierarchy into all decision-making processes from feasibility to post-mining. It ensures the use of the best practice local science-based methods for monitoring and assessment, the outcomes thereof are then incorporated into option analyses along with consideration of health, safety, engineering, social and economic considerations, to arrive at the best practicable and sustainable way forward. Ultimately it aims to enhance avoidance of impacts on sensitive ecosystems and thereafter integrate mitigation, restoration and off-setting, to achieve the net gain and no net loss targets as applicable to the sites.

17.5.7 Water Use Strategy

Gold mines are very dependent on water to sustain operations. Kloof receives water from two main water sources:

- Excess underground fissure water; and
- Potable water purchased from the Rand Water Board network, which draws water from the Vaal River System.

Sibanye-Stillwater recognises water as a critical resource. The Company further considers its integrated approach to the management of the water footprint and the water systems infrastructure as a key component of its business strategy.

17.5.7.1 Licensing

Kloof received a new WUL in July 2016. This WUL has much more realistic and achievable conditions than the previous WUL. This more realistic WUL can mainly be attributed to constant interactions between the Sibanye Environmental Management department and the DWS.

Notwithstanding this fact, an application for corrections of certain WUL conditions has been submitted to the DWS in December 2016. Despite continuous follow-ups and engagements, to date no final feedback from the DWS has been received. An Integrated Water Use Licence Application ("IWULA") route has therefore been pursued, which will continue into 2022. Simultaneously in line with the OES, the EMPr amendment is being undertaken. The IWULA and amendment aim to ensure consolidation of all RODs and GAs with these primary licences and incorporate closure and rehabilitation activities.

An external WUL audit was conducted and the report will be submitted to the DWS early in 2022. Regular detailed reviews of the WUL are conducted to ensure that the WUL fits the operational requirements.

17.5.7.2 Geohydrological Analysis and Pumping

A geophysical survey to identify drilling targets at the neighbouring Driefontein Gold mine by MVB Groundwater Consulting in 2017, found that the groundwater occurrences in the study area are predominantly restricted to the following types of terrains:

- Weathered and fractured rock aquifer in the Transvaal Formations; and

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- Dolomitic and karst aquifers.

The dolomite aquifers in the region are known to contain large quantities of groundwater and are commonly associated with sustainable groundwater abstraction. About 1,300 million years ago ("MYA") ago the region was subjected to tension resulting in the formation of several large north to north-easterly striking faults. Many of the faults penetrated the full Transvaal sequence, as well as the underlying Ventersdorp and Witwatersrand Supergroups. Some of the faults were filled by Pilanesberg age diabase (dolerite) dykes, which subdivided the dolomite into watertight compartments. The water that plaques the underground mining is primarily derived from the dolomite aquifer overlying the workings. The dolomite aquifer has been formed as a result of the karstification, which has taken place prior to the deposition of the Karoo sediments on top of the dolomite.

There is general agreement that this aquifer is the significant source of water within the dolomite. The weathered altered dolomite ("WAD"), together with its dissolution residues, forms the main aquifer in the area. Therefore, the near surface dolomite, which is extensively karstified, contains huge water storage potential. Kloof mine is located underneath the Venterspost compartment, which has been dewatered over time.

Kloof is a water positive mine and is required to pump excess water from the underground aquifer to ensure that its mining activities are carried out safely. This water quality is good and the discharge into various rivers is done in accordance with its current legally compliant WUL.

Kloof mining complex has two fissure water pumping shafts. These shafts need to pump approximately 50ML/day of fissure water ingress for safety reasons to prevent the operations from flooding. Various safety measures are in place to protect the operations and workers against a potential flooding risk. These are well maintained and tested to minimise any potential flooding risk to the shafts and the mine workings.

Various initiatives are being pursued to reduce and optimise the pumping volume and associated costs. These include early closure and isolation of No. 8 Shaft and No. 10 Shaft (feasibility stage). This will allow the long-life shafts at Kloof to operate without the burden of fissure water pumping.

One of the positive preliminary outcomes of recent geohydrological modelling (a study done as part of a project previously called Sibanye: Amanzi aimed to assess various post mining scenarios and opportunities) is that in preparation for closure the suggested post mining sealing of the shaft barrels at depth will allow the natural water table to re-establish and the natural eyes to start flowing, similar to the pre-mining environment. This might eliminate the need to continue pumping after closure of the mine. The next update in the model is planned for 2022 to 2023.

The Far West Rand Dolomitic Association ("FWRDA") was established to provide oversight over the land that was affected by the dewatered dolomites due to mining. The area is known for sinkhole formation. The key infrastructure that the FWRDA manages is the 1m diameter pipeline, which was installed to prevent water from the Wonderfonteinspruit entering sinkholes, thus rewatering mine workings or forming new sinkholes. The recent spate of illegal activity in the region saw illegal miners break the 1m pipeline to access water for their operations, causing new sinkholes to form and had a noticeable impact on pumping at Celemanzi Shaft, where increased volumes need to be pumped.

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we are one Sibanye Stillwater

17.5.7.3 Surface Water Resource Sources and Wetlands

Kloof is located in the Vaal Water Management Area, within the C23D and -J as well as the C22J quaternary catchments (Figure 103) within the Upper-Vaal Catchment. Three sub quaternary reaches are potentially affected by the Kloof operations, namely: The Lower Wonderfonteinspruit (C23E-01384), Leeuspruit (C22J-01468) and Loopspruit (C23J-01487). The Lower Wonderfonteinspruit receives an underground water discharge, pumped to surface to allow for mining activities underground to continue. The Loopspruit receives both underground water as well as treated sewage effluent, while the Leeuspruit receives only a discharge of treated sewage effluent. The relevant surface water resources have been mapped as per Figure 104, in terms of the various sub quaternary reaches. It can be noted that the three reaches do not form any confluences with each other, however the Loopspruit and Wonderfonteinspruit both report to the Mooi River. The Leeuspruit reports to the Rietspruit.

Additionally, there are several wetland areas that have been demarcated, these are indicated in Figure 104.

Figure 103: Sub-quaternary Reaches Around Kloof


Kloof Surface Water Features
Coordinate System: Degrees, minutes and seconds
Datum: WGS84
C23D-01384
Legend:
Leeu
Rivers
C23
Sub-Quaternary Reach Codes
Infrastructure
Roads
No. 8 Shaft
No. 3 Shaft
Main Shaft
Leeuspruit
Upper West Loopspruit
No. 4 Shaft
No. 7 Shaft
C22J-01468
Loopspruit
Google Earth
C23J-01487
N

Source: DWS, Resource Quality Information Services, www.dwa.gov.za, last updated 2017-11-17

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Figure 104: Wetland Features Within the Vicinity of Kloof


27°25'E
27°30'E
27°35'E
27°40'E
27°45'E
27°50'E
26°15'S
26°20'S
26°25'S
26°30'S
0 2 4km
0 2 4Miles
Coordinate System: WG27
No. 10 Shaft
No. 8 Shaft
No. 3 Shaft
Main Shaft
No. 4 Shaft
No. 7 Shaft
Legend
Shafts
Rivers
Wetland Delineation
500m Wetland Buffer
Kloof Mining Right

Source: GCS, Wetland assessment associated with the Kloof mining operations, 17 January 2017.

17.5.7.4 Discharge

Kloof is licensed under Section 21(f) of the NWA to discharge excess mine water and treated sewage effluent into the nearby surface water resources. Excess fissure and mine water is discharged into three river systems (Loopspruit, Leeuspruit and Wonderfonteinspruit). Bulk fissure water is abstracted from No. 10 Shaft and discharged into two bio dams before it is discharged into the 1m pipeline, which finally discharges into the Wonderfonteinspruit. Excess underground water from No. 8 Shaft is discharged into the Loopspruit.

Treated sewage water is discharged from the No. 4 Shaft Wastewater Treatment Works ("WWTWs") into the Leeuspruit, as well as from Main Shaft and No. 7 Shaft WWTWs into the Loopspruit.

The quality of all the discharged water is monitored on a weekly basis and results submitted to the DWS on a quarterly basis.

17.5.7.5 Usage and Storage

Water is used for:

- Processing and transportation of ore material;

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- Cooling and humidification of ventilation air for underground mining;
- Underground mining activities such as drilling;
- Cooling of equipment;
- Chemical make-up dosing;
- Consumption and sanitation; and
- Irrigation.

The water system is operated such that water is recycled and re-used wherever possible.

Excess fissure water is extracted and discharged under license conditions as described above. Mine water is recycled and re-used where possible. The separation of mine water and fissure water is a key focus area to prevent the contamination of fissure water by the mining processes.

17.5.7.6 Water Conservation and Water Demand Management

Sibanye's vision for water management can be described as: " …creating value for all our stakeholders through the optimal management of the water resource and our water infrastructure, ensuring water safety, security and regulatory compliance through the effective use of knowledge and innovative technology."

Sibanye is committed to achieving its water management vision through:

- providing water that is safe and secure (available) for its people, machinery, infrastructure and the environment;
- ensuring that water abstracted, used, stored and / or discharged is compliant with legal and regulatory requirements;
- responsible compliance and proactive incident management supported by enabling technologies and comprehensive reporting;
- implementation of sound water management practices and systems, and the development of fit for purpose water standards and procedures that promote continual improvement;
- hands-on management of water management contracts, thereby ensuring the efficient operation of water infrastructure;
- developing and maintaining regional water strategies;
- implementation of a sustainable mine closure strategy for effective socio-economic and environmental closure;
- maintaining ring-fenced water accounts and holding users accountable for the use of water; and
- effective stewardship and promoting water awareness among all stakeholders.

By applying and implementing these principles, systems, strategies and policies, Sibanye aims to reduce its water footprint in order to minimise its:

- impact on water resources;
- dependence on external water suppliers, such as water boards and municipalities; and
- cost associated with the purchase and treatment of water.

To achieve this, Sibanye's Water Conservation and Water Demand Strategy consists of various components. These include:

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- using alternative available underground water sources to replace purchased water. A water treatment plant project, implemented in 2021, replaces up to 4 Ml/day of the approximate requirement of 12 Ml/day of potable water, which was previously purchased from the Rand Water Board network. Next phase projects are planned to render Kloof near completely independent from external suppliers;
- Identifying and reducing water losses through improved monitoring and water balance management with a focus on reducing leakages at hostels and villages;
- reducing water wastage through optimisation strategies, which includes initiatives to improve the water use efficiency of all consumers and with noticeable success at the metallurgical plants; and
- optimising water quality management.

Figure 105: Kloof Water Use Context

Kloof Source	Volume (Ml/day)
Rand Water Board	11.06
Fissure Water	54.16
Total	**65.22**

Kloof
0.72 kl/ton
(Excluding Rain)
18 894 tons per day

Kloof Discharge	Volume (Ml/day)
Wonderfontein Spruit	42.62
Leeuspruit	0.29
Loopspruit	8.78
Total	**51.69**

Kloof (%)
Dependence on external suppliers


81.0

Risk Status:

1. Municipalities not settling utility accounts cause risk to Potable water supply due to cuts
2. Municipalities charging exorbitant rates for potable water
3. Ground water quality
4. Pumping Cost
5. 1m Pipeline damages
6. Ageing infrastructure

Cost:

Source	Annual Cost
Rand Water Board(11.06 Ml/day)	R 75.7 Million
WRMS and other Charges	R 0.2 Million (Estimation)
Total	**R 75.9 Million**

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Figure 106: The Schematic Process Flow Diagram for Water Handling at the Kloof Operations


Glen Harvey Sewage
Rand Water
Fissure water
Kloof Domestic Users
Filter Plant
Pond
WWTW 1
3# Surface
3# U/G
Main# Surface
Main# U/G
KP1 Plant
TSF 2
RWD 2
4# Surface
4# U/G
WWTW 4
Future Potable Water Plant
KP2 Plant
Leeudoorn TSF
Leeudoorn RWD
7# Surface
7# U/G
WWTW 7
8# Surface
8# U/G
Libanon Domestic Users
Future Tailings Re-mining Project
10# Surface
10# U/G
HvN WWTW
Biodams
Loopspruit
Leeuspruit
Farmer
1m Pipeline
3rd Party
Golf Course
Notes:
QTY's in m³ per day
QTY's based on water only – solids are excluded
QTY's in () is WUL volumes
TSF losses include evaporation, seepage & interstitial lock up
Quantities indicated in GREY are balance calculations or estimations
Process water
Rand Water
Fissure Water
Waste Water
Losses
Consumptive use
Owner: Sibanye-Stillwater
Area: Kloof
Title: L1-Water Balance 2020
Date: 30/04/2021 Rev: 0

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17.5.8 Tailings Management

Refer to Section 15.2, where the Kloof TSF's and their management is covered in detail.

17.5.9 Environmental Reporting

In order to ensure continued compliance to the various licenses in place for the operation, numerous audits are performed on varying timelines. These are based on the regulatory, as well as practical management requirements associated with the relevant authorisation. The audit frequencies are summarised below:

Table 76: Kloof Environmental Audits

Authorisation	Frequency of audit
Environmental Management Plan	Biennial
Emergency Generators Record of Decision	Annual
Ammonia Refrigeration Plant Record of Decision	Annual
Water Use Licence	Annual
Atmospheric Emission Licence	Annual

The auditing process follows the standard approach for auditing, with the final compliance percentage only considered to be those conditions that were found to be 100% compliant.

Table 77: Summary of 2021 Audits for Kloof

Authorisation	Type of audit	Area	Date completed	Name of auditor	Qualification of auditor
Record of Decisions for the Generators and Ammonia Refrigeration Plant	External & independent	Environmental Compliance	December 2021	Cigroup Environmental: Renee Janse van Rensburg	MSc Environmental Management SACNASP Pr. Sci. Nat. No. 400099/06 (IAIAsa), 3880
Water Use Licence	External and Independent	Environmental Compliance	November 2021	Madaleni Environmental Division: Victor Modiba	MSc Aquatic Ecology, SACNASP,Pr.Sci.Nat, EAPASA, ELA, IAIAsa, ESSA, South African Wetland Forum
Atmospheric Emission Licence	External and Independent	Environmental Compliance	November 2021	Shangoni: Ashley Miller	B.Sc (Honours) degree in Environmental Analysis and Management

The following material risks and action plans were identified from the audits conducted for the operation. It should be noted that action plans are reviewed and revised if necessary, as actions are implemented to ensure the best way forward is continually followed. Therefore, action plans may vary over time.

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Table 78: Kloof Material Risks and Action Plans (Results from 2021 Audits)

Audit	Overall Compliance (%)	Finding	Action plan
Record of Decision for the Generators	80	Safe Disposal Certificates ("SDCs") were not provided as evidence of waste disposal.	Obtain SDCs from contractors and keep them on file as proof of disposal.
		The Emergency Response Plan has been submitted to the Rand West Local Municipality ("LM") but has not yet been approved by the LM.	Follow-ups to obtain approval of the Emergency Response Plan with Rand West City Local Municipality being conducted.
Record of Decision for the Ammonia Refrigeration Plant	95	SDCs were not presented as evidence of waste disposal.	SDCs must be obtained from contractors and kept safe in a file for proof of safe disposal to a licensed landfill.
Atmospheric Emission Licence	93	The actual operating hours exceed the AEL condition. The kilns and smelters are 24-hour batch operations.	An amendment to change the operating hours to 24 hours was submitted to the West Rand District Municipality, awaiting approval.
		Kloof mine personnel indicated that the incident report was not immediately submitted to the relevant authorities.	All future exceedances will be reported to the authority within the required time frame.
Water Use Licence	93.33	The WC/WDM plan needs to be completed and regularly updated.	WC/WDM being updated and once finalised will be submitted to DWS in 2022.
		Water Quality Exceedances. Some ground water parameters exceeded limits.	An amendment has been submitted for more realistic, but still environmentally responsible limits, which will be followed up on in the 2021 IWULA. Additional work will be done specifically for the No. 4 Shaft WWTWs to investigate any further improvement that can be made in terms of nitrogen removal.
		A number of non-compliances are still related to the WUL amendment application and follow-up specialist solutions submitted to the DWS. Awaiting approval.	DWS feedback/approval awaited. Continue to expedite approval, to ensure implementation of the recommendations.

Findings are discussed in terms of overall compliance with the legislation that pertains to environment and community. Refer to Table 79 for further details.

Sibanye confirms that, as far as is practicable, Kloof is aware of, and compliant with the legal and other requirements that are applicable to its mining operations.

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Table 79: Kloof Compliance to Legislation

Authorisation/Approvals	Legislation	Date of Issue
Mining Rights	MPRDA	January 2007
Environmental Management Programmes ("EMPs")	MPRDA/ NEMA	February 2012
Water Use Licence ("WUL")	NWA	July 2016
Atmospheric Emissions Licence ("AEL")	NEM:AQA	Issued in January 2018, amended in October 2018
Waste Management Licence ("WML")	NEM:WMA	Not Applicable
NEMA Environmental Authorisations (where applicable)	NEMA	September 2009

It is important to note that Kloof is an established mining operation that has been in operation in excess of 50 years. As such, whilst permits and other approvals are in place for the operational phase of the mine, there are no new surface exploration activities, and thus some of the above requirements may not be applicable to it. Going forward, coupled with the implementation of ISO 14001: 2015 environmental management system ("EMS"), Kloof operations will compile and implement a comprehensive Legal Register as well as conducting legal compliance audits at pre-determined intervals.

The findings and results of the legal compliance audits from Section 17.5.2 will be reflected under this Section.

17.5.10 Environmental Risks

The current approach in terms of legal compliance is embedded in the Company's Compliance & Risk Management ("CRMP") processes, managed by a dedicated Compliance department. The results from the most recent compliance risk profiling session for 2021indicate that the Risk Exposure Values ("REVs") for the Company as a whole are higher than the "High Risk Exposure Threshold" in six of the 23 identified environmental laws/corporate commitments. Particular attention is therefore paid to these aspects through action plans and mitigation measures that would reduce the risk exposure in these areas.

The two figures below (Figure 107 and Figure 108) depict the set of general legislation with above-threshold High REVs in Sibanye and the specific environmental legislation with high REVs, respectively.

As far as is known, there have not been any significant claims (exceeding over ZAR1 million) for the Kloof operations.

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Figure 107: Regulatory Requirements: High Risk Exposure Values


ENVIRONMENTAL MANAGEMENT: PROBABILITY AND SEVERITY VALUES
10
9
8
7
6
5
4
3
2
1
0
Conservation of Agricultural Resources Act, 43 of 1983
Carbon Tax Act, 15 of 2019
Mineral and Petroleum Resources Development Act, 28 of 2002
National Environmental Management Act 107 of 1998
National Environmental Management: Air Quality Act 39 of 2004
National Environmental Management: Biodiversity Act 10 of 2004
National Environmental Management: Waste Act 59 of 2008
National Water Act, 36 of 1998
Water Services Act 108 of 1997
National Heritage Resources Act, 25 of 1999
National Veld and Forest Fire Act, 101 of 1998
Protection of Personal Information Act 2013
Natural Scientific Professions Act 106 of 1993
Geoscience Act 100 of 1993
National Nuclear Regulator Act 47 of 1999
Hazardous Substances Act 15 of 1973
Climate Change Bill 2018
Carbon Disclosure Project (CDP)
Water CDP
Biological Diversity Protocol (BDP)
Environmental, Social and Governance
ICMM
Equator Principles
JSE Water Disclosure Leadership Index
Paris Agreement
SANS codes
JSE Listing requirements (CPR)
United Nations Framework Convention of Climate Change (29 August 1997)
Severity (Final) H1 2021
Severity (Final) H2 2021
Probability (Final) H1 2021
Probability (Final) H2 2021

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Figure 108: Risk Profiling – 2021 High Risk Exposure Values for Pertinent Environmental Legislation


ENVIRONMENTAL MANAGEMENT: RISK EXPOSURE VALUES (REVs)

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17.5.11 Closure Cost Estimate

Kloof's total closure provision is based on unplanned closure, with specific costs allocated to the demolition of mining and associated infrastructure, and the rehabilitation of mine-impacted land. The mechanisms of the demolition, remediation and rehabilitation processes are described in rehabilitation and final closure plans.

A site specific, detailed rehabilitation, decommissioning and closure plan was developed for Kloof, detailing the mine's environmental and social baseline and presents the planned closure measures required to achieve the mines planned next land use. The document also reflects the financial provisioning required to implement these closure measures, which are developed to ensure a stable non-polluting end state that is able to support the next land use.

However, as far as possible, Kloof has embarked on a concurrent rehabilitation programme during the operational phase of the mine. This programme will be completed irrespective of unplanned closure.

During the 2021 closure costs assessment, an estimate of ZAR 1,103,244,582 has been calculated for unscheduled closure costs which is made up of the following elements:

- Infrastructural aspects – ZAR 456,679,894 (41% of the total estimate);
- Mining aspects – ZAR 335,610,976 (30% of the total estimate);
- General surface rehabilitation – ZAR 76,948,040 (7% of the total estimate);
- Surface water reinstatement – ZAR 742,183 (0.1% of the total estimate);
- Preliminary and general – ZAR 52,198,866 (5% of the total estimate);
- Contingencies – ZAR 67,116,619 (6% of the total estimate);
- Post closure cost – ZAR 78,909,404 (7% of the total estimate); and
- Additional studies – ZAR 35,038,600 (3% of the total estimate).

The Kloof 2021 closure liability of ZAR 1,103,244,582 will be funded through a combination of cash in trust funds as well as replacement guarantees. This means that the total liability will be fully provided for.

Efforts to reduce the Kloof closure liability resulted in a ZAR90.5m reduction using the 2020 closure liability as a baseline. Efforts included demolition projects, surface rehabilitation, changes in rehabilitation methodologies and the reworking of SRDs and TSFs where applicable.

17.6 QP Opinion

ESG, comprising amongst others Environmental and Social, are well staffed with experienced industry professionals and experts. Management systems and auditing forms part of the business process to ensure, maintain and improve compliance and best practice.

The QP is satisfied that all material issues relating to environmental compliance, permitting, and local individuals or groups have been considered in Kloofs planning. All relevant issues are being addressed, have plans in place to remedy any deficiencies or have been identified for further consideration.

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18 Capital and Operating Costs

18.1 Overview

18.2 Capital Costs

The major ongoing capital items at Kloof are:

- The completion of items within the scope of the No.4 SV Shaft Project; and
- The completion of items within the scope of Kloof Integration Project.

Ongoing capital estimates (stay in business capital) are based on provisions of an effective 5% of operating expenditures excluding electricity cost. The stay in business capital estimate is based on historical expenditure. These amounts cater for unforeseen expenditures and are considered prudent provisions, given that limited detail is provided beyond the current three-year horizon. The percentage is reduced closer to the end of life of a shaft.

The total capital expenditure requirements over the LoM of Kloof amounts to ZAR11,627 million (real) planned to be spent through to C2032, including Ore Reserve Development ("ORD") of ZAR7,696 million (Table 80).

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Table 80: Historical and Forecast Capital Expenditure

		Historical			Real Forecast					
	Units	C2019	C2020	C2021	LoM Total	C2022 1	C2023 2	C2024 3	C2025 4	C2026 5
Project Capital Expenditure - Excluding Development	**(ZARm)**	109	155	198	1,576	694	509	187	82	52
Capitalised Development	**(ZARm)**	590	722	930	7,696	967	1,112	865	969	853
Sustaining Capital	**(ZARm)**	238	392	488	2,355	363	313	347	283	272
Total	**(ZARm)**	937	1,270	1,616	11,627	2,024	1,934	1,399	1,334	1,177

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18.3 Operating Costs

This Section provides details on the forecast operating cost estimates for the Kloof operations.

Operating Costs by Activity

Table 81 provides details of historical and forecast operating costs by activity grouped according to:

- Mining costs–underground mining costs and surface sources costs, including ore handling costs;
- Processing costs, including tailings and waste disposal costs; and
- The cost of maintaining key on mine infrastructure.

In addition, Kloof has incorporated costs for environmental rehabilitation and closure as indicated in Section 17.5.11 and costs associated with terminal benefits, which will be payable on cessation of mining activities. No salvage values have been assumed for plant and equipment.

The costs have taken cognisance of the required production profile and the likely physical changes in the operating parameters over the full period of the LoM plan.

18.3.1 Underground Mining Costs

Underground mining costs averaged ZAR 3,766/t for C2021.

The forecast five-year average is ZAR 3,245/t and the LoM average is ZAR 3,506/t in real terms.

18.3.2 Surface Sources Costs

The extraction of material from surface sources commenced in C2011 and the extraction rate peak of 5,287ktpa was reached in 2018. The extraction rate will decrease until surface material is depleted in 2023. The LoM average extraction rate of ZAR298/t incorporates all costs attributable to surface sources.

18.3.3 Processing Costs

The treatment cost for C2021 was ZAR162/t for KP2 and ZAR190/t for No. 1 Plant and planned at ZAR204/t for 2022 for both underground and surface material. Over the LoM, the expected unit costs will increase as the production plan decreases. The average over the LoM is ZAR197/t.

18.3.4 Allocated Costs

Allocated costs have been forecast at an average of ZAR1,457 million per annum in the next five years. These costs include costs for terminal benefits costs, environmental closure costs and royalty taxes.

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Table 81: Historical and Forecast Operating Costs

		Historical			Real Forecast					
	Units	C2019	C2020	C2021	LoM Total	C2022 1	C2023 2	C2024 3	C2025 4	C2026 5
Underground Mining	**(ZAR/t)**	3,871	3,841	3,766	3,506	3,387	3,282	3,268	3,080	3,211
U/G Mill Tonnes	**(kt)**	1,489	1,570	1,863	20,334	2,002	2,011	2,099	2,120	2,040
Operating Cost	**(ZARm)**	5,763	6,028	7,016	71,291	6,782	6,599	6,860	6,531	6,551
Surface Mining	**(ZAR/t)**	196	193	209	298	226	972	-	-	-
Surface Mill Tonnes	**(kt)**	5,868	5,327	4,139	3,430	3,098	332	0	0	0
Operating Cost	**(ZARm)**	1,147	1,027	866	1,023	700	323	0	0	0
Allocated Centralised	**(ZAR/t)**	150	170	232	699	277	619	709	684	727
Operating Cost	**(ZARm)**	1,106	1,171	1,392	16,619	1,414	1,450	1,489	1,450	1,484

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18.4 Accuracy of the Capital and Operating Cost Estimates

The capital and operating costs are estimated at a higher level than DFS (+/- 15% accuracy) as is expected from an operating mine, with lower risks associated with the estimates than projects. Operating costs are based on historical expenditure, taking into consideration normal inflation. Items which are expected to have above inflation increases, such as wages or electricity, are provided for in the economic modelling.

Project capital is costed in detail, based on project schedules, and applications for expenditure are compiled after each operational plan. **Stay in business** capital is based on actual expenditure over extended time periods and are continuously aligned with changing economic conditions. As part of the operation plan process, capital expenditure undergoes a rigorous peer review before approval. Over the LoM, where detailed costing is not available, a historical percentage of capital to working cost is applied, with capital expenditure stopping two years before the end of shaft life.

The QP considers this approach as reasonable for use in the LoM. Refer to Table 87 and Table 88 for the sensitivities done on operating and capital expenditure to stress test the financial valuation of the operation. A discussion of further financial risks is covered in Section 22.1.

19 Economic Analysis

19.1 Introduction

The following Section presents discussion and comment on the economic assessment of Kloof. Specifically, comment is included on the methodology used to generate the financial models for Kloof to establish a base case, including the basis of techno-economic model, valuation techniques and valuation results.

An initial assessment is not applicable since Kloof is a well-established operating mine.

19.2 Economic Analysis Approach

Kloof can be classified as a Production Property as it has significant, detailed cost and capital information specific to the geographic and economic locality of its assets, which is why the cash-flow approach is the most appropriate method to use for the valuation. There is no appropriate secondary valuation approach.

19.3 Economic Review Basis

The assumptions on which the economic review is based include:

- All assumptions in 31 December 2021 money terms, which is consistent with the Mineral Reserves declaration date;
- Royalties on revenue consistent with relevant South African legislation (0.5% to 7.0% based on formula) (refer to Table 82);
- Corporate taxes that can be offset against assessed losses and capital expenditure (refer to Table 82);

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- A real base case discount rate of 5%; and
- Discounted cash-flow ("DCF") techniques applied to post-tax pre-finance cash flows and reported in FY ending 31 December 2021.

Sensitivity analysis was performed to ascertain the effect of discount factors, product prices, total cash costs and capital expenditures. The post-tax pre-finance cash flows presented for each mining asset incorporate the macroeconomic projections set out in Section 16.

The Technical – Economic Model ("TEM") is presented in real terms and based on annual cash-flow projections determined at end-point 31 December 2021.

19.4 TEM Parameters

Table 82 provides details of the parameters applied in the TEM.

Table 82: TEM Parameters

Parameter	Units	Historical
Mining		**y=34 -170/x**
Corporate Tax Rate	(%)	**0.28**
Royalties (based on formula)*	(%)	**0.005**
Trading Terms		
Debtors	(Days)	**3**
Creditors	(Days)	**45**
Stores	(Days)	**45**
Balance as at 31 December 2019		
Debtors	(ZARm)	**177**
Creditors	(ZARm)	**4,618**
Stores - opening balances	(ZARm)	
Unredeemed Capital - 31 December	(ZARm)	**1,600**
Environmental Closure Liability – 31 December	(ZARm)	**1,015**
Terminal Benefits Liability Based On LoM	(ZARm)	**1,037**
Assessed Losses	(Years)	N/A

*Sibanye-Stillwater Kloof operations are subject to royalties due to the South African Government on all production. Currently only gold is being produced and subject to royalties. Royalties are calculated as using the formula for refined metals [Royalty Payable = 0.5+ (EBIT/Gross Sales)/12.5].

Activity	Driver	Fixed / variable ratio	Allocation method	% Re-allocated at shaft closure
Development	metres	100% variable		0%
Stoping	Square metres	100% variable		0%
Engineering	Milled tons	70% fixed		0%
Direct Services	Milled tons	70% fixed		0%
Shared Cost (Pumping)	Gold produced	70% fixed	Gold produced	70%

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Sibanye Stillwater we are one

Metallurgy	Milled tons	70% fixed	Milled tons	70%
Direct Allocated	Gold produced	70% fixed	Gold produced	70%
Indirect Allocated	Gold produced	70% fixed	Gold produced	70%

Direct (Central Engineering , MRM, HR, etc) and Indirect (Corporate, Rehab, Retrenchment, SGA, SGPS, Property) allocated costs are based on the 2022 budget.

Model assume indirect and pumping cost will be phased out with the close of the last remaining shaft.

Ramp down approach applied on direct and indirect cost to simulate restructuring of service departments in line with the decrease in production.

LoM Fundamentals

Base	C2022 Operational Plan.
Efficiencies	Efficiencies planned at K4 and K7 integration

Engineering and Infrastructure

Annual electricity increase at 7.5% for C2023 and 1% additional in each year after C2024 to C2030 with inflation thereafter and back to CPI from 2031. Energy savings projects included at Kloof and Driefontein

Electricity costs on pumping shafts fixed at 70%

Major capital expenditure included on the modelling.

Finance and Capital

Royalty and Carbon Tax included in LoM based on the current formula

Benefit of Energy savings projects included at Kloof and Driefontein

Carbon tax low cost assumption calculation is used in the module.

Inflation is forecast by Monetary Fund at 4.4% for 2022, and 4.5% for 2023 onwards.

Stay in business capital at 6% of working cost and exclude the cost of electricity and reduce to 2% from 1 year before shaft closure with zero capital spent in the last year.

Project 3B efficiencies incorporated in LOM based on 5Y plan 2022-2025 and used efficiency in 2025 going forward for 2026 Initiatives such as:

- Engineering : Labour optimization with K3 closure and automation projects
- Environmental and water management : Optimise water plants and reduce consumption
- Property : Selling of houses, footprint reduction and outsourcing
- Security : Reduce ad hoc and footprint reduction security requirements
- Academy : Optimise engineering training centre
- Health services: Outsourcing of PHC's
- Human Resources : Review recruitment process to reduce agency cost
- MRM : Consolidate base camps and laboratory process automation
- COVID 19 : Reduce security requirements, bus marshals, quarantine facilities and related cost
- Other : Numerous ad hoc initiatives to enhance, automate, outsource reduce activities that directly impacts overheads across all departments.

Restructuring cost incorporated at R136k per employee minus 10% natural attrition.

The following working capital parameters have been applied in the model: Debtors – 3 days; Creditors – 45 days; and Stores – 45 days. SGL has indicated that the balances for working capital will be settled at the effective date of the Mineral Reserves declaration, and as such the opening balances have been set to zero.

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The corporate tax rate applied is based on a formula that uses capital expenditure and assessed tax losses. Royalties are calculated as using the formula for refined metals [Royalty Payable = 0.5+ (EBIT/Gross Sales)/12.5].

19.5 Technical - Economic Model

The technical inputs used to determine the financial parameters for the TEMs are provided in Table 83 to Table 85, as well as an assessment of the financial parameters on a unit cost basis: ZAR/kg and ZAR/t.

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Table 83: TEM – Mining, Processing, Gold Sold and Revenue

		LoM	C2022	C2023	C2024	C2025	C2026	C2027	C2028	C2029	C2030	C2031	C2032
	Units	Total	1	2	3	4	5	6	7	8	9	10	11
Underground Mining													
Total Development	(m)	96,022	11,613	13,931	12,589	11,861	9,696	9,530	8,675	5,745	4,857	3,690	3,836
RoM	(kt)	20,334	2,002	2,011	2,099	2,120	2,040	2,016	1,994	1,869	1,546	1,323	1,312
Grade	(g/t)	5.6	5.2	5.1	5.3	5.5	5.4	5.7	5.8	5.9	6.4	6.3	5.6
Surface Sources													
RoM	(kt)	3,430	3,098	332	-	-	-	-	-	-	-	-	-
Grade	(g/t)	0.3	0.3	0.3	-	-	-	-	-	-	-	-	-
Processing													
Ore Processed	(kt)	23,764	5,100	2,343	2,099	2,120	2,040	2,016	1,994	1,869	1,546	1,323	1,312
Grade	(g/t)	4.9	2.2	4.6	5.3	5.5	5.4	5.7	5.8	5.9	6.4	6.3	6.6
Recovery	(%)												
Recovered Gold	(000oz)	3,664	335	327	359	378	352	368	374	352	320	266	235
Plant Clean-up													
Recovered Gold	(kg)	1,750	-	450	-	-	-	-	-	-	-	-	1,300
Sales													
Gold Sold	(kg)	116,800	11,398	10,715	11,163	11,747	10,943	11,443	11,623	10,955	9,942	8,275	8,596
Gold Price													
Gold Price	(ZAR/kg)	800,000	800,000	800,000	800,000	800,000	800,000	800,000	800,000	800,000	800,000	800,000	800,000
Revenue													
Revenue from Gold Sales	(ZARm)	93,440	9,118	8,572	8,930	9,398	8,754	9,155	9,298	8,764	7,954	6,620	6,877
Revenue from Sales of Mining Products	(ZARm)	93,440	9,118	8,572	8,930	9,398	8,754	9,155	9,298	8,764	7,954	6,620	6,877

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Table 84: TEM – Cash Costs, Taxation, Capital Expenditure and Free Cash

		LoM	C2022	C2023	C2024	C2025	C2026	C2027	C2028	C2029	C2030	C2031	C2032
	Units	Total	1	2	3	4	5	6	7	8	9	10	11
Operating Cost													
Underground Mining Cost	(ZARm)	70,254	6,782	6,599	6,827	6,519	6,551	6,700	6,750	6,715	5,900	5,508	5,402
Add: Mining Cost Capitalised	(ZARm)	7,696	967	1,112	865	969	853	780	708	486	375	296	285
Expensed Mining Cost	**(ZARm)**	77,950	7,748	7,712	7,692	7,489	7,404	7,480	7,458	7,201	6,275	5,804	5,687
Surface Sources Cost	(ZARm)	1,023	700	323	-	-	-	-	-	-	-	-	-
Less Mining Cost Capitalised	(ZARm)	(7,696)	(967)	(1,112)	(865)	(969)	(853)	(780)	(708)	(486)	(375)	(296)	(285)
Total Direct Cost	**(ZARm)**	71,277	7,482	6,922	6,827	6,519	6,551	6,700	6,750	6,715	5,900	5,508	5,402
Other Cost													
Terminal Benefits Costs	(ZARm)	1,037	0	0	33	11	0	6	43	117	73	20	735
Environmental Closure Costs	(ZARm)	0	0	0	0	0	0	0	0	0	0	0	0
Royalty Payable	(ZARm)	1,551	47	117	118	97	158	193	215	188	191	126	101
Total Central cost	**(ZARm)**	2,589	47	117	151	108	158	199	257	305	264	146	835
Recurring pre-tax income from continuing operations (EBITDA)	**(ZARm)**	19,575	1,589	1,532	1,952	2,770	2,045	2,255	2,291	1,744	1,791	966	640
Income tax expense													
Taxation	(ZARm)	1,187	0	0	0	0	0	237	308	226	313	100	4
NET INCOME FROM CONTINUING OPERATIONS	**(ZARm)**	18,387	1,589	1,532	1,952	2,770	2,045	2,019	1,983	1,517	1,478	865	636
Capital Expenditure													
Direct Capex	(ZARm)	1,576	694	509	187	82	52	52	0	0	0	0	0
Capitalised Development	(ZARm)	7,696	967	1,112	865	969	853	780	708	486	375	296	285
Sustaining Capital	(ZARm)	2,355	363	313	347	283	272	269	212	154	98	45	0
Total Capital Expenditure	**(ZARm)**	11,627	2,024	1,934	1,399	1,334	1,177	1,102	920	640	473	340	285
Net free cash	**(ZARm)**	6,760	-435	-402	554	1,436	868	917	1,063	878	1,005	525	351

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Table 85: TEM – Unit Analysis (ZAR/kg and ZAR/t)

		LoM	C2022	C2023	C2024	C2025	C2026	C2027	C2028	C2029	C2030	C2031	C2032
	Units	Total	1	2	3	4	5	6	7	8	9	10	11
UNIT REVENUE (kg)													
Revenue from Gold Sales	(ZAR /kg)	800,000	800,000	800,000	800,000	800,000	800,000	800,000	800,000	800,000	800,000	800,000	800,000
UNIT COSTS (kg)													
Expensed Mining Costs	(ZAR 000/kg)	667,379	679,828	719,719	689,041	637,493	676,628	653,690	641,664	657,309	631,156	701,387	661,548
Surface Sources Costs	(ZAR 000/kg)	8,760	61,432	30,147	-	-	-	-	-	-	-	-	-
Less: Mining Costs Capitalised	(ZAR 000/kg)	(65,893)	(84,831)	(103,812)	(77,466)	(82,507)	(77,991)	(68,165)	(60,900)	(44,345)	(37,757)	(35,740)	(33,142)
Total operating costs	(ZAR 000/kg)	610,246	656,429	646,054	611,575	554,987	598,636	585,525	580,764	612,964	593,399	665,648	628,406
Other Costs	(ZAR 000/kg)	22,162	4,153	10,943	13,521	9,210	14,440	17,406	22,147	27,843	26,505	17,675	97,188
Total Working Costs	(ZAR 000/kg)	632,408	660,582	656,997	625,096	564,196	613,076	602,931	602,911	640,807	619,904	683,323	725,594
Operating Margin	(ZAR 000/kg)	167,592	139,418	143,003	174,904	235,804	186,924	197,069	197,089	159,193	180,096	116,677	74,406
Capital Expenditure	(ZAR 000/kg)	99,548	177,555	180,513	125,303	113,553	107,571	96,273	79,142	58,393	47,594	41,118	33,142
Notional Cash Expenditure	(ZAR 000/kg)	731,957	838,138	837,510	750,399	677,750	720,647	699,204	682,053	699,200	667,498	724,441	758,736
FREE CASH BEFORE TAX	(ZAR 000/kg)	68,043	-38,138	-37,510	49,601	122,250	79,353	100,796	117,947	100,800	132,502	75,559	41,264
UNIT REVENUE (t)													
Revenue from Gold Sales	(ZAR/t)	3,932	1,788	3,658	4,255	4,432	4,291	4,540	4,664	4,689	5,144	5,002	5,242
UNIT COSTS (t)													
Expensed Mining Costs	(ZAR/t)	3,280	1,519	3,291	3,665	3,532	3,629	3,710	3,741	3,852	4,058	4,386	4,335
Surface Sources Costs	(ZAR/t)	298	226	972	-	-	-	-	-	-	-	-	-
Less: Mining Costs Capitalised	(ZAR/t)	(324)	(190)	(475)	(412)	(457)	(418)	(387)	(355)	(260)	(243)	(223)	(217)
Total operating costs	(ZAR/t)	2,999	1,467	2,954	3,253	3,075	3,211	3,323	3,386	3,593	3,816	4,162	4,117
Other Costs	(ZAR/t)	109	9	50	72	51	77	99	129	163	170	111	637
Total Working Costs	(ZAR/t)	3,108	1,476	3,004	3,324	3,126	3,288	3,422	3,515	3,756	3,986	4,273	4,754
Operating Margin	(ZAR/t)	824	312	654	930	1,306	1,003	1,118	1,149	933	1,158	730	488
Capital Expenditure	(ZAR/t)	489	397	825	666	629	577	546	461	342	306	257	217
Notional Cash Expenditure	(ZAR/t)	3,598	1,873	3,830	3,991	3,755	3,865	3,968	3,976	4,098	4,292	4,530	4,971

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19.6 DCF Analysis

The following NPV sensitivities are included in this Section:

- NPV's at a range of discount factors in relation to the discount rate of 5% (real) [refer to Table 86]. A range of discount factors from 0% to 10% with their associated NPVs are presented for each case. From Table 87, Kloof at different discount factors and the sensitivity to the discount factor can be evaluated;
- Twin parameter sensitivities are presented evaluating revenue against operating costs. NPV's at higher product price levels are shown up to a 20% increase in price, which captures any upside potential. Since markets are inherently volatile, the downside risk is reflected in the 20% decrease in price in increments. The achievability of LoM plans, budgets and forecasts cannot be assured as they are based on economic assumptions, many of which are beyond the control of Kloof. Future cash flows and profits derived from such forecasts are inherently uncertain and actual results may be significantly more or less favourable. It is for this reason that the Kloof operations presents sensitivities for operating costs, ranging from -20% to +20%. The most optimistic analysis, which assumes prices have been underestimated by 20% and operating costs overestimated by 20%, yields an NPV in the top right-hand corner of the Table 87. Conversely, the most pessimistic analysis, which assumes prices have been overestimated by 20% and operating costs underestimated by 20%, yields an NPV in the bottom left-hand corner of Table 87; and
- NPV sensitivity to sales revenue and capital expenditure derived from twin parameter sensitivities at the discount rate of 5% (real) (refer to Table 88). Twin parameter sensitivities are presented evaluating revenue against capital expenditure costs. Capital expenditures are estimates until contracts, which specify the deliverable, are signed by clients. It is for this reason that Kloof presents sensitivities for capital costs from -20% to +20%. The most optimistic analysis, which assumes prices have been underestimated by 20% and capital expenditure costs overestimated by 20%, yields an NPV in the top right-hand corner of Table 88. Conversely, the most pessimistic analysis, which assumes prices have been overestimated by 20% and capital expenditure costs underestimated by 20%, yields an NPV in the bottom left-hand corner of Table 88.

Table 86: NPV (post-tax) at Various Discount Factors

Discount Factor (%)	Post Tax NPV (ZARm)
0	6,760
2	5,865
5	4,771
7	4,173
10	3,433

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Table 87: Twin Parameter NPV (pre-tax) Sensitivity at a 5% Discount Rate (Revenue, Operating Costs)

NPV @ 5% (ZARm)		Revenue Sensitivity Range						
		-20%	-10%	-5%	ZAR800,000 /kg	5%	10%	20%
Total Operating Cost Sensitivity Range	-20%	3,480	10,615	14,182	17,750	21,317	24,884	32,019
	-10%	(2,032)	5,102	8,670	12,237	15,805	19,372	26,507
	-5%	(4,788)	2,346	5,914	9,481	13,048	16,616	23,751
	0%	(7,545)	(410)	3,158	6,725	10,292	13,860	20,994
	5%	(10,301)	(3,166)	401	3,969	7,536	11,103	18,238
	10%	(13,057)	(5,922)	(2,355)	1,213	4,780	8,347	15,482
	20%	(18,569)	(11,435)	(7,867)	(4,300)	(732)	2,835	9,970

Table 88: Twin Parameter NPV (Pre-tax) Sensitivity at a 5% Discount Rate (Revenue, Capital Expenditure)

NPV @ 5% (ZARm)		Revenue Sensitivity Range						
		-20%	-10%	-5%	ZAR800,000 /kg	5%	10%	20%
Capital Cost Sensitivity Range	-20%	(5,645)	1,490	5,057	8,625	12,192	15,759	22,894
	-10%	(6,595)	540	4,107	7,675	11,242	14,810	21,944
	-5%	(7,070)	65	3,632	7,200	10,767	14,335	21,469
	0%	(7,545)	(410)	3,158	6,725	10,292	13,860	20,994
	5%	(8,020)	(885)	2,683	6,250	9,817	13,385	20,519
	10%	(8,494)	(1,360)	2,208	5,775	9,342	12,910	20,044
	20%	(9,444)	(2,310)	1,258	4,825	8,392	11,960	19,095

As can be seen from the tables, the operation is especially sensitive to the gold price received in ZAR/kg, and the NPV is negative when the gold price is 10% down (at 5% discount rate). The operation is heavily leveraged to the upside, with the NPV nearly tripling in value with a 20% increase of gold price.

While the profitability of the entire operation is tested on a total cost basis, the point at which each individual shaft closure is determined, is after direct operational including pumping cost. As soon as a shaft does not contribute to its own mining and operational cost it is closed. The table below (Table 89) shows the profit per shaft at the various stages. The direct allocated costs include the overheads specific to the operation while indirect allocated costs refer to those items which belong to the entire Group and which are allocated back to each operation based on a formula. These are discretionary costs and should not really be considered.

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Table 89: Summary Revenue and Costs per Area

		No. 1 Shaft	No. 4 Shaft	No. 7 Shaft*	No. 8 Shaft	Underground	Surface	Total
Gold Produced	Kg	47,076	52,571	2,282	12,037	113,966	1,084	115,050
Revenue	**ZARm**	**37,661**	**42,057**	**1,825**	**9,630**	**91,173**	**867**	**92,040**
Working cost: Direct	ZARm	19,826	29,302	1,981	5,316	56,425	1,023	57,448
Profit after Direct cost	**ZARm**	**17,835**	**12,755**	**(156)**	**4,314**	**34,748**	**(156)**	**34,592**
Working cost: Pumping cost	ZARm	3,736	3,380	66	312	7,495	0	7,495
Profit after Pumping cost	**ZARm**	**14,099**	**9,375**	**(222)**	**4,002**	**27,253**	**(156)**	**27,097**
Working cost: Direct Allocated	ZARm	2,196	2,502	112	552	5,363	0	5,363
Profit after Direct Allocated cost	**ZARm**	**11,902**	**6,873**	**(334)**	**3,449**	**21,890**	**(156)**	**21,734**
Capital cost: Ongoing	ZARm	1,462	1 396	156	341	3 355	0	3 355
Profit after Ongoing Capital	**ZARm**	**10,440**	**5 477**	**(490)**	**3,108**	**18 535**	**(156)**	**18 379**
Working cost: Indirect Allocated	ZARm	3,902	4 698	184	919	9 704	0	9 704
Profit after Indirect Allocated cost	**ZARm**	**6,538**	**779**	**(674)**	**2,189**	**8 831**	**(156)**	**8 675**
Capital cost: Projects	ZARm	0	576	0	0	576	0	576
Profit after Project Capital	**ZARm**	**6,538**	**203**	**(674)**	**2,189**	**8 255**	**(156)**	**8 099**

*No. 7 Shaft has to remain open over the LoM as a second escape and access for No. 4 Shaft

Summary Economic Analysis

19.7 Summary Economic Analysis

The summary economic analysis of Kloof is based on the following:

- The Cash-Flow Approach; and
- Balance sheet adjustments to account for the cash position at the valuation date.

The summary economic evaluation for Kloof excludes any impact of Secondary Taxation on Companies. The economic model has been undertaken for Mineral Reserves. Refer to Table 90.

Table 90: NPV (Post-tax) Relative to ZAR/kg Gold Prices at 5 % Discount Rate

Long Term Price (Au)(ZAR/kg) - Real	Sensitivity Range				
	-10%	-5%	800,000	5%	10%
NPV@the base case Discount Rate (ZARm)	(1,078)	2,107	4,771	7,151	9,521

19.8 QP Opinion

The QP is satisfied that the economic analysis fairly represents the financial status of the operation as at 31 December 2021.

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20 Adjacent Properties

Kloof is part of the West Wits Line which currently hosts over five operating mines. Below is a list of adjacent mines (Table 91). The table below gives the mine, owner, commodities mined and link to the Company websites. For current information on these properties the reader should refer to the official websites. Positions of some of these mines are shown in Figure 5.

Table 91: Adjacent Mines to Kloof

Mine name	Owners	Commodities	Source of info
Cooke (Care and Maintenance)	Sibanye-Stillwater	Gold	https://www.sibanyestillwater.com
South Deep	Gold Fields Ltd	Gold	https://www.goldfields.com
Driefontein Gold Mine	Sibanye-Stillwater	Gold	https://www.sibanyestillwater.com

No additional information from adjacent mines was used in the preparation of this document.

21 Other Relevant Data and Information

There is no further information or explanation within this report, though there are underlying internal reports from which this TRS has taken supporting data.

22 Interpretation and Conclusions

The LoM plan for Kloof Operations has been reviewed in detail for appropriateness, reasonableness and viability, including the existence of and justification for departure from historical performance. The QP considers that the LoM is based on sound reasoning, engineering judgment and a technically achievable mine plan, within the context of the risk associated with the gold mining industry.

The views expressed in this TRS have been based on the fundamental assumption that the required management resources and proactive management skills will be focused on meeting the LoM plan and production targets provided by Kloof.

The Kloof operation has conducted a comprehensive review and assessment of all material issues likely to influence the future operations of Kloof based on information available as at 31 December 2021.

In considering the valuation ranges for Kloof derived herein, refer to Section 22.1 for a summary of risk. No valuations have been placed on the non-LoM Mineral Resources. Sibanye maintains a detailed risk register for each operation. This risk register is reviewed every quarter and is based on an assessment of the current operational risks.

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22.1 Risk Analysis

22.1.1 Introduction

A high-level risk assessment was conducted on Kloof and its future business plans. This significant risks and associated mitigation measures are included in this Section.

22.1.2 Financial Risks

Two types of financial risk have been identified at Kloof:

- Behavioural risk including material fraud, theft, corruption and ethics; and
- Costs – inflated operational and capital costs or cost overruns.

These are detailed in the Risk Register.

Table 92: provides a summary of the details of the financial risks identified and the mitigation measures for the identified risks.

Table 92: Financial Risks

Risks	Mitigation Measures
Price Risk (Mineral Reserves Risk) - Revenue	-assessed the prices using various sensitivities (-10% to +10%) - the forecast price is consistent with the 36-month rolling average gold price
Economic Viability Risk (Mineral Reserves Risk) - Operating Costs	-assessed the operating costs using various sensitivities (-20% to +20%)
Economic Viability Risk (Mineral Reserves Risk) - Capital Expenditure	-assessed the Capital Expenditure using various sensitivities (-20% to +20%)

22.1.3 Technical, Human Resource, Safety and Health and Environmental Risks

The risk register is reviewed quarterly per operation, suitable mitigation measures are identified and monitored. The major risks are reviewed quarterly by corporate. Table 93 list the major risk categories considered in evaluating overall risk to the operation.

Table 93: Risks

Operational Risk	Mining Risk	Business and HR
• Failure to deliver on operational plans; • Ageing infrastructure resulting in breakdowns; • Power unavailability and cost increase; • Fraud, theft, bribery, corruption, collusion and/or breach of Code of Ethics;	• Shaft pillar extraction, high stressed blocks and seismicity causing fatalities, injuries and damages.	• Labour relations / multiple unions / wage negotiations; • Compromised wellbeing of employees (Physical, Social and Mental) which may result in low productivity; and • Inability to attract and retain required critical skills.

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• Catastrophic TSF failure; and • Water scarcity, water balance and water quality of the mine.		

Health and Safety	Legal	Environmental
• Mine accidents; • MHSC New Milestones; • Underground flammable gas explosion; • Flooding; • Surface Fire; and • Unsafe underground drinking water negatively impacting employees' health.	• Non delivery on MPRDA, Mining Charter and SLPs.	• Environmental incident or catastrophe / other environmental non-compliance.

Up to date information on material risks associated with Sibanye can be accessed through the Sibanye website – www.sibanyestillwater.com.

23 Recommendations

At this stage it is recommended that a concept study for the EBA be conducted in order to assess the potential of this project and the continued declaration as Mineral Resources. Due to the change in the mining mix from the different reefs, it is also recommended that a gold deportment study is conducted on the secondary reefs. In addition, the density (SG analysis) on the KR is required as the KR is becoming more significant in the mining mix. There are no other recommendations for additional work at the Kloof mine. The geological models and LoM plans for the operation will be updated and refined as new information becomes available. Most of the costs associated with the generation of new data and updates of the geological models and LoM plans as well as Mineral Resources and Mineral Reserves estimates are accounted for in the capital and operating cost budgets. The QPs do not anticipate significant additional costs for the undertaking of this work.

24 References

GLOSSARY OF TERMS, ABBREVIATIONS UNITS AND CHEMICAL ELEMENTS

24.1 List of Reports and Sources of Information

24.1.1 Publications and Reports

Cartwright A.P. 1968, Golden age, Purnell & Sons (SA) (PTY) Ltd, Cape town, Johannesburg, p199 – 207.

Davenpoort J. 2013, Digging Deep, Johnathan Ball publishers (PTY) Ltd, Jeppestown, p320 – 325.

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Driefontein Operations TRS as at 31 December 2021.

Drilling website: https://www.drillingmanual.com.

Handley J.R.F. 2004, Historic Overview of the Witwatersrand , Handley, Howick p35 – 37.

Randfontein Surface Operations ("RSO") TRS as at 31 December 2021.

United Nations Website: https://news.un.org/en/story/2015/12/519172-sustainable-development-goals-kick-start-new-year.

World Gold Council ("WGC") research document: Gold Demand Trends Full Year 2021, from www.wgc.org.

24.1.2 Spreadsheets and Presentations

Internal sources of information (not in public domain).

24.2 Glossary of terms

Anticline	A fold with strata sloping downward on both sides from a common crest.
Archaean	An era relating to the earliest known rocks formed during the Precambrian era.
Arenaceous	Sandy or consisting largely of sand; of the nature of sand; easily disintegrating into sand; friable; as arenaceous limestone.
Arenite	A general name for sedimentary rocks composed of sand-sized fragments irrespective of composition; e.g. sandstone, greywacke, arkose, and calcarenite.
Argillaceous	A group of detrital sedimentary rocks, commonly clays, shales, mudstones, siltstones and marls.
Argillite	A rock whose degree of induration (process of hardening) is higher than mudstone, but less than shale.
Assay	The chemical analysis of ore samples to determine their metal content.
Bedrock	A mining term for the unweathered rock below soil and drift cover.
Below Infrastructure	That part of the Mineral Resources and/or Mineral Reserves, which are below the lowest mining level and that can only be accessed following approved capital expenditure.
Block Width	The average width at which it is estimated a block of ore will be mined
Brownfields	A on mine project based on prior work within existing mining right areas
Calcite	Carbonate mineral, with chemical symbol $CaCO_3$.
Chert	A hard, dense sedimentary rock consisting predominantly of very fine quartz, SiO_2, crystals.
Clastic	A rock or sediment composed principally of transported broken fragments derived from pre-existing rocks or minerals.
Compliance	Conforming to any legislation, legal conditions, Regulations, standards, environmental laws and any other requirements as stipulated in the mining right conditions, our "License to Operate"
Conformable	A sequence of beds are said to be conformable when they represent an unbroken period of deposition.

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Conglomerate	A coarse grained clastic sedimentary rock composed of rounded to subangular fragments (>eight mm) set in a fine-grained, commonly cemented, sandy matrix.
Constitution	Constitution of the RSA (Act 108 of 1996).
Cut-Off Grade	The lowest grade of mineralised rock, which determines as to whether or not it is economic to recover its gold content by further concentration.
Detrital	Formed from eroded loose rock and mineral material.
Dilution	Waste or material below the cut-off grade that contaminates the ore during the course of mining operations and thereby reduces the average grade mined.
Dip	Inclination of geological features from the horizontal.
Distal	Distant.
Dolomite	Carbonate mineral, with chemical symbol $CaMg(CO_3)_2$.
Doré	An unrefined, therefore impure, alloy of gold with variable quantities of silver and smaller quantities of base metals, which is produced at a mine before passing on to a refinery for upgrading to London Good Delivery standard.
Drainage Line	The course of a major stream in a drainage system.
Dyke	A tabular vertical or near-vertical body of igneous rock formed by magmatic injection into planar zones of weakness such as faults or fractures that is discordant to the bedding or foliation of the country rock.
Effective Date	That date at which all sampling and other information used for generation of the Report was closed at, which is slightly earlier than the publication date of the Report.
Facies	The sum total of sedimentary features that characterise a sediment as having been deposited in a given environment; an assemblage of metamorphic rocks which are considered to have formed under similar conditions of temperature and pressure.
Fire Assay	The assaying of metallic ores by methods requiring the use of furnace heat.
Fluvial	Produced by the action of a stream or river.
Footwall	The underlying side of a stope or ore body.
Geozone	Any delineation based on sedimentological facies, trends, structural blocks and predictive analysis used for statistical or geostatistical estimation purposes.
Greenfields	A project constructed on a new area that was not previously used (New mining right areas). All exploration and evaluation expenditure, prior to obtaining the legal rights to explore a specific area, is not seen as capital expenditure. After the legal rights to explore are obtained, exploration and evaluation expenditure, comprising the costs of acquiring prospecting rights and directly attributable exploration expenditure, is capitalised as a separate class of property, plant and equipment or intangible assets, on a project-by-project basis, pending determination of the technical feasibility and commercial viability. The technical feasibility and commercial viability of extracting a Mineral Resource is generally considered to be determinable through a feasibility study and when Proven Mineral Reserves are determinable to

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Kloof TRS 2021 Page 262 of 277 exist. Subsequently, all cost directly incurred to prepare an identified mineral asset for production is capitalised to mine development assets. Growth Increasing or expanding the current capacity to a sustainable new level Hanging wall The overlying side of an ore body or stope. Hydrothermal Relating to processes involving the action of hot aqueous solutions. Indicated Mineral Resource That portion of a Mineral Resource for which quantity and quality are estimated with a lower degree of certainty than for a Measured Mineral Resource. The sites used for inspection, sampling, and measurement are too widely or inappropriately spaced to enable the material or its continuity to be defined or its grade throughout to be established. Inferred Mineral Resource That part of a Mineral Resource for which tonnage, grade and mineral content can be estimated with a low level of confidence. It is inferred from geological evidence and assumed but not verified geological and/or grade continuity. It is based on information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drillholes that may be limited, or of uncertain quality and reliability. Kaapvaal Craton The ancient proto-continental crystalline basement of South Africa. Kriging An interpolation method that minimises the estimation error in the determination of a Mineral Resource. Life of Mine (“LoM”) Number of years that an operation is planning to mine and treat ore and is derived from the current mining plan. Material Assets The mine and its associated infrastructure. Measured Mineral Resource That portion of a Mineral Resource for which the tonnage or volume is calculated from dimensions revealed in outcrops, pits, trenches, drillholes, or mine workings, supported where appropriate by other exploration techniques. The sites used for inspection, sampling and measurement are so spaced that the geological character, continuity, grades and nature of the material are so well defined that the physical character, size, shape, quality and mineral content are established with a high degree of certainty. Mesozoic An era from 230 Ma to 63 Ma ago. Mineral Reserve The economically mineable material derived from a Measured and/or Indicated Mineral Resource. It is inclusive of diluting and contaminating materials and allows for losses that are expected to occur when the material is mined. Appropriate assessments to a minimum of a Pre- Feasibility Study for a project and a LoM plan for an operation must have been completed, including consideration of, and modification by, realistically assumed mining, metallurgical, economic, marketing, legal, environmental, social and governmental factors (the modifying factors). Such modifying factors must be disclosed. Mine Call Factor The ratio expressed as a percentage which the specific product accounted for in “recovery plus residue” bears to the corresponding product “called for” by the mine’s measuring and evaluation methods. Mineral Resource A concentration [or occurrence] of material of economic interest in or on the Earth’s crust in such a form, quality, and quantity that there are reasonable and realistic prospects for eventual economic extraction. The location, quantity, grade, continuity and other geological characteristics of a Mineral Resource are known, estimated from Kloof TRS 2021 Page 263 of 277 specific geological knowledge, or interpreted from a well-constrained and portrayed geological model. Mining Recovery Factor The mining recovery factor relates to the proportion or percentage of ore mined from the defined orebody at the gold price used for the declaration of Mineral Reserves. This percentage will vary from mining area to mining area. This percentage reflects planned and scheduled Mineral Reserves against total potentially available Mineral Reserves (at the gold price used for the declaration of Mineral Reserves), with all modifying factors, mining constraints and pillar discounts applied. Normal fault A sub vertical to vertical fault in which the hanging wall appears to have moved downward relative to the footwall. There is dip separation but there may or may not be dip slip. Oligomictic A clastic sedimentary rock composed of a single rock type indicative of stable depositional environments. Ore Reserve Development Those capital expenditures that allow access to Mineral Reserves that are economically recoverable in the future, including, but not limited to, crosscuts, footwalls, return airways and box holes which will avail gold production or Mineral Reserves. Other Sources Stoping The excavation of tonnage from gullies, cubbies, winchbeds with no gold associated to it as well as the excavation of reef left behind in the hanging wall or footwall with gold associated to it. Pay Limit The value at which it is estimated that ore can be mined at break-even Pay shoot An elongate reef zone of potential economic viability. Plant Recovery Factor The ratio expressed as a percentage, of the mass of the specific mineral product actually recovered from ore treated at the plant to its total specific mineral content before treatment. Polymictic A clastic sedimentary rock composed of a many rock types indicative of unstable depositional environments. Precambrian An era comprises all geological time prior to 600 Ma ago. Probable Mineral Reserve Economically mineable material derived from a Measured or Indicated Mineral Resource or both. It is estimated with a lower level of confidence than a Proved Mineral Reserve. It includes diluting and contaminating materials and allows for losses that are expected to occur when the material is mined. Appropriate assessments to a minimum of a Pre-Feasibility Study for a project or a LoM plan for an operation must have been carried out, including consideration of, and modification by, realistic assumed mining, metallurgical, economic, marketing, legal, environmental, social and governmental factors. Such modifying factors must be disclosed Proterozoic An era from 2,500 Ma to 544 Ma ago. Proved Mineral Reserve Economically mineable material derived from a Measured Mineral Resource. It is estimated with a high level of confidence. It includes diluting and contaminating materials and allows for losses that are expected to occur when the material is mined. Appropriate assessments to a minimum of a Pre-Feasibility Study for a project or a LoM plan for an operation must have been carried out, including consideration of, and modification by, realistic assumed mining, metallurgical, economic, marketing, legal, environmental, social and governmental factors. Such modifying factors must be disclosed. Pyrite Common iron sulphide mineral, FeS2. Kloof TRS 2021 Page 264 of 277 Quartzite, quartz arenite A clastic sedimentary rock composed predominantly of quartz sand. Reef A precious metal bearing stratiform tabular ore body. Resource A tonnage or volume of rock or mineralisation or other material of intrinsic economic interest, the grades, limits and other appropriate characteristics of which are known with a specified degree of knowledge. Ring Cover A series of drillholes drilled in a “specific ring pattern” to ensure any water bearing features are sealed ahead of mining, so as to create a grout curtain of at least 5m radius around the proposed excavation. RoM Run-of-Mine. Round Robin A round robin test is an interlaboratory test (measurement, analysis, or experiment) performed independently several times. Shale A fine-grained detrital sedimentary rock formed from clay, mud or silt. Specific Cooling Power The cooling provided, in W/m², by the ambient ventilation, which off- sets the metabolic heat produced by a worker whilst performing a set task. The specific cooling power is a function of wind speed (air velocity) and the wet-bulb temperature of the air. Stay in Business The practice of maintaining process and productivity by replacing depleted Mineral Resources (Maintain current production capacity) Sustaining Capital Expenditure Those capital expenditures that are necessary to maintain current production and execute the current mine plan. Syncline A fold with strata sloping upward on both sides from a common valley/base. Tailings Refuse or dross remaining after ore has been processed. Tonnage Discrepancy Difference between the tonnage hoisted as ore and that accounted for by the plant measuring methods. Discrepancy is referred to as a shortfall when the calculated tonnage is less than the tonnage accounted for by the plant, or an excess when the opposite occurs. Tonne(s) Metric tonne(s) = 1,000 kilograms. Unconformity A surface between successive strata representing a missing interval in the geologic record of time and produced either by an interruption in deposition or by the erosion of depositionally continuous strata followed by renewed deposition. Valuation Date The date the valuation is effective. Variogram A measure of the average variance between sample values as a function of sample separation. Wireframe A computer generated surface constructed from vertices with connecting straight lines or curves. Witwatersrand Basin A sedimentary basin in South Africa that contains close to a 6,000 metre thick sequence of principally argillaceous and arenaceous sediments with interbedded auriferous conglomerates. Kloof TRS 2021 Page 265 of 277 24.3 Abbreviations 3D Three Dimension AAC Anglo American Corporation AARL Anglo American Research Laboratories AET Adult Education and Training AI Above infrastructure AMCU Association of Mining and Construction Workers Union ASG Advanced Strike Gully BAC Bulk Air Cooler BDP Biological Diversity Protocol BEE Black Economic Empowerment BF Block Factor BI Below infrastructure BP Business Plan BR Black Reef BW Block Width C&M Care and Maintenance CAPEX Capital Expenditure CARA Conservation of Agricultural Resources Act (Act No 43 of 1983) C&M Care and Maintenance CDP Carbon Disclosure Project CER Certified Emissions Reductions CHDM Chris Hani District Municipality CLR Carbon Leader Reef CMGT Centimetres Grams per Tonne CoP Code of Practice CoR Certificate of Registration CP Competent Person CRM Certified Reference Material CRMP Compliance and Risk Management Processes CV Competent Valuator CW Channel Width

Kloof TRS 2021 Page 266 of 277 CY Calendar Year DCF Discounted Cash-Flow DDH Diamond Drillholes DEA Department of Environmental Affairs DEFF Department of Environment, Forestry and Fisheries DFFE Department of Forestry, Fisheries and the Environment DFS Definitive Feasibility Study DMRE Department of Mineral Resources and Energy DMS Dense Medium Separation DWS Department of Water and Sanitation EA Environmental Authorisation EBIT Earnings before Interest and Tax ECA Environmental Conservation Act (Act 73 of 1989) EIA Environmental Impact Assessment EMP Environmental Management Programme EMPr Environmental Management Programme Report Eskom Electricity utility company (RSA) EWT Endangered Wildlife Trust FP Financial Provisioning FS Feasibility Study FY Financial Year GM Global Mean GN Government Notice GRI Global Reporting Initiative HAART Highly Active Anti-Retroviral Therapy HDSA Historically Disadvantaged South African HRD Human Resource Development ICGR Integrated, Compliance, Governance and Risk ICMI International Cyanide Management Initiative ICMM International Council for Mining and Metals IDP Integrated Development Plan IRRIS Integrated Resource and Reserve Information System Kloof TRS 2021 Page 267 of 277 IWWMP Integrated Water and Waste Management Plan JSE Johannesburg Stock Exchange Limited KE Kriging Efficiency KR Kloof Reef LDIFR Lost Day Injury Frequency Rate LED Local Economic Development LIB Long Inclined Drillhole LIMS Laboratory Information Management System LM Local Mean LoM Life of Mine LR Libanon Reef LRA Labour Relations Act MANCO Management Committee MBF Mining Block Factor MCF Mine Call Factor MHSA Mine Health and Safety Act, (Act 29 of 1996) and amendments MPRDA Mineral and Petroleum Resources Development Act (Act 68 of 2002) MPTRO Mineral and Petroleum Titles Registration Office MQA Mining Qualifications Authority MR Mining Right MRM Mineral Resource Management MVR Middelvlei Reef MW Mega Watt MYA Million Years Ago N/A not available NDP National Development Plan NEM: AQA National Environmental Management - Air Quality Act (Act 39 of 2004) NEM: WA National Environmental Management – Waste Act (59 of 2008) NEMA National Environmental Management Amendment Act (Act 62 of 2008) NHRA National Heritage Resources Act (Act 25 of 1999) NMD Notified Maximum Demand NPV Net Present Value Kloof TRS 2021 Page 268 of 277 NUM National Union of Mineworkers NWA National Water Act (Act 36 of 1998) NWS National Water Services Act (Act 108 of 1997) NYSE New York Stock Exchange OES One Environmental System OHSA The Occupational Health and Safety Act (No. 85 of 1993) OK Ordinary Kriging ORD Ore Reserve Development PCB Polychlorinated Biphenyls PFS Pre-Feasibility Study PGM Platinum Group Metal PoD Point of Distribution PRF Plant Recovery Factor PTO Planned Task Observation Q Quarter (3 months) QA/QC Quality Assurance and Quality Control QP Qualified Person RAW Return Air Way RD Relative Density RoD Record of Decision REV Risk Exposure Values RMR Rock Mass Rating RoM Run-of-Mine RSA Republic of South Africa RWQO Resource Water Quality Objectives SAIMM Southern African Institute of Mining and Metallurgy SANAS South African National Accreditation System SBTi Science-Based Targets Initiative SCP Specific cooling power SDG Sustainable Development Goals SEC United States Securities and Exchange Commission SG Specific Gravity Kloof TRS 2021 Page 269 of 277 SGL Sibanye Gold Limited SHE Safety, Health and Environment SHEQ Safety, Health, Environment and Quality SI International System of Units SIS Sequential Indicator Simulation SK Simple Kriging SLP Social & Labour Plan SMK Simple Macro Kriging SMMEs Small Medium Micro Enterprises SMU Selective Mining Unit Snowden Snowden Mining Industry Consultants Pty. Ltd. SR Slope of Regression SRD Surface Rock Dump SSA Sibanye-Stillwater Academy SW Stoping Width TBL Terminal Benefits Liability TCFD Task Force on Climate-related Financial Disclosures TD Tailings Dam, see TSF TDB Temperature Dry Bulb TEM Technical Economic Model TRS Technical Report Summary TSF Tailings Storage Facility TWB Temperature Wet Bulb UCM Unconfined Compressive Modulus UCS Unconfined Compressive Strength UNDP United Nations Development Programme VCR Ventersdorp Contact Reef WGC World Gold Council WIM Women In Mining WSP Workplace Skill Plan WUL Water Use License WWTW Waste Water Treatment Works

Kloof TRS 2021 Page 270 of 277 XFR X-ray Fluorescence 24.4 Units % percentage ‘ minutes º degrees ºC degrees centigrade cm.g/t centimetre gram per tonne (measure of value) g/t gram per tonne (measure of grade) ha hectare k one thousand units kA kilo amperes (Amps x 1,000) kg kilogram km kilometre kt thousand metric tonnes ktpm thousand metric tonnes per month kV kilo Volts (Volts x 1,000) KVA kilo Volt amperes (Volts x Amps x 1,000) kW kilo Watt (1,000 Watts) l/s litters per second m a metre m2 a square metre – measure of area m3 a cubic metre – measure of volume mm a millimetre Moz a million troy ounces mpa metres per annum m/s metres per second Mt a million metric tonnes MW Mega Watt (1,000,000 Watts) oz troy ounce pa per annum Pa a Pascal – a measure of pressure RoM Run-of-Mine s a second t a metric tonne t/m3 density measured as metric tonnes per cubic metre tpa metric tonne per annum tpm metric tonne per month USD United States Dollar USD/t United States Dollars per tonne USD/lb United States Dollars per pound USD/oz United States Dollars per troy ounce USDm a million United States Dollars W/m² watts per square metre Kloof TRS 2021 Page 271 of 277 ZAR South African Rand ZAR/t Rand per tonne ZAR/lb Rand per pound ZAR/kg Rand per kilogram ZARm South African Rand million 25 Reliance on Information Provided by the Registrant (Other Experts) The QPs have relied on information provided by Sibanye-Stillwater Gold operations and Sibanye- Stillwater (the registrant) in preparing the findings and conclusions regarding the following aspects of the Modifying Factors outside of the QPs’ expertise: • Macroeconomic trends, data and assumptions, and commodity prices (Section 16); • Marketing information – (Section 16); • Legal matters – (Section 3.5); • Environmental matters, Personnel (HR) and agreements with local communities – (Section 17); and • Governmental factors – (Sections 1.7, 3.5 and 17). The registrant employs technical experts and specialists providing this information. They have the suitable experience and qualifications necessary to provide such inputs. The technical experts and specialists employ appropriate checks and balances, including audits and reviews, to ensure that the information provided meets expectations. Where deemed necessary, they also seek external advice to ensure information has adequate support and follows best practice. The QPs are part of regular interaction, reviews, and planning sessions with the other experts, and are therefore in a position to consider the information reasonable and suitable for use in this report. Kloof TRS 2021 Page 272 of 277 26 Qualified Person’s Consent and Sign-off 26.1 Data Collection and Mine Planning 26.1.1 Kloof Main 1 SV, Main 2 SV and No. 8 Shaft I, Stephanus Louw, am the Qualified Person pursuant to Subpart 1300 of Regulation S-K of the US Securities Act of 1033 (“SK-1300”) with the responsibility for operational data collection and management, as well as signing off on inputs to Mineral Resources and Mineral Reserves (Sections 6 to 9, 11, 12 and 20) for Kloof mine (Kloof Main 1 SV, Main 2 SV and No. 8 Shaft). I hereby consent to the following: • the public filing of the Technical Report Summary of the Sibanye-Stillwater Kloof operations in South Africa dated 31 December 2021 by Sibanye-Stillwater Limited; • the use and reference to my name, including my status as an expert or Qualified Person in connection with the Technical Report Summaries for which I am responsible; • the use of any extracts from, information derived from or summary of the Technical Report Summaries for which I am responsible in the annual report of Sibanye-Stillwater on Form 20-F for the year ended 31 December 2021 (“Form 20-F”); and • the incorporation by reference of the above items as included in the Form 20-F into Sibanye- Stillwater’s registration statement on Form F-3 (File No. 333-234096) (and any amendments or supplements thereto). I certify that I have read the 31 December 2021 Technical Report Summary of the Sibanye-Stillwater Kloof operations in South Africa being filed by Sibanye-Stillwater Limited that supports the disclosure of the Mineral Resources and Mineral Reserves for the Kloof mine. I also certify that the Technical Report Summary of the Sibanye-Stillwater Kloof operations in South Africa fairly and accurately represents the information in the sections for which I am responsible. I certify that I have read the Form 20-F and that it fairly and accurately represents the information in this Technical Report Summary for which I am responsible. I am a member in good standing of the Southern African Institute of Mining and Metallurgy (“SAIMM”) with more than five years of relevant experience in the type and style of mineralisation in the Witwatersrand Gold and in the evaluation, reporting and sign-off of data collection and management, as well as signing off on inputs to Mineral Resources and Mineral Reserves for Kloof operations on behalf of Sibanye-Stillwater Limited. Dated this: 22 April 2022 /s/ Stephanus Louw ________________________ Signature of Qualified Person Stephanus Louw ________________________ Full Name of Qualified Person SAIMM 70718 ________________________ Professional Registration Kloof TRS 2021 Page 273 of 277 26.1.2 Kloof No. 3, No. 4 and No. 7 Shafts I, Lancelot Madondo, am the Qualified Person pursuant to SK-1300 with the responsibility for operational data collection and management, as well as signing off on inputs to Mineral Resources and Mineral Reserves (Sections 6 to 9, 11, 12 and 20) for Kloof No. 3, No. 4, No. 7 Shafts, as well as the KEA and EBA projects. I hereby consent to the following: • the public filing of the Technical Report Summary of the Sibanye-Stillwater Kloof operations in South Africa dated 31 December 2021 by Sibanye-Stillwater Limited; • the use and reference to my name, including my status as an expert or Qualified Person in connection with the Technical Report Summaries for which I am responsible; • the use of any extracts from, information derived from or summary of the Technical Report Summaries for which I am responsible in the annual report of Sibanye-Stillwater on Form 20-F; and • the incorporation by reference of the above items as included in the Form 20-F into Sibanye- Stillwater’s registration statement on Form F-3 (File No. 333-234096) (and any amendments or supplements thereto). I certify that I have read the 31 December 2021 Technical Report Summary of the Sibanye-Stillwater Kloof operations in South Africa being filed by Sibanye-Stillwater Limited that supports the disclosure of the Mineral Resources and Mineral Reserves for the Kloof mine. I also certify that the Technical Report Summary of the Sibanye-Stillwater Kloof operations in South Africa fairly and accurately represents the information in the sections for which I am responsible. I certify that I have read the Form 20-F and that it fairly and accurately represents the information in this Technical Report Summary for which I am responsible. I am a Professional Natural Scientist and a member in good standing of the South African Council for Natural Scientific Professions with more than five years of relevant experience in the type and style of mineralisation in the Witwatersrand Gold and in the evaluation, reporting and sign-off of data collection and management, as well as signing off on inputs to Mineral Resources and Mineral Reserves Kloof operations on behalf of Sibanye-Stillwater Limited. Dated this: 22 April 2022 /s/ Lancelot Madondo ________________________ Signature of Qualified Person Lancelot Madondo ________________________ Full Name of Qualified Person SACNASP – 200016/09 ________________________ Professional Registration

Kloof TRS 2021 Page 274 of 277 26.2 Geology I, Lindelani Mudimeli, am the Qualified Person pursuant to SK-1300 with the responsibility for preparation and sign-off of the Geology and Exploration (Section 6, Section 7, Section 8 and Section 9) for Kloof mine. I hereby consent to the following: • the public filing of the Technical Report Summary of the Sibanye-Stillwater Kloof operations in South Africa dated 31 December 2021 by Sibanye-Stillwater Limited; • the use and reference to my name, including my status as an expert or Qualified Person in connection with the Technical Report Summaries for which I am responsible; • the use of any extracts from, information derived from or summary of the Technical Report Summaries for which I am responsible in the annual report of Sibanye-Stillwater on Form 20-F; and • the incorporation by reference of the above items as included in the Form 20-F into Sibanye- Stillwater’s registration statement on Form F-3 (File No. 333-234096) (and any amendments or supplements thereto). I certify that I have read the 31 December 2021 Technical Report Summary of the Sibanye-Stillwater Kloof operations in South Africa being filed by Sibanye-Stillwater Limited that supports the disclosure of the Mineral Resources and Mineral Reserves for the Kloof mine. I also certify that the Technical Report Summary of the Sibanye-Stillwater Kloof operations in South Africa fairly and accurately represents the information in the sections for which I am responsible. I certify that I have read the Form 20-F and that it fairly and accurately represents the information in this Technical Report Summary for which I am responsible. I am a Professional Natural Scientist and a member in good standing of the South African Council for Natural Scientific Professions with more than five years of relevant experience in the type and style of mineralisation in the Witwatersrand Gold and in the evaluation, reporting and sign-off of the geological models and exploration results for Kloof operations on behalf of Sibanye-Stillwater Limited. Dated this: 22 April 2022 /s/ Lindelani Mudimeli ________________________ Signature of Qualified Person Lindelani Mudimeli ________________________ Full Name of Qualified Person SACNASP – 013678 ________________________ Professional Registration Kloof TRS 2021 Page 275 of 277 26.3 Mineral Resources I, Janine Fleming am the Qualified Person pursuant to SK-1300 with the responsibility for preparation and sign-off of the Mineral Resources for Kloof mine (Section 11). I hereby consent to the following: • the public filing of the Technical Report Summary of the Sibanye-Stillwater Kloof operations in South Africa dated 31 December 2021 by Sibanye-Stillwater Limited; • the use and reference to my name, including my status as an expert or Qualified Person in connection with the Technical Report Summaries for which I am responsible; • the use of any extracts from, information derived from or summary of the Technical Report Summaries for which I am responsible in the annual report of Sibanye-Stillwater on Form 20-F; and • the incorporation by reference of the above items as included in the Form 20-F into Sibanye- Stillwater’s registration statement on Form F-3 (File No. 333-234096) (and any amendments or supplements thereto). I certify that I have read the 31 December 2021 Technical Report Summary of the Sibanye-Stillwater Kloof operations in South Africa being filed by Sibanye-Stillwater Limited that supports the disclosure of the Mineral Resources and Mineral Reserves for the Kloof mine. I also certify that the Technical Report Summary of the Sibanye-Stillwater Kloof operations in South Africa fairly and accurately represents the information in the sections for which I am responsible. I certify that I have read the Form 20-F and that it fairly and accurately represents the information in this Technical Report Summary for which I am responsible. I am a Professional Natural Scientist and a member in good standing of the South African Council for Natural Scientific Professions with more than five years of relevant experience in the type and style of mineralisation in the Witwatersrand Gold and in the evaluation, reporting and sign-off of the Mineral Resources for Kloof operations on behalf of Sibanye-Stillwater Limited. Dated this: 22 April 2022 /s/ Janine Fleming ________________________ Signature of Qualified Person Janine Fleming ________________________ Full Name of Qualified Person SACNASP – 400051/05 ________________________ Professional Registration Kloof TRS 2021 Page 276 of 277 26.4 Mineral Reserves I, Steven Wild, am the Qualified Person pursuant to SK-1300 with the responsibility for preparation and sign-off of the Mineral Reserves for Kloof mine (Section 12). I hereby consent to the following: • the public filing of the Technical Report Summary of the Sibanye-Stillwater Kloof operations in South Africa dated 31 December 2021 by Sibanye-Stillwater Limited; • the use and reference to my name, including my status as an expert or Qualified Person in connection with the Technical Report Summaries for which I am responsible; • the use of any extracts from, information derived from or summary of the Technical Report Summaries for which I am responsible in the annual report of Sibanye-Stillwater on Form 20-F; and • the incorporation by reference of the above items as included in the Form 20-F into Sibanye- Stillwater’s registration statement on Form F-3 (File No. 333-234096) (and any amendments or supplements thereto). I certify that I have read the 31 December 2021 Technical Report Summary of the Sibanye-Stillwater Kloof operations in South Africa being filed by Sibanye-Stillwater Limited that supports the disclosure of the Mineral Resources and Mineral Reserves for the Kloof mine. I also certify that the Technical Report Summary of the Sibanye-Stillwater Kloof operations in South Africa fairly and accurately represents the information in the sections for which I am responsible. I certify that I have read the Form 20-F and that it fairly and accurately represents the information in this Technical Report Summary for which I am responsible. I am a member in good standing of the Southern African Institute of Mining and Metallurgy (“SAIMM”) with more than five years of relevant experience in the type and style of mineralisation in the Witwatersrand Gold and in the evaluation, reporting and sign-off of the Mineral Reserves for Kloof operations on behalf of Sibanye-Stillwater Limited. Dated this: 22 April 2022 /s/ Steven Wild ________________________ Signature of Qualified Person Steven Wild ________________________ Full Name of Qualified Person SAIMM (706556) ________________________ Professional Registration Kloof TRS 2021 Page 277 of 277 26.5 Overall I, Gerhard Janse van Vuuren, am the lead Qualified Person pursuant to SK-1300 with the responsibility for preparation and sign-off of the Mineral Resources and Mineral Reserves for Kloof mine. I hereby consent to the following: • the public filing of the Technical Report Summary of the Sibanye-Stillwater Kloof operations in South Africa dated 31 December 2021 by Sibanye-Stillwater Limited; • the use and reference to my name, including my status as an expert or Qualified Person in connection with the Technical Report Summaries for which I am responsible; • the use of any extracts from, information derived from or summary of the Technical Report Summaries for which I am responsible in the annual report of Sibanye-Stillwater on Form 20-F; and • the incorporation by reference of the above items as included in the Form 20-F into Sibanye- Stillwater’s registration statement on Form F-3 (File No. 333-234096) (and any amendments or supplements thereto). I certify that I have read the 31 December 2021 Technical Report Summary of the Sibanye-Stillwater Kloof operations in South Africa being filed by Sibanye-Stillwater Limited that supports the disclosure of the Mineral Resources and Mineral Reserves for the Kloof mine. I also certify that the Technical Report Summary of the Sibanye-Stillwater Kloof operations in South Africa fairly and accurately represents the information in the sections for which I am responsible. I certify that I have read the Form 20-F and that it fairly and accurately represents the information in this Technical Report Summary for which I am responsible. I am a member in good standing of the Southern African Institute of Mining and Metallurgy (“SAIMM”) with more than five years of relevant experience in the type and style of mineralisation in the Witwatersrand Gold and in the evaluation, reporting and sign-off of the Mineral Resources and Mineral Reserves for Kloof operations on behalf of Sibanye-Stillwater Limited. Dated this: 22 April 2022 /s/Janse van Vuuren ________________________ Signature of Qualified Person Gerhard Janse van Vuuren ________________________ Full Name of Qualified Person SAIMM (706705) ________________________ Professional Registration